    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 1999
                                               REGISTRATION NO. ________________

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            ----------------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            ----------------------

                          AMERICAN RIVERS OIL COMPANY
            (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                                  1311                       Applied For
(State or other jurisdiction of       (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)         Classification Code Number)         Identification Number)


                       700 East Ninth Avenue, Suite 106
                            Denver, Colorado  80203
                                (303) 832-1117
   (Address and Telephone Number of Registrant's Principal Executive Office)

                            ----------------------

                           Karlton Terry, President
                          American Rivers Oil Company
                             700 East 9/th/ Avenue
                            Denver, Colorado 80203
           (Name, Address and Telephone Number of Agent for Service)

                                  COPIES TO:

      FRANCIS M. MUNCHINSKI                     W. ALAN KAILER
      Alliance Resources PLC                    Jenkens & Gilchrist
      4200 E. Skelly Drive, Suite 1000          1445 Ross Avenue, Suite 3200
      Tulsa, Oklahoma 74135                     Dallas, Texas   75202
      (918) 491-1100                            (214) 855-4500


     Approximate date of commencement of proposed sale to the public: as soon as practicable after the effectiveness of this registration statement.
     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number or the earlier effective registration statement for the same offering. [ ]

                                    CALCULATION OF REGISTRATION FEE
=============================================================================================================
                                                 Proposed maximum     Proposed maximum
    Title of each class of        Amount to       offering price         aggregate            Amount of
 securities to be registered    be registered      per unit (2)        offering price      registration fee

-------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value     53,684,336           N/A             $ 4,648,256  (2)        $ 1,300
=============================================================================================================

(1) Based upon the estimated number of shares that may be issued in the transaction described herein.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended

    (the "Securities Act"), based upon the market value of the securities to be received by the registrant in the transaction as established by the price of securities of the same class as of August 11, 1999.

                            ----------------------
    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[Alliance Logo]                                                   [AROC Logo]

                         [                      , 1999]


To shareholders of Alliance Resources PLC and American Rivers Oil Company:

     The Boards of Directors of Alliance Resources and American Rivers are proposing that American Rivers change its state of incorporation from Wyoming to Delaware by merging into the subsidiary of a new Delaware holding company and that the new Delaware holding company offer to acquire all of the shares of Alliance Resources PLC. If we complete these transactions, American Rivers shareholders and Alliance shareholders who accept the offer will own shares in a new Delaware corporation , the subsidiaries of which will own all of the assets now owned by Alliance Resources PLC and American Rivers Oil Company. After the reincorporation, the new company will be named Alliance Resources Inc. and we refer to that company as it will exist after the transactions as new Alliance.

     If all of the shareholders of Alliance accept the offer, they will own 98% of the shares of the new company and the present shareholders of American Rivers will own approximately 2% of the total shares of the new company. The Board of Directors and executive officers of the new company will be the same as the current Board of Directors and executive officers of Alliance.

     American Rivers common stock is currently quoted on the OTC Bulletin Board under the symbol "AROC." Alliance's shares are currently traded on the Official List of the London Stock Exchange under the "ARS" symbol. After these transactions, we expect that the shares of the new Alliance will be quoted on the OTC Bulletin Board, but we cannot assure you that there will be any substantial trading volume for the stock.

     The Board of Directors of American Rivers has unanimously recommended that the American Rivers shareholders vote in favor of the reincorporation. Because the offer for Alliance Resources PLC will be made by the new Delaware company, the American Rivers shareholders are not being asked to vote on the offer itself. The directors of American Rivers, who directly or indirectly control approximately 53.5% of the outstanding shares of the company, have indicated that they intend to vote for the approval of the reincorporation. Therefore, approval of the reincorporation is assured.

     American Rivers has called a special meeting of the shareholders to vote on the reincorporation and is soliciting proxies for use at the meeting. The record
date for voting at the meeting is [                     , 1999]. The meeting
will be held [__________, 1999].

     The Board of Directors of Alliance has unanimously recommended that all Alliance shareholders accept the offer as each of the Board members intend to do in respect of their holdings of Alliance shares, which total 389,484 Alliance ordinary shares representing 0.82% of the outstanding ordinary shares of Alliance.

     Alliance shareholders who wish to accept the offer should ensure that they return their completed Form of Acceptance in the enclosed postage paid envelope as soon as possible and in any event so as to be received by no later than 3:00 p.m. on [__________] 1999.

     This proxy statement/prospectus contains more complete information about the reincorporation of American Rivers and the offer for the Alliance shares. You should read this entire document carefully, including the Annual Reports on Form 10-K for both Alliance and American Rivers. It is first being mailed on
[            ], 1999.

     See "Risk Factors," beginning on page [ ] for a discussion of certain risks relating to the transactions and the ownership of new Alliance common stock.

     Neither the Securities and Exchange Commission nor any State Securities Commission has determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

     Sincerely,                          Sincerely,

     JOHN A. KEENAN,                     Karlton Terry
     Chairman and Managing Director      President and Chief Executive Officer
     Alliance Resources PLC              American Rivers Oil Company

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you are recommended to seek immediately your own personal financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser duly authorised under the Financial Services Act 1986 of the United Kingdom.

This document should be read in conjunction with the accompanying Offer Document
dated    .    1999 and Form of Acceptance.

If you have sold or otherwise transferred all your Alliance Shares, please send this document and the accompanying Offer Document, Form of Acceptance and reply-paid envelope to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee. However, this document should not be forwarded outside the United Kingdom.

It is anticipated that, following the Offer becoming unconditional, the New Alliance Common Stock will be quoted on the OTC Bulletin Board. The OTC bulletin board is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities, which are securities that are not listed or traded on a national securities exchange or the Nasdaq stock market. OTC bulletin board securities are traded by market makers that enter quotes and trade reports through a closed computer network.
No application will be made for the New Alliance Common Stock to be admitted to the Official List of the London Stock Exchange.

_____________, which is regulated by The Securities and Futures Authority Limited, is acting for New Alliance and no-one else in connection with the Offer and will not be responsible to anyone other than New Alliance for providing the protections afforded to customers of ____________ or for providing advice in relation to the Offer.

_______________, which is regulated by The Securities and Futures Authority Limited, is acting for Alliance and no-one else in connection with the Offer and will not be responsible to anyone other than Alliance for providing the protections afforded to customers of ______________ or for providing advice in relation to the Offer.

--------------------------------------------------------------------------------

                             Recommended offer by

                          American Rivers Oil Company

              to acquire the whole of the issued share capital of

                            Alliance Resources PLC

-------------------------------------------------------------------------------

TO ACCEPT THE OFFER, THE FORM OF ACCEPTANCE MUST BE COMPLETED AND RETURNED, WHETHER OR NOT YOUR ALLIANCE SHARES ARE IN CREST, AS SOON AS POSSIBLE, AND IN ANY EVENT SO AS TO BE RECEIVED NOT LATER THAN 3.00 PM ON . 1999. THE PROCEDURE FOR ACCEPTANCE OF THE OFFER IS SET OUT ON PAGES . TO . OF THE OFFER DOCUMENT AND IN THE ACCOMPANYING FORM OF ACCEPTANCE.

                            Alliance Resources PLC
                 (Registered in England and Wales No. 2532955)

Directors:                                                                   Registered Office
John Andrew Keenan (Chairman and Managing Director)                          12 St James's Square
Paul Raymond Fenemore (Operations and Business Development Director)         London SW1Y 4RB
Michael Edward Humphries (Interim Finance Director)
Philip Douglas (Non-executive Director)
William John Albert Kennedy (Non-executive Director)
John Robert Martinson (Non-executive Director)

                                                                .         1999

To Alliance Shareholders with registered addresses in the United Kingdom.

Dear Shareholder,

                        Recommended offer for Alliance

Introduction

It was announced on 23 July, 1999 that agreement had been reached between your board and the boards of New Alliance and American Rivers on the terms of a recommended offer to be made by New Alliance for the whole of the issued share capital of Alliance.

This letter, which accompanies the Offer Document issued by New Alliance, sets out the background to the Offer and the reasons why your directors are recommending acceptance of the Offer.

The formal offer is set out on pages 12 to 13 of the Offer Document.

The New Alliance offer

The Offer will be made on the following basis:

1 share of  New Alliance Common Stock       for every 1 Alliance Share

and so in proportion for any other number of Alliance Shares held. The New Alliance Common Stock will be issued credited as fully paid.

The boards of directors of New Alliance, American Rivers and Alliance determined that it was appropriate that, following completion of the Offer (on the basis of full acceptance) and the merger of American Rivers with a wholly-owned subsidiary of New Alliance, Alliance Shareholders should hold 98% and shareholders of American Rivers should hold 2% of the issued common stock. Although American Rivers has no substantial assets, the boards believe that because the structure of American Rivers facilitates the change of jurisdiction of Alliance from the UK to the USA, the shareholders of American Rivers should own 2% of the resulting entity.

The Offer is subject to certain conditions, including the approval of the shareholders of American Rivers.

The full terms and conditions of the Offer are set out in on pages 12 to 13 and Appendix C of the Offer Document.

Background to and reasons for the Offer/Benefits of the Offer

The boards of directors of American Rivers and New Alliance have agreed that American Rivers be merged into a newly formed Delaware subsidiary of New Alliance for the purpose of changing the state of American Rivers' incorporation from Wyoming to Delaware. In addition, the boards of directors of Alliance, American Rivers and New Alliance have agreed on the terms of a recommended offer to be made by New Alliance for the whole of the issued share capital of Alliance.

American Rivers is an independent oil and gas exploration and production company located in Denver, Colorado that has historically engaged in the acquisition, development and exploration of oil and gas properties. In the past two financial years American Rivers has sold virtually all of its oil and gas properties to repay existing obligations.

New Alliance is a newly incorporated company which was formed for the purpose of making the Offer for the whole of the issued share capital of Alliance.

The board of directors of Alliance believes that the Offer is in the best interests of Alliance Shareholders as it will enable Alliance, already managed from the USA, effectively to relocate in the USA. The board of directors of Alliance believes that the proposed combination with American Rivers is in the best interests of the Alliance shareholders because it will enable the Alliance shareholders to participate in a U.S. company thereby avoiding the delays and costs of complying with the legal and reporting requirements of two different jurisdictions. Because the executive officers, the holders of a majority of its shares and a significant portion of its properties are located in the U.S., management of Alliance believes that it would be in the interests of Alliance's shareholders for their investment to be in a U.S. rather than a U.K. company. They also believe that it is desirable for the U.S. company to be incorporated in Delaware to take advantage of the flexibility and predictability afforded by Delaware corporate laws.

Assuming the Offer is accepted in full, the current shareholders of American Rivers will own 2% of the issued common stock and Alliance Shareholders will own 98% of the issued common stock of new Alliance.

Management Structure

Immediately following the Offer becoming or being declared unconditional in all respects the current directors and executive officers of Alliance will become the directors and executive officers of New Alliance.

In addition, the existing employment rights, including pension rights, of the management and employees of the Alliance Group will be fully safeguarded.

Action to be taken

The procedure for acceptance of the Offer is set out on pages 13 to 14 and Appendix D of the Offer Document. Please return your completed Form of Acceptance, whether or not your Alliance Shares are in CREST, in accordance with these instructions as soon as possible and in any event so as to be received by
no later than 3.00 pm on  . ,    .    1999.

Recommendation

The board of Alliance, which has been advised by ___________, considers the terms of the Offer to be fair and reasonable. Accordingly, the directors of Alliance unanimously recommend Alliance Shareholders to accept the Offer, as they have irrevocably undertaken to do in respect of their aggregate holdings of 389,484 Alliance Shares, representing approximately 0.8% of the issued share capital of Alliance. In providing advice to the board of Alliance, ____________ has taken into account the commercial assessments of the directors of Alliance .

                                Yours sincerely
                                   Jak Keenan
                                    Chairman

                           [New Alliance letterhead]



                                                               .            1999


To Alliance Shareholders with registered addresses in the United Kingdom.

Dear Sir or Madam

                        Recommended offer for Alliance

1.   Introduction

On      .           1999 it was announced that the boards of New Alliance,
American Rivers and Alliance had reached agreement on the terms of a recommended offer to be made by New Alliance for the whole of the issued share capital of Alliance. The Offer Document makes the formal Offer by New Alliance and contains detailed financial and other information on both Alliance and American Rivers.

Your attention is drawn to the letter from Jak Keenan, Chairman and Managing Director of Alliance, set out on pages 2 to 3 of this document, which states that the directors of Alliance, who have been advised by ___________, consider the terms of the Offer to be fair and reasonable and that the directors of Alliance unanimously support the Offer and recommend you to accept it.

The Offer is subject to the conditions and further terms set out in the Offer Document, including the approval of the shareholders of American Rivers.

To accept the Offer you should return the Form of Acceptance as soon as possible
and, in any event, so as to be received by no later than 3.00 pm on          .
1999. The details on the procedure for acceptance are set out in pages 13 to 14 and Appendix D of the Offer Document and in the Form of Acceptance.


2.   The Offer

In the Offer Document, we offer to acquire, on the terms and subject to the conditions set out or referred to in this document and in the Form of Acceptance, all of the Alliance Shares on the following basis:

1 Share of New Alliance Common Stock        for every 1 Alliance Share

and so in proportion for any other number of Alliance Shares held.

The boards of directors of New Alliance, American Rivers and Alliance determined that it was appropriate that, following completion of the Offer (on the basis of full acceptance) and the merger of American Rivers with a wholly-owned subsidiary of New Alliance, Alliance Shareholders should hold 98% and shareholders of American Rivers should hold 2% of the issued common stock of new Alliance. Although American Rivers has no substantial assets, the boards believe that because the structure of American Rivers facilitates the change of jurisdiction of Alliance from the UK to the USA, the shareholders of American Rivers should own 2% of the resulting entity.

Your attention is drawn to pages 13 to 14 and Appendix D of the Offer Document which sets out the procedure for acceptance of the Offer and to the conditions and the terms of the Offer set out on pages 12 to 13 and Appendix C of the Offer Document and in the Form of Acceptance.

Acceptances of the Offer should be despatched as soon as possible and, in any
event, so as to be received no later than 3.00 pm on   .  ,     .      1999.


3.   Risk Factors

The attention of shareholders is drawn to paragraph 3 of the Appendix to this document and pages 6 to 9 of the Offer Document which contains details of risk factors relating to the proposals, including the Offer, set out therein and the business to be carried on by New Alliance.



4.   Background to, reasons for and benefits of the Offer

Since its merger with LaTex Petroleum in 1997, the holders of a majority of Alliance's shares have been located primarily in the United States, but its shares have been traded primarily on the London Stock Exchange. Consequently, Alliance has been required to comply with the securities requirements of both the United States and the United Kingdom. The administrative burden and extra costs created by this dual compliance requirement has been far greater than management anticipated and the level of investor interest in the company in the U.K. has been less than management anticipated. Therefore, management has from time to time considered changing the jurisdiction of the company's organization and its principal trading market from the U.K. to the U.S.

     Although the acquisition of the company's U.K. interests in 1998 caused the company to have an interest in assets in the U.K., the transaction also involved the issuance of additional shares and warrants to U.S. investors because management and its advisors were unable to generate investor interest in the U.K. for the acquisition of the U.K. interests. In addition, the dual compliance requirements caused excessive delays in acquiring the U.K. interests ultimately necessitating a reduction by one-half in the size of the interest acquired. Management believes that being subjected to the dual compliance requirements puts Alliance at a distinct competitive disadvantage to its peer group in the oil and gas industry.

     Since the acquisition of the U.K. interests, management has explored with its legal and other advisors the desirability of and the methods by which the company could change its jurisdiction of incorporation to the U.S. Based on these discussions, management believes that such a change is in the best interest of the company and its shareholders, primarily to avoid the excessive delays and costs of complying with the legal and reporting requirements of two different jurisdictions. Management also determined that the most cost-effective method to achieve this change is for a U.S. company to make an offer to acquire all of the outstanding shares of Alliance in exchange for the offerors' shares. However, management has been unable to identify a potential offeror the shares of which Alliance management believes would provide an attractive investment for Alliance shareholders. Therefore, management has concluded that the most desirable offeror would be a company that has no substantial assets the shareholders of which would retain only a small investment in the resulting entity so that Alliance shareholders would not be significantly diluted by the transaction. In connection with reaching this conclusion, Alliance management identified and approached American Rivers as a potential offeror for the Alliance shares.

New Alliance is a newly incorporated company which was formed for the purpose of making the Offer. The acquisition of Alliance will result in the creation of a Delaware incorporated company whose principal activities will be the acquisition, exploration, development and production of oil and gas properties in the USA and internationally.

The board of directors of American Rivers has proposed the reincorporation in connection with a proposal to offer to exchange shares of the new Delaware company for all of the outstanding shares of Alliance. Management of American

Rivers believes that a combination of American Rivers with Alliance is in the best interests of the American Rivers shareholders because it will permit them to have a continuing interest in a company with substantial assets. As a result of its recent sales of properties, American Rivers has no significant assets, while Alliance has more than $36 million in assets at April 30, 1999.

The board of directors of Alliance believes that the proposed combination with American Rivers is in the best interests of the Alliance shareholders because it will enable the Alliance shareholders to participate in a U.S. company thereby avoiding the delays and costs of complying with the legal and reporting requirements at two different jurisdictions. Because the executive officers, the holders of a majority of its shares and a significant portion of its properties are located in the U.S., management of Alliance believes that it would be in the interests of Alliance's shareholders for their investment to be in a U.S. rather than a U.K. company. They also believe that it is desirable for the U.S. company to be incorporated in Delaware to take advantage of the flexibility and predictability afforded by Delaware corporate laws. Management of Alliance believes that it is preferable for the company to be incorporated in Delaware rather than Wyoming for several reasons. For many years, Delaware has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are periodically updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Delaware for their domicile or have subsequently reincorporated in Delaware. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to Delaware corporations, thereby providing greater predictability with respect to legal affairs.

The boards of directors of American Rivers and Alliance determined that it was appropriate that, after the transactions, the Alliance shareholders should hold 98% and the American Rivers shareholders should hold 2% of the new company. Although American Rivers has no substantial assets, the boards believe that because the structure of American Rivers facilitates the change of the Alliance shareholders' investment from the U.K. to the U.S., the shareholders of American Rivers should receive 2% of the resulting entity.


5.   Information on New Alliance and American Rivers

New Alliance is  newly incorporated company which was formed for the purpose of
making the Offer.  Further information on New Alliance is set out on pages   .
to   .   of  the Offer Document.

American Rivers is an independent oil and gas exploration and production company located in Denver, Colorado that has historically engaged in the acquisition, development and exploration of oil and gas properties. Further information on American Rivers is set out on page 32 of the Offer Document.


6.   Financial information on American Rivers


Financial information on American Rivers is set out on the Form 10-K of American Rivers which is attached to the Offer Document.


7.   Information on Alliance

Alliance is a United Kingdom public limited company whose principal activities are the acquisition, exploration, development and production of gas and oil properties.


Further information on Alliance is set out on pages 33 to 34 of the Offer Document.

8.   Financial Information on Alliance

Financial information on Alliance is set out on the Form 10-K of Alliance which is attached to the Offer Document.


9.   Management and employees

Immediately following the Offer becoming or being declared unconditional in all aspect the current directors and executive officers of Alliance will become the directors and executive officers of New Alliance.

The existing employment rights, including pension rights, of the management and employees of the Alliance Group will be fully safeguarded.


10.  Alliance Share Option Schemes, convertible shares, loan notes and warrants

The Offer will extend to any further Alliance Shares allotted or issued prior to the date on which the Offer closes (or such earlier date as New Alliance may determine and as set out in paragraph of the Offer Document) as a result of the exercise of options granted under the Alliance Share Option Schemes. It is assumed that no options will be exercised as the current value of the Offer is substantially in excess of the exercise prices of the options.

An agreement has been entered into with the holders of the 10,000,000 convertible shares of Alliance (which on a poll entitle the holders to 1/2 vote per convertible share) whereby upon the offer becoming unconditional the holders will exchange such shares for 5,000,000 shares of New Alliance Common Stock.
The holders of such convertible shares are also entitled to be issued with up to 15,000,000 ordinary shares of Alliance dependent upon the achievement of certain performance targets. The holders of the convertible shares have also agreed to accept up to 15,000,000 shares of New Alliance Common Stock to be issued upon the achievement of the same performance targets.

Alliance has in issue warrants to subscribe for 5,079,149 ordinary shares of 1p each. The holders of all the warrants have agreed that upon the offer becoming unconditional, they will exchange such warrants with equivalent warrants to subscribe for the same number of shares of New Alliance Common Stock.

Alliance has outstanding loan notes convertible into 1,193,581 ordinary shares of 1p each. The holder of all the loan notes has agreed that upon the offer becoming unconditional it will convert the loan notes into warrants to subscribe for 1,193,581 shares of New Alliance Common Stock, exercisable at the same times and at the same subscription price as the convertible loan notes.


11.  New Alliance Common Stock

The New Alliance Common Stock will be issued free from all liens, equities, charges, encumbrances and other interests. The New Alliance Common Stock will be issued credited as fully paid.

The terms and conditions of the Offer are set out on pages 12 to 13 and Appendix C of the Offer Document.


12.  Procedure for acceptance of the Offer

The procedure for acceptance of the Offer is set out on pages 13 to 14 and Appendix D of the Offer Document.

13.  Taxation

Your attention is drawn to pages 16 to 23 of the Offer Document.


14.  Settlement, listing and dealings

Your attention is drawn to paragraphs . to . on pages . to . of the Offer Document.


15.  Delisting

If New Alliance receives acceptances in respect of 90% or more of Alliance's issued share capital, New Alliance intends to pursue a process of compulsory acquisition of the remaining Alliance Shares under sections 429 - 430F of the Companies Act 1985. New Alliance also intends to apply to the London Stock Exchange for the delisting of the Alliance Shares when the Offer has been declared or becomes wholly unconditional if it is not then in a position to pursue a process of compulsory acquisition.


16.  Further information

Your attention is drawn to the further information contained in the Appendix to this document and to the accompanying Offer Document.


17.  Action to be taken

To accept the Offer, the Form of Acceptance must be completed and returned, whether or not your Alliance Shares are in CREST, as soon as possible and, in
any event, so as to be received by post or by hand by[                 ] or by
hand by [         ] no later than 3.00 pm on    .    ,           .      1999.



                               Yours faithfully
                          American Rivers Oil Company

                                   APPENDIX

1.   Responsibility statements

1.1  New Alliance

     The Director, whose name is set out in paragraph 2.1 below accepts responsibility for the information contained in this document other than that relating to the Alliance Group, the directors of Alliance, their immediate families and persons connected with the directors of Alliance. To the best of the knowledge and belief of the Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document, other than that relating to the Alliance Group, the directors of Alliance, their immediate families and persons connected with the directors of Alliance, is in accordance with the facts and does not omit anything likely to affect the import of such information.

1.2  Alliance

     The directors of Alliance, whose names are set out in paragraph 2.2 below, accept responsibility for the information contained in this document relating to the Alliance Group, the directors of Alliance, their immediate families and persons connected with the directors of Alliance. To the best of the knowledge and belief of the directors of Alliance (who have taken all reasonable care to ensure that such is the case), the information contained in this document relating to the Alliance Group, the directors of Alliance, their immediate families and persons connected with the directors of Alliance, is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.   Directors

2.1  New Alliance

     The sole director of New Alliance is Karlton Terry.

     The head office of New Alliance is at 700 East Ninth Avenue, Suite 106, Denver, Colorado, 80203 USA.

2.2  Alliance

     The directors of Alliance, whose registered office is at 12 St James's Square, London SW1Y 4RB, are as follows:

     John Andrew Keenan (Chairman and Managing Director)
     Paul Raymond Fenemore (Operations and Business Development Director) Michael Edward Humphries (Interim Finance Director)
     Philip Douglas (Non-executive Director)
     William John Albert Kennedy (Non-executive Director)
     John Robert Martinson (Non-executive Director)

     The head office of Alliance is at 1200 East Skelly Drive, Suite 1000, Tulsa, Oklahoma 74135, USA.

3.   Risk Factors

     Alliance Shareholders should be aware of the following risks associated with accepting the Offer, in addition to the risks set out on pages 6 to 9 of the Offer Document:

     .     the value of shares in companies can fluctuate and a shareholder may not get back the amount of his
     investment;

     .     the levels and bases of taxation can change;

     .     it may be difficult to sell New Alliance Common Stock or to obtain reliable information as to its value and the extent of any risks to which it may be exposed;

     .     the value of shares and stocks may go up as well as down;

     .     the New Alliance Common Stock being offered by New Alliance may not be suitable for all recipients of this document. Alliance Shareholders are advised to consult an investment adviser authorised under the Financial Services Act 1986 who specialises in investments of this kind before making the decision to accept the offer.


4.   Other Information

4.1 ___________, which is regulated by The Securities and Futures Authority Limited, has given and not withdrawn its written consent to the issue of this document with the references to its name in the form and context in which they appear.

4.2 _____________ which is regulated by The Securities and Futures Authority Limited has given and not withdrawn its written consent to the issue of this document with the references to its name in the form and context in which they appear.

4.3 The contents of this document and the Offer have been approved for the purposes of Section 57 of the Financial Services Act 1986 of the United Kingdom by ____________, which is regulated by the Securities and Futures Authority Limited.

                                  Definitions


The following definitions apply throughout this document unless the context requires otherwise.

'Alliance'                          Alliance Resources PLC

'Alliance Group'                    Alliance and its subsidiary and associated undertakings

'Alliance Executive Share Option    the Alliance Resources PLC Share Option Scheme (No. 1) and
 Schemes'                           the Alliance Resources PLC Share Option Scheme (No. 2)

'Alliance Shares'                   Ordinary shares of (Pounds)0.01 each in Alliance

'Alliance Shareholders'             Holders of Alliance Shares

'American Rivers'                   American Rivers Oil Company, a company incorporated in
                                    Wyoming

'Company' or 'New Alliance'         American Rivers Oil Company, a company incorporated in
                                    Delaware

'CREST'                             the relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations)

'Director' or 'Board'               the directors of New Alliance

'Form of Acceptance'                the form of acceptance for use in connection with the Offer

'London Stock Exchange'             London Stock Exchange Limited

'New Alliance Common Stock'         Outstanding common stock of New Alliance having a par value of
                                    $0.01 each to be issued credited as fully paid pursuant to the Offer

'Offer'                             the recommended offer by New Alliance to acquire the Alliance
                                    Shares, as set out in the Offer Document, and where the context admits, any subsequent revision, variation, extension or renewal thereof

'Offer Document'                    The proxy statement/prospectus dated ____________, 1999
                                    delivered to holders of Alliance shares in connection with the
                                    Offer

'UK'                                the United Kingdom

'United States' or 'USA'            the United States of America, its possessions or territories or any area subject to its jurisdiction or any political subdivision thereof

                               TABLE OF CONTENTS


SUMMARY...........................................................................................   1
     The Companies................................................................................   1
     The Proposed Transactions....................................................................   1
     Reasons for the Transactions.................................................................   2
     Voting by American Rivers Shareholders.......................................................   2
     American Rivers Shareholders' Exercise of Dissenters' Rights.................................   2
     Recommendation to American Rivers Shareholders...............................................   2
     Procedure for Acceptance of the Offer by Alliance Shareholders...............................   3
     Recommendation to Alliance Shareholders......................................................   3
     Material Tax Consequences....................................................................   3
     How the Transactions Will Affect Your Rights as a Shareholder................................   3
     Accounting Treatment of the Transactions.....................................................   4
     Summary Historical and Pro Forma Financial and Oil and Gas Data..............................   4

RISK FACTORS......................................................................................   6
     There are a number of risks associated with the transactions.................................   6
     There are a number of risks inherent in the oil and gas business.............................   7

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE...................................................   9

THE PROPOSED TRANSACTIONS.........................................................................  10
     Background of the Reincorporation Proposal and Offer.........................................  10
     Reasons for the Reincorporation and the Offer................................................  11
     Recommendation of the American Rivers Board of Directors.....................................  12
     Recommendation of the Alliance Board of Directors............................................  12

THE TERMS OF THE TRANSACTIONS.....................................................................  12
     Overview.....................................................................................  12
     Conditions to the Transactions and Effective Time............................................  13
     Termination..................................................................................  14
     Consequences Under Federal Securities Laws; Resale of New Alliance Stock.....................  14
     Accounting Treatment.........................................................................  15

VOTING AND PROXY INFORMATION FOR AMERICAN RIVERS SHAREHOLDERS.....................................  15
     Special Meeting..............................................................................  15
     Proxy Solicitation...........................................................................  15
     Record Date..................................................................................  15
     Vote Required for Approval...................................................................  15
     Proxy Revocation.............................................................................  16
     Dissenters' Rights...........................................................................  16
     Exchange of Share Certificates...............................................................  17
     Fractional Shares............................................................................  17

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES OF THE
     MERGER AND EXCHANGE..........................................................................  17

COMPARATIVE RIGHTS OF SHAREHOLDERS................................................................  24
     Right to Call Meetings and Submit Proposals..................................................  24
     Conduct of Shareholder Meetings..............................................................  25
     Right to Shareholder Lists...................................................................  26
     Right to Inspection of Books and Records.....................................................  26
     Voting Requirements..........................................................................  26
     Distributions and Dividends..................................................................  27
     Dilution.....................................................................................  28
     Liquidation..................................................................................  28
     Transferability..............................................................................  29
     Redemption Rights............................................................................  29
     Change of Control............................................................................  29
     Indemnification..............................................................................  29
     Limits on Management's Liability.............................................................  30
     Appraisal Rights.............................................................................  30
     Conflicts of Interest........................................................................  31
     Trading of Shares............................................................................  31
     Number of Authorized Shares and Identity of Transfer Agent...................................  31

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAWAND OF THE ORGANIZATIONAL
     DOCUMENTS OF NEW ALLIANCE....................................................................  32
     Classified Board of Directors................................................................  32
     Number of Directors; Removal; Filling Vacancies..............................................  32
     Advance Notice Provisions for Director Nominations and Stockholder Proposals.................  33
     Preferred Shares.............................................................................  33
     Amendment of the new Alliance Certificate of Incorporation...................................  34
     Business Combinations Under Delaware Law.....................................................  34

BUSINESS OF AMERICAN RIVERS.......................................................................  34

BUSINESS OF ALLIANCE..............................................................................  34

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA
     OF AMERICAN RIVERS...........................................................................  37

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA
     OF ALLIANCE..................................................................................  38
     MANAGEMENT OF NEW ALLIANCE...................................................................  43
     Directors and Executive Officers.............................................................  43
     Business Histories of Directors and Executive Officers.......................................  43

SECURITY OWNERSHIP................................................................................  44

SHAREHOLDER PROPOSALS.............................................................................  46

OTHER MATTERS.....................................................................................  47

LEGAL MATTERS.....................................................................................  47

EXPERTS...........................................................................................  47

WHERE YOU CAN GET INFORMATION.....................................................................  47

EXCHANGE AND MERGER AGREEMENT....................................... Appendix A
WYOMING BUSINESS CORPORATION ACT - ARTICLE 13  DISSENTERS' RIGHTS... Appendix B
TERMS OF THE OFFER.................................................. Appendix C
PROCEDURE FOR ACCEPTANCE OF THE OFFER BY ALL SHAREHOLDERS........... Appendix D


ALLIANCE RESOURCES PLC ANNUAL REPORT
ON FORM 10-K FOR THE YEAR ENDED APRIL 30,1999


AMERICAN RIVERS OIL COMPANY ANNUAL REPORT
ON FORM 10-K FOR THE YEAR ENDED MARCH 31, 1999

                                    SUMMARY

This summary provides an overview of the information contained in this proxy statement/prospectus and does not contain all the information you should consider. Therefore, you should also read the more detailed information set forth in this document and the Annual Reports on Form 10-K for both American Rivers Oil Company and Alliance Resources PLC that are included with this document.

The Companies

American Rivers Oil Company (Wyoming)     American Rivers Oil Company, a Wyoming corporation,
                                          historically engaged in the oil and gas business, but it has now sold nearly all of its oil and gas properties.  The
                                          executive offices of American Rivers are located at 700 East
                                          Ninth Avenue, Suite 106, Denver, Colorado  80203, and its
                                          telephone number is (303) 832-1117.

American Rivers Oil Company (Delaware)    American Rivers Oil Company, a Delaware corporation and
                                          wholly-owned subsidiary of American Rivers, was recently
                                          formed to facilitate the offer to the Alliance shareholders and the reincorporation of the Wyoming company into a
                                          Delaware corporation. After the transactions, this company will be a holding company for subsidiaries that will own all of the assets of the Wyoming company and Alliance.  After
                                          the reincorporation, the new company will be named
                                          Alliance Resources Inc. and we sometimes refer to that
                                          company as new Alliance.  Its offices will be located at
                                          Alliance's offices in Tulsa, Oklahoma.

Alliance Resources PLC                    Alliance Resources PLC is a U.K. public limited company
                                          whose principal activities are the acquisition, exploration, development and production of oil and gas properties in the
                                          U.S. and internationally.  Alliance's registered offices are at
                                          12 St. James's Square, London SW1Y 4BR, England.
                                          Alliance maintains its principal operating offices at
                                          4200 East Skelly Drive, Suite 1000, Tulsa, Oklahoma 74135.


The Proposed Transactions

     The Board of Directors of American Rivers has proposed that American Rivers change its state of incorporation from Wyoming to Delaware by merging into the subsidiary of a newly formed Delaware company. In the reincorporation, each shareholder of American Rivers will receive .11 shares of the new Delaware company for each share of common stock or Class B common stock of American Rivers that the shareholder now owns. Therefore, the relative ownership of the American Rivers' shareholders among themselves will not change.

     The new Delaware company will make an offer to the shareholders of Alliance to acquire all of the outstanding shares of Alliance on the basis of one share of the new company's common stock for each ordinary share of Alliance they now hold. The Board of Directors of Alliance has recommended that the Alliance shareholders accept the offer. When the reincorporation and the offer are completed, if all of the Alliance shareholders accept the offer, the Alliance shareholders will own 98% of the new company, and the American Rivers shareholders will own 2% of the new company. The individuals that were directors and officers of Alliance will be the directors and officers of the new company.

Reasons for the Transactions

     The Board of Directors of American Rivers has proposed the reincorporation in connection with a proposal by the new Delaware company to make an offer to acquire all of the outstanding shares of Alliance. Management of American Rivers believes that a combination of American Rivers with Alliance is in the best interests of the American Rivers shareholders because it will permit them to have a continuing interest in a company with substantial assets.

     The Board of Directors of Alliance believes that the proposed combination with American Rivers is in the best interests of the Alliance shareholders because it will enable the Alliance shareholders to participate in a U.S. company. Because the executive officers, the holders of a majority of its shares and a significant portion of its properties are located in the U.S., management of Alliance believes that it would be in the interests of Alliance's shareholders for their investment to be in a U.S. rather than a U.K. company. They also believe that it is desirable for the U.S. company to be incorporated in Delaware to take advantage of the flexibility and predictability afforded by Delaware corporate laws.

Voting by American Rivers Shareholders

     A special meeting of the American Rivers shareholders will be held at
[          ] on [                      ], 1999, at [                 ]
(or at any adjournments or postponements thereof) to consider and vote on the proposal to approve the reincorporation and any other matters that may properly come before such meeting. The presence, in person or by proxy, of shareholders holding a majority of the outstanding shares of American Rivers common stock and Class B Common Stock, in the aggregate, will constitute a quorum. Only those
shareholders of record at the close of business on [              ], 1999, as
shown in the records of American Rivers, will be entitled to vote or to grant proxies to vote at the special meeting.

     Approval of the reincorporation requires the affirmative vote of the shareholders of American Rivers holding at least a majority of the outstanding shares of American Rivers common stock and Class B Common Stock, voting as a
single class.  As of [                    ], 1999, there were 3,565,770 shares
of American Rivers common stock and 7,267,820 shares of American Rivers Class B Common Stock outstanding and entitled to vote. The directors and executive officers of American Rivers and their affiliates directly owned, in the aggregate, 5,795,967 shares (approximately 53.5%) of the total number of shares of American Rivers common stock and Class B Common Stock outstanding at the record date. These persons have indicated that they will vote all of their shares of American Rivers common stock and Class B Common Stock for the approval of the reincorporation.

American Rivers Shareholders' Exercise of Dissenters' Rights

     If an American Rivers shareholder does not vote in favor of the reincorporation and complies with the detailed provisions contained in Article 13 of the Wyoming Business Corporation Act, that shareholder will be entitled to dissent and seek the payment of the fair value of the shares of American Rivers. A copy of Article 13 of the Wyoming Business Corporation Act is reproduced as Appendix B to this Proxy Statement. American Rivers shareholders who wish to dissent should read those materials carefully. If an American Rivers shareholder votes for the reincorporation, the shareholder will waive the dissenters' rights. If the shareholder votes against the reincorporation without otherwise complying with the additional notice and other provisions of
Article 13 of the Wyoming Business Corporation Act, the shareholder will not effectively exercise dissenters' rights. Because an executed proxy card will be voted for the approval and adoption of the reincorporation unless otherwise specified, if the shareholder returns a signed but unmarked proxy card, the shareholder will waive the right to dissent from the reincorporation.

Recommendation to American Rivers Shareholders

     The American Rivers board of directors has approved the merger agreement and recommends that shareholders of American Rivers vote FOR approval of the reincorporation.

Procedure for Acceptance of the Offer by Alliance Shareholders

     In order to accept the proposed offer to exchange shares, Alliance shareholders must complete, execute, have witnessed and return a form or forms of acceptance, attached as [__________] to this document, to [____________] no later than 3 p.m. (London time) on [____________], 1999. Separate forms of acceptance should be completed for holdings in certificated and uncertificated form, holdings in uncertificated form under different member account IDs and holdings in certificated form under different designations. If Alliance shares are held in certificated form, Alliance shareholders should include the relevant share certificate(s) and/or other documents of title with the signed and witnessed form of acceptance. If Alliance shares are in uncertificated form, Alliance shareholders should send, or arrange for a sponsor to send, properly authenticated and completed instructions to CRESTCo to settle in CREST the necessary details related to the exchange. For a more detailed account of the offer acceptance procedures for Alliance shareholders, refer to "Procedure for Acceptance of the Offer."

Recommendation to Alliance Shareholders

     The directors of Alliance unanimously recommend that all Alliance shareholders accept the offer, as they intend to do in respect of their aggregate holdings of Alliance shares, which total 389,484 Alliance shares representing 0.82% of the outstanding ordinary shares of Alliance.

Material Tax Consequences

     We expect the reincorporation merger to be tax-free to American Rivers, Alliance, and you for United States federal income tax purposes unless you exercise your dissenters' rights. We also expect the exchange of Alliance ordinary shares for new Alliance common stock in the offer to be tax-free to you for United States federal income tax purposes if you are a Non-U.S. Shareholder, or if you are a U.S. Shareholder and shareholders owning at least 80 percent of Alliance's ordinary shares exchange their shares pursuant to the offer. This section summarizes the material United States federal income tax consequences to you of the transactions. As summary information is by its nature less precise and detailed, you are encouraged to carefully read the discussions under "Material United States Federal Tax Consequences of the Merger and Exchange."
In addition, although this summary and the more detailed discussion under "Material United States Federal Tax Consequences of the Merger and Exchange" does address certain tax consequences to the shareholders of American Rivers and Alliance in general, it does not address all aspects of taxation that may be relevant to your individual circumstances. You are encouraged to consult with your own tax advisor for information on how the transactions will impact you based on your individual circumstances.

     Tax Treatment of the Merger. We have structured the reincorporation merger of American Rivers into a subsidiary of new Alliance to be tax-free to American
Rivers and new Alliance for United States federal income tax purposes.   In
addition, American Rivers shareholders should not recognize any gain or loss for United States federal income tax purposes on the exchange of their American Rivers stock for stock in new Alliance as a result of the reincorporation merger.

     Tax Treatment of the Exchange of Alliance Shares in the Offer. The offer should be tax-free for United States federal income tax purposes for any Alliance shareholders who accept the offer and who are either Non-U.S. Shareholders, or are U.S. Shareholders and shareholders owning at least 80 percent of Alliance's ordinary shares exchange their shares in the offer. If the exchange of the ordinary shares of Alliance in the offer is tax-free to an Alliance shareholder, the shareholder's tax basis and holding period in the shares of new Alliance common stock received should be the same as the shareholder's tax basis and holding period of the current shares of Alliance.

How the Transactions Will Affect Your Rights as a Shareholder

     The rights of shareholders under Delaware law differ from the rights of shareholders under U.K. and Wyoming law. For a detailed comparison of these rights, refer to "Comparative Rights of Shareholders" below.

Accounting Treatment of the Transactions

     As a result of the Alliance shareholders owning approximately 98% of the combined company, Alliance will be treated as having acquired American Rivers for accounting purposes. Alliance will treat the business combination as an issuance of securities.

                        Summary Historical and Pro Forma
                         Financial and Oil and Gas Data

     The following tables set forth summary historical financial data for American Rivers and Alliance. The historical financial data for the years ended March 31, 1999 for American Rivers and April 30, 1999 for Alliance have been derived from, are qualified in their entirety by, and should be read together with, the Consolidated Financial Statements and notes of the entity contained in the American Rivers Annual Report on Form 10-KSB for the year ended March 31, 1999, and the Alliance Annual Report on Form 10-K for the year ended April 30, 1999, which are included in this document. The summary historical financial data for American Rivers and Alliance should also be read together with the selected financial data on pages 35 through 37.

     The following table sets forth certain unaudited pro forma combined financial information giving effect to the transactions accounted for as a purchase in accordance with generally accepted accounting principles. The summary selected pro forma financial data for the year ended April 30, 1999 has been derived from the unaudited pro forma combined condensed financial statements and related notes appearing elsewhere in this Proxy Statement/Prospectus. See "Unaudited Pro Forma Combined Condensed Financial Statements." The following pro forma information is not necessarily indicative of actual results that would have occurred had the transactions occurred on such dates or expected future results.

     The summary historical reserve data have been estimated for Alliance by Lee Keeling & Associates, Inc., independent petroleum engineers. Additional information about American Rivers' and Alliance's oil and natural gas reserves is discussed in Risk Factors--Uncertainty of Estimates of Oil and Natural Gas Reserves," and Note 12 to the Consolidated Financial Statements of American Rivers, Note 17 to the Consolidated Financial Statements of Alliance, and Item 1 and Item 2, "Business and Properties", in the American Rivers Form 10-KSB and Alliance Form 10-K included in this Proxy Statement/ Prospectus.

                                                          Alliance     American Rivers   Pro Forma
                                                         Historical      Historical      Combined
                                                       April 30, 1999  March 31, 1999
                                                       --------------  ---------------   ---------
                                                                       (in thousands)

Income Statement Data:

Oil and gas revenues                                    $  6,234         $   18            $  6,252
                                                        --------          -----            --------
Operating expenses:
  Lease operating expenses                                 3,096             38               3,134
  Exploration costs                                            -              5                  --
  General and administrative expenses                      3,486            387               3,873
  Depreciation, depletion and amortization                 1,671              9               1,680

Impairment of oil and gas properties                      28,260              -              28,260
                                                        --------          ------           --------

    Total operating expenses                              36,513             439             36,947
                                                        --------           -----           --------

      Loss from operations                               (30,279)           (421)           (30,695)
                                                        --------           -----           --------
Other income (expense):
    Interest income                                           26              17                 43
    Interest expense                                      (3,355)             (3)            (3,358)
    Gain on sale of oil and gas properties                     -             293                  -
    Write-off of deferred loan costs                        (870)              -               (870)
    Loss on sale of fixed assets                              (9)              -                 (9)
    Miscellaneous income                                       23              -                 23
                                                         --------          -----           --------
        Net loss                                         $(34,464)         $(114)          $(34,866)
                                                         ========          =====           ========



      Loss per share                                          $   (.82)         $      -    $   (.65)
                                                              ========          ========    ========
Balance Sheet Data:
Total assets                                                  $ 36,136          $    101    $ 35,976
Long-term debt                                                  43,177                 -      43,177
Convertible subordinated unsecured loan notes                    1,551                 -       1,551
Stockholders' deficit                                          (16,637)              (13)    (17,438)

Oil and Gas Data:
   Proved reserves (Mmcfe)                                      84,829                 -      84,829
   Proved developed reserves (Mmcfe)                            56,462                 -      56,462
   Production volumes (Mmcfe)                                    3,070                13       3,083
Standardized measure of discounted future cash flows          $ 37,663          $      -    $ 37,663


                                  RISK FACTORS

     In addition to the other information presented in this document you should carefully consider the following risk factors in deciding how to vote on the reincorporation or whether to accept the offer.

There are a number of risks associated with the transactions

     The anti-takeover provisions in new Alliance's organizational documents may have the effect of discouraging a change in ownership or management.

     Some of the provisions of Delaware law and of new Alliance's certificate of incorporation may discourage a third party from making an acquisition proposal for new Alliance, and may inhibit a change of control of new Alliance under circumstances that could give you an opportunity to realize a premium over then-prevailing market prices. Furthermore, your ability to change the management of new Alliance could be substantially impeded by these provisions. For a more complete discussion of these risks, see "Anti-Takeover Provisions of Delaware Law and of the Organizational Documents of New Alliance."

     The uncertainty of reserve information and future net revenue estimates makes it difficult to predict what new Alliance's reserves or future net revenues will be.

     There are numerous uncertainties inherent in estimating oil and gas reserves and their values. Although we believe the reserve estimates contained in this document are reasonable, reserve estimates are imprecise and are expected to change as additional information becomes available. For a more complete discussion of these uncertainties, see "Item 2. Properties." in the Alliance Form 10-K included in this document.

     United States taxes may be incurred by you or the involved entities.

     We believe the reincorporation merger will qualify as a tax-free reorganization for the involved entities and their shareholders. We also believe that the exchange of ordinary shares of Alliance in the offer will qualify as a tax-free reorganization for the involved entities, non-U.S. Shareholders and U.S. Shareholders if shareholders owning at least 80 percent of Alliance's ordinary shares exchange their shares pursuant to the offer. We have not asked, however, nor do we intend to ask, for a ruling from the Internal Revenue Service that the reincorporation merger and exchange will qualify as tax-free reorganizations. There is always a risk that the Internal Revenue Service's interpretation of the reorganizations could be unfavorable.

     New Alliance has not paid dividends on its common shares in the past and does not expect to pay dividends in the foreseeable future. If new Alliance were to pay dividends to its non-U.S. Shareholders, they would be subject to United States withholding taxes. If a dividend was paid to a United States trade or business, it would be subject to the regular United States federal income tax. You may also be subject to "backup withholding" at rates of up to 31% on dividends on the sale or exchange of new Alliance unless you meet certain specified exceptions or exemptions. If an amount is withheld in this manner, it serves as a credit against your United States federal income tax liability.

     There is also a tax on U.S. Shareholders in the exchange of ordinary shares of Alliance in the offer if Alliance is determined to be a Passive Foreign Investment Corporation, known as a "PFIC". This would cause certain U.S. Shareholders to recognize ordinary income or loss on the exchange. We do not believe that this tax applies. We have not asked, and do not intend to ask, for a ruling from the Internal Revenue Service addressing whether this tax applies. In addition, we have not asked for a tax opinion as to whether each individual shareholder would be subject to this tax. For a more detailed explanation of the tax consequences to shareholders under the PFIC rules, read the discussion under "Material United States Federal Tax Consequences of the Exchange-The Exchange-U.S. Shareholders--Passive Foreign Investment Company Considerations".

     New Alliance will be highly leveraged after the consolidation.

     After the consolidation, new Alliance will have approximately $43 million of long-term debt. This level of debt will have several important effects on its future operations, including:

     . a substantial portion of its cash flow from operations must be dedicated to the payment of interest on its debt and will not be available for other purposes;
     . covenants contained in its credit facilities will require it to meet a number of financial tests;
     . other restrictions may limit its ability to borrow additional funds or to dispose of assets and may affect its flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities; and
     . its ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

There are a number of risks inherent in the oil and gas business

     New Alliance's success might be adversely affected by the volatility of oil and gas prices.

     New Alliance's revenues, profitability, future growth and ability to borrow funds or obtain additional capital, as well as the carrying value of its properties, will be substantially dependent upon prevailing prices of oil and gas. Historically, the markets for oil and gas have been volatile, and they are likely to continue to be volatile in the future. Prices for oil and gas may fluctuate widely in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond new Alliance's control.

     It is impossible to predict future oil and gas price movements with certainty. Declines in oil and gas prices may materially adversely affect new Alliance's financial condition, liquidity, ability to finance planned capital expenditures and results of operations. Lower oil and gas prices also may reduce the amount of oil and gas that new Alliance can produce economically.

     Oil and gas price hedging and financial hedging arrangements may expose new Alliance to financial loss in some circumstances.

     In order to reduce its exposure to short-term fluctuations in the prices of oil and gas, Alliance periodically has entered into hedging arrangements. The hedging arrangements apply to only a portion of its production and provide only partial price protection against declines in oil and gas prices. These hedging arrangements will remain in place following the transactions and may expose new Alliance to risk of financial loss in some circumstances, including instances where production is less than expected or where the other party to any hedging arrangement fails to perform. In addition, the hedging arrangements may limit the benefit to new Alliance of increases in the prices of oil or gas.

     Significant capital needs may require that new Alliance obtain additional financing.

     Due to its plans for active acquisition, development and exploration programs, Alliance has experienced, and new Alliance expects to experience, substantial capital needs. As a result, additional financing may be required in the future to fund new Alliance's growth and developmental and exploratory drilling. We cannot assure you as to the availability or terms of any such additional financing that may be required or whether financing will continue to be available under existing or new credit facilities. If sufficient capital resources are not available to new Alliance, its drilling and other activities may be curtailed.

     New Alliance's reserves are concentrated in a few fields

     We estimate that new Alliance will receive approximately 40% of its total estimated year 2000 production from its interests in the East Irish Sea. Any interruption in the production from these wells could materially adversely affect the operations of new Alliance.

     There are numerous risks relating to drilling activities.

     New Alliance's success will be materially dependent upon the continued success of its drilling program. Oil and gas drilling involves numerous risks, including the risk that no commercially productive oil or gas reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including, unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions, compliance with governmental requirements, and shortages or delays in the availability of drilling rigs and the delivery of equipment. New Alliance's future drilling activities may not be successful and, if drilling activities are unsuccessful, such failure will have an adverse effect on new Alliance's future results of operations and financial condition. Although new Alliance has identified numerous drilling prospects, we cannot assure you that those prospects will be drilled or that oil or gas will be produced from any such identified prospects or any other prospects.

     Risks relating to the acquisition of oil and gas properties may affect new Alliance's future success.

     The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. In connection with such an assessment, new Alliance will perform a review of the subject properties that it believes to be generally consistent with industry practices. This usually includes on-site inspections and the review of reports filed with various regulatory entities. Such a review, however, will not reveal all existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of these problems. We cannot assure you that any acquisition of property interests by new Alliance will be successful and, if an acquisition is unsuccessful, that the failure will not have an adverse effect on new Alliance's future results of operations and financial condition.

     There are a number of hazards relating to well operations, and new Alliance does not insure against all of them.

     The oil and gas business involves numerous operating hazards, such as well blowouts, craterings, explosions, uncontrollable flows of oil, gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas, and other environmental hazards and risks. Any of these could result in substantial losses to new Alliance. New Alliance will not be fully insured against these events either because insurance is not available or because new Alliance will elect not to insure against them because of prohibitive premium costs. While new Alliance intends to maintain all types of insurance commonly maintained in the oil and gas industry, it does not maintain business interruption insurance. In addition, new Alliance cannot predict with certainty the circumstances under which an insurer might deny coverage. If an event not fully covered by insurance occurs, it could have a material adverse effect on new Alliance's financial condition and results of operations.

     The Year 2000 problem poses risks.

     The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, some normal business activities or operations. This risk exists both as to the information technology systems such as computers, programs and related systems and non-information technology systems such as embedded technology on a silicon chip, as well as to the systems of third parties. Such failures could materially and adversely affect new Alliance's results of operations, cash flow and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third party suppliers, vendors and transporters, we are unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on results of operations, cash flow or financial condition. Although it is currently not possible to determine the consequences of Year 2000 failures, the current assessment is that new Alliance's areas of greatest potential risk are in connection with the transporting and marketing of the oil and gas production. Alliance is contacting the various purchasers and pipelines with which it regularly does business to determine their state of readiness for the Year 2000. Although the purchasers and pipelines will not guaranty their state of readiness, the responses received to date have indicated no material problems. New Alliance believes that in a worse case scenario, the failure of its purchasers and transporters to conduct business in a normal fashion could have a material adverse effect on cash flow for a period of six to nine months. The evaluation of third party readiness will be followed by the development of contingency plans.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     Some statements contained or incorporated by reference in this document regarding future financial performance and results and other statements that are not historical facts are "forward-looking statements." The words "expect," "project," "estimate," "predict," "anticipate," "believes" and similar expressions are also intended to identify forward-looking statements. Such statements, new Alliance's results and the price of its shares may be affected by numerous risks, uncertainties and assumptions, including but not limited to:

     .  changes in general economic conditions in the United States;

     .  changes in law and regulations to which new Alliance is subject;

     . the level of investor interest in and trading activity of Alliance's shares;

     . the cost and effects of legal and administrative claims and proceedings against new Alliance or its subsidiaries or which may be brought against new Alliance or its subsidiaries;

     . conditions in the capital markets utilized by new Alliance to access capital to finance operations;

     .  energy prices;

     .  competition from other oil and gas producers and alternate fuels;

     . the ability of new Alliance to sustain its past practice of growth through acquisitions;

     . the general level of natural gas and petroleum product demand and weather conditions, among other things; and

     . the general uncertainty inherent in the Year 2000 problem resulting in part from the Year 2000 readiness of third parties and the interconnection of computer systems.

                           THE PROPOSED TRANSACTIONS

Background of the Reincorporation Proposal and Offer

     Since its merger with LaTex Petroleum in 1997, the holders of a majority of Alliance's shares have been located primarily in the United States, but its shares have been traded primarily on the London Stock Exchange. Consequently, Alliance has been required to comply with the securities requirements of both the United States and the United Kingdom. The administrative burden and extra costs created by this dual compliance requirement has been far greater than management anticipated and the level of investor interest in the company in the U.K. has been less than management anticipated. Therefore, management has from time to time considered changing the jurisdiction of the company's organization and its principal trading market from the U.K. to the U.S.

     Although the acquisition of the company's U.K. interests in 1998 caused the company to have an interest in assets in the U.K., the transaction also involved the issuance of additional shares and warrants to U.S. investors because management and its advisors were unable to generate investor interest in the U.K. for the acquisition of the U.K. interests. In addition, the dual compliance requirements caused excessive delays in acquiring the U.K. interests ultimately necessitating a reduction by one-half in the size of the interest acquired. Management believes that being subjected to the dual compliance requirements puts Alliance at a distinct competitive disadvantage to its peer group in the oil and gas industry.

     Since the acquisition of the U.K. interests, management has explored with its legal and other advisors the desirability of and the methods by which the company could change its jurisdiction of incorporation to the U.S. Based on these discussions, Alliance management believes that such a change is in the best interest of the company and its shareholders, primarily to avoid the excessive delays and costs of complying with the legal and reporting requirements of two different jurisdictions. Alliance management also determined that the most cost-effective method to achieve this change is for a U.S. company to make an offer to acquire all of the outstanding shares of Alliance in exchange for the offeror's shares. However, Alliance management has been unable to identify a potential offeror the shares of which Alliance management believes would provide an attractive investment for Alliance shareholders. Therefore, Alliance management has concluded that the most desirable offeror would be a company that has no substantial assets the shareholders of which would retain only a small investment in the resulting entity so that Alliance shareholders would not be significantly diluted by the transaction. In connection with reaching this conclusion, Alliance management identified and approached American Rivers as a potential offeror for the Alliance shares.

     During fiscal 1998 and 1999, the American Rivers sold virtually all of its oil and gas properties to repay existing obligations. After completing those sales, American Rivers management determined to pursue a combination with another company in order to preserve the remaining value of American Rivers for its shareholders. In March 1998, Royal Scott Minerals, Inc., a wholly owned subsidiary of a public company, Rackwood, Inc., listed on the London Stock Exchange, purchased options from Karlton Terry Oil Company, Francarep, Inc., Karlton Terry, Jubal Terry, and Art and Music Outreach for Kids with the view to acquire their shares in connection with a potential transaction. Royal Scott Minerals elected not to exercise these options, however, and they expired in September 1998. After the options expired, the principals who granted the options continued to attempt to negotiate an extension of the options, but the negotiations terminated late in January 1999 without the options being extended.

     In early May 1999, Alliance management contacted Karlton Terry, the president of American Rivers, to discuss the possibility of American Rivers acquiring Alliance on an agreed basis. Mr. Terry and Mr. Keenan, the chief executive of Alliance, were prior business acquaintances, having been previously introduced to each other by Mr. Michael Humphries, a director of Alliance. The parties discussed Alliance's plans and the current status of American Rivers and concluded that there was sufficient interest on both parts to arrange a formal meeting. The parties exchanged information and discussed same in several follow-up telephone conversations.

     Thereafter, Mr. Keenan traveled to Denver to meet with Mr. Terry and other representatives of American Rivers. Mr. Keenan and Mr. Terry briefed each other on their respective companies and there followed a detailed discussion of the cross-border regulatory aspects of a potential offer by American Rivers. Possible structures of the transaction and terms were discussed. The parties agreed to discuss the outcome of the meeting with their respective boards of directors and advisors.

     During this same period Mr. Keenan held meetings with Alliance's lenders regarding the proposals being discussed and secured their preliminary consent, subject to final terms and conditions being satisfactory to them, as required by their agreements with Alliance.

     Alliance and American Rivers continued to exchange information and on June 14, 1999, representatives of the parties met in Phoenix. Mr. Keenan was accompanied by Mr. Paul Fenemore, a fellow executive and director of Alliance, and Mr. Terry was accompanied by Mr. Denis Bell, a fellow director of American Rivers. The parties discussed the final terms of the proposed offer and the post-transaction ownership by the Alliance shareholders and American Rivers shareholders. Both parties agreed to meet with their respective boards of directors as soon as possible to present the proposed transaction and seek their respective approvals.

     Follow-up telephone conversations took place between Mr. Keenan and Mr. Terry as final terms and conditions were worked out. Thereafter, on July 7, 1999 and July 21, 1999, the respective boards of directors met and approved each party entering into an agreement whereby American Rivers would make an offer to acquire Alliance on the basis that, after the transaction was completed, the Alliance shareholders would hold 98% and the American Rivers shareholders would hold 2% of the new company. On July 22, 1999, the parties executed the Exchange and Merger Agreement formalizing the agreement between them.

Reasons for the Reincorporation and the Offer

     The Board of Directors of American Rivers has proposed the reincorporation in connection with a proposal to offer to exchange shares of the new Delaware company for all of the outstanding shares of Alliance. Management of American Rivers believes that a combination of American Rivers with Alliance is in the best interests of the American Rivers shareholders because it will permit them to have a continuing interest in a company with substantial assets. As a result of its recent sales of properties, American Rivers has no significant assets, while Alliance has more than $36 million in assets at April 30, 1999.

     The Board of Directors of Alliance believes that the proposed combination with American Rivers is in the best interests of the Alliance shareholders because it will enable the Alliance shareholders to participate in a U.S. company thereby avoiding the delays and costs of complying with the legal and reporting requirements of two different jurisdictions. Because the executive officers, the holders of a majority of its shares and a significant portion of its properties are located in the U.S., management of Alliance believes that it would be in the interests of Alliance's shareholders for their investment to be in a U.S. rather than a U.K. company. They also believe that it is desirable for the U.S. company to be incorporated in Delaware to take advantage of the flexibility and predictability afforded by Delaware corporate laws. Management of Alliance believes that it is preferable for the company to be incorporated in Delaware rather than Wyoming for several reasons. For many years, Delaware has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are periodically updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Delaware for their domicile or have subsequently reincorporated in Delaware. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to Delaware corporations, thereby providing greater predictability with respect to legal affairs.

     The Boards of Directors of American Rivers and Alliance determined that it was appropriate that, after the transactions, the Alliance shareholders should hold 98% and the American Rivers shareholders should hold 2% of the new company. Although American Rivers has no substantial assets, the boards believe that because the structure of American Rivers facilitates the change of the Alliance shareholders' investment from the U.K. to the U.S., the shareholders of American Rivers should receive 2% of the resulting entity.

Recommendation of the American Rivers Board of Directors

     The Board of Directors of American Rivers has unanimously approved and recommends that all American Rivers shareholders approve the reincorporation.

     In reaching its decision, the board reviewed the fairness to American Rivers and its shareholders of the proposed transactions and determined that, because the transaction with Alliance will preserve some value and liquidity for shareholders of American Rivers, which would not be preserved if American Rivers were to liquidate, the transactions are in the best interests of the American Rivers shareholders. The directors noted that the principal shareholders of American Rivers have attempted for more than the past year to identify and reach an arrangement with a third party similar to the proposed transactions and have not been able to conclude any other arrangement. Therefore, the Board of Directors believes that the proposed transactions offer the American Rivers shareholders a unique opportunity to continue their investment.

Recommendation of the Alliance Board of Directors

     The Board of Directors of Alliance has unanimously approved the Exchange and Merger Agreement and recommends that all Alliance shareholders accept the offer.

     In reaching its decision, the board reviewed the fairness to Alliance and its shareholders of the proposed transactions and determined that, because the transaction with American Rivers will enable Alliance's shareholders to hold shares in a U.S. company, the transaction is in the best interests of the Alliance shareholders. Management of Alliance believes that the most efficient method of effecting the change of its shareholders' investment is through an offer by an existing U.S. company that has no substantial assets, such as American Rivers.

                         THE TERMS OF THE TRANSACTIONS

     The transactions consist of the reincorporation of American Rivers and the offer to the Alliance shareholders. The terms of the transactions are contained in the Exchange and Merger Agreement dated July 22, 1999, among American Rivers, new Alliance and Alliance. The following discussion summarizes the terms of the Exchange and Merger Agreement and is qualified in its entirety by reference to the full text of the agreement, which is attached as Appendix A to this proxy statement.

Overview

     The Reincorporation. Under the terms of the Exchange and Merger Agreement, when the reincorporation has been approved by the necessary votes of American Rivers shareholders and the offer has been accepted by at least a majority of the Alliance shareholders, a subsidiary of new Alliance will merge with American Rivers. The separate corporate existence of American Rivers will cease and the subsidiary will be the surviving corporation. Each previously outstanding share of the subsidiary's stock will remain outstanding and each previously outstanding share of American Rivers common stock will be converted into .11 shares of new Alliance common stock. The previously outstanding shares of new Alliance common stock will be canceled.

     The Offer. Concurrently with the solicitation of the vote of the shareholders of American Rivers, new Alliance is making an offer to the shareholders of Alliance to acquire all of the outstanding shares of Alliance on the basis of one share of new Alliance common stock for each ordinary share of Alliance they hold. The offer will initially be open for acceptance until 3.00
p.m. (London time) on            .               1999.  An Alliance shareholder
may revoke the acceptance of the offer at any time prior to new Alliance's acceptance of the shareholder's shares. New Alliance will not be entitled to make any revision to the offer. The offer will lapse unless all its conditions
have been satisfied or waived by      .         on the         .
1999. If the offer lapses, all prior acceptances will be of no effect and no additional acceptances may be received. Settlements of acceptances will be made not later than 14 days after receipt of a valid and complete Form of Acceptance, whichever is the later. The offer is not being made to and this document does not constitute an offer in any jurisdiction to any person to whom it is not lawful to make the offer in that jurisdiction. Further details concerning the terms of the offer are contained in Appendix C to this document.

     When the reincorporation has been approved by the necessary votes of American Rivers shareholders and the offer has been accepted by Alliance shareholders holding more than 50% of the outstanding shares of Alliance, new Alliance will declare the offer "unconditional." In addition, once the offer becomes unconditional in all respects, new Alliance intends to apply to the London Stock Exchange to have the Alliance shares delisted, as is typical for transactions of this type in the U.K. Management of Alliance therefore anticipates that once the offer becomes unconditional, virtually all of the holders of the Alliance shares will accept the offer. Under U.K. law, when the holders of at least 90% of the outstanding shares of Alliance have accepted the offer, new Alliance may compel the remaining Alliance shareholders to accept the offer.

     The Result of the Reincorporation and the Offer. As a result of the foregoing, upon consummation of the transactions, if all of the Alliance shareholders accept the offer, the Alliance shareholders will hold 98% of the outstanding shares of new Alliance, and the current shareholders of American Rivers will own 2% of the outstanding shares of new Alliance common stock. For accounting purposes, the assets and liabilities of new Alliance and its subsidiaries on a consolidated basis immediately after the consummation of the transactions will be substantially identical to the assets and liabilities of Alliance and its subsidiaries on a consolidated basis immediately prior to the transactions.

     In addition, after the transactions new Alliance will have outstanding warrants to purchase up to 6,157,274 shares of new Alliance common stock at prices varying from $0.__ to $___ per share, options to purchase up to 3,040,000 shares of new Alliance common stock at prices varying from $0.__ to $___ per share and equity securities convertible into up to 15,000,000 shares of common stock depending on the production and reserves attributable to the company's U.K. interests. See "Security Ownership." All of these instruments will provide the holders rights on terms that are substantially similar to the terms of their existing arrangements with Alliance.

     The transactions will result in changes in the rights and obligations of current Alliance and American Rivers shareholders under applicable corporate laws. For an explanation of these differences, see "Comparative Rights of Shareholders."

Conditions to the Transactions and Effective Time

     The obligation of each of the parties to the Exchange and Merger Agreement is subject to the satisfaction of the following conditions at or prior to the time the merger becomes effective:

     1. The shareholders of American Rivers must have approved the reincorporation.

     2. The holders of at least a majority of the ordinary shares of Alliance must have accepted the offer.

     3. No action, suit or proceeding is pending or threatened in which an unfavorable ruling would prevent any of the transactions; cause any of the transactions to be rescinded following completion; cause new Alliance, Alliance or American Rivers, or any of their officers or directors, to become liable for any material damages; or affect adversely the right of new Alliance to own the former assets or to operate the former businesses of American Rivers.

     4. There has not been any statute, rule or regulation enacted, promulgated or deemed applicable to the transactions by any governmental entity that prevents the transactions.

     5. New Alliance must have entered into agreements with the holders of Alliance's warrants, convertible loan notes and convertible restricted voting shares providing for issuance of warrants, convertible shares or common stock to those holders on substantially the same terms as those instruments currently provide with respect to Alliance.

     The transactions will become effective when these conditions have been met, which we anticipate will be promptly after the meeting of the American Rivers shareholders.

Termination

     The Exchange and Merger Agreement may be terminated and the reincorporation may be abandoned at any time, either before or after approval by the shareholders of American Rivers by action of the boards of directors of both American Rivers and Alliance.

        PROCEDURE FOR ACCEPTANCE OF THE OFFER BY ALLIANCE SHAREHOLDERS

     To accept the offer, Alliance shareholders must complete and return the Form of Acceptance included with this document, whether or not their Alliance shares are in CREST. The completed Form of Acceptance together with the share certificates for the Alliance shares or other documents of title should be returned by post or by hand to [
] in each case as soon as possible but in any event so as to be received no
later than 3.00 pm [London time] on   .  ,      .              1999.  A postage
paid reply envelope is enclosed for your convenience. To accept the offer for all your Alliance shares, you must complete the enclosed Form of Acceptance in the presence of a witness, in accordance with the instructions on the form.

     To accept the offer for less than all your Alliance shares you must indicate on the form the number of Alliance shares for which you wish to accept the offer.

     Further details relating to the procedure for acceptance of the offer are set out in Appendix D.

Alliance Shares in uncertificated form (in CREST).

     If your Alliance shares are in uncertificated form, you must indicate on the Form of Acceptance the participant ID and member account ID under which your Alliance shares are held in CREST and otherwise complete and return the Form of Acceptance as described in detail in Appendix D to this document.

If you are in any doubt as to the procedure for acceptance, please contact
[ ] by telephone on .    or at   . If you are a CREST sponsored member, you
should contact your CREST sponsor before taking any action.

Consequences Under Federal Securities Laws; Resale of New Alliance Stock

     The new Alliance common stock issuable in connection with the transactions have been registered under the Securities Act. Accordingly, there will be no restrictions upon the resale or transfer of such shares by stockholders, except for those unitholders or stockholders who are considered "affiliates" of American Rivers or Alliance, as that term is defined in Rule 144 and Rule 145 adopted under the Securities Act.

     New Alliance stock received by those stockholders who are considered to be "affiliates" of American Rivers or Alliance may be resold without registration only as provided for by Rule 145 or as otherwise permitted under the Securities Act. Persons who may be considered to be affiliates of American Rivers or Alliance generally include individuals or entities that control, are controlled by or are under common control with, American Rivers or Alliance and may include the executive officers and directors of American Rivers and Alliance, as well as some of the principal stockholders of American Rivers and Alliance.

Accounting Treatment

     As a result of the Alliance shareholders owning approximately 98% of the combined company, Alliance will be treated as having acquired American Rivers for accounting purposes. Alliance has treated the business combination as an issuance of securities. Accordingly, the fair value of the tangible net assets of American Rivers has been credited to stockholders' equity.

         VOTING AND PROXY INFORMATION FOR AMERICAN RIVERS SHAREHOLDERS

Special Meeting

     A special meeting of the American Rivers shareholders will be held at
[         ] on [              ], 1999, at [                      ]
(or at any adjournments or postponements thereof) to consider and vote on the proposal to approve the reincorporation and any other matters that may properly come before such meeting. The presence, in person or by proxy, of shareholders holding a majority of the outstanding shares of American Rivers common stock and Class B Common Stock, in the aggregate, will constitute a quorum. Only those
shareholders of record at the close of business on [              ], 1999, as
shown in the records of American Rivers, will be entitled to vote or to grant proxies to vote at the special meeting.

     The vote of any American Rivers shareholder who is represented at the special meeting by proxy will be cast as specified in the proxy. If no vote is specified in a duly executed and delivered proxy, the shares represented by that proxy will be voted FOR the proposal. Any American Rivers shareholder of record who is present at the special meeting in person will be entitled to vote at the meeting regardless of whether the shareholder has previously granted a proxy for the special meeting.

Proxy Solicitation

     The total cost of soliciting proxies will be borne by American Rivers. Proxies may be solicited by officers and regular employees of American Rivers without extra remuneration by personal interviews, telephone and by electronic means. American Rivers anticipates that bank, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to shareholders and those persons will be reimbursed for the related out-of-pocket expenses they incur.

Record Date

     Only those shareholders of record at the close of business on [    ],
1999, as shown in the records of American Rivers, will be entitled to vote or to grant proxies to vote at the special meeting.

Vote Required for Approval

     Approval of the reincorporation requires the affirmative vote of the shareholders of American Rivers holding at least a majority of the outstanding shares of American Rivers common stock and Class B Common Stock, voting as a
single class.  As of [                    ], 1999, there were 3,565,770 shares
of American Rivers common stock and 7,267,820 shares of American Rivers Class B Common Stock outstanding and entitled to vote. The directors and executive officers of American Rivers and their affiliates directly owned, in the aggregate, 5,795,967 shares (approximately 53.5%) of the total number of shares of American Rivers common stock and Class B Common Stock outstanding at the record date. These persons have indicated that they will vote all of their shares of American Rivers common stock and Class B Common Stock for the approval of the reincorporation.

     If any other matters are properly presented at the special meeting for consideration, including consideration of a motion to adjourn the meeting to another time and/or place (including adjournment for the purpose of soliciting additional proxies), the persons named in the proxy card and acting under its authority will have discretion to vote on such matters in accordance with their best judgment.

Proxy Revocation

     Holders of American Rivers common stock whose names appear on the stock records of American Rivers may revoke their proxy card at any time prior to its exercise by:

     - giving written notice of such revocation to the Secretary of American Rivers at 700 East Ninth Avenue, Suite 106, Denver, Colorado 80203;

     -  appearing and voting in person at the special meeting; or

     - properly completing and executing a later-dated proxy and delivering it to Secretary of American Rivers at 700 East Ninth Avenue, Suite 106, Denver, Colorado 80203, at or before the special meeting.

     Presence without voting at the special meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken.

     American Rivers shareholders who hold their American Rivers common stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee in revoking their previously voted shares.

Dissenters' Rights

     Shareholders of American Rivers are entitled to assert dissenters' rights under Article 13 of the Wyoming Business Corporation Act in connection with the reincorporation. A copy of Article 13 is included as Appendix B. The following discussion of dissenters' rights is qualified in its entirety by reference to the provisions of Article 13, which is hereby incorporated by reference.

     Notice of Intent to Demand Payment. Any shareholder who wishes to assert dissenters' rights must do both of the following:

     1. Deliver to American Rivers, before the vote on the reincorporation is taken at the special meeting, written notice of the shareholder's intention to demand payment for the shareholder's shares if the reincorporation is effectuated; and

     2. Not vote the shares in favor of the reincorporation.

     Any shareholder who does not satisfy these requirements is not entitled to demand payment for the shareholder's shares under Article 13.

     Demanding Payment for Shares. If the reincorporation is approved, American Rivers will give a written notice to all shareholders who have satisfied the requirements of Items 1 and 2 above and are entitled to demand payment for their shares. The notice will be given no later than 10 days after the Effective Date of the reincorporation and will describe the procedures dissenting shareholders must follow to demand payment for their shares. The notice will also inform dissenting shareholders of any restrictions on the transfer of their shares after the payment demand is received by American Rivers. Subject to very limited exceptions, the demand for payment and deposit of share certificates are irrevocable.

     Shareholders who do not demand payment and deposit their share certificates in the manner required, and by the date or dates set forth in the dissenters' notice given by American Rivers, are not entitled to payment for their shares under Article 13.

     Payment for Shares. Subject to certain limited exceptions, upon the later of the Effective Date of the reincorporation or the receipt of a payment demand, American Rivers will pay to the dissenting shareholder the amount American Rivers estimates to be the fair value of the dissenting shareholder's shares, plus accrued interest. The payment will be accompanied by, among other things, financial statements of American Rivers, a statement of American Rivers' estimate of the fair value of the shares, and an explanation of how interest was calculated.

     Procedure if Dissatisfied with Payment Amount. If a dissenting shareholder believes that the amount paid or offered by American Rivers is less than the fair value of the shares or that interest due was incorrectly calculated, the shareholder may give written notice to American Rivers of the shareholder's estimate of the fair value of the shares and the amount of interest due and may demand payment of such estimate, less any payment made by American Rivers. A dissenting shareholder waives this right unless the shareholder causes American Rivers to receive the notice within 30 days after American Rivers pays or offers to pay the shareholder for the shares.

     Court Action to Resolve Payment Amount. If any dissenting shareholder demands payment as provided in the immediately preceding paragraph, American Rivers may, within 60 days after receiving the payment demand, commence a proceeding and petition a court to determine the fair value of the shares and accrued interest. If American Rivers does not commence the proceeding within this 60-day period, it must pay to each dissenting shareholder whose demand remains unresolved the amount demanded by the shareholder.

     Each dissenting shareholder who is made a party to the court action is entitled to the amount, if any, by which the court finds the fair value of the dissenting shareholder's shares, plus interest, exceeds the amount paid by American Rivers.

Exchange of Share Certificates

     At the completion of the transactions, all American Rivers shares will cease to be outstanding and will automatically be canceled and retired. Each certificate formerly representing American Rivers shares, other than those held by shareholders who have properly exercised their right to dissent, will represent ownership of the right to receive the new Alliance common stock to which they are entitled as a result of the reincorporation until those certificates are surrendered to the exchange agent. The exchange agent for the transactions is _________________.

Fractional Shares

     You will not receive any fractional shares of new Alliance common stock as a result of the reincorporation. Instead of fractional shares, you will receive, upon surrender of your certificate(s) to the exchange agent, along with the signed letter of transmittal, a number of shares rounded up or down to the nearest whole share. Half shares will be rounded up to the next whole share.

            MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES OF THE
                              MERGER AND EXCHANGE

     In the opinion of Jenkens & Gilchrist, a Professional Corporation, "U.S. Special Tax Counsel" to American Rivers and Alliance, the following are material United States federal tax considerations arising from and relating to the reincorporation merger (the "Merger") and the exchange ("Exchange") of Alliance shares for new Alliance shares that are generally applicable to you if you are a U.S. Shareholder and in some cases if you are a non-U.S. Shareholder. You are a U.S. Shareholder if you are a United States citizen or resident, domestic corporation, domestic partnership, estate subject to United States federal income tax on your income regardless of source, or a trust but only if a court within the United States is able to exercise primary supervision over your administration and one or more United States fiduciaries have the authority to control all of the substantial decisions of the trust. Otherwise, you are a non-U.S. Shareholder.

     This opinion does not address all of the United States federal tax consequences that may be relevant to you in light of your particular circumstances, including:

        . the United States federal income tax consequences to U.S. Shareholders who directly or indirectly own 10 percent or more, by vote or value, of the stock of Alliance;

        . the potential application of the alternative minimum tax; or

        . the United States federal income tax consequences to certain types of investors subject to special treatment under the United States federal income tax laws, such as life insurance companies, broker-dealers, financial institutions, tax-exempt entities, holders of stock who received such stock as compensation, certain United States nonresident alien individuals who were United States citizens or United States lawful permanent residents within the past ten years.

     The explanation of material United States federal tax laws set out below is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations, IRS rulings and pronouncements, reports of congressional committees, judicial decisions and current administrative rulings and practice, all as of the date of this document, and which are subject to change. Any such change could be retroactive and change the United States federal tax consequences discussed below. No advance ruling from the Internal Revenue Service with respect to these matters has been requested. Accordingly, it is possible that the United States federal tax consequences of the Merger and Exchange may differ from those described below. No United States state or local tax considerations are discussed.

     All American Rivers and Alliance shareholders are urged to consult their professional tax advisors regarding the specific tax consequences of the Merger and Exchange, including the applicability of United States federal income tax law, state and local tax laws, the tax laws of any other jurisdiction to which they may be subject; possible future changes in U.S. federal income tax laws; and any pending or proposed legislation.

     The Merger. In the opinion of U.S. Special Tax Counsel, the following are material United States federal income tax considerations arising from and relating to the Merger that are applicable to American Rivers, new Alliance, and you. As described in more detail below, the Merger should qualify as tax-free to American Rivers, new Alliance, and you provided you are a U.S. Shareholder and exchange your shares pursuant to the Merger. This conclusion is based on factual assumptions and reliance on representations from American Rivers, new Alliance and a subsidiary of new Alliance.

     This discussion is based upon United States laws, regulations, rulings and decisions currently in effect, all of which are subject to change, possibly with retroactive effect. No advance income tax ruling has been sought or obtained from the Internal Revenue Service regarding the tax consequences of any of the transactions. Accordingly, the United States federal income tax consequences to you, American Rivers, and new Alliance of the Merger may differ from those described below.

     Consequences of the Merger to American Rivers Shareholders. The Merger of American Rivers into a subsidiary of new Alliance should qualify as a tax-free reorganization. If you are a U.S. Shareholder of American Rivers and exchange your shares pursuant to the Merger, you should not recognize any gain or loss on the Merger for United States federal income tax purposes. Your basis and holding period in the shares of new Alliance common stock received in such exchange pursuant to the Merger, should be the same as your respective basis and holding period in the stock in American Rivers exchanged therefor in the Merger.

     In contrast, if you are an U.S. Shareholder of American Rivers and exercise your dissenter's rights in accordance with the standards described in the section above entitled "Dissenters' Rights", the conclusions in the immediately preceding paragraph concerning the tax treatment and the various consequences thereof to American Rivers shareholders do not apply. As a result, if you are a U.S. Shareholder of American Rivers and the conditions contained in this paragraph apply, you will recognize taxable gain or loss equal to the difference between (i) the payment you receive from American Rivers calculated to be the fair market value of your shares and (ii) your adjusted tax basis in the shares of American Rivers common stock. The gain or loss will generally be a capital gain or loss provided the shares are held as a capital asset as defined in
Section 1221 of the Code. Any capital gain or loss will be a long-term capital gain or loss if your holding period for United States federal income tax purposes in such shares is more than 1 year as of the date of the exchange.

     If you are a non-U.S. Shareholder and you own and have owned 5% or less of the total fair market value of common stock of American Rivers during the 5 year period ending on the date of the Merger, you should not be subject to United States federal income tax or withholding tax with respect to the exchange of your shares of American Rivers pursuant to the Merger. If you are a non-U.S. Shareholder who does not meet the foregoing criteria, you are urged to consult your own tax advisors regarding your particular United States federal tax consequences.

     Consequences of the Merger to American Rivers and new Alliance. The Merger should qualify as tax-free to American Rivers and new Alliance with the following United States federal income tax consequences:

        . New Alliance (through via its subsidiary) will recognize no gain or loss on the receipt of American Rivers' assets;

        . American Rivers will recognize no gain or loss on the distribution of its assets to a subsidiary of new Alliance;

        . New Alliance (through via its subsidiary) will take a tax basis in the assets of American Rivers equal to American Rivers' tax basis immediately prior to the Merger; and

        . New Alliance's (through via its subsidiary) holding period in the American Rivers assets received will include American Rivers' holding period in such assets.

     The Exchange.

     In the opinion of U.S. Special Tax Counsel, the following are material United States federal income tax considerations arising from and relating to the Exchange that are applicable to Alliance, new Alliance and you. As described in more detail below, the Exchange should qualify as tax-free to Alliance, new Alliance and you provided you accept the offer and are either a non-U.S. Shareholder or you are a U.S. Shareholder and shareholders owning at least 80 percent of the ordinary shares exchange their shares pursuant to the offer.
This conclusion is based on factual assumptions and reliance on representations from Alliance and new Alliance.

     This discussion is based upon United States laws, regulations, rulings and decisions currently in effect, all of which are subject to change, possibly with retroactive effect. No advance income tax ruling has been sought or obtained from the Internal Revenue Service regarding the tax consequences of any of the transactions. Accordingly, the United States federal income tax consequences to you, Alliance and new Alliance of the Exchange may differ from those described below.

     U.S. Shareholders. The following discussion applies if you are a U.S. Shareholder and

        . you hold Alliance ordinary shares and/or will hold shares of new
          Alliance common stock as "capital assets" within the meaning of
          Section 1221 of the Code;

        . your ownership, receipt or disposition of ordinary shares of Alliance and/or New Alliance common stock is not attributable to a permanent establishment in a country other than the United States for purposes of an income tax treaty to which the United States is a party;

        . you are not a resident of a country other than the United States for purposes of an income tax treaty to which the United States is a party; and

        . you do not and have not actually or constructively owned 10 percent or more of the voting stock of Alliance at any time in the 5-year period ending immediately prior to the Exchange.

If you are a U.S. Shareholder and do not meet one or more of the foregoing criteria, you should consult your tax advisors regarding your particular United States federal income tax consequences.

     The Exchange --Greater than 80 Percent Acceptance.

     The United States federal income tax consequences of the Exchange of Alliance common stock, pursuant to the offer in exchange for common stock in new Alliance to you depends upon whether shareholders owning at least 80 percent of the ordinary shares exchange their shares pursuant to the offer. If shareholders owning at least 80 percent of the ordinary shares exchange all of their shares pursuant to the offer, the Exchange should qualify as a reorganization within the meaning of Section 368(a) of the Code with the following United States federal income tax consequences provided you accept the offer:

        . You will not recognize gain or loss from the Exchange;

        . The United States federal income tax basis of the new Alliance common stock you receive pursuant to the Exchange will be the same as the tax basis of the ordinary shares of Alliance you surrender in exchange therefor; and

        . The holding period for the shares of new Alliance common stock acquired in the Exchange will include the holding period of the ordinary shares of Alliance surrendered in exchange therefor.

     If you do not accept the offer, and shareholders owning at least 90 percent of the value of the ordinary shares of Alliance do not exchange their shares pursuant to the offer, your nonacceptance of the offer will not have any United States federal income tax consequences to you. In contrast, if you do not accept the offer and shareholders owning at least 90 percent of the value of the ordinary shares of Alliance exchange all of their shares pursuant to the offer, your shares in Alliance will be exchanged for shares in new Alliance and you will be subject to the United States federal income tax consequences discussed in this section as if you had accepted the offer.

     Internal Revenue Service Notice Requirement

     If you receive common stock of new Alliance in the Exchange and take the position that such Exchange is eligible for tax-free nonrecognition treatment, you are required to file a notice with the Internal Revenue Service on or before the last day for filing a United States federal income tax return (taking into account any extensions of time therefor) for your taxable year in which the Exchange occurs if you would have realized a gain had the Exchange been taxable. The notice must contain the information specifically enumerated in Section 7.367(b)-1 of the United States Treasury Regulations, and you are advised to consult your tax advisors for assistance in preparing that notice. If you are required to give notice as described and do not, and if you fail to establish reasonable cause for the failure, the Internal Revenue Service will be required to determine, based on all of the facts and circumstances, whether the Exchange is eligible for nonrecognition treatment. In making the determination, the Internal Revenue Service may conclude:

        . that the Exchange is eligible for nonrecognition treatment, despite any noncompliance;

        . that the Exchange is eligible for nonrecognition treatment, provided that certain other conditions imposed by the United States Treasury Regulations are satisfied; or

        . that the Exchange is not eligible for nonrecognition treatment and that any gain recognized will be taken into account for purposes of increasing the tax basis of your shares of common stock in new Alliance received in the Exchange.

Nevertheless, the failure of another U.S. Shareholder to satisfy the foregoing notice requirements should not bar you from receiving nonrecognition treatment with respect to the Exchange if you satisfy the requirements listed above.

     The Exchange --Less than 80 Percent Acceptance.

     If shareholders owning at least 80 percent of the ordinary shares do not exchange their shares pursuant to the offer, the Exchange should not qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. If the Exchange does not qualify as reorganization, the conclusions in the immediately preceding paragraphs concerning tax treatment and the various consequences thereof do not apply. As a result, if you are a U.S. Shareholder and you exchange your shares under those circumstances, you will recognize taxable gain or loss equal to the difference between (i) the sum of the fair market value of the new Alliance common stock received in the Exchange on the date of the Exchange and (ii) your adjusted tax basis in the ordinary shares of Alliance you exchanged on the date of the Exchange. The gain or loss will generally be a capital gain or loss provided the shares are held as a capital asset as defined in Section 1221 of the Code. Any capital gain or loss will be a long-term capital gain or loss if your holding period for United States federal income tax purposes in such shares is more than 1 year as of the date of the Exchange.

     Passive Foreign Investment Company Considerations. For United States federal income tax purposes, Alliance generally will be classified as a passive foreign investment company as defined in Section 1297 of the Code ("PFIC") for any taxable year during which either:

     . 75 percent or more of its gross income is passive income, as defined for United States federal income tax purposes; or

     . on average for such taxable year, 50 percent or more of its assets by value produce or are held for the production of passive income.

     For purposes of applying these tests, all or some of the assets and gross income of Alliance's subsidiaries will be attributed to it. While there can be no assurance with respect to the classification of Alliance as a PFIC, Alliance believes that it was not a PFIC during any taxable year ending at or prior to consummation of the Exchange. In connection with the transaction contemplated in this document, U.S. Special Tax Counsel will not be rendering an opinion with regard to the Alliance's status as a PFIC. In addition, Alliance has not asked, nor does it intend to ask, for a ruling from the Internal Revenue Service addressing whether Alliance has been a PFIC during any taxable year ending at or prior to the consummation of the Exchange. There is always the risk that the Internal Revenue Service could determine that Alliance has been a PFIC and that you may be subject to the PFIC rules set forth below.

     This summary of the possible application of the PFIC rules to you is only a summary of certain aspects of those rules. Because the United States federal income tax consequences to you under the PFIC provisions may be significant, you are urged to discuss those consequences with your tax advisors.

     Non-U.S. Shareholders. The following discussion applies to you if you are a non-U.S. Shareholder and

        . you hold ordinary shares of Alliance or will hold shares of common stock in new Alliance as capital assets within the meaning of Section 1221 of the Code;

        . you do not actually or constructively own, nor have you at any time in the preceding five-year period actually or constructively owned, five percent or more of the stock of Alliance;

        . your ownership, receipt or disposition of ordinary shares in Alliance and/or common stock in new Alliance is not attributable either to the conduct of a trade or business in the United States or to a permanent establishment in the United States;

        . you are not a resident of the United States for purposes of United
          States federal income tax law or an income tax treaty to which the United States is a party; and

        . you are not subject to tax pursuant to the provisions of the Code applicable to some United States expatriates.

If you are a non-U.S. Shareholder who does not meet one or more of the foregoing criteria, you are urged to consult your own tax advisors regarding your particular United States federal tax consequences.

     The Exchange. Whether or not the Exchange qualifies as a tax-free reorganization within the meaning of Section 368(a) of the Code, you will not generally be subject to United States federal income tax on gain recognized, if any, upon the Exchange unless:

     . the gain is effectively connected with the conduct of a trade or business within the United States by you;

     .  the gain is attributable to a permanent establishment in the United
        States;

     . you are a nonresident alien and hold shares of Alliance common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year and certain other circumstances are present; or

     . you are subject to tax pursuant to the provisions of the Code applicable to some United States expatriates.

If you would be subject to United States federal income tax on such gains and take the position that the exchange of shares of common stock in Alliance for shares of common stock in new Alliance is eligible for nonrecognition treatment, you will be required to file a notice with the Internal Revenue Service. See "U.S. Shareholders- Internal Revenue Service Notice Requirement" above.

     Dividends on new Alliance Common Stock. Generally, dividends received by you with respect to new Alliance common stock will be subject to United States withholding tax at a rate of 30 percent, which rate may be subject to reduction by an applicable income tax treaty. For example, the withholding rate is generally 15 percent on dividends paid to residents of the United Kingdom who qualify for the benefits of the income tax treaty between the United States and the United Kingdom which is reduced to 5 percent on dividends paid to corporate residents of the United Kingdom who control, directly or indirectly at least 10 percent of the voting stock of the payor and who qualify for the benefits of the income tax treaty between the United States and the United Kingdom. If the dividends you receive are effectively connected with the conduct of a United States trade or business or are attributable to a permanent establishment in the United States of yours, they will be taxed at the graduated rates that are applicable to United States citizens, resident aliens and domestic corporations and will not be subject to United States withholding tax if you give an appropriate statement to the withholding agent in advance of the dividend payment. A non-U.S. Shareholder that is a corporation may be subject to an additional branch profits tax on effectively connected dividends, with certain adjustments.

     Sale of new Alliance Common Stock. You will generally not be subject to United States federal income tax on gain recognized, if any, upon the sale of shares of new Alliance common stock unless:

     . the gain is effectively connected with conduct of a trade or business within the United States;

     .  the gain is attributable to a permanent establishment in the United
        States;

     . you are a nonresident alien individual and hold the new Alliance common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year and other specific circumstances are present;

     . you are subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates;

     . New Alliance is or has been a "United States real property holding corporation" ("USRPHC") for United States federal income tax purposes, as such term is defined by Section 897(c) of the Code, and you owned directly or pursuant to attribution rules at any time during the five year period ending on the date of the disposition more than 5 percent of the value or vote of new Alliance common stock; or

     . New Alliance ceases to be regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code prior to the sale.

Alliance believes that the as of the date of the Exchange, new Alliance will not be a USRPHC and that new Alliance common stock will be treated as being traded on an established exchange.

     Estate Tax. New Alliance common stock owned, or treated as owned, by an individual who is a non-U.S. Shareholder may be includible in his or her gross estate for United States federal estate tax purposes and thus may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

     Information Reporting and Backup Withholding. New Alliance must report annually to the Internal Revenue Service and to you and all other shareholders the amount of dividends paid that year, and the tax withheld with respect to such dividends, if any. These information reporting requirements apply regardless of whether withholding tax was reduced by an applicable income tax treaty. Copies of these information returns reporting such dividends and withholding are generally made available to the tax authorities in the country in which a non-U.S. Shareholder resides under the provisions of an applicable income tax treaty or other agreement with the tax authorities in that country.

     In general, information reporting requirements may apply to dividend distributions on new Alliance common stock, or the proceeds of a sale or exchange of new Alliance common stock. A 31 percent backup withholding tax may apply to these payments unless the payment comes within a specific exempt category or you are a corporation or come within a specific exempt category and, when required, demonstrate your exempt status or provide a correct taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules. If you are required to provide your correct taxpayer identification number and fail to do so, you may be subject to penalties imposed by the Internal Revenue Service.

     United States backup withholding tax generally will not apply to dividends paid on new Alliance common stock that are subject to the 30 percent or reduced treaty rate of withholding previously discussed or on which withholding is not otherwise required pursuant to section 1.1441-4(a) and (f) of the United States Treasury Regulations, provided any documentation necessary to establish your status is properly furnished. Under current law, dividends paid on new Alliance common stock to you at an address outside the United States are generally exempt from backup withholding tax, but not from 30% withholding rate, as discussed above.

     On October 14, 1997 the Internal Revenue Service issued final regulations which affect your United States taxation. Under the these regulations, for dividends paid after December 31, 2000, a non-United States person must generally provide proper documentation indicating their status to a withholding agent in order to avoid backup withholding tax. However, dividends paid to exempt recipients, not including individuals, will not be subject to backup withholding even if such documentation is not provided if the withholding agent is allowed to rely on certain presumptions concerning the recipient's non-United States status (i.e. payment to an address outside the United States).

     If you are a non-U.S. Shareholder, payments of proceeds from the sale of shares of common stock in New Alliance by you made to or through a non-United States office of a broker generally will not be subject to information reporting or backup withholding. However, payments made to or through a non-United States office of a United States broker or a non-United States office of a non-United States broker that has certain specified connections with the United States, are generally subject to information reporting, but not backup withholding unless you certify your non-United States status under penalties of perjury or otherwise establish your entitlement to an exemption. Payments of proceeds from the sale of new Alliance common stock by you made to or through a United States office of a broker are generally subject to both information reporting and backup withholding at a rate of 31 percent unless you certify your non-United States status under penalties of perjury or otherwise establish your entitlement to an exemption.

     Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a credit against your United States federal income tax, provided that the required information is furnished to the Internal Revenue Service.


                       COMPARATIVE RIGHTS OF SHAREHOLDERS

     When the transactions are completed, the former shareholders of Alliance, which is a U.K. public limited company, and American Rivers, a Wyoming company, will become shareholders of new Alliance, a Delaware company. Differences between U.K., Wyoming and Delaware law will result in various changes in the rights of shareholders of Alliance and American Rivers.

     The following is a summary of the rights of the shareholders of Alliance and American Rivers compared to those of new Alliance shareholders under applicable law and charter documents. This summary does not purport to be complete and is qualified in its entirety by reference to new Alliance's Certificate of Incorporation and Bylaws, which are exhibits to the registration statement of which this proxy statement is a part.


                             Alliance Shareholders
                                  (U.K. law)
                           -------------------------

Under English law, notwithstanding any provision to the contrary in a company's articles of association, an extraordinary general meeting of shareholders may be called by a request of shareholders holding not less than one-tenth of the paid-up capital of the company having voting rights at general meetings.


                         American Rivers Shareholders
                                 (Wyoming law)
                      ----------------------------------

                  Right to Call Meetings and Submit Proposals

As permitted by Wyoming law, American Rivers' Bylaws provide that a special meeting of shareholders may be called by (i) the president, (ii) the Board of Directors, or (iii) the president at the request of the holders of not less than 10% of all shares entitled to vote at the meeting.


                           New Alliance Shareholders
                                (Delaware law)
                      ----------------------------------

As permitted by Delaware law, new Alliance's Bylaws provide that a special meeting of shareholders may be called at any time only by the Chairman of he Board of Directors or a majority of the members of the Board of Directors then in office. In addition and as permitted by Delaware law, the Certificate of Incorporation sets out requirements for submission of proposals at an annual meeting. A stockholder must give timely notice to the Secretary of the Corporation which notice must include (i) a description of the business to be brought before the annual meeting and reasons for conducting such business, (ii) the name and address of the stockholders making and supporting such proposal, (iii) the class and number of shares of new Alliance owned by each stockholder making and supporting the proposal, (iv) a description of any interest of the stockholder in the proposal and (v) a representation that the stockholder is a holder of record of new Alliance and intends to appear in person or by proxy at the meeting to present the proposal.


                        Conduct of Shareholder Meetings

An ordinary resolution requires 14 clear days' notice and requires a majority vote of those present and voting. An extraordinary resolution requires 14 clear days' notice and a three-quarters majority vote of those present and voting. A special resolution requires 21 clear days' notice and a three-quarters majority vote of those present and voting. An annual general meeting requires 21 clear days' notice regardless of the type of resolution to be proposed. The term "clear days' notice" means calendar days and excludes the day of mailing, the deemed date of receipt of such notice (normally the day following such mailing, if sent by first class mail) and the date of the meeting itself. "Extraordinary resolutions" are limited to certain matters out of the ordinary course of business, such as a proposal to wind up the affairs of the company. Proposals that are the subject of "special resolutions" include proposals to change the name of a company, to alter a company's capital structure (but not to increase an existing class of share capital), to change or amend the rights of shareholders, to amend a company's and Articles of Association and to carry out certain other matters. Most other proposals relating to the ordinary course of a company's business, such as the election of directors, are the subject of an ordinary resolution. Notice of any type of meeting must state the place, date and hour of the meeting and the general nature of the business to be transacted at the meeting.

As permitted by Wyoming law, American Rivers' Articles of Incorporation require that all matters which pursuant to statute requires the vote of two-thirds of the outstanding shares entitled to vote thereon, must be approved or authorized by a majority of the shares entitled to vote on the matter. Written notice, stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose for which the meeting is called must be delivered to each shareholder entitled to vote at the meeting no fewer than ten nor more than sixty days before the meeting.

Under Delaware law, all matters required to be approved by shareholders must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of new Alliance Common Stock. Written notice of a meeting of shareholders must be given, personally or by mail, not fewer than ten nor more than sixty days before the meeting (unless otherwise required by law) to each shareholder entitled to vote at such meeting. This notice must state the place, date and hour of the meeting and the purpose or purposes for which the meeting is called.

                          Right to Shareholder Lists

The register of shareholders and index of shareholders' names of an English company may, in general, be inspected by a shareholder during business hours without charge, and by other persons upon payment of a charge. Any person may request to be supplied with a copy of the whole or part of the register upon payment of a charge.

Under Wyoming law, any shareholder has the right to inspect the shareholder list during the period beginning two days after notice of a meeting of shareholders and continuing throughout the meeting. Otherwise, only holders of at least 5% of the outstanding shares who have been shareholders for at least six months have the right to inspect the shareholder list, provided they give five days written notice and the demand to inspect the list is made in good faith and for a proper purpose.

Shareholders of new Alliance have the right, in person or by attorney or other agent, upon written demand stating the purpose thereof, during usual business hours, to inspect for any proper purpose a list of the names, addresses and shares held by shareholders.


                   Right to Inspection of Books and Records

A shareholder of any English company may inspect the minutes of shareholder meetings and obtain copies (within 7 days) upon payment of a charge.

Shareholders are not entitled to inspect the accounting records of a company or minutes of directors' meetings. However, the Secretary of State of Trade and Industry may, on the application of at last 200 shareholders or of shareholders holding not less than 10% of the issued share capital of a company, appoint inspectors to investigate the affairs of the company and inspect all documents relating of or to the company.

Certain registers required to be kept by a company are open to public inspection, including, the Register of Directors and Secretaries, Register of Directors' Interest in Shares and Debentures, Register of Charges, the Register of Debenture Holders and the Register of Interests in Shares. Service contracts of directors of the company are available for inspection in certain circumstances and at certain times. Copies of instruments creating charges that are registrable with the Registrar of Companies together with any other charges in the Register of Charges of the company must be kept and be made available for inspection by shareholders and creditors without charge.

Under Wyoming law, any shareholder of American Rivers may inspect or copy the "Corporate Records" of the corporation (as defined in the Wyoming Business Corporation Act), upon written demand five business days before the date on which he intends to inspect or copy such "Corporate Records". However, only a shareholder who has been of record for at least six months immediately preceding the demand and who is a holder of 5% of all outstanding shares may inspect accounting records, excerpts of minutes of the board of directors or shareholders, to the extent not subject to inspection under the general rule, and the record of shareholders (with the rules differing on inspection of this record before a meeting of shareholders) in good faith and for a proper purpose so described in the demand.

Under the Delaware law, any shareholder of new Alliance, upon written request stating the purpose of the inspection, has the right to inspect for any proper purpose new Alliance's books and records, and to make copies of those records.


                              Voting Requirements

Under English law, the voting rights of shareholders are governed by the Companies Act 1985 of the United Kingdom, as amended, and by company's articles of association. Shareholders have the statutory right to demand a poll (a vote by the number of shares held rather than by a show of hands) at a general meeting in certain circumstances. Under Alliance's Articles of Association, a poll may be demanded at any general meeting by (i) the chairman of the meeting,
(ii) at least three shareholders present in person or by proxy and having the right to vote at the meeting, (iii) a shareholder or shareholders present in person or by proxy representing not less than 10% of the total voting rights of all the shareholders having the right to vote at the meeting or (iv) a shareholder or shareholders present in person or by proxy holding shares conferring a right to vote at the meeting, being shares on which an aggregate sum has been paid-up equal to, but not less than 10% of the total sum paid-up on all the shares conferring that right.

Cumulative voting is essentially unknown under English law. Alliance's Articles of Association specify that two persons entitled to vote on the business to be transacted shall constitute a quorum.

Subject to any special rights or restrictions attached to any shares, on the show of hands, every shareholder who is present in person or is present by a duly authorized representative at any meeting by proxy and is entitled to vote shall have one vote, and on a poll every shareholder who is present either personally or by proxy and is entitled to vote shall have one vote for every ordinary share held by him.

If there is a failure by a shareholder within 14 days to comply with a request made by Alliance to disclose certain information regarding his shares under
Section 212 of the Companies Act, the Board may suspend the shareholder's voting rights in relation to such shares.

As permitted by Wyoming law, American Rivers' Bylaws provide that each outstanding share, regardless of class is entitled to one vote on each matter voted on at a shareholder's meeting.

Under Wyoming law, voting by shareholders for directors is non-cumulative unless provided otherwise in the articles of incorporation. American Rivers' Articles do not provide for cumulative voting. Under non-cumulative voting, each shareholder entitled to vote for directors may vote, for each director, the number of votes equal to the number of shares held by the shareholder. Since voting is non-cumulative, the holders of a majority of the voting stock may elect all of the Directors.

As permitted by Wyoming law, the Bylaws of American Rivers provide that action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the holders of all shares entitled to vote on the action.

Delaware law provides that, unless otherwise provided in a company's certificate of incorporation, each shareholder is entitled to one vote for each share of stock held by such shareholder, on each matter submitted to a vote of shareholders of the company. New Alliance's Certificate of Incorporation provides that a shareholder is entitled to one vote for each share of new Alliance's Common stock held by such shareholder.

Under the Delaware law, voting by shareholders for directors is non-cumulative unless provided otherwise in the certificate of incorporation. New Alliance's Certificate of Incorporation does not provide for cumulative voting. Therefore, new Alliance will employ non-cumulative voting. Since voting is non-cumulative, the holders of a majority of the voting stock may elect all of the Directors.

As permitted by Delaware law, new Alliance's Certificate of Incorporation requires that any action required or permitted to be taken by the stockholders of new Alliance be effected at a duly called annual or special meeting and not by any consent in writing by the stockholders.


                          Distributions and Dividends

Holders of Alliance shares are entitled to received such dividends as may be declared by the Board of Directors of Alliance. Alliance's credit agreements with its lenders prohibit Alliance from paying dividends. In addition, Alliance is precluded from paying dividends until such time as its retained loss is cleared or canceled by court order. Alliance has not paid any dividends on its outstanding ordinary shares during the last five years.

Wyoming law provides that dividends may be paid, unless after giving effect to such distribution, the corporation would not be able to pay its debts as they come due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities, plus (unless the corporation's articles of incorporation permit otherwise) the amount needed to satisfy preferential distributions. The Articles of Incorporation of American Rivers provide that the Board may declare dividends on its outstanding shares and pay such dividends out of any funds legally available therefor at such times and in such amounts as the Board may determine.

New Alliance's Certificate of Incorporation provides that the Board of Directors may declare dividends upon the issued and outstanding shares of new Alliance's Common Stock, subject to the prior payment of dividends upon any series of preferred stock outstanding. The ability of new Alliance's Board of Directors to declare dividends for holders of the common stock will only be limited by the rights and priority of any holders of new Alliance preferred stock.

                                   Dilution

Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any shares in the capital of Alliance may be issued with such special rights, privileges or restrictions as Alliance in general meeting may (before the issuance of such shares) from time to time determine.

Alliance may from time to time by ordinary resolution of shareholders increase its capital by the creation of new shares, consolidate all or any of its shares into shares of a larger amount than its existing shares and

American Rivers' Certificate of Incorporation permits the issuance of additional shares of common stock or shares of preferred stock, pursuant to which the interests in the assets, liabilities, cash flow and results of operations of American Rivers may be diluted. American Rivers' Board of Directors by resolution may establish one or more classes or series of preferred stock having the number of shares, designations, relative voting rights, preferences, and limitations that the Board of Directors fixes without any shareholder approval.

Under Wyoming law, shareholders are denied preemptive rights unless preemptive rights are provided for in the articles of incorporation. American Rivers' Articles of Incorporation do not provide for preemptive rights.

New Alliance's Certificate of Incorporation permits the issuance of additional shares of common stock or shares of preferred stock, pursuant to which the interests in the assets, liabilities, cash flow and results of operations of new Alliance represented by the shares of new Alliance Common Stock may be diluted. Issuances of additional shares of common stock or preferred stock could adversely affect existing shareholders' equity interest in new Alliance and the market price of the common stock. New Alliance's Board of Directors by resolution may establish one or more classes or series of preferred stock having the number of shares, designations, relative voting rights, preferences, and limitations that the Board of Directors fixes without any shareholder approval.

Under the Delaware law, shareholders are denied preemptive rights unless preemptive rights are provided for in the certificate of incorporation. New Alliance's Certificate of Incorporation currently does not provide for preemptive rights.


                                  Liquidation

Alliance's Articles of Association provide that if the Company is wound up, a court-appointed liquidator may, with the authority of an extraordinary resolution and any other sanction required by law, divide among the shareholders in specie the whole or any part of the assets of Alliance, and for that purpose, set such values as he deems fair upon the property to be divided, and determine how the division shall be carried out between the shareholders. The liquidator may, with like authority, vest any part of the assets in trustees benefit for shareholders as he, with like authority shall think fit.

American Rivers' Articles of Incorporation provide that when a compromise or arrangement is proposed between the corporation and its creditors and/or between the corporation and its shareholders, any court of equitable jurisdiction may, on the application of the corporation or of a majority of its stock, or on the application of a receiver or trustee in dissolution, order a meeting of the creditors and/or shareholders. If a majority in number representing at least three-fourths in amount of the creditors and/or holders of the majority of the stock of the corporation agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of that compromise or arrangement, that compromise or arrangement and/or reorganization shall, if sanctioned by the court, be binding on all creditors and/or shareholders of the corporation.

Under Wyoming law, a dissolved corporation continues its corporate existence but may not carry on any business except what is appropriate to liquidate its business, which includes discharging its liabilities and distributing remaining property among its shareholders according to their interests. American Rivers could also be administratively or judicially dissolved, if they met the grounds for such dissolution.

New Alliance's Certificate of Incorporation provides that when a compromise or arrangement is proposed between the corporation and its creditors and/or between the corporation and its stockholders, any court of equitable jurisdiction within the state of Delaware may, on the application of the corporation or of any creditor or any stockholder of the corporation or on the application of a receiver or trustee in dissolution under Sections 279 and 291 of Title 8 of the Delaware Code, order a meeting of the creditors and/or stockholders. If a majority in number representing three-fourths in value of the creditors and/or stockholders agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of that compromise or arrangement, that compromise or arrangement and/or reorganization shall, if sanctioned by the court, be binding on all creditors and/or stockholders of the corporation.

Upon dissolution, the corporation or the receiver or trustee of the corporation are to pay all claims according to their priority, and among claims of equal priority, ratably to the extent of assets legally available for distribution, except that a receiver or trustee may determine which claims are valid and all others must submit certain records to the trustee or receiver for examination. If the claim is disallowed, the creditor may appeal to the Court of Chancery within 30 days of such determination.


                                Transferability

There are, in general, no restrictions in Alliance's Articles of Association on the transferability of fully-paid ordinary shares. The board may in its absolute discretion, and without giving a reason therefor, decline to register a transfer of any share that is not fully-paid to a person of whom it does not approve or of any share over which it has a lien. The board may also in certain circumstances, decline to register a transfer of a share in respect of which the shareholder has not replied to a request by the company as to the identity of persons interested in such share.

American Rivers' Shares are transferable on American Rivers' books by the holder of record or by a legal representative who furnishes proper evidence of authority to transfer, or by an attorney authorized by a power of attorney which is duly executed and filed with the Secretary of the corporation, along with surrender for cancellation of the share certificate.

New Alliance's Shares are transferable on new Alliance's books by the holder of record, by a transfer agent for the stock, or by an attorney authorized by a power of attorney which is duly executed and filed with the Secretary of the corporation, along with surrender of the share certificate properly endorsed or accompanied by a duly executed transfer power.


                               Redemption Rights

Holders of Alliance ordinary shares will have no right to surrender their shares in exchange for the pro rata share of Alliance's net assets attributable to such shares, and the ordinary shares are not redeemable. If Alliance shareholders so authorize, Alliance may repurchase its shares, as permitted by law. Any shares repurchased must be canceled.

Holders of American Rivers' Common Stock and Class B Common Stock do not have any right of redemption.

New Alliance Common Stock is not redeemable.


                               Change of Control

For a company such as Alliance listed on the London Stock Exchange, shareholder approval may be required for certain acquisitions or disposal of assets involving directors or substantial shareholders or their associates.

The Wyoming Management Stability Act restricts the ability of a "Qualified Corporation", which includes certain publicly traded corporations incorporated in Wyoming generally having at least $10,000,000 of assets and in excess of 1,000 record stockholders and with substantial operations in the state, to engage in certain "business combinations" with an "interested shareholder" for three years following the date on which the shareholder acquired 15% or more of the outstanding voting stock of the

New Alliance is subject to the provisions of Section 203 of Delaware law, which restricts "business combinations" involving a company and an "interested shareholder" for three years following the date on which the shareholder acquired 15% or more of the outstanding voting stock of the company, unless certain statutory exceptions are satisfied.


                                Indemnification

Under English law, Alliance may only indemnify its officers and directors against liabilities they incur in defending proceedings (whether civil or criminal) in which (i) a judgment has been given in the indemnitee's favor, (ii) the indemnitee is acquitted or (iii) relief has been granted to the indemnitee by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of Alliance or its subsidiaries. The Articles of Association of Alliance provide that directors and officers of Alliance will be entitled to the benefit of this indemnification.

As permitted by Wyoming law, American Rivers' Articles of Incorporation provide that American Rivers shall indemnify any person who is or was a director to the maximum extent provided by statute. American Rivers shall indemnify any person who is or was an officer, employee or agent of American Rivers who is not a director to the maximum extent provided by law and if provided by resolution of American Rivers' shareholders or directors, or in a contract. Wyoming law permits indemnification of officers and directors against liability and expenses incurred in derivative or third-party actions if the indemnitee acted in good faith and he or she reasonably believed the acts were in or at least not opposed to the best interests of the corporation. Wyoming law also permits the advancement of expenses to an officer or director related to a proceeding, contingent on the involved person's commitment to repay any such advance if it is ultimately determined that he or she is not entitled to indemnification.

Section 145 of the Delaware law permits a corporation to indemnify any person who is, or is threatened to be made, a party to any suit owing to the fact that the person is or was a director, officer, employee or agent acting on behalf of the corporation, subject to a determination by the board of directors that the person has met certain standards of conduct. Section 145 also provides that it is not exclusive of any other rights to indemnification or advancement of expenses. New Alliance's Certificate of Incorporation requires indemnification of any director or officer or any legal representative of any director or officer of new Alliance who is, or is threatened to be made a party to such a suit to the fullest extent permitted by Delaware law and permits indemnification of any employee, attorney, agent or representative to the fullest extent permitted by Delaware law. New Alliance's Certificate also requires the advancement of expenses incurred by the director or officer indemnitee.


                       Limits on Management's Liability

English law does not provide any mechanism for limiting the liability of directors.

As permitted under Wyoming law and as provided for in the Articles of Incorporation of American Rivers, a director is not personally liable for monetary damages to the corporation or its shareholders for his actions as a director except in connection with (i) breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) violation of certain provisions of the Wyoming Business Corporation Act, or (iv) any transaction from which the director derived an improper personal benefit.

New Alliance's Certificate of Incorporation, as permitted by the Delaware law eliminates the monetary liability of new Alliance's directors for a breach of their fiduciary duty as directors, except for liability (i) for any breach of a director's duty of loyalty to new Alliance or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware law (which provides for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.


                               Appraisal Rights

While English law does not generally provide for appraisal rights, if a shareholders applies to a court as described below, the court may specify such terms for the acquisition as it considers appropriate.

The Companies Act 1985 of the United Kingdom, as amended, provides that where a take-over offer (as defined therein) is made for the shares of a company incorporated in the UK and the offeror has, within four months of the date of the offer, acquired or contracted to acquire not less than nine-tenths in value of the shares to which the offer relates, the offeror may, within two months of reaching the nine-tenths level, notify shareholders who did not accept the offer and require them to transfer their shares on the terms of the offer. A dissenting shareholder may apply to the court within six weeks of the date on which such notice is given, objecting to the transfer or its proposed terms. The court is unlikely (absent fraud or oppression) to exercise its discretion to order that the acquisition not take effect, but it may order that the offeror shall not be entitled to acquire the relevant shares or specify such terms of the transfer as it finds appropriate. A minority shareholder is also entitled in these circumstances to require the offeror to acquire his shares on the terms of the offer.

Under Wyoming law, a shareholder of a corporation participating in certain mergers and reorganizations may be entitled to receive cash in the amount of the "fair value" of his or her shares, as determined by a court, in lieu of the consideration he or she would otherwise receive in the transaction, however, appraisal rights may not be available if a shareholder vote was not required to approve the merger or reorganization. However, Wyoming law imposes significant duties on shareholders who wish to avail themselves of the right to demand and receive payment of the fair cash value of their stock, and any shareholder who does not satisfy these duties will not be entitled to payment for his or her shares. For a more complete description of shareholder's rights under Wyoming law, refer to "Voting and Proxy Information - Dissenters' Rights."

Under Delaware law, a holder of new Alliance shares who does not vote in favor of a merger or consolidation of new Alliance may, upon compliance with certain procedures, be entitled to receive the fair value of the shares in cash in lieu of the consideration that would otherwise be received in the merger or consolidation. Appraisal rights are not available in certain mergers, including
(a) mergers in which new Alliance is the surviving corporation and in which no vote of its shareholders was required and (b) mergers when the shares were then listed on a national securities exchange or held of record by more than 2,000 holders and the holders of shares are not required to accept in exchange for their shares anything other than shares of stock of the surviving corporation that, on the effective date of the merger, would be listed on a national securities exchange or held of record by more than 2,000 holders, cash in lieu of fractional shares, or any combination thereof.


                             Conflicts of Interest

Alliance's Articles of Association provide that a director, or a firm in which he is interested, may act in a professional capacity for Alliance and will be entitled to remuneration for such services as if he were not a director, except that such party is not authorized to act as auditor to Alliance. A director may contract with Alliance provided he disclosed his interests. Alliance's Articles of Association also detail those matters on which an interested director may or may not vote.

American Rivers' Articles of Incorporation provide that the officers, directors and other members of management of American Rivers shall be subject to the doctrine of corporate opportunities only insofar as it applies to business opportunities in which American Rivers has expressed an interest as determined from time to time by the corporation's Board of Directors as evidenced by resolutions appearing in the corporation's minutes. When such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors and other members of management of the corporation shall be disclosed promptly to the corporation and made available to it.

New Alliance's bylaws provide that, to the extent provided by Delaware law, no contract or transaction between new Alliance and one or more of its directors or officers or between new Alliance and any other company, partnership, association or other organization in which any of such directors or officers have a financial interest, shall be void or voidable solely for this reason, or solely because the directors or officers are present at or participate in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because the directors or officers or their votes are counted for such purpose. However, this paragraph will only apply if the director or officer who will participate in the interested transactions has disclosed the material facts of the relationship to the board and the board authorizes or ratifies the transaction by a majority of directors present; or to the stockholders and they authorize or ratify the transaction by a majority of the shares present; or the transaction is fair to the corporation as of the time it is authorized or ratified by the board or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes the contract or transaction.


                               Trading of Shares

The Alliance shares are traded on the London Stock Exchange under the symbol "ARS."

Under current U.K. law, the transfer of Alliance shares will generally give rise to a liability to U.K. stamp duty, normally at the rate of 50p for every (Pounds)100 (or part thereof) of the actual consideration paid.

The American Rivers shares are currently quoted on the OTC Bulletin Board under the symbol "AROC," but they are not traded on any exchange.

We expect the new Alliance shares will be quoted on the OTC Bulletin Board after the share exchange.


          Number of Authorized Shares and Identity of Transfer Agent

415,001,376 Ordinary Shares, par value 1 p per share

1,414,998,624 Deferred Shares, par value 1p per share

10,000,000 Convertible Shares, par value 1p per share

The transfer agent for new Alliance is _______________.

20,000,000 shares of Common Stock, par value $0.01 per share

8,000,000 shares of Class B Common Stock, par value $0.01 per share

The transfer agent for American Rivers is _________.

5,000,000 shares of preferred stock, par value $0.01 per share

5,000,000 shares of Preferred Stock, par value $0.50 per share

25,000,000 shares of common stock, par value $0.01 per share

The transfer agent for new Alliance is _______________.


                   ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW
              AND OF THE ORGANIZATIONAL DOCUMENTS OF NEW ALLIANCE


     The new Alliance certificate of incorporation and new Alliance bylaws contain a number of provisions that may inhibit or impede the acquisition or attempted acquisition of control of new Alliance by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of new Alliance to negotiate first with the new Alliance board. These provisions may increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and increase the likelihood of negotiations. This might outweigh the potential disadvantages of discouraging these proposals because, among other things, negotiation of the proposals might result in an improvement of their terms. The discussion below highlights some of these anti-takeover provisions in the new Alliance charter documents. Because it is a summary, it may not contain all of the information that might be important to you. We urge you to read the new Alliance certificate of incorporation and the new Alliance bylaws, copies of which have been filed as exhibits to the registration statement of which this document is a part, as well as the Delaware General Corporation Law for a complete description of these anti-takeover provisions.

Classified Board of Directors

     The new Alliance certificate of incorporation provides for a classified or "staggered" board of directors. This means that all of the directors' terms of office do not expire at the same time. Once the new Alliance board consists of three or more directors, the new Alliance board will be divided into three classes of directors, with each class constituting approximately one-third of the total number of directors, and with the classes serving staggered three-year terms. The classification of the new Alliance board will have the effect of making it more difficult for stockholders to change the composition of the new Alliance board and therefore the control of new Alliance, because only a minority of the directors are up for election at any one time, and may be replaced by a vote of the stockholders.

     The classification provisions also could have the effect of discouraging a third party from accumulating a large block of the capital stock of new Alliance or attempting to obtain control of new Alliance, even though such an attempt might be beneficial to new Alliance and some, or a majority, of new Alliance's stockholders. Accordingly, under some circumstances stockholders could be deprived of opportunities to sell their new Alliance common stock and new Alliance preferred stock at a higher price than might otherwise be available.

Number of Directors; Removal; Filling Vacancies

     After giving preference to any rights of holders of preferred shares of new Alliance to elect additional directors under specified circumstances, the new Alliance certificate of incorporation and the new Alliance bylaws provide that the number of directors must not be less than one nor more than fifteen. In addition, the new Alliance certificate of incorporation provides that, after giving preference to rights of holders of preferred shares, any vacancies will be filled by majority of the remaining directors, even though less than a quorum, or by a sole director and any vacancies created by an increase in the total number of directors may be filled only by the new Alliance board. Accordingly, the new Alliance board could temporarily prevent any stockholder from enlarging the new Alliance board and then filling the new positions with the stockholder's own nominees.

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

     The new Alliance certificate of incorporation and the new Alliance bylaws provide that, after giving preference to any rights of holders of preferred shares, directors may be removed only for cause upon the affirmative vote of holders of a majority of the entire voting power of all the then-outstanding shares entitled to vote in the election of directors, voting together as a single class.

Advance Notice Provisions for Director Nominations and Stockholder Proposals

     The new Alliance certificate of incorporation provides for an advance notice procedure for stockholders to make nominations of candidates for director or to bring other business before the annual meeting of stockholders. According to this procedure (1) only persons who are nominated by, or at the direction of, the new Alliance board, or by a stockholder who has given timely written notice containing specified information to the Secretary of new Alliance prior to the meeting at which directors are to be elected, will be eligible to nominate candidates for director of new Alliance and (2) at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of the new Alliance board or by a stockholder who has given timely written notice to the Secretary of new Alliance of his intention to bring the business before the meeting. In general, for notice of stockholder nominations or proposed business to be conducted at an annual meeting to be timely, the notice must be received by new Alliance not less than 60 days nor more than 90 days prior to the scheduled date of the meeting.

     The purpose of requiring stockholders to give advance notice of nominations and other business is to afford the new Alliance board a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business. To the extent necessary or considered desirable by the new Alliance board, the advance notice provision will allow the new Alliance board to inform stockholders and make recommendations about the nominees or business, as well as to ensure an orderly procedure for conducting meetings of stockholders. Although the new Alliance certificate of incorporation does not give the new Alliance board power to block stockholder nominations for the election of directors or proposals for action, the advance notice procedure may have the effect of discouraging a stockholder from proposing nominees or business, precluding a contest for the election of directors or the consideration of stockholder proposals if procedural requirements are not met. This might also deter third parties from soliciting proxies for a non-management proposal or slate of directors, without regard to the merits of the proposal or slate.

     Any action required or permitted to be taken by the new Alliance stockholders must be taken at a properly called annual or special meeting of the new Alliance stockholders and may not be taken by written consent. Special meetings of the new Alliance stockholders may be called at any time but only by the Chairman of the board or by a majority of the directors then in office.

Preferred Shares

     The new Alliance certificate of incorporation authorizes the new Alliance board to establish one or more series of preferred shares, and to determine preferences, rights and other terms of those series. The purpose of allowing the new Alliance board to issue one or more series of preferred shares is to provide increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs. The authorized preferred shares are available for issuance without further action by the new Alliance stockholders, unless the action is required by applicable law or the rules of any stock exchange or automated quotation system on which the new Alliance securities may be listed or traded. New Alliance has no present intention to, although it could in the future, issue a series of preferred shares. A new series of preferred stock, due to its terms, could impede a merger, tender offer or other transaction that some, or a majority, of its stockholders might believe to be in their best interests or in which stockholders might receive a premium over then prevailing market prices for their new Alliance common stock.

Amendment of the new Alliance Certificate of Incorporation

     The new Alliance certificate of incorporation provides that it may be amended only if the holders of not less than a majority of the votes entitled to be cast vote in favor of the amendment.

Business Combinations Under Delaware Law

     New Alliance will be required to comply with the provisions of Section 203 of the Delaware General Corporation Law, a statutory provision restricting business combinations with a category of stockholders called "interested stockholders," defined as persons who beneficially own or acquire 15% or more of a Delaware corporation's voting stock, with the exception of any person who owned and has continued to own shares in excess of the 15% limitation since December 23, 1987. Section 203 defines "business combination" broadly to include mergers, consolidations, sales or other disposition of assets having a total value in excess of 10% of the consolidated assets of the corporation, and other transactions that would increase an interested stockholder's proportionate share ownership in the corporation. Section 203 prohibits business combinations between a publicly held Delaware corporation and any interested stockholder for a period of three years after the date on which the interested stockholder became an interested stockholder, unless (a) prior to that date, the corporation's board approved either the proposed business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder; (b) when the transaction that resulted in the interested stockholder becoming an interested stockholder was completed, the interested stockholder already owned at least 85% of the voting stock of the corporation outstanding at the time; or (c) on the date on which the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, the transaction was approved by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

                          BUSINESS OF AMERICAN RIVERS

     American Rivers is an independent oil and gas exploration and production company located in Denver, Colorado, that has historically engaged in the acquisition, development and exploration of oil and gas properties. During fiscal 1998 and 1999, American Rivers sold virtually all of its oil and gas properties to repay existing obligations. The executive offices of American Rivers are located at 700 East Ninth Avenue, Suite 106, Denver, Colorado 80203.

     Additional information concerning American Rivers, including its business, properties, financial statements and management's discussion and analysis of financial condition and the results of operations, is included in its annual report on Form 10-KSB for the year ended March 31, 1999, which is included in this Proxy Statement.

                              BUSINESS OF ALLIANCE

     Alliance is a United Kingdom public limited company whose principal activities are the acquisition, exploration, development and production of oil and gas properties. The Company currently owns producing oil and gas properties in the East Irish Sea off the West coast of the U.K. and in the United States, with a majority of its proved U.S. reserves located in the states of Alabama, Louisiana, Mississippi, Oklahoma and Texas. Since 1996, the Company has focused its efforts on maximizing the value of its properties in the U.S. and on acquiring and developing suitable international opportunities. The executive offices of Alliance are at 4200 East Skelly Drive, Suite 1000, Tulsa, Oklahoma 74135.

     In connection with its acquisition of its U.K. interests in 1998, Alliance issued to the sellers of the U.K. interests restricted voting shares convertible into 10,000,000 ordinary shares and a contingent right to acquire up to 10,000,000 additional ordinary shares over the next five years. It is a condition to the offer that new Alliance enter into satisfactory agreements with the sellers of the U.K. interests to provide the sellers with 5,000,000 shares of new Alliance stock along with the right to receive up to 15,000,000 additional shares of common stock of new

Alliance on substantially the same terms as the existing agreement with the sellers. The number of additional shares that would be actually issued as a result of this contingent right will depend on the sales production actually achieved from, or the estimated value attributable to, the U.K. interests, as set out in the table below. The sellers would receive 15,000,000 shares if all the production targets or reserve values are achieved and will receive a number of shares within this range if only some of the production targets or reserve valuations are achieved.

     If any Sustained Production Level (as defined below) is achieved, the sellers will be entitled to receive the number of shares set forth below corresponding to such Sustained Production Level. "Sustained Production Level" means sales of production attributable to the U.K. interests for a period of at least 90 consecutive days at rates equal to or in excess of the levels described in the table set out below.

     If the first three Sustained Production Levels set out below are achieved, but the fourth or fifth Sustained Production Levels set out below are not achieved, and the Reserves Value (as defined below) is equal to or in excess of that set out below with respect to such Sustained Production Level which has not been achieved, then additional shares shall be issued to the sellers so that the total number of additional shares issued to the sellers is equal to the amount which would have been issued had the Sustained Production Level been achieved which corresponds to such Reserves Value. "Reserves Value" means the net present value of the following reserves, bearing interest or discounted at the rate of 10%, as applicable, net of U.K. corporate tax, and determined in accordance with generally accepted reservoir engineering standards: (i) the proceeds previously received which are attributable to the total volume of reserves produced and sold from the U.K. interests from and after January 1, 1998, less the aggregate amount of all capital expenditures and operating costs incurred since January 1, 1998 which are attributable to the U.K. interests and (ii) the proceeds estimated to be received attributable to the total volume of hydrocarbon reserves that geological and engineering data demonstrate, with a greater than 50% certainty, as determined by statistical means, to be recoverable from the U.K. interests in the future from known reservoirs under existing operating conditions based upon the most recent reserve report prepared by Alliance's third-party engineering firm, which report shall be prepared no less often than annually, less the aggregate amount of all capital expenditures and operating costs attributable to such reserves.

                                  Base Number of Alliance
     Sustained Production Level     Shares to be Issued    Reserves Value (1)
     --------------------------     -------------------    ------------------

     8 MMcf/day                          3,000,000         N/A

     12 MMcf/day                         3,000,000         N/A

     16 MMcf/day                         3,000,000         N/A

     20 MMcf/day                         3,000,000         $ 34.15 million

     24 MMcf/day                         3,000,000         $ 37.5 million

(1) These Reserves Values are not comparable to Pre-tax PV10 value or the Standardized Measure of the reserves attributable to the company's properties or to the U.K. interests described in other filings by Alliance because the calculation of "Reserves Value" is to be made in the manner described in the paragraph preceding this table, which is different than the manner in which the Pre-tax PV10 value and the Standardized Measure are calculated.

     Additional information concerning Alliance, including its business, properties, financial statements and management's discussion and analysis of financial condition and the results of operations, is included in its annual report on Form 10-K for the year ended April 30, 1999, which is included in this Proxy Statement.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA
                              OF AMERICAN RIVERS

     The historical financial information for American Rivers for the year ended March 31, 1995 includes the results of operations of properties contributed by Karlton Terry Oil Company (KTOC) in exchange for 80% of the outstanding voting shares of American Rivers. The exchange, for accounting purposes, was treated as if the owners of KTOC had acquired American Rivers. Information for periods prior to December 8, 1995 (the effective date of the exchange) includes the results of operations of the properties contributed by KTOC. The selected financial information presented below should be read in conjunction with the Company's audited financial statements and the notes thereto included under Item 8 and Management's Discussion of Financial Condition and Results of Operations at Item 7 contained in the American Rivers Annual Report on Form 10-KSB.

                                                                         As of and for the years ended March 31
                                                           1995           1996           1997          1998           1999
                                                         -------        -------        -------       -------        -------
                                                           (in thousands, except per share amounts and average sales data)
Income Statement Data:
  Revenues:
      Oil and gas sales                                   $  147        $   173        $   757       $   655         $   18
      Operator fees                                            4              7              6             3             --
                                                          ------        -------        -------       -------         ------
           Total Revenue                                     151            180            763           658             18
                                                          ------        -------        -------       -------         ------

  Operating expenses:
      Lease operating expenses                                53             91            394           409             38
      Exploration costs                                       --             --             79             5              5
      General and administrative                             142            592            559           475            387
      Depreciation and depletion                              34             42             84           297              9
      Impairment of oil and gas properties                    --             --             --         2,567             --
                                                          ------        -------        -------       -------         ------
           Total expenses                                    229            725          1,116         3,753            439
                                                          ------        -------        -------       -------         ------
      Loss from operations                                   (78)          (545)          (353)       (3,095)          (421)

    Other income (expense)
      Gain (loss) on sale of oil and gas properties          138           (140)            --            92            293
      Equity in net losses of Bishop Capital Corporation                   (162)          (524)          (95)             -
      Interest expense                                       (22)           (18)           (78)          (84)            (3)
      Interest income                                          -              -              -             -             17
                                                          ------        -------        -------       -------         ------
           Net loss before income taxes                       38           (865)          (955)       (3,182)          (114)
    Deferred income tax benefit                                -            225             19           232              -
                                                          ------        -------        -------       -------         ------
           Net loss                                       $   38        $  (640)       $  (936)      $(2,950)        $ (114)
                                                          ======        =======        =======       =======         ======

    Net loss per common share                             $    -        $  (015)       $ (0.21)      $ (0.29)        $   --
                                                          ======        =======        =======       =======         ======
    Net loss per class B common share                      $0.01        $ (0.06)       $ (0.04)      $ (0.26)        $   --
                                                          ======        =======        =======       =======         ======
    Weighted average number of common shares
     outstanding                                               -          1,640          3,157         3,614          3,606
                                                          ======        =======        =======       =======         ======
    Weighted average number of class B common
     shares outstanding                                    6,715          7,049          7,268         7,268          7,268
                                                          ======        =======        =======       =======         ======

Balance Sheet Data (End of Period):
      Total assets                                        $    -        $ 5,406        $ 5,850       $   930         $  101
      Net oil and gas properties                               -          3,196          3,877           137             --
      Working capital (deficit)                                -           (157)          (627)           30            (16)
      Long term debt                                           -             70             70            69             --
      Stockholders' equity (deficit)                           -          4,852          4,649           103            (13)

Reserve and Production Data:
      Production:
           Oil (MBbls)                                         8              7             16            17             --
           Gas (MMcf)                                          7             28            193           198             13
      Average sales prices:
           Oil (per Bbl)                                  $16.71        $ 17.53        $ 21.53       $ 17.05         $   --
           Gas (per Mcf)                                  $ 1.88        $  1.76        $  2.11       $  1.84         $ 2.10
      Proved reserves (end of period):
           Oil (Mbls)                                        318          1,293          1,361            65             --
           Gas (MMcf)                                        490          3,448          4,542         1,148             --
      Present value of estimated future oil
       and gas revenue before income
       taxes (discounted 10%)                             $2,321        $11,844        $11,407       $ 1,081         $   --
Standardized measure                                      $1,462        $ 7,639        $ 7,794       $   708         $   --

   SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF ALLIANCE

     Alliance completed its acquisition of LaTex Resources, Inc. (LaTex) on May 1, 1997. As the former LaTex shareholders had a controlling interest in the combined group for accounting and financial reporting purposes, LaTex is treated as having acquired Alliance. The historical financial information for all financial periods to April 30, 1997 reflect the results of operations and assets and liabilities of LaTex. LaTex's fiscal year end was July 31, whereas that of Alliance is April 30. On October 30, 1998, Alliance completed its acquisition of Difco Limited ("Difco") and indirectly a contract to acquire an interest in the East Irish Sea Properties. The results of operations and assets and liabilities of Difco have been included since the date of acquisition.

     The selected financial information presented below should be read in conjunction with Alliance's audited financial statements and the notes thereto included under Item 8 and Management's Discussion and Analysis of Financial Condition and Results of Operations at Item 7 contained in the Alliance Annual Report on Form 10-K.

                                                                                              Nine months
                                                                         Year ended               ended            Year ended
                                                                           July 31              April 30            April 30
                                                                     1995           1996          1997         1998          1999
                                                                   --------       --------      --------     --------      --------
                                                                    (in thousands, except per share amounts and average sales data)
Income Statement Data:
     Revenues:
          Oil and gas sales                                        $ 8,586       $ 11,980       $ 5,699      $10,210      $  6,234
          Crude oil and gas marketing                                1,223            540           146           --            --
                                                                   -------       --------       -------      -------      --------
               Total revenues                                        9,809         12,520         5,845       10,210         6,234
                                                                   -------       --------       -------      -------      --------

     Operating Expenses:
          Lease operating expense                                    4,643          5,472         3,117        5,506         3,096
          Cost of crude oil and gas marketing                          744            133            16           --            --
          Cessation of overseas exploration (1)                         --          3,447            --           --            --
          General and administrative                                 2,736          2,893         3,481        3,364         3,486
          Depreciation, depletion and amortization                   3,364          3,511         1,542        2,598         1,671
          Impairment of oil and gas properties                          --             --            --           --        28,260
          Loss on termination of derivative contract (2)                --             --            --        1,128            --
                                                                   -------       --------       -------      -------      --------
               Total operating expenses                             11,487         15,456         8,156       12,596        36,513
                                                                   -------       --------       -------      -------      --------
          Loss from operations                                      (1,678)        (2,936)       (2,311)      (2,386)      (30,279)
                                                                   -------       --------       -------      -------      --------

     Other income (expense):
          Equity in losses and write-offs of investments
           in affiliates                                              (235)        (4,034)          (20)          --            --
          Write-off deferred loan costs                                 --             --            --           --          (870)
          Gain on sale of assets                                        --             --            --           35            (9)
          Interest income                                               58            280            52           62            26
          Interest expense                                          (1,416)        (2,830)       (2,102)      (2,573)       (3,355)
          Miscellaneous income (expense) (3)                            --         (1,810)           (8)         133            23
                                                                   -------       --------       -------      -------      --------
     Net loss before income taxes                                   (3,271)       (11,330)       (4,389)      (4,729)      (34,464)
     Income tax expense                                                (35)            --            --           --            --
                                                                   -------       --------       -------      -------      --------
          Net loss                                                  (3,306)       (11,330)       (4,389)      (4,729)      (34,464)
     Preferred stock dividends                                         133            571           518           --            --
                                                                   -------       --------       -------      -------      --------
          Net loss for ordinary shareholders                       $(3,439)      $(11,901)      $(4,907)     $(4,729)     $(34,464)
                                                                   =======       ========       =======      =======      ========

     Income (loss) per share                                        $(0.22)        $(0.77)       $(0.30)      $(0.15)       $(0.82)
                                                                   =======       ========       =======      =======      ========

     Weighted average shares outstanding (4)                        15,317         15,508        16,585       31,126        41,936
                                                                   =======       ========       =======      =======      ========

Balance Sheet Data (end of period):
          Total assets                                             $46,549       $ 36,493       $30,858      $34,760      $ 36,162
          Net property, plant and equipment                         36,336         29,473        26,708       29,808        30,355
          Working capital (deficit)                                 (7,264)       (27,970)       (9,620)      (9,480)       (5,621)
          Long term debt                                            20,635             --        18,095       18,792        43,177
          Stockholders' equity (deficit)                            14,628          3,846            85        2,183       (16,637)

Reserve and Production Data:
          Production:
               Oil (MBbls)                                             359            405           190          396           278
               Gas (MMcf)                                            2,612          3,481         1,640        1,689         1,402
          Average sales prices:
               Oil (per Bbl)                                        $12.86         $15.24        $15.34       $15.75        $13.20
               Gas (per Mcf)                                          1.48           1.67          1.70         2.36          1.79
          Proved reserves (end of period):
               Oil (MBbls)                                           5,432          6,353         6,581        6,494         8,708
               Gas (MMcf)                                           28,113         28,172        25,955       26,321        32,584
               Present value of estimated future oil
                and gas net revenues
                before income taxes (discounted 10%)               $32,912       $ 53,499       $39,631      $48,600      $ 46,642
     Standardized Measure                                          $28,802       $ 43,889       $35,368      $45,106      $ 37,663

1) During the year ended July 31, 1996, the Company ceased its overseas exploration activities in both Tunisia and Kazakhstan and wrote off its costs relating to these activities of $3,447.

2) On May 15, 1997, the existing commodity price hedging agreements were terminated through a buyout. On October 23, 1997, new commodity price hedging agreements were initiated. The loss relating to the buy-out, $1,128, has been recognized in its entirety in the year ended April 30, 1998.

3) The miscellaneous expenses in the year ended July 31, 1996 arose from litigation in connection with the sale in July 1993 of a sale of a subsidiary of the Company.

4) For periods ending on or before April 30, 1997, the weighted average number of shares outstanding has been based on the number of Alliance shares issued on May 1, 1997, which represent the number of LaTex shares outstanding in each of the relevant periods based on the exchange ratio in the acquisition of LaTex. The loss for each period is stated after deducting dividends on the LaTex preferred stock.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma financial statements give effect to the business combination contemplated by the transactions described elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma condensed balance sheet as of April 30, 1999 is presented as if the combination had occurred on that date. The unaudited pro forma condensed statement of operations for the year ended April 30, 1999 assumes that the business combination occurred at the beginning of the earliest period presented.

     As a result of the Alliance shareholders owning approximately 98% of the combined company, Alliance will be treated as having acquired American Rivers for accounting purposes. As American Rivers has no substantial operations, Alliance has treated the business combination as an issuance of securities.

     The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical financial statements of American Rivers and Alliance included elsewhere in this Proxy Statement/Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of American Rivers and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Alliance included elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma combined condensed statement of operations is not necessarily indicative of the financial results that would have occurred had the business combination been consummated on the indicated dates, nor are they necessarily indicative of future results.

     The pro forma adjustments are based on preliminary assumptions and estimates made by Alliance's management. The actual allocation of the consideration paid may differ from that reflected in the unaudited pro forma combined condensed financial statements after a more extensive review of the fair market values of the assets acquired and liabilities assumed has been completed. Amounts allocated will be based upon the estimated fair values at the effective date of the business combination, which could vary from the amounts as of April 30, 1999; however, Alliance does not expect any differences to be material.

              Unaudited Pro Forma Combined Condensed Balance Sheet
                              As of April 30, 1999

                                                                     American
                                                    Alliance          Rivers
                                                   Historical       Historical        Pro Forma
                                                 April 30, 1999   March 31, 1999     Adjustments   Combined
                                                 ---------------  ---------------    ------------  ---------
                    Assets                                (in thousands)
Current assets:
     Cash                                              $    286          $     3        $      -   $    289
     Accounts receivable                                  2,105                -               -      2,105
     Oil and gas properties held for sale                     -               93 (c)         (93)         -
     Other current assets                                    60                1               -         61
                                                       --------          -------        --------   --------
          Total current assets                            2,451               97             (93)     2,455
                                                       --------          -------        --------   --------

Property, plant and equipment, at cost
     Oil and gas properties:
          United States                                  42,902                - (c)        (195)    42,707
          United Kingdom                                 31,054                -               -     31,054
     Other depreciable assets                             1,095                -               -      1,095
                                                       --------          -------        --------   --------
                                                         75,051               --            (195)    74,856
     Less accumulated depreciation, depletion
      and impairments                                    44,696               --                     44,696
                                                       --------          -------        --------   --------
          Net property, plant and equipment              30,355               --            (195)    30,160
                                                       --------          -------        --------   --------

Other assets:
     Deposits and other assets                              142                4               -        146
     Deferred loan costs, less accumulated
      amortization                                        3,215                -               -      3,215
                                                       --------          -------        --------   --------
                                                       $ 36,163          $   101        $   (288)  $ 35,976
                                                       ========          =======        ========   ========
       Liabilities and Stockholders' Deficit
Current liabilities:
     Accounts payable                                  $  7,238               38 (b)    $    500   $  7,776
     Accrued expenses                                       834                -               -        834
     Current portion of long-term debt                        -               76               -         76
                                                       --------          -------        --------   --------
          Total current liabilities                       8,072              114             500      8,686
                                                       --------          -------        --------   --------

Long-term liabilities:
     Long-term debt, less current portion                43,177                -               -     43,177
     Convertible subordinated unsecured loan notes        1,551                -               -      1,551
                                                       --------          -------        --------   --------
          Total liabilities                              52,800              114             500     53,414
                                                       --------          -------        --------   --------

Stockholders' deficit:
     Ordinary shares                                        769                - (b)        (769)         -
     Deferred shares                                     19,612                - (b)     (19,612)         -
     Convertible shares                                     278                - (b)        (278)         -
     Common shares                                            -               47 (b)         525        538
                                                                                 (a)         (34)
     Class B common shares                                    -               73 (a)         (73)         -
     Additional paid-in capital                          21,042            6,194 (a)      (6,220)        --
                                                                                 (b)      19,634     40,650
     Accumulated other comprehensive loss                   (18)               -               -        (18)
                                                        (58,320)          (4,596)(a)       4,596    (58,608)
     Accumulated deficit                                     --               -- (c)        (288)        --
                                                       --------          -------        --------   --------
                                                        (16,637)           1,718          (2,519)   (17,438)
     Less treasury stock                                      -           (1,731)(a)       1,731          -
                                                       --------          -------        --------   --------
          Total stockholders' deficit                   (16,637)             (13)           (788)   (17,438)
                                                       --------          -------        --------   --------

                                                       $ 36,163          $   101        $   (288)  $ 35,976
                                                       ========          =======        ========   ========

         Unaudited Pro Forma Combined Condensed Statement of Operations
                           Year ended April 30, 1999

                                                                     American
                                                    Alliance          Rivers
                                                   Historical       Historical
                                                   Year ended       Year ended           Pro Forma
                                                 April 30, 1999   March 31, 1999        Adjustments  Combined
                                                 ---------------  ---------------       -----------  ----------
                                                       (in thousands of dollars, except per share amounts)

Oil and gas revenues                             $        6,234   $           18        $         -  $    6,252
                                                 --------------   --------------        -----------  ----------

Operating expenses:
     Lease operating expenses                             3,096               38                  -       3,134
     Exploration costs                                        -                5   (c)           (5)          -
     General and administrative expenses                  3,486              387                  -       3,873
     Depreciation, depletion and amortization             1,671                9                  -       1,680
     Impairment of oil and gas properties                28,260                -                  -      28,260
                                                 --------------   --------------        -----------  ----------
        Total operating expenses                         36,513              439                 (5)     36,947
                                                 --------------   --------------        -----------  ----------

          Loss from operations                          (30,279)            (421)                (5)    (30,695)
                                                 --------------   --------------        -----------  ----------

Other income (expense):
     Interest income                                         26               17                  -          43
     Interest expense                                    (3,355)              (3)                 -      (3,358)
     Gain on sale of oil and gas properties                                  293   (c)          293          --
     Write-off of deferred loan costs                      (870)               -                  -        (870)
     Loss on sale of fixed assets                            (9)               -                  -          (9)
     Miscellaneous income                                    23               --                  -          23
                                                 --------------   --------------        -----------  ----------

          Net loss                               $      (34,464)  $         (114)       $       288  $  (34,866)
                                                 ==============   ==============        ===========  ==========

Loss per share                                   $         (.82)  $         0.00                     $     (.65)
                                                 ==============   ==============                     ==========

Weighted average number of shares outstanding
     Ordinary                                            41,936               --                             --
                                                 ==============   ==============                     ==========
     Common                                                  --            3,606                         53,805
                                                 ==============   ==============                     ==========
     Class B common                                          --            7,268                             --
                                                 ==============   ==============                     ==========

      Notes to Unaudited Pro Forma Combined Condensed Financial Statements

     (a) Exchange of American Rivers (AROC) Wyoming shares for 1,317,890 AROC Delaware shares and retirement of AROC Wyoming treasury shares.

     (b) Issuance of 52,487,142 AROC Delaware shares to stockholders of Alliance including transaction costs, estimated at $500,000.

     (c) Conversion by American Rivers (Wyoming), from the successful efforts method of accounting to the full cost method of accounting for oil and gas activities, to conform to Alliance's accounting policies.

                           MANAGEMENT OF NEW ALLIANCE

Directors and Executive Officers

     After the transactions are completed, the directors and executive officers of Alliance will become the directors and executive officers of new Alliance. The following tables provide information concerning the names, current ages and positions of the individuals who will be the directors and executive officers of new Alliance:

         Name            Age  Term as                        Position
         ----            ---  Director                       --------
                              Expires
                              --------
John A. "Jak" Keenan      45      2002   Chairman, President and Chief Executive Officer

Paul R. Fenemore          43      2002      Director, Vice President - Operations and
                                                      Business Development

Francis M. Munchinski     45         -    Vice President, Secretary and General Counsel

Robert E. Schulte         41         -            Vice President and Controller

Michael E. Humphries      42      2001         Director (Interim Finance Director)

William J. A. Kennedy     60      2001      Director (Chairman of the Audit Committee)

Philip Douglas            60      2000        Director (Chairman of the Remuneration
                                                           Committee)

John R. Martinson         63      2000                       Director

Business Histories of Directors and Executive Officers

     John A. "Jak" Keenan is the Chairman and Managing Director of Alliance. He is a U.S. citizen and a doctor of law. He has worked in the oil industry since 1976 and was successively first vice president of corporate development, chief operating officer and director and president of the oil and gas division of Great Western Resources, Inc. He resigned his position at Great Western Resources, Inc. in August 1995 and accepted a position at the law firm of Jenkens & Gilchrist in Houston, Texas, where he specialized in oil and gas transactions. In February 1996, Mr. Keenan left Jenkens & Gilchrist to assume a role overseeing Alliance's U.S. operations. He was elected a director of Alliance in April 1996 and appointed Managing Director in May 1996 and Chairman in December 1997. Mr. Keenan has been involved in the oil and gas business for over 23 years.

     Paul R. Fenemore is the Operations and Business Development Director of Alliance. He is a citizen of the United Kingdom and he has a B.S. degree in combined science and a M.S. degree in marine geotechnics. He has extensive experience in detailed technical and economic evaluations of exploration and oil field appraisal and development projects and project management and has held several technical and senior management positions with Gulf Oil Corporation, Amoco Europe and West Africa Limited, Amerada-Hess UK Limited, Hamilton Brothers
(UK) Limited, CSX Oil and Gas Corporation, Cairn Energy PLC and Hunting Surveys Limited. From January 1993 until December 1995, Mr. Fenemore served as Managing Director of Spectron Petroleum Limited, a petroleum consulting company. Mr. Fenemore also served as director of Anglo Resources Limited, an oil and gas exploration and development company, from January 1993 until December 1994. Mr. Fenemore was appointed to the Board in May 1996 as Operations and Business Development Director. Mr. Fenemore has been involved in the oil and gas business for over 22 years.

     Francis M. Munchinski is the General Counsel of Alliance. He is a U.S. citizen and a doctor of law. Prior to joining Alliance in June 1998, he was a shareholder at the law firm of Jenkens & Gilchrist in Dallas, Texas where he specialized in oil and gas law for over 13 years. Mr. Munchinski has been involved in the oil and gas business for over 19 years.

     Robert E. Schulte is the Controller of Alliance. He is a U.S. citizen and has a B.S. degree in accounting. He has worked in the oil and gas industry since 1981 in both domestic and international arenas. He has held management positions with Bow Valley Petroleum, Kelt Energy, Great Western Resources and Apache Corporation before joining Alliance in September 1997.

     Michael E. Humphries is a non-executive Director of Alliance and was recently appointed the Interim Finance Director of Alliance. He resides in the United States and is a citizen of the United Kingdom. Having begun his career at Britoil Plc, he has spent 16 years working in the international oil and gas arena and since February 1996 has been a Senior Vice President of Rothschild Natural Resources, LLC, an affiliate of N.M. Rothschild & Sons Limited, based in Washington D.C., where he has responsibility for Rothschild's oil and gas activities in North America. From January 1994 until May 1995, Mr. Humphries served in a position with NatWest Markets, and from May 1995 until December 1995, served as a consultant to Petroleum Finance Company. He joined the Board of Alliance in December 1997 and was appointed Interim Finance Director in November 1998.

     William J. A. Kennedy is a non-executive Director of Alliance. He is a Canadian citizen. After 25 years experience in the investment industry he became vice president of a major conglomerate, Crownx, Inc. For the past nine years he has operated a management consulting service under his own name and sits on the board of two public Canadian companies, Aur Resources, Inc. and AVL Information Systems, Inc. Since June 1998, he has also served as Chief Executive Officer of Lax Technologies, Inc., a private manufacturing company. He joined the board of Alliance in January 1994.

     Philip Douglas is a non-executive Director of Alliance. He was a director and head of international investment at Morgan Grenfell for 16 years and was a director of G T Management. Mr. Douglas was a director of Unimed plc, a pharmaceutical research and development company, from June 1994 until January 1998. He also has a number of other non-executive directorships in public and private companies. He joined the board of Alliance in November 1993.

     John R. Martinson is a non-executive Director of Alliance. He is a U.S. citizen. He was a director of LaTex from May 1995 until April 1997, having served as a consultant to that Company since 1994. He is managing director of Wood Roberts, LLC, where he has been engaged in financial consulting since January 1989. From 1973 to 1988 Mr. Martinson was an independent oil and gas entrepreneur. Previously, he was with Kidder Peabody & Co., Oppenheimer & Co. and Mobil Corporation. He joined the board of Alliance in May 1997.

     No family relationships exist among the persons who will be directors or executive officers of new Alliance or its subsidiaries.

     Except as indicated above, none of the persons who will be directors of new Alliance is a director of any other company that has a class of securities registered pursuant to Section 12 of the Exchange Act, or that is subject to the requirements of Section 15(b) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

                               SECURITY OWNERSHIP

     The following table sets forth certain information, as of the record date, and after giving effect to the transactions, about any person that is known to Alliance or American Rivers to be the beneficial owner of more than 5% of each class of Alliance shares or American Rivers shares and each executive officer and director of Alliance or American Rivers and all executive officers and directors of Alliance and American Rivers as a group. Except as otherwise indicated, each of the persons named below is believed by Alliance to possess sole voting and investment power with respect to the shares beneficially owned by such person.

                                                 Before the Transactions                        After the Transactions
                                                 -----------------------                        ----------------------

                                    Alliance Shares              American Rivers Shares           New Alliance Shares
                                    ---------------              ----------------------           -------------------
Name and Address of               Shares          Percent          Shares          Percent        Shares        Percent
Beneficial Owner(1)               Owned            Owned           Owned            Owned         Owned          Owned
-------------------            Beneficially    Beneficially     Beneficially    Beneficially   Beneficially  Beneficially
                             ----------------  -------------  ----------------  -------------  ------------  -------------
John A. Keenan.............     1,390,000(2)            2.6%                                      1,390,000           2.5%
Paul R. Fenemore...........       870,000(3)            1.6%                                        870,000           1.6%
Francis M. Munchinski......       520,000(4)            1.0%                                        520,000           1.0%
Robert E. Schulte..........       310,000(5)              *                                         310,000             0
Michael E. Humphries.......             -                 -                                               -             -
William J.A. Kennedy.......         4,125                 *                                           4,125             *
Philip Douglas.............        99,583                 *                                          99,583             *
John R. Martinson..........       778,987(6)            1.5%                                        778,987           1.4%
Enron Reserve Acquisition
 Corp......................     3,239,708(7)            6.2%                                      3,239,708           6.0%
LaSalle Street Natural
 Resources Corporation.....     7,179,519(8)           12.3%                                      7,179,519          12.1%
EnCap Equity 1996 Limited
 Partnership...............    11,250,000(9)           21.4%                                     11,250,000          21.0%
Energy Capital Investment
 Company PLC...............     3,750,000(10)           7.1%                                      3,750,000           7.0%
EnCap Investments L.C......    15,545,454(11)          29.6%                                     15,545,454          29.0%
Karlton Terry..............                                      5,228,022(12)          48.3%       575,082           1.1%
Denis Bell.................                                        567,945(13)           5.2%        62,474             *
Jubal Terry................                                      1,034,353(14)           9.5%       113,779             *
Karlton Terry Oil Company..                                      3,749,565(15)          34.6%       412,452             *
Consult & Assist...........                                        550,000(16)           5.0%        30,250             *
LMU & Company..............                                        480,000(17)           4.8%         8,800             *
Robert E. Thrailkill.......                                        375,180(18)           3.4%        28,070             *
Haddon, Inc................                                        375,000(13)           3.5%        41,250             *
Francarep, Inc.............                                        275,000(19)           2.5%        30,250             *
All Directors and
 executive officers of
 Alliance as a group
 (8 persons) (2), (3),
 (4), (5), (6).............     3,972,695               7.1%                                      3,972,695           6.9%
All Directors and
 executive officers of
 American Rivers as a
 group (2 persons).........                                      5,795,967              53.5%       637,556           1.2%

_______________________________
*    Less than 1%

(1) All of Alliance's directors may be contacted at 12 St. James's Square, London SW1Y 4BR, England. All of American Rivers' directors may be contacted at 700 East 9th Avenue, Suite 106, Denver, CO 80203.

(2) Includes options to purchase 1,290,000 Shares granted pursuant to Alliance's executive share option plans.

(3) Consists of options to purchase 870,000 shares granted pursuant to Alliance's executive share option plans.

(4) Consists of options to purchase 520,000 shares granted pursuant to Alliance's executive share option plans.

(5) Consists of options to purchase 310,000 shares granted pursuant to Alliance's executive share option plans.

(6) Includes presently exercisable warrants to purchase 374,877 Shares held by Wood Roberts, Inc., a corporation under the control of Mr. Martinson and presently exercisable warrants to purchase 218,334 Shares held by Wood Roberts, LLC, a Texas limited liability company 50% owned by Mr. Martinson.

(7) The address of Enron Reserve Acquisition Corp. is 1400 Smith Street, Houston, Texas 77002. On July 20, 1999, Enron advised Alliance that it sold all of its shares.

(8) Consists of 1,500,000 Shares, convertible loan notes and immediately exercisable warrants convertible into or exercisable for 2,404,519 Shares issued to an affiliate of Bank of America and warrants to purchase 3,275,000 Shares at a price of 1p per share. The address of LaSalle Street Natural Resources is 231 S. LaSalle Street, Chicago, Illinois 60697.

(9) The address of EnCap Equity 1996 Limited Partnership is 1100 Louisiana, Suite 3150, Houston, Texas 77002. EnCap Equity 1996 Limited Partnership shares voting and dispositive power with EnCap Investments L.C., its general partner.

(10 The address of Energy Capital Investment Company PLC is c/o Aberdeen Asset Management, 1 Bow Churchyard, Cheapside, London EC4M 9HH, England. Energy Capital Investment Company PLC shares dispositive and voting power over these shares with EnCap Investments L.C.

(11) The address of EnCap Investments L.C. is 1100 Louisiana, Suite 3150, Houston, Texas 77002. EnCap Investments L.C. shares dispositive and voting power over 15,000,000 of these shares with EnCap Equity 1996 Limited Partnership and Energy Capital Investment Company PLC.

(12) Consists of Class B Common Stock. Includes 1,228,457 shares owned directly, 250,000 shares owned by a non-profit organization directed by Karlton Terry, and 3,749,565 shares owned indirectly through Karlton Terry Oil Company, of which Karlton Terry owns 87.5%. Mr. Terry's address is 700 East 9th Avenue, Suite 106, Denver, Colorado 80203.

(13) Consists of 192,945 shares of Class B Common Stock and 375,000 shares of Common Stock. All shares are owned indirectly through Haddon, Inc., of which Mr. Bell owns 100%. Mr. Bell's address is 700 East 9th Avenue, Suite 106, Denver, Colorado 80203.

(14) Consists of Class B Common Stock. Does not include any indirect ownership of shares through Karlton Terry Oil company, of which Jubal Terry owns 12.5%. Mr. Terry's address is 700 East 9th Avenue, Suite 106, Denver, Colorado 80203.

(15) Consists of Class B Common Stock. The company's address is 700 East 9th Avenue, Suite 106, Denver, Colorado 80203.

(16) All Shares are beneficially owned by George Ligenbrink and includes currently exercisable options to acquire 275,000 shares of Common Stock at $1.10 per share. Consult & Assist's address is P.O. Box 9856, Rancho Santa Fe, CA 92067.

(17) Consists of Common Stock. Includes currently exercisable options to acquire 400,000 shares of Common Stock at $1.00 per share. LMU & Company's address is 1200 17/th/ Street, suite 1000, Denver, CO 80202.

(18) Consists of Common Stock. Includes currently exercisable options to acquire 120,000 shares of Common Stock. Mr. Thrailkill's address is 716 College View Dr., Riverton, WY 82501.

(19) Consists of Common Stock. All shares are beneficially owned by Georges Babinet. Francarep's address is 50 Av. Des Champs-Elysees, 75008 Paris, France.

     In addition to the interests set out above, John A. Keenan is interested in 45,000 Shares held in the name of Diamond Securities Limited and 102,500 Shares held in the name of Havensworth Limited by virtue of having proxy over the voting rights attached to these Shares pending their sale, as required by a settlement of legal proceedings with the former Managing Director of Alliance in August 1996.

                             SHAREHOLDER PROPOSALS

     If the transactions are not completed, stockholders of American Rivers may submit proposals on matters appropriate for action at annual meetings in accordance with regulations adopted by the SEC. To be considered for inclusion in the proxy statement and form of proxy relating to the 1999 American Rivers annual meeting, a proposal must be received by American Rivers by __________ __, 1999. However, the rules of the SEC provide that, if an annual meeting is changed by more than 30 calendar days from that contemplated at the time of the prior annual meeting, the proposal must be received by the company within a reasonable time before the proxy solicitation is made. Proposals should be directed to the attention of the Secretary of American Resources. If the transactions are completed, we anticipate that the first annual meeting of new Alliance's stockholders will be held on _________ __, _____. To be considered for inclusion in the proxy statement and proxy, the proposal should be received by new Alliance no later than
____________________.

                                 OTHER MATTERS

     The American Rivers board are not aware of any matters not set forth in this document that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented by proxy in accordance with their judgment. If, on the date of a meeting, the relevant number of proxies needed to approve the transactions have not been obtained, then, to the extent permitted by law, that meeting will be adjourned until the required number of proxies necessary to approve the transactions have been received.

                                 LEGAL MATTERS

     The validity of the issuance of new Alliance common stock offered hereby will be passed upon for new Alliance by Jenkens & Gilchrist, A Professional Corporation, Dallas, Texas.

                                    EXPERTS

     The consolidated financial statements of American Rivers Oil Company and subsidiaries as of March 31, 1999 and for the years ended March 31, 1999 and 1998 have been included in this registration statement in reliance upon the report of Hein + Associates LLP, independent certified public accountants, and upon the authority of such firm as experts in accounting and auditing. The report of Hein + Associates LLP covering the March 31, 1999 financial statements contains an explanatory paragraph that states that the Company's accumulated deficit, recurring net losses and negative cash flows from operation activities raise substantial doubt about the entity's ability to continue as a going concern. Such consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

     The consolidated financial statements of Alliance Resources PLC and subsidiaries as of April 30, 1999 and 1998 and for each of the three accounting periods in the thirty-three month period ended April 30, 1999 included in this registration statement have been audited by KPMG Audit Plc, independent auditors, to the extent and for the periods indicated in the reports thereon. The consolidated financial statements have been included in this registration statement in reliance upon the report of KPMG Audit Plc, and upon the authority of such firm as experts in accounting and auditing. The report of KPMG Audit Plc covering the April 30, 1999, financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations, net capital deficiency and obligation to commence repayments on its borrowings on October 30, 2000 raise substantial doubt about the entity's ability to continue as a going concern. Such consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                         WHERE YOU CAN GET INFORMATION

     Alliance and American Rivers file reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act. You may read and copy these reports, proxy statements and other information we file at the SEC public reference facilities in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, such materials and other information concerning Alliance and American Rivers can be inspected at the offices of NASDAQ at 1735 K Street N.W., Washington, D.C., 20006. You can also find this information at the SEC's World Wide Web site. The address of the site is http://www.sec.gov. After the consolidation, new Alliance will be required to file the same types of information with the SEC and NASDAQ.

     New Alliance filed a registration statement on Form S-4 to register the shares of new Alliance common stock issuable in connection with the transactions. This document is a part of the registration statement and constitutes a prospectus of new Alliance in addition to being a proxy statement for American Rivers and an exchange offer document for Alliance, and, as allowed by the SEC, does not contain all the information in the registration statement.

                                   APPENDIX A

                         EXCHANGE AND MERGER AGREEMENT


     THIS EXCHANGE AND MERGER AGREEMENT (this "Agreement") is entered into as of July 22, 1999, by and among AMERICAN RIVERS OIL COMPANY, a Wyoming corporation ("AROC"), AMERICAN RIVERS OIL COMPANY, a Delaware corporation ("AROC Delaware"), and ALLIANCE RESOURCES PLC, a public limited company incorporated in England and Wales ("Alliance").

                                    Recitals

     The parties desire to effect certain transactions on the terms, and subject to the provisions and conditions, of this Agreement.

                                   Agreement

     NOW, THEREFORE, for and in consideration of the premises and the mutual agreements hereinafter set forth, in accordance with the provisions of applicable law, the parties hereby agree as follows:

1. Definitions. As used in this Agreement and the Exhibits, Schedules and documents delivered pursuant to this Agreement, the following terms shall have the following meanings:

     "ADEA" means the Age Discrimination in Employment Act, as amended, or any successor statute.

     "Affiliate" means an "affiliate" or associate" as those terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act.

     Alliance" means Alliance Resources PLC, a public limited company incorporated in England and Wales.

     "Alliance Assets" means all of the rights, titles and interests, whether direct or indirect, of the Alliance Entities in and to all of the property, rights and interests incident to, all oil, gas and mineral properties of every kind and character, whether producing, non-producing, developed or undeveloped, wherever situated, including without limitation all of the rights, titles and interests of the Alliance Entities in and to all leases, royalty interests, overriding royalty interests, rights-of-way, easements, options, orders and rulings of applicable regulatory agencies, wells, lease and well equipment, machinery, production facilities, processing facilities, gathering systems, transportation systems, disposal systems, fixtures and other items of personal property and improvements now or as of the Mailing Date appurtenant to such properties or used, obtained or held for use in connection with the operation of such properties or with the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto.

     "Alliance Disclosure Schedule" means the Disclosure Schedule delivered by Alliance to AROC within seven calendar days after the execution of this Agreement. Each heading in the Alliance Disclosure Schedule shall refer to the applicable section of this Agreement.

     "Alliance Entities" means Alliance and its Subsidiaries.

     "Alliance Financial Statements" means, collectively, the audited consolidated financial statements of the Alliance Entities as of and for the year ended April 30, 1998; and the unaudited interim financial statements of the Alliance Entities as of and for the nine months ended January 31, 1999.

     "Alliance Convertible Loan Notes" means the convertible loan notes of Alliance that are convertible into 1,193,581 Alliance Ordinary Shares.

     "Alliance Convertible Shares" means the convertible restricted voting shares of (Pounds)0.01 each in the capital of Alliance.

     "Alliance Form 10-K" means Alliance's Annual Report on Form 10-K for the year ended April 30, 1998.

     "Alliance Ordinary Shares" means the ordinary shares of (Pounds)0.01 each in the capital of Alliance.

     "Alliance Proxy Statement" means the proxy statement for the annual meeting of Alliance Stockholders held March 5, 1999.

     "Alliance Reports" means each registration statement, schedule, report, proxy statement or information statement prepared by Alliance since April 30, 1998, including, without limitation, (i) the Alliance Form 10-K, (ii) Alliance's Quarterly Reports on Form 10-Q for the periods ended July 31, October 31, 1998 and January 31, 1999, and (iii) the Alliance Proxy Statement, each in the form (including exhibits and any amendments thereto) filed with the Commission.

     "Alliance Shares" means the Alliance Ordinary Shares and the Alliance Convertible Shares.

     "Alliance Stockholders" means the holders of Alliance Shares from time to time.

     "Alliance Warrants" means the outstanding warrants to purchase a total of 5,079,149 Alliance Ordinary Shares.

     "AROC" means American Rivers Oil Company, a Wyoming corporation.

     "AROC Assets" means all assets of the AROC Entities.

     "AROC Class B Shares" means all of the issued and outstanding shares of class B common stock of AROC, par value $0.01 per share.

     "AROC Common Shares" means all of the issued and outstanding common stock of AROC, par value $0.01 per share.

     "AROC Delaware" means American Rivers Oil Company, a Delaware corporation.

     "AROC Delaware Shares" means the common stock, par value $0.01 per share, of AROC Delaware.

     "AROC Disclosure Schedule" means the Disclosure Schedule delivered by AROC to Alliance within seven calendar days after the execution of this Agreement. Each heading in the AROC Disclosure Schedule shall refer to the applicable section of this Agreement.

     "AROC Entities" means AROC and its Subsidiaries.

     "AROC Financial Statements" means, collectively, the respective audited consolidated financial statements of the AROC Entities as of and for the years ended March 31, 1998 and 1999.

     "AROC Form 10-K" means AROC's Annual Report on Form 10-K for the year ended March 31, 1999.

     "AROC Reports" means each registration statement, schedule, report, proxy statement or information statement prepared by AROC since March 31, 1998, including, without limitation, (i) the AROC Form 10-K, and (ii) AROC's Quarterly Reports on Form 10-Q for the periods ended June 30, September 30 and December 31, 1998, each in the form (including exhibits and any amendments thereto) filed with the Commission.

     "AROC Shares" means the AROC Common Shares and the AROC Class B Shares.

     "AROC Stockholders" means the holders of AROC Shares from time to time.

     "City Code" means the City Code on Takeovers and Mergers of the United Kingdom.

     "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

     "Commission" means the Securities and Exchange Commission and/or any other Governmental Entity that administers either the Securities Act or the Exchange Act.

     "DGCL" means the Delaware General Corporation Law.

     "Dissenting Shares" has the meaning given that term in Section 3.2(g)(1).

     "Effective Time" has the meaning given that term in Section 3.2(a).

     "Encumbrance" means any option, pledge, security interest, lien, charge, encumbrance, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law or otherwise, except those arising under applicable federal or state securities laws.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

     "Exchange Agent" means the transfer agent for the AROC Shares.

     "Excluded Shares" has the meaning given that term in Section 3.2(g)(1).

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, in statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

     "Governmental Entity" means any federal, state, municipal, domestic or foreign court, tribunal, administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

     "Indemnified Parties" has the meaning given in Section 10.8.

     "Information Statement" means the information statement filed by AROC pursuant to Section 2.1(b) and any amendments or supplements to the information statement.

     "Mailing Date" has the meaning given in Section 3.1.

     "Material Effect" means a material adverse effect on the business or financial condition of a party and its Subsidiaries taken as a whole.

     "Merger" means the merger of AROC with and into Newco, with Newco being the surviving corporation, pursuant to Section 3.2.

     "Merger Consideration" has the meaning given that term in Section
3.2(g)(1).

     "Newco" means a Delaware corporation to be formed as a subsidiary of AROC Delaware.

     "Offer" means the offer made pursuant to Section 2.3.

     "Offer Documents" means the prospectus included in the Registration Statement and any other documents used to solicit the Alliance Stockholders to accept the Offer.

     "Plan" means (i) any employee benefit plan as defined in Section 3(3) of ERISA, which is (a) maintained by a party or any of its Subsidiaries, or (b) to which a party or any of its Subsidiaries is making or accruing an obligation to make contributions, or (ii) any other formal or informal obligation to, arrangement with, or plan or program for the benefit of, employees of a party or any of its Subsidiaries, including, but not limited to, stock options, stock bonuses, stock purchase agreements, bonuses, incentive compensation, deferred compensation, supplemental pensions, vacations, severance pay, insurance or any other benefit, program or practice.

     "Registration Statement" means the registration statement filed by AROC Delaware pursuant to Section 2.1 and any amendments or supplements to the registration statement.

     "Securities Act" means the Securities Act of 1933, as amended, or any successor statute.

     "Subsidiary" or "Subsidiaries" means any corporation more than fifty percent (50%) of the voting power of which is owned directly or indirectly by a party or other relevant person, as the context requires.

     "Surviving Corporation" has the meaning given that term in Section 3.2(b).

     "Taxes" means all taxes, charges, fees, levies, duties or other assessments, including, without limitation, income, gross receipts, excise, ad valorem, property, production, severance, sales, use, license, payroll and franchise taxes, imposed by any Governmental Entity and includes any estimated tax, interest and penalties or additions to tax.

     "Tax Return" means a report, return or other information required to be supplied by a party comprising a part of the Alliance Entities or the AROC Entities, as the case may be, to a Governmental Entity in connection with Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes that entity.

     "WBCA" means the Wyoming Business Corporation Act.

2.   The Exchange Offer and Merger.

     2.1. Filings by AROC.

     (a) As soon as reasonably practicable after the date of this Agreement, AROC Delaware will, in compliance with all applicable state and federal laws, and in form and substance satisfactory to Alliance, file with the Commission a registration statement relating to the AROC Delaware Shares to be offered to the Alliance Stockholders pursuant to the Offer and to be issued to the AROC Shareholders in the Merger (the "Registration Statement"), and will thereafter use its best efforts to obtain as promptly as possible and to continue the effectiveness of the Registration Statement.

     (b) As soon as reasonably practicable after the date of this Agreement, AROC will, in compliance with all applicable state and federal laws, and in form and substance satisfactory to Alliance, file with the Commission an information or proxy statement relating to a meeting of the AROC Stockholders to approve the Merger (the "Information Statement"), and will thereafter use its best efforts to respond as promptly as possible to all comments of the Commission with respect to the Information Statement.

     (c) Prior to delivering the Offer Documents to the Alliance Stockholders, AROC Delaware will, in compliance with all applicable state and federal laws, and in form and substance satisfactory to Alliance, file with the Commission a Tender Offer Statement on Schedule 14D-1 relating to the Offer containing the prospectus included in the Registration Statement.

     (d) AROC Delaware will prepare and file with the Commission and use its best efforts to cause as promptly as possible and to continue the effectiveness of such amendments and supplements to the registration statement, the prospectus included in the Registration Statement and the Schedule 14D-1 for so long as the Offer shall continue, and to comply with the requirements of all applicable laws regarding the conduct of the Offer.

     (e) AROC Delaware will use its best efforts to register or qualify the AROC Delaware Shares offered pursuant to the Offer and the Merger under the securities or blue sky laws of such jurisdictions as Alliance shall request and do any and all other acts or things that may be necessary or advisable to enable to Offer and the Merger to be made and consummated.

     (f) After the Commission completes its review of the Information Statement, and contemporaneously with the making of the Offer, AROC will deliver the Information Statement, together with such documents as are required under the City Code, to the AROC Stockholders.

     (g) The materials filed by AROC and AROC Delaware with the Commission and the materials sent by AROC Delaware to the Alliance Stockholders in connection with the Offer and to the AROC Stockholders in connection with the Information Statement will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The materials shall in form and substance be satisfactory to Alliance and shall include all information regarding the AROC Entities required by applicable law and the City Code to inform the Alliance Stockholders of the Offer and to inform the AROC Stockholders of the matters contemplated by this Agreement.

     (h) Alliance agrees to furnish to AROC and AROC Delaware all information (which shall meet the standard of the preceding paragraph) reasonably requested by AROC and AROC Delaware in connection with preparing such materials.

     2.2. Filings by Alliance.

     (a) Not less than 10 business days after the commencement of the Offer, Alliance will, in compliance with all applicable state and federal laws, and in form and substance satisfactory to AROC, file with the Commission and deliver to the Alliance Stockholders a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, and file with applicable state authorities such other documents as may be necessary or appropriate, recommending (subject to the fiduciary duties of the directors of Alliance) that the Alliance Stockholders accept the Offer.

     (b) Alliance will prepare and file with the Commission and use its best efforts to cause as promptly as possible and to continue the effectiveness of such amendments and supplements to the Schedule 14D-9 for so long as the Offer shall continue, and to comply with the requirements of all applicable laws and the City Code regarding the conduct of the Offer.

     (c) As soon as reasonably practicable after the date of this Agreement, Alliance will, in compliance with all applicable laws, and in form and substance satisfactory to AROC, file with London Stock Exchange Limited and all other applicable regulatory bodies in the United Kingdom, all materials reasonably necessary to make, and use its best efforts, to obtain the approval of those authorities to, the Offer.

     (d) The materials filed by Alliance and the materials sent by Alliance to the Alliance Stockholders in connection with the Offer will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The materials shall in form and substance be satisfactory to AROC and shall include all information regarding the Alliance Entities required by applicable law and the City Code to inform the Alliance Stockholders of the Offer.

     (e) AROC agrees to furnish to Alliance all information (which shall meet the standard of the preceding paragraph) reasonably requested by Alliance in connection with preparing such materials.

     2.3. Solicitation of Offer. Promptly after the satisfaction of all applicable regulatory requirements, including the filings contemplated by Sections 2.1 and 2.2 and the completion of the actions contemplated by Section 3, each of Alliance, AROC and AROC Delaware agrees (subject to the fiduciary duties of the directors of each of them):

     (a) that AROC will deliver the Information Statement, together with such documents as are required under the City Code, to the AROC Stockholders;

     (b) to use its best efforts to solicit the Alliance Stockholders to accept the offer of AROC Delaware to exchange one AROC Delaware Share for each Alliance Ordinary Share and 0.5 AROC Delaware Shares for each Alliance Convertible Share (the "Offer");

     (c) to make such press announcements as are required under the City Code in relation to the Offer;

     (d) to make the Offer unconditional under U.K. law and the City Code as soon as practicable after Alliance Stockholders holding a majority of both the Alliance Ordinary Shares and the Alliance Convertible Shares have accepted the Offer; and

     (e) to continue the Offer for so long as required by applicable U.S. and U.K. law and the City Code.

     2.4. Solicitation of The Merger. Promptly after the satisfaction of all applicable regulatory requirements, including the filings contemplated by Sections 2.1 and 2.2 and the completion of the actions contemplated by Section 3, each of Alliance, AROC and AROC Delaware agrees (subject to the fiduciary duties of the directors of each of them):

     (a) to use its best efforts to deliver the Information Statement to the AROC Stockholders and recommend and solicit the vote of the AROC Stockholders to approve the Merger;

     (b) to hold the meeting of AROC Stockholders contemplated by the Information Statement;

3.   Mailing Date Actions and Completion of the Merger.

     3.1. Mailing Date. On or prior to the date the Offer Documents are to be mailed to the Alliance Stockholders (the "Mailing Date"), the parties shall deliver the following documents at the offices of Jenkens & Gilchrist, P.C., 1445 Ross Avenue, Suite 3200, Dallas, Texas at 10:00 a.m., local time.

     (a)  AROC shall deliver to Alliance the following:

          (1) A copy of the charters of each of the AROC Entities certified as of a date within ten days of the Mailing Date by the Secretary of State of the state of incorporation of each of the respective entities and certified by the respective corporate secretary as to the absence of any amendments between the date of certification by the respective Secretary of State and the Mailing Date;

          (2) A certificate from the appropriate governmental officials of the state of incorporation as to the existence and good standing of each of the AROC Entities and the payment of Taxes by each of the AROC Entities as of a date within ten days of the Mailing Date, and, if available, a telecopy from such officials as to the same matters dated the business day before the Mailing Date;

          (3) A certificate of the corporate secretary of each of the AROC Entities attaching thereto a true and correct copy of the bylaws of the respective entity;

          (4) A certificate of the corporate secretary of AROC attaching copies of the resolutions of the board of directors approving the Offer;

          (5) All correspondence of AROC with the Commission relating to the filing of the documents referred to in Section 2.1;

          (6)  The certificate of an officer of AROC referred to in Section
8(c);

          (7)  The opinion of AROC's counsel referred to in Section 8(e);

          (8) All consents or approvals of any third party that are required to be identified pursuant to Section 4.4; and

          (9) Such other documents as are required pursuant to this Agreement or as may reasonably be requested from AROC by Alliance or its counsel.

     (b)  Alliance shall deliver to AROC the following:

          (1) a copy of the Memorandum and Articles of Association (and all amendments thereto, if any) of Alliance and each of Alliance's U.K. Subsidiaries certified by the corporate secretary as to the absence of any amendments as of the Mailing Date;

          (2) a copy of the charters of each of Alliance's U.S. Subsidiaries certified as of a date within ten days of the Mailing Date by the appropriate governmental officials of the jurisdiction of organization of each of the respective entities and certified by the respective corporate secretary as to the absence of any amendments between the date of certification by the governmental official and the Mailing Date;

          (3) A certificate from the appropriate governmental officials of the jurisdiction of organization of each of Alliance's U.S. Subsidiaries as to the existence and good standing of such Subsidiary as of the date within ten days of the Mailing Date, and, if available, a telecopy from such officials as to the same matters dated the business day before the Mailing Date;

          (4) A certificate of the corporate secretary of each of Alliance's U.S. Entities attaching thereto a true and correct copy of the bylaws of the respective entity;

          (5) A certificate of the corporate secretary of Alliance attaching copies of corporate resolutions duly adopted by its board of directors resolving to recommend the Offer;

          (6) All correspondence of Alliance with the Commission relating to the filing of the documents referred to in Section 2.2;

          (7) The certificate of an officer of Alliance referred to in Section 9(b);

          (8)  The opinion of Alliance's counsel referred to in Section 9(d);

          (9) All consents or approvals of any third party that are required to be identified pursuant to Section 5.4;

          (10) Such other documents as are required pursuant to this Agreement or as may reasonably be requested from Alliance by AROC or its counsel.

     3.2  The Merger.

     (a) As soon as practicable after the AROC shareholders have approved the Merger and it is determined that at least a majority of the Alliance Stockholders have accepted the Offer, and immediately before the Offer becomes unconditional and AROC Delaware Shares are issued to those Alliance Stockholders who have accepted the Offer, provided that this Agreement has not been terminated or abandoned pursuant to Article 11, AROC and Newco will cause a (i) a Certificate of Merger to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL and (ii) Articles of Merger to be executed and filed with the Secretary of State of Wyoming as provided in
Section 17-16-1105 of the WBCA. The Merger shall become effective on the date on which the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware and the Wyoming Articles of Merger have been duly filed with the Secretary of State of the State of Wyoming, and such time is hereinafter referred to as the "Effective Time."

     (b) At the Effective Time AROC shall be merged with and into Newco and the separate corporate existence of AROC shall thereupon cease. Newco shall be the surviving corporation (the "Surviving Corporation") in the Merger and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of Newco with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in
Section 3.2(f) and (g). The Merger shall have the effects specified in the Delaware General Corporation Law and the Wyoming Business Corporation Act.

     (c) Change of Name of AROC Delaware. The Information Statement and Registration Statement shall provide for, and concurrently with the Effective Time, AROC Delaware shall file a Certificate of Amendment to its Certificate of Incorporation to effect, a change of the name of AROC Delaware to "Alliance Resources Inc."

     (d) The Certificate of Incorporation. The Certificate of Incorporation of Newco in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

     (e) By-Laws. The By-Laws of Newco in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

     (f) Directors and Officers. The directors and officers of AROC Delaware and of Newco shall, from and after the Effective Time, and until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the respective corporation's Certificate of Incorporation and By-Laws, be the following:

          John A. Keenan            President and Director of AROC Delaware and
                                    Newco

          Francis M. Munchinski     Secretary of AROC Delaware and Newco

          Paul R. Fenemore          Director of AROC Delaware and Newco

          Robert E. Schulte         Director of Newco

          M. Phillip Douglas        Director of AROC Delaware

          Michael E. Humphries      Director of AROC Delaware

          William J.A. Kennedy      Director of AROC Delaware

          John R. Martinson         Director of AROC Delaware

     (g) Conversion or Cancellation of Shares. The manner of converting or canceling shares of AROC in the Merger shall be as follows:

          (1) At the Effective Time, each AROC Share issued and outstanding immediately prior to the Effective Time, other than AROC Shares that are owned by AROC or any direct or indirect subsidiary of AROC or Shares ("Dissenting Shares") which are held by stockholders ("Dissenting Stockholders") properly exercising appraisal rights pursuant to (S)17-16-1321 and (S)17-16-1323 of the WBCA, if applicable (collectively, "Excluded Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, 0.11 AROC Delaware Shares (the "Merger Consideration"). At the Effective Time, all AROC Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such AROC Shares (other than Excluded Shares) shall thereafter cease to have any rights with respect to such AROC Shares, except the right to receive the Merger Consideration for such AROC Shares upon the surrender of such certificate in accordance with Section 3.2(h) or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with (S)17-16-1325 of the WBCA.

          (2) At the Effective Time, each AROC Share issued and outstanding at the Effective Time and owned by AROC Delaware or held in AROC's treasury or owned by AROC or any direct or indirect subsidiary of AROC shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

          (3) At the Effective Time, each Newco Share issued and outstanding at the Effective Time shall continue to be outstanding and shall not be affected by the Merger.

          (4) At the Effective Time, each AROC Delaware Share issued and outstanding at the Effective Time (other than AROC Delaware Shares issued or to be issued pursuant to the Offer) shall, by virtue of the merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefore and shall cease to exist.

     (h)  Payment for AROC Shares.

          (1) AROC Delaware shall make available or cause to be made available to the Paying Agent at the Effective Time certificates representing the AROC Delaware Shares sufficient to enable the Paying Agent to deliver the necessary certificates to the former holders of AROC Shares as required by paragraph (b).

          (2) On or after the Effective Time, each person who was immediately before the Effective Time a holder of record of issued and outstanding AROC Shares may deliver to the Paying Agent a letter of transmittal in a form suitable to the Paying Agent duly executed and completed in accordance with the instructions thereto, together with such holders' certificates representing such AROC Shares, and AROC Delaware shall cause the Paying Agent to deliver to such holders certificates in respect of the AROC Delaware Shares and any dividends or distributions thereon to which such holders are then entitled.

          (3) Fractional AROC Delaware Shares will not be issued to any person. In lieu of issuing a fractional AROC Delaware Share to any person, AROC Delaware will round the number of AROC Delaware Shares to be issued to each person to the nearest whole number of AROC Delaware Shares.

          (4) If AROC Delaware Shares are to be issued to a person other than the registered holder of the certificates surrendered, it shall be a condition of such issue that the certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of the certificates surrendered or establish to the satisfaction of AROC Delaware or the Paying Agent that such tax has been paid or is not applicable.

     (i)  Dissenters' Rights.

          (1) Notwithstanding anything in this Agreement to the contrary, AROC Shares that are issued and outstanding immediately prior to the Effective Time and that are held by AROC Stockholders who have delivered a written demand for appraisal of such AROC Shares in the manner provided in Section 17-16-1321 of the WBCA (the "Dissenting Shares") shall not be canceled and the holders thereof shall not receive the right to receive the consideration provided in Section 3.2(g)(1), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to appraisal and payment under the WBCA, as the case may be. If such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, the AROC Shares shall thereupon be deemed to have been canceled and the holders thereof to have become entitled, with effect from the Effective Time, to receive the consideration specified in Section 3.2(g)(1).

          (2) AROC promptly shall give Alliance notice of any demand made by or on behalf of any dissenting AROC Stockholder to be paid the "fair value" of the AROC Stockholder's AROC Shares, as provided in Section 17-16-1321 of the WBCA, and the Surviving Corporation shall thereupon have sole and exclusive rights to conduct and resolve, in its sole discretion, all negotiations and proceedings with respect to, and the ultimate disposition of, any such demands in any manner that the Surviving Corporation may elect. All such payments shall be made solely by the Surviving Corporation and shall not be made by, nor shall Alliance reimburse the Surviving Corporation for, such payments.

     (j) Transfer of AROC Shares After the Effective Time. No transfers of AROC Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time. If, after the Effective Time, certificates formerly representing AROC Shares are presented to the Surviving Corporation, they shall be canceled and the holders thereof shall instead be entitled to be issued AROC Delaware Shares as provided in this Section 3.2

4. Representations, Warranties and Covenants of AROC. Except as expressly set forth and specifically identified by section number of this Agreement in the AROC Disclosure Schedule, AROC represents, warrants and covenants to Alliance, on the date hereof and as of the Mailing Date, as follows:

     4.1  Corporate Organization.

     (a) Each of the AROC Entities is a corporation duly organized and validly existing as a corporation and in good standing under the laws of its jurisdiction of incorporation.

     (b) Each of the AROC Entities has the requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its property and assets, and each of the AROC Entities is duly qualified or licensed to do business and is in good standing in every jurisdiction in which the failure to be so qualified and licensed could have a Material Effect.

     (c) AROC has delivered or made available to Alliance true, correct and complete copies of each of the AROC Entities' respective Certificate of Incorporation and Bylaws as presently in effect.

     4.2  Capitalization.

     (a) The authorized capital stock of AROC consists of 20,000,000 shares of common stock, par value $0.01 per share, 3,615,770 of which are issued and outstanding, 8,000,000 shares of class B common stock, par value $0.01 per share, 7,267,820 of which are issued and outstanding, and 5,000,000 shares of preferred stock, par value $0.50 per share, none of which are outstanding. The authorized capital stock of AROC Delaware consists of 100 shares of common stock, par value $0.001 per share, all of which are issued and outstanding.
Section 4.2 of the AROC Disclosure Schedule sets forth the number and type of securities of AROC that may be acquired pursuant to outstanding options or rights to purchase AROC Common Shares and the exercise prices at which such equity securities may be acquired. All of the issued shares of each of the AROC Entities are, and all of the AROC Delaware Shares to be issued pursuant to the Offer, when issued in accordance with the terms of the Offer, will be validly issued, fully paid and nonassessable and none of such shares have been issued in violation of the preemptive rights of any person. AROC has no shares of capital stock reserved for issuance.

     (b) Except as described in Section 4.2(a), there are no (i) shares of capital stock or other securities bearing voting or other equity rights, whether contingent or not, of any of the AROC Entities outstanding; (ii) outstanding subscriptions, puts, options, warrants or other rights, contractual or otherwise, to purchase or acquire any capital stock of any of the AROC Entities; or (iii) contracts, commitments, understandings, arrangements or restrictions by which any of the AROC Entities is or may become bound to issue any additional equity interests or any options or rights with respect thereto, or any securities convertible into any equity interests.

     (c) The issued and outstanding stock of AROC owned by the directors, executive officers and 5% or greater stockholders of AROC is owned of record, and to the knowledge of AROC, beneficially, as described in the AROC Form 10-K. AROC owns all of the issued and outstanding stock of each of its Subsidiaries, directly or indirectly, free and clear of all Encumbrances. Except for its Subsidiaries, neither AROC nor any of its Subsidiaries owns or holds any equity, debt or other interest in any entity or business or any option to acquire any such interest, except for accounts receivable that have arisen in the ordinary course of business.

     4.3  Authority; No Violation.

     (a) The execution and performance of this Agreement by AROC have been duly and validly authorized by the board of directors of AROC and, except for the approval of the AROC shareholders, no other corporate action is necessary to authorize the execution, delivery and performance of this Agreement by AROC. AROC has full, absolute and unrestricted right, power and authority to execute and perform this Agreement and, subject to the approval of the AROC shareholders, to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed by AROC and, is a valid and binding obligation of AROC, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium, reorganization, receivership or similar laws affecting the rights of creditors generally.

     (b) None of the execution, delivery or performance of this Agreement does or will, after the giving of notice, lapse of time or otherwise, (i) result in any violation of or be in conflict with or constitute a default under any term or provision of the Certificate of Incorporation or Bylaws of any of the AROC Entities of or any term or provision of any judgment, decree, order, statute, injunction, rule or regulation applicable to any of the AROC Entities, or of any material note, bond, mortgage, indenture, lease, license, franchise, agreement or other instrument or obligation to which any of the AROC Entities is bound;
(ii) result in the creation of any material Encumbrance upon AROC Shares, any of the Alliance Assets or any of the AROC Assets pursuant to any such term or provision; or (iii) constitute a material default under or give any party the right to accelerate, amend or modify, terminate, abandon or refuse to perform or comply with, any material contract, agreement, arrangement, commitment or plan to which any AROC Entities is a party, or by which any of the AROC Entities or any of their rights, properties or assets may be subject or bound.

     4.4 Consents and Approvals. No consent, waiver, approval or authorization of, or declaration, designation, filing, registration or qualification with, any Governmental Entity or any third party, is required to be made or obtained by the AROC Entities in connection with the execution, delivery and performance of this Agreement or to preserve any material rights and benefits enjoyed by any of the AROC Entities on the date hereof following the consummation of the transactions contemplated by this Agreement except (a) those that have already been obtained or (b) those specifically contemplated by this Agreement.

     4.5  Violations of Laws, Permits, etc.

     (a) None of the AROC Entities is in violation of any term or provision of its Certificate of Incorporation or Bylaws. None of the AROC Entities is in violation of any term or provision of any judgment, decree, order, statute, injunction, rule, ordinance or regulation applicable to it, or of any agreement or instrument applicable to such entity where the violation thereof would result in a Material Effect.

     (b) Each of the AROC Entities holds and has maintained in full force and effect all certificates, licenses and permits material to the conduct of its business, and has not received any notification that any revocation or limitation thereof is threatened or pending where such revocation or limitation would result in a Material Effect.

     4.6. AROC Reports. AROC has made available to Alliance each of the AROC Reports. As of their respective dates, the AROC Reports did not, and any AROC Reports filed with the Commission subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

     4.7    AROC Financial Statements.

     (a) In all material respects the consolidated AROC Financial Statements fairly present the consolidated assets, liabilities and financial position of the respective entities purported to be covered thereby as of the dates thereof and the results of their operations and cash flow for the respective periods ended on such dates, all in conformity with GAAP consistently applied.

     (b) The AROC Financial Statements were prepared from the books and records of each of the respective entities purported to be covered thereby. Such AROC Financial Statements do not contain any items of a material special or nonrecurring nature, except as expressly noted in such statements.

     4.8 No Undisclosed Liabilities, etc. None of the AROC Entities has any material liabilities or obligations, whether direct, indirect, absolute or contingent (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), except (a) liabilities that are fully reflected on or reserved against on the latest balance sheet of such entity included in the AROC Financial Statements or (b) liabilities incurred in the ordinary course of business since the date of the latest balance sheet included in the AROC Financial Statements that are consistent with past practice.

     4.9 Absence of Certain Changes. Since the date of the latest audited AROC Financial Statement, none of the AROC Entities has:

     (a)    Suffered any change that would result in a Material Effect;

     (b) Borrowed any money or incurred, assumed or become subject to, whether directly or by way of guarantee or otherwise, any other material obligation or liability for borrowed money, whether absolute or contingent;

     (c) (i) Issued, purchased or redeemed any of its capital securities or any option, warrant or right to purchase any of the same; or (ii) authorized, declared or made any dividends, distributions of earnings or capital on, or splits or any other reclassification of its equity securities;

     (d) Acquired any material assets or properties having a value in excess of $100,000 in the aggregate;

     (e) Increased the salaries, compensation, pension or other benefits payable, or paid any bonuses, to its officers and directors or their Affiliates;

     (f) Agreed, either in writing or otherwise, to take any action described in this Section 4.9.

     4.10. Data Regarding the AROC Assets. All of the information made or to be made available to Alliance and its representatives regarding the AROC Assets is accurate and complete in all material respects, when considered in context and together with all relevant information made available.

     4.11.  Litigation.

     (a) There is no action, proceeding, investigation or inquiry pending or, to the knowledge of the AROC Entities, threatened (i) against or affecting any of the AROC Entities or their assets or ordinary conduct of the business that, if determined adversely to the AROC Entities, would result in a Material Effect, except as described in the AROC Reports, or (ii) that questions this Agreement or any action contemplated by this Agreement or in connection with the Merger.

     (b) There are no citations, fines or penalties heretofore asserted against any of the AROC Entities or their assets under any federal, state or local law relating to air, noise or water pollution or other environmental protection matters, or relating to occupational health or safety, of which such entity has received notice and that remain unpaid or that could otherwise bind the assets of any of the AROC Entities and that would result in a Material Effect.

     (c) AROC has no knowledge of any state of facts or of the occurrence or nonoccurrence of any event or group of related events, that should reasonably cause AROC to determine that there exists any basis for any material claim against the AROC Entities for any of the matters described in paragraphs (a) or
(b).

     4.12.  Tax Returns and Payments.

     (a) The AROC Entities (or the common parent of any affiliated group of which any of such entities is or has been a member) have duly filed in correct form in all material respects all Tax Returns required to be filed by such entities and have duly paid or provided for payment of (or there have been paid on their behalf) all Taxes due or claimed to be due from them by federal, state, local or foreign taxing authorities, excluding Taxes that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in the AROC Financial Statements.

     (b) There are no tax liens upon any property or assets owned by any of the AROC Entities that would have a Material Effect.

     (c) All Tax Returns of the AROC Entities filed, including any amendments to date, have been prepared in good faith without willful misrepresentation and are complete and accurate in all material respects. The federal income tax returns of the AROC Entities have been examined by the Internal Revenue Service for all periods described in Section 4.12 of the AROC Disclosure Schedule, and all deficiencies assessed as a result of such examination have been paid in full or finally settled and no issue has been raised by the Internal Revenue Service in any such examination that has been resolved adversely to any of the AROC Entities or is still pending and, by application of similar principles, reasonably could be expected to result in an assertion by the Internal Revenue Service of a material deficiency in any other taxable year or with respect to any other of the AROC Entities. There are no outstanding agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Returns or the payment by, or assessment against, any of the AROC Entities for any Taxes.

     (d) The reserves made for Taxes on the respective balance sheets in the AROC Financial Statements are sufficient for the payment of all unpaid Taxes due and payable by the AROC Entities attributable to all periods ended on or before the date of the respective balance sheets in accordance with GAAP.

     4.13. Bank Accounts. AROC has provided Alliance with the names and locations of all bank institutions at which the AROC Entities maintain accounts or lock boxes of any nature, the account or box number and the names of all persons authorized to draw thereon or make withdrawals therefrom.

     4.14.  Contracts.

     (a) AROC has made available to Alliance complete and correct copies of all written agreements, contracts and commitments, together with all amendments thereto, and accurate (in all material respects) descriptions of all oral agreements, to which any of the AROC Entities is a party or by which any of their properties is bound. Such agreements, contracts and commitments are in full force and effect, and all of such entities and, to the knowledge of the AROC Entities, all other parties to such agreements, contracts and commitments have performed all obligations required to be performed by them to date thereunder in all material respects and are not in default thereunder in any material respect.

     (b) None of the AROC Entities is a party to or bound by any employment, management, consulting, option, note, loan, lease or other agreements with any of the officers, directors or shareholders of more than 5% of the outstanding securities of any of the AROC Entities;

     (c) None of the AROC Entities is a party to any agreement that, upon or after completion of the Merger, could result in the creation of any Encumbrance upon any of the Alliance Assets or any of the assets of AROC Delaware other than the AROC Assets.

     (d) None of the AROC Entities has outstanding any powers of attorney, including powers of attorney with respect to representation before any Governmental Entity, customs agents and brokers, or given in connection with qualification to conduct business in any other jurisdiction.

     4.15.  Compensation and Employee Plans.

     (a) AROC has provided Alliance (i) the names and current annual compensation rates of all present directors, officers, employees, independent contractors or agents of each of the AROC Entities and (ii) the number, job category and range of compensation by job category of all employees of such entities.

     (b) AROC has made available to Alliance the name of each Plan applicable to any of the AROC Entities and all documents evidencing any Plan applicable to any of the AROC Entities.

     (c) Each Plan applicable to any of the AROC Entities is now, and has been from its inception, administered in compliance in all material respects with the provisions of all applicable laws and regulations, including ERISA, the Code and the ADEA, insofar as such statutes are applicable to such Plan.

     4.16. Brokers, Finders and Advisors. AROC has not employed any broker, finder, or investment advisor on its behalf, or incurred any liability for any brokerage or finder's fees or commissions in connection with the transaction contemplated hereby.

     4.17. Labor Force. Each of the AROC Entities is in compliance in all material respects with all applicable laws (including without limitation federal income tax laws), ordinances, regulations, statutes, rules and restrictions of any Governmental Entity respecting employment and employment practices and terms and conditions of employment.

     4.18. Books and Records. The books and records of each of the AROC Entities (including, without limitation, the books of account, minute books and stock record books) are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of each of the AROC Entities contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the shareholders and the Boards of Directors of the respective entities and no meetings of or actions by such shareholders or any such Boards of Directors have been held or taken for which minutes have not been prepared and are not contained in such minute books. None of the records and written documents furnished or made available to Alliance's representatives or agents by the AROC Entities concerning the AROC Assets, when considered in context and together with any relevant or related documents also so furnished or made available, contain any untrue statement of material fact or omit a material fact necessary to make any statement therein not misleading.

     4.19. Payments. None of the AROC Entities has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property however characterized to any finder, agent, government official or other party, in the United States or any other country, in any manner related to its business or operations, which such entity knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country or territory having jurisdiction over such entity, and has not participated, directly or indirectly, in any boycotts or similar practices.

     4.20. Commission Filings. AROC has filed all forms, reports and documents required to be filed with the Commission since January 1, 1996 . All of such filings were prepared in accordance with the requirements of all applicable laws and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     4.21. Disclosure. No representation or warranty made by AROC in this Agreement (including, without limitation, in the AROC Disclosure Schedule) contains any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which made.

5.   Representations, Warranties and Covenants of Alliance.

     Except as expressly set forth and specifically identified by section number of this Agreement in the Alliance Disclosure Schedule, Alliance represents, warrants and covenants to AROC, on the date hereof and as of the Mailing Date, as follows:

     5.1.   Organization, etc.

     (a) Alliance is a public limited company duly incorporated and validly existing under the laws of England and Wales.

     (b) Each of Alliance's U.K. Subsidiaries is a limited company duly incorporated and validly existing under the laws of England and Wales. Each of Alliance's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

     (c) Each of the Alliance Entities has the requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its property and assets, and each of the United States Alliance Entities is duly qualified or licensed to do business and is in good standing in every jurisdiction in which the failure to be so qualified and licensed could have a Material Effect.

     (d) Alliance has delivered or made available to AROC true, correct and complete copies of the organizational documents of each of the Alliance Entities as presently in effect.

     5.2.   Capitalization.

     (a) The authorized capital stock of Alliance consists of 415,001,376 ordinary shares of (Pounds)0.01 each, 47,487,142 of which are issued and outstanding, 10,000,000 shares of Alliance Convertible Stock, of which 10,000,000 are issued and outstanding and 1,414,998,624 deferred shares of 1p each of which 1,217,166,912 are issued and outstanding. There are outstanding options to subscribe for 3,040,000 Alliance Ordinary Shares at subscription prices varying from 13.5p to (Pounds)3.00. There are outstanding warrants to purchase 5,079,149 Alliance Ordinary Shares at purchase prices varying from 1p to (Pounds)1.00 per share and outstanding convertible loan notes that are convertible into 1,078,125 Alliance Common Shares at any time upon the payment by the holder to Alliance of 1p per share. All of the issued shares of each of the Alliance Entities are validly issued, fully paid and nonassessable and none of such shares have been or will be issued in violation of the preemptive rights of any person.

     (b) Except as described in Section 5.2(a), there are no (i) shares of capital stock or other securities bearing voting or other equity rights, whether contingent or not, of any of the Alliance Entities outstanding; (ii) outstanding subscriptions, puts, options, warrants or other rights, contractual or otherwise, to purchase or acquire any capital stock of any of the Alliance Entities; or (iii) contracts, commitments, understandings, arrangements or restrictions by which any of the Alliance Entities is or may become bound to issue any additional equity interests or any options or rights with respect thereto, or any securities convertible into any equity interests.

     (c) The issued and outstanding stock of Alliance owned by the directors and 5% or greater stockholders of Alliance is owned of record, and to the knowledge of Alliance, beneficially, as described in the Alliance Proxy Statement. Alliance beneficially owns all of the issued and outstanding stock of each of its Subsidiaries, directly or indirectly, free and clear of all Encumbrances. Except for its Subsidiaries, neither Alliance nor any of its Subsidiaries owns or holds any equity, debt or other interest in any entity or business or any option to acquire any such interest, except for accounts receivable that have arisen in the ordinary course of business.

     5.3.   Authority; No Violation.

     (a) The execution and performance of this Agreement by Alliance have been duly and validly authorized by the board of directors of Alliance and no other corporate action is necessary to authorize the execution, delivery and performance of this Agreement by Alliance. Alliance has full, absolute and unrestricted right, power and authority to execute and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed by Alliance and is a valid and binding obligation of Alliance, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium, reorganization, receivership or similar laws affecting the rights of creditors generally.

     (b) None of the execution, delivery or performance of this Agreement does or will, after the giving of notice, lapse of time or otherwise, (i) result in any violation of or be in conflict with or constitute a default under any term or provision of the organizational documents of any of the Alliance Entities, or any term or provision of any judgment, decree, order, statute, injunction, rule or regulation applicable to any of the Alliance Entities or of any material note, bond, mortgage, indenture, lease, license, franchise, agreement or other instrument or obligation to which any of the Alliance Entities is bound; (ii) result in the creation of any material Encumbrance upon Alliance Shares, any of the AROC Assets or any of the Alliance Assets pursuant to any such term or provision; or (iii) constitute a material default under or give any party the right to accelerate, amend or modify, terminate, abandon or refuse to perform or comply with, any material contract, agreement, arrangement, commitment or plan to which any of the Alliance Entities is a party, or by which any of the Alliance Entities or any of their rights, properties or assets may be subject or bound.

     5.4. Consents and Approvals. No consent, waiver, approval or authorization of, or declaration, designation, filing, registration or qualification with, any Governmental Entity or any third party, is required to be made or obtained by any of the Alliance Entities in connection with the execution, delivery and performance of this Agreement or to preserve any material rights and benefits enjoyed by any of the Alliance Entities on the date hereof following the consummation of the transactions contemplated by this Agreement except (a) those that have already been obtained or (b) those specifically contemplated by this Agreement.

     5.5.   Violations of Laws, Permits, etc.

     (a) None of the Alliance Entities is in violation of any term or provision of its organizational documents. None of the Alliance Entities is in violation of any term or provision of any judgment, decree, order, statute, injunction, rule, ordinance or regulation applicable to it, or of any agreement or instrument applicable to such entity where the violation thereof would result in a Material Effect.

     (b) Each of the Alliance Entities holds and has maintained in full force and effect all certificates, licenses and permits material to the conduct of its business, and has not received any notification that any revocation or limitation thereof is threatened or pending where such revocation or limitation would result in a Material Effect.

     5.6. Alliance Reports. Alliance has made available to AROC each of the Alliance Reports. As of their respective dates, the Alliance Reports did not, and any Alliance Reports filed with the Commission subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

     5.7.   Alliance Financial Statements.

     (a) In all material respects the consolidated Alliance Financial Statements fairly present the consolidated assets, liabilities and financial position of the respective entities purported to be covered thereby as of the dates thereof and the results of their operations and cash flow for the respective periods ended on such dates, all in conformity with GAAP consistently applied, except that the January 31, 1999, unaudited interim financial statements do not contain footnotes (that, if presented, would not differ materially from those in the audited Alliance Financial Statements) and are subject to normal, recurring year-end adjustments (which will not, individually or in the aggregate, have a Material Effect).

     (b) The Alliance Financial Statements were prepared from the books and records of each of the respective entities purported to be covered thereby. Such Alliance Financial Statements do not contain any items of a material special or nonrecurring nature, except as expressly noted in such statements.

     5.8. No Undisclosed Liabilities, etc. None of the Alliance Entities has any material liabilities or obligations, whether direct, indirect, absolute or contingent (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), except (a) liabilities that are fully reflected on or reserved against on the latest balance sheet of such entity included in the Alliance Financial Statements or (b) liabilities incurred in the ordinary course of business since the date of the latest balance sheet included in the Alliance Financial Statements that are consistent with past practice.

     5.9. Absence of Certain Changes. Since the date of the latest audited Alliance Financial Statement, except as specifically disclosed in the January 31, 1999, unaudited interim consolidated Alliance Financial Statements, none of the Alliance Entities has:

     (a)    Suffered any change that would result in a Material Effect;

     (b) Borrowed any money or incurred, assumed or become subject to, whether directly or by way of guarantee or otherwise, any other material obligation or liability for borrowed money, whether absolute or contingent;

     (c) (i) Issued, purchased or redeemed any of its capital securities or any option, warrant or right to purchase any of the same; or (ii) authorized, declared or made any dividends, distributions of earnings or capital on, or splits or any other reclassification of its equity securities;

     (d) Acquired any material assets or properties, other than oil and gas production in the ordinary course of business, or other assets having a value in excess of $100,000 in the aggregate;

     (e) Increased the salaries, compensation, pension or other benefits payable, or paid any bonuses, to its officers and directors or their Affiliates;

     (f) Agreed, either in writing or otherwise, to take any action described in this Section 5.9.

     5.10. Data Regarding the Alliance Assets. All of the information made or to be made available to AROC and its representatives regarding the Alliance Assets is accurate and complete in all material respects, when considered in context and together with all relevant information made available.

     5.11.  Litigation.

     (a) There is no action, proceeding, investigation or inquiry pending or, to the knowledge of the Alliance Entities, threatened (i) against or affecting any of the Alliance Entities or their assets or ordinary conduct of the business that, if determined adversely to the Alliance Entities, would result in a Material Effect, except as described in the Alliance Reports, or (ii) that questions this Agreement or any action contemplated by this Agreement or the transactions contemplated hereby.

     (b) There are no citations, fines or penalties heretofore asserted against any of the Alliance Entities or their assets under any federal, state or local law relating to air, noise or water pollution or other environmental protection matters, or relating to occupational health or safety, of which such entity has received notice and that remain unpaid or that could otherwise bind the assets of any of the Alliance Entities and that would result in a Material Effect.

     (c) Alliance has no knowledge of any state of facts or of the occurrence or nonoccurrence of any event or group of related events, that should reasonably cause Alliance to determine that there exists any basis for any material claim against the Alliance Entities for any of the matters described in paragraphs (a) or (b).

     5.11.  Tax Returns and Payments.

     (a) The Alliance Entities (or the common parent of any affiliated group of which any of such entities is or has been a member) have duly filed in correct form in all material respects all Tax Returns required to be filed by such entities and have duly paid or provided for payment of (or there have been paid on their behalf) all Taxes due or claimed to be due from them by federal, state, local or foreign taxing authorities, excluding Taxes that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in the Alliance Financial Statements.

     (b) There are no tax liens upon any property or assets owned by any of the Alliance Entities that would have a Material Effect.

     (c) All Tax Returns of the Alliance Entities filed, including any amendments to date, have been prepared in good faith without willful misrepresentation and are complete and accurate in all material respects. The federal income tax returns of the Alliance Entities have been examined by the Internal Revenue Service for all periods described in Section 5.12 of the Alliance Disclosure Schedule, and all deficiencies assessed as a result of such examination have been paid in full or finally settled and no issue has been raised by the Internal Revenue Service or other relevant tax authority in any such examination that has been resolved adversely to any of the Alliance Entities or is still pending and, by application of similar principles, reasonably could be expected to result in an assertion by the Internal Revenue Service or other relevant tax authority of a material deficiency in any other taxable year or with respect to any other of the Alliance Entities. There are no outstanding agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Returns or the payment by, or assessment against, any of the Alliance Entities for any Taxes.

     (d) The reserves made for Taxes on the respective balance sheets in the Alliance Financial Statements are sufficient for the payment of all unpaid Taxes due and payable by the Alliance Entities attributable to all periods ended on or before the date of the respective balance sheets in accordance with GAAP.

     5.12.  Contracts.

     (a) Alliance has made available to AROC complete and correct copies of all written agreements, contracts and commitments, together with all amendments thereto, and accurate (in all material respects) descriptions of all oral agreements, in all cases, to which any of the Alliance Entities is a party or by which any of their properties is bound. Such agreements, contracts and commitments are in full force and effect, and all of such entities and, to the knowledge of the Alliance Entities, all other parties to such agreements, contracts and commitments have performed all obligations required to be performed by them to date thereunder in all material respects and are not in default thereunder in any material respect.

     (b) None of the Alliance Entities has outstanding any powers of attorney, including powers of attorney with respect to representation before any Governmental Entity, customs agents and brokers, or given in connection with qualification to conduct business in any other jurisdiction.

     5.14.  Compensation and Employee Plans.

     (a) Alliance has provided AROC (i) the names and current annual compensation rates of all present directors, officers, employees, independent contractors or agents of each of the Alliance Entities and (ii) the number, job category and range of compensation by job category of all employees of such entities.

     (b) Alliance has made available to AROC the name of each Plan applicable to any of the Alliance Entities and all documents evidencing any Plan applicable to any of the Alliance Entities.

     (c) Each Plan applicable to any of the Alliance Entities is now, and has been from its inception, administered in compliance in all material respects with the provisions of all applicable laws and regulations, including ERISA, the Code and the ADEA, insofar as such statutes are applicable to such Plan.

     5.15. Brokers, Finders and Advisors. Alliance has not employed any broker, finder, or investment advisor on its behalf, or incurred any liability for any brokerage or finder's fees or commissions in connection with the transaction contemplated hereby.

     5.16. Labor Force. Each of the Alliance Entities is in compliance in all material respects with all applicable laws (including without limitation federal income tax laws), ordinances, regulations, statutes, rules and restrictions of any Governmental Entity respecting employment and employment practices and terms and conditions of employment.

     5.17. Books and Records. The books and records of each of the Alliance Entities (including, without limitation, the books of account, minute books and stock record books) are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of each of the Alliance Entities contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the shareholders and the Boards of Directors of the respective entities and no meetings of or actions by such shareholders or any such Boards of Directors have been held or taken for which minutes have not been prepared and are not contained in such minute books. None of the records and written documents furnished or made available to AROC's representatives or agents by the Alliance Entities concerning the Alliance Assets, when considered in context and together with any relevant or related documents also so furnished or made available, contain any untrue statement of material fact or omit a material fact necessary to make any statement therein not misleading.

     5.18. Payments. None of the Alliance Entities has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property however characterized to any finder, agent, government official or other party, in the United States or any other country, in any manner related to its business or operations, which such entity knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country or territory having jurisdiction over such entity, and has not participated, directly or indirectly, in any boycotts or similar practices.

     5.19. Commission Filings. Alliance has filed all forms, reports and documents required to be filed with the Commission since May 1, 1997. All of such filings were prepared in accordance with the requirements of all applicable laws and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     5.20. Disclosure. No representation or warranty made by Alliance in this Agreement (including, without limitation, in the Alliance Disclosure Schedule) contains any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which made.

6.   Actions of AROC Prior to the Mailing Date.

     6.1. Affirmative Covenants. Prior to the Mailing Date, AROC covenants that, unless the prior written consent of Alliance is first obtained, which consent shall not be unreasonably withheld, the AROC Entities will:

     (a) Carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to (i) preserve intact their respective present business organizations, (ii) keep available the services of their respective present officers and key employees and

(iii) preserve their respective relationships with customers, suppliers and any others having business dealings with them; and

     (b) Duly comply with all laws applicable to them and their respective properties, operations, business and employees which if not complied with would result in a Material Effect.

     6.2. Negative Covenants. Prior to the Mailing Date, except with the prior written consent of Alliance, the AROC Entities will not:

     (a) Do any of the restricted acts set forth in Section 4.9 hereof, or enter into any agreement of a nature set forth in Section 4.14 hereof;

     (b) Enter into or permit any of the AROC Entities to enter into any transaction other than in the ordinary course of business; or

     (c) Amend the respective organizational or governing documents of any of the AROC Entities.

     6.3. Consents. The AROC Entities will use their best efforts to obtain all consents from third parties necessary or appropriate to effectuate the transactions contemplated by this Agreement.

     6.4. Advice of Changes. AROC will promptly advise Alliance in writing from time to time prior to the Mailing Date with respect to any matter hereafter arising and known to it that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the AROC Disclosure Schedule or would have resulted in any representation of AROC in this Agreement being untrue.

     6.5. Best Efforts. The AROC Entities will use their best efforts to cause to be fulfilled those of the conditions to Alliance's obligations to consummate the transactions contemplated by this Agreement that are dependent upon their actions and to execute and deliver such instruments and take such other actions as necessary or appropriate in order to carry out the intent of this Agreement.

     6.6. Access to Properties and Records. From and after the date of this Agreement through the earlier of the Mailing Date or the termination of this Agreement, the AROC Entities shall (a) provide Alliance an identification of and access to all books, records and documents, including contracts, agreements, consents, settlements, revenue and expense information, and all other data and information relating to the AROC Assets, (b) afford to Alliance and their officers, attorneys, accountants and other authorized representatives free and full access during normal business hours to the offices, properties, books and records of the AROC Entities, and (c) cause counsel and accountants to the AROC Entities to furnish such additional financial and operating data and other information as Alliance shall from time to time request in order that Alliance may have full opportunity to make such investigation as they shall desire to make of the affairs of the AROC Entities and their assets.

     6.7.   Supply Documents, Reports, etc.

     (a) AROC shall furnish or make available to Alliance all documents, reports and other information and data (including financial statements) concerning the AROC Entities as Alliance may reasonably require in connection with any statement, application, or document required to be filed with applicable Governmental Entities in connection with the transactions contemplated by this Agreement or furnished to any other person, firm, corporation or Governmental Entity in connection with this Agreement, including, but not limited to the Commission, the Federal Trade Commission and the Department of Justice.

     (b) AROC represents and warrants that all such information shall be true, correct, and complete in all material respects and shall not omit any material fact required to be stated to make such information not misleading in light of the circumstances under which made.

     6.8. AROC Disclosure Schedule. AROC agrees to deliver the AROC Disclosure Schedule to Alliance within seven calendar days after the execution of the Agreement by all parties.

7.   Actions of Alliance Prior to the Mailing Date.

     7.1. Affirmative Covenants. Prior to the Mailing Date, Alliance covenants that, unless the prior written consent of AROC is first obtained, which consent shall not be unreasonably withheld, the Alliance Entities will:

     (a) Carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to (i) preserve intact their respective present business organizations, (ii) keep available the services of their respective present officers and key employees and (iii) preserve their respective relationships with customers, suppliers and any others having business dealings with them; and

     (b) Duly comply with all laws applicable to them and their respective properties, operations, business and employees which if not complied with would result in a Material Effect.

     7.2. Negative Covenants. Prior to the Mailing Date, except with the prior written consent of AROC, the Alliance Entities will not:

     (a) Do any of the restricted acts set forth in Section 5.9 hereof, or enter into any agreement of a nature set forth in Section 5.13 hereof;

     (b) Enter into or permit any of the Alliance Entities to enter into any transaction other than in the ordinary course of business; or

     (c) Amend the respective organizational or governing documents of any of the Alliance Entities.

     7.3. Consents. The Alliance Entities will use their best efforts to obtain all consents from third parties necessary or appropriate to effectuate the transactions contemplated by this Agreement.

     7.4. Advice of Changes. Alliance will promptly advise AROC in writing from time to time prior to the Mailing Date with respect to any matter hereafter arising and known to it that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Alliance Disclosure Schedule or would have resulted in any representation of Alliance in this Agreement being untrue.

     7.5. Best Efforts. The Alliance Entities will use their best efforts to cause to be fulfilled those of the conditions to AROC's obligations to consummate the transactions contemplated by this Agreement that are dependent upon their actions and to execute and deliver such instruments and take such other actions as necessary or appropriate in order to carry out the intent of this Agreement.

     7.6. Access to Properties and Records. From and after the date of this Agreement through the earlier of the Mailing Date or the termination of this Agreement, the Alliance Entities shall (a) provide AROC an identification of and access to all books, records and documents, including contracts, agreements, consents, settlements, maps, revenue and expense information, production data and geological and geophysical data relating to the Alliance Assets, (b) afford to AROC and their officers, attorneys, accountants and other authorized representatives free and full access during normal business hours to the offices, properties, books and records of the Alliance Entities, and (c) cause counsel and accountants to the Alliance Entities to furnish such additional financial and operating data and other information as AROC shall from time to time request in order that AROC may have full opportunity to make such investigation as they shall desire to make of the affairs of the Alliance Entities and their assets.

     7.7.   Supply Documents, Reports, etc.

     (a) Alliance shall furnish or make available to AROC all documents, reports and other information and data (including financial statements) concerning the Alliance Entities as AROC may reasonably require in connection with any statement, application, or document required to be filed with applicable Governmental Entities in connection with the transactions contemplated by this Agreement or furnished to any other person, firm, corporation or Governmental Entity in connection with this Agreement, including, but not limited to the Commission, the Federal Trade Commission and the Department of Justice.

     (b) Alliance represents and warrants that all such information shall be true, correct, and complete in all material respects and shall not omit any material fact required to be stated to make such information not misleading in light of the circumstances under which made.

     7.8. Alliance Disclosure Schedule. Alliance agrees to deliver the Alliance Disclosure Schedule to AROC within seven calendar days after the execution of the Agreement by all parties.

8. Conditions to Alliance's Obligations. Each and every obligation of Alliance under this Agreement to be performed on or before the Mailing Date is, at the option of Alliance, subject to the satisfaction on or before the date on which the formal press announcement of the Offer pursuant to the City Code is made (following which the Offer shall be subject only to the conditions set out in the press announcement, including the completion of the Merger) of each of the following conditions:

     (a) All outstanding options or rights to purchase or acquire AROC Shares shall have been canceled.

     (b) All employment, management, consulting, option, note, loan, lease or other agreements with any of the officers, directors or shareholders of more than 5% of the outstanding securities of any of the AROC Entities shall have been terminated without liability to Alliance, AROC or AROC Delaware. All amounts owed to AROC by any officer, director or shareholder of more than 5% of the outstanding securities of any of the AROC Entities shall have been repaid in full.

     (c) The agreements described in Sections 10.4, 10.5 and 10.6 shall have been entered into and the actions required by Section 10.7 shall have occurred.

     (d) (i) All of the terms, covenants and conditions of this Agreement to be complied with or performed by AROC at or before the Mailing Date shall have been duly complied with and performed in all material respects, (ii) the representations and warranties of AROC set forth in Article 4, as modified by the statements contained in the AROC Disclosure Schedule, shall be true in all material respects on and as of the Mailing Date with the same force and effect as if such representations and warranties had been made on and as of the Mailing Date (but this provision shall not mean that representations and warranties relating to a specific date, shall relate to any other date) and (iii) Alliance shall have received a certificate to such effect from an officer of AROC. Whether the conditions in subparagraphs (i) and (ii) above have been satisfied shall be determined without regard to any materiality qualifications or provisions contained in any such covenants, representations or warranties.

     (e) All consents, waivers, approvals, licenses, authorizations of, or filings or declarations with third parties or Governmental Entities required to be obtained by the AROC Entities in order to permit the transactions contemplated by this Agreement to be consummated in accordance with governmental laws, rules, regulations and agreements shall have been obtained, and the registration statement required by Section 2.1(a) shall be effective under the Securities Act, no stop orders suspending the effectiveness of the registration statement shall have been issued, no action, suit, proceeding or investigation by the Commission to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act or the Securities Exchange Act of 1934 relating to the issuance or trading of the Alliance Shares issuable pursuant to the Offer shall have been received.

     (f) Alliance shall have received the opinion of counsel for AROC, dated the Mailing Date, in substance and form acceptable to Alliance and its counsel.

     (g) All actions, proceedings, instruments and documents in connection with the consummation of the transactions contemplated by this Agreement, including the forms of all documents, legal matters, opinions and procedures in connection therewith, shall have been approved in form and substance by counsel for Alliance, which approval shall not be unreasonably withheld.

     (h) The AROC Entities shall have furnished such certificates to evidence compliance with the conditions set forth in this Article, as may be reasonably requested by Alliance or its counsel.

     (i) There shall not have been any material loss resulting from destruction of the AROC Assets due to acts of God, fire, explosion or other casualty which is not reimbursable in all material respects under policies of insurance maintained by or for the benefit of the AROC Entities.

     (j) No material information or data provided or made available to Alliance by or on behalf of AROC shall be incorrect in any material respect.

9. Conditions to AROC's Obligations. Each and every obligation of AROC under this Agreement to be performed on the Mailing Date is, at the option of AROC, subject to the satisfaction on or before the date on which the formal press announcement of the Offer pursuant to the City Code is made (following which the Offer shall be subject only to the conditions set out in the press announcement, including the completion of the Merger) of each of the following conditions:

     (a) The agreements described in Sections 10.4, 10.5 and 10.6 shall have been entered into and the actions required by Section 10.7 shall have occurred.

     (b) (i) All of the terms, covenants and conditions of this Agreement to be complied with or performed by Alliance at or before the Mailing Date shall have been duly complied with and performed in all material respects, (ii) the representations and warranties of Alliance set forth in Article 5, as modified by the statements contained in the Alliance Disclosure Schedule, shall be true in all material respects on and as of the Mailing Date with the same force and effect as if such representations and warranties had been made on and as of the Mailing Date (but this provision shall not mean that representations and warranties relating to a specific date shall relate to any other date), and
(iii) AROC shall have received a certificate to such effect from an officer of each of Alliance at Mailing Date. Whether the conditions in subparagraphs (i) and (ii) above have been satisfied shall be determined without regard to any materiality qualifications or provisions contained in any such covenants, representations or warranties.

     (c) All consents, waivers, approvals, licenses, authorizations of, or filings or declarations with third parties or Governmental Entities required to be obtained by Alliance in order to permit the transactions contemplated by this Agreement to be consummated in accordance with governmental laws, rules, regulations and agreements shall have been obtained, and the registration statement required by Section 2.1(a) shall be effective under the Securities Act, no stop orders suspending the effectiveness of the registration statement shall have been issued, no action, suit, proceeding or investigation by the Commission to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act or the Securities Exchange Act of 1934 relating to the of the Alliance Shares pursuant to this Agreement shall have been received.

     (d) AROC shall have received opinions from counsel for Alliance dated the Mailing Date, in substance and form acceptable to AROC and its counsel.

     (e) All outstanding options or other rights to purchase or acquire AROC Shares (other than the Warrants) shall have been canceled without further liability to AROC or Alliance.

     (f) All actions, proceedings, instruments and documents in connection with the consummation of the transactions contemplated by this Agreement, including the forms of all documents, legal matters, opinions and procedures in connection therewith, shall have been approved in form and substance by counsel for AROC, which approval shall not be unreasonably withheld.

     (g) Alliance shall have furnished such certificates of its officers and others to evidence compliance with the conditions set forth in this Article, as may be reasonably requested by AROC or its counsel.

     (h) There shall not have been any material loss resulting from destruction of the Alliance Assets due to acts of God, fire, explosion or other casualty which is not reimbursable in all material respects under policies of insurance maintained by or for the benefit of the Alliance Entities.

     (i) No material information or data provided or made available to AROC by or on behalf of Alliance shall be incorrect in any material respect.

10.  Additional Agreements.

     10.1. Confidentiality. The parties hereto will, and will cause their officers, directors, employees and authorized representatives to, hold in confidence all, and not to use or to disclose to others any, nonpublic information received by them from another party hereto in connection with the transactions contemplated by this Agreement; provided, however, the foregoing shall not restrict necessary disclosures in compliance with requirements of any law, governmental order or regulation, the City Code or the rules of the London Stock Exchange.

     10.2. Further Assurances. After the Mailing Date, the parties shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action including payment of monies as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto or required by law. If at any time subsequent to the Mailing Date, any party comes into possession of money or property belonging to another party, such money or property shall be promptly turned over to the party entitled thereto.

     10.3. Offices. After the Offer becomes unconditional, the executive offices of AROC shall be located in Tulsa, Oklahoma.

     10.4. Warrants. On or prior to the Mailing Date, AROC Delaware shall enter into warrant agreements with the holders of Alliance Warrants, on terms satisfactory to Alliance, providing that, after the Offer becomes unconditional, those warrants will represent the right to receive one AROC Delaware Share in lieu of each Alliance Ordinary Share that they currently represent the right to receive.

     10.5. Convertible Shares. On or prior to the Mailing Date, AROC Delaware shall enter into agreements with the holders of the Alliance Convertible Shares, on terms satisfactory to Alliance, providing that after the then outstanding Alliance Convertible Shares are tendered pursuant to the Offer and the Offer becomes unconditional, each then outstanding Alliance Convertible Share shall be exchanged for 0.5 AROC Delaware Shares and the right to receive additional AROC Delaware Shares on terms substantially similar to the terms of the Alliance Convertible Shares.

     10.6. Convertible Loan Notes. On or prior to the Mailing Date, AROC Delaware shall enter into agreements with the holders of the Alliance Convertible Loan Notes, on terms satisfactory to Alliance, providing that after the Offer becomes unconditional, the then outstanding Alliance Convertible Loan Notes shall be exchanged for notes convertible into one AROC Delaware Share in lieu of each Alliance Ordinary Share that they currently represent the right to receive, on terms substantially similar to the terms of the Alliance Convertible Loan Notes.

     10.7. AROC Delaware Capitalization. On or prior to the Mailing Date, AROC Delaware shall revise its Certificate of Incorporation to provide that the authorized capital stock of AROC Delaware shall consist of 175,000,000 shares of common stock, par value $0.001 per share, 100 of which shall be issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.001 per share, none of which shall be issued and outstanding.

     10.8.  Indemnification.

     (a) Alliance agrees to indemnify and hold harmless each officer and director of AROC (the "Indemnified Parties") from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in
(i) the documents referred to in Sections 2.1 and 2.2 (or any amendment or supplement to any of them) and (ii) any other document or correspondence prepared by or on behalf of Alliance and furnished to the AROC shareholders or Alliance shareholders pursuant to this Agreement, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission which has been made therein or omitted therefrom in reliance upon and in conformity with information provided by AROC or the Indemnified Parties.

     (b) If any action, suit or proceeding shall be brought against any Indemnified Person in respect of which indemnity may be sought against Alliance pursuant to Section 10.8(a), the Indemnified Party shall promptly notify Alliance and Alliance shall assume the defense thereof, including the employment of counsel and payment of all fees and expenses. Alliance shall not settle any such action, suit or proceeding without the prior written consent of the Indemnified Party unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such action, suit or proceeding. Alliance shall not be liable for any settlement of any such action, suit or proceeding effected without its written consent.

11.  Termination, Waiver and Amendment.

     11.1. Termination. This Agreement and the transactions contemplated herein may be terminated and abandoned at any time on or prior to the date on which the formal press announcement of the Offer pursuant to the City Code is made.

     (a)    By mutual consent of AROC and Alliance; or

     (b)    By Alliance if:

            (1) Any representation, warranty or covenant made herein for the benefit of Alliance or any certificate, schedule or document furnished to Alliance pursuant to this Agreement is untrue in any material respect (without regard to any materiality or knowledge qualifications or provisions contained in such representation, warranty or covenant) and such breach is not cured within ten (10) days of AROC's receipt of a notice from Alliance that such breach exists or has occurred;

            (2) AROC shall have defaulted in any material respect (without regard to any materiality qualifications or provisions contained in such representation, warranty or covenant) in performance of any material obligation under this Agreement and such breach is not cured within ten (10) days of AROC's receipt of a notice from Alliance that such breach exists or has occurred; or

            (3) Consummation of the transactions contemplated by this Agreement would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

     (c)  By AROC if:

            (1) Any representation, warranty or covenant made herein for the benefit of AROC or any certificate, schedule or document furnished to AROC pursuant to this Agreement is untrue in any material respect (without regard to any materiality or knowledge qualifications or provisions contained in such representation, warranty or covenant) and such breach is not cured within ten
(10) days of Alliance's receipt of a notice from AROC that such breach exists or has occurred;

            (2) Alliance shall have defaulted in any material respect (without regard to any materiality qualifications or provisions contained in such representation, warranty or covenant) in performance of any material obligation under this Agreement and such breach is not cured within ten (10) days of Alliance's receipt of a notice from AROC that such breach exists or has occurred; or

            (3) Consummation of the transactions contemplated by this Agreement would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

     (d) By AROC in its sole discretion within seven calendar days after its receipt of the Alliance Disclosure Schedule or by Alliance in its sole discretion within seven calendar days after its receipt of the AROC Disclosure Schedule; or

     (e) By either party if the Mailing Date does not occur on or before December 31, 1999 (or such later date as may be mutually agreed upon by the parties hereto), and such party has complied with the provisions of Section 6.5 or Section 7.5, as the case may be.

     11.2. Manner of Exercise. In the event of termination and abandonment by Alliance or AROC, or both, authorized by Section 11.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereunder shall be abandoned without further action by the parties.

     11.3. Effect of Termination. In the event of the termination and abandonment authorized by Section 11.1, then, this Agreement shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers or stockholders in respect of this Agreement and the transactions contemplated hereby, except for the confidentiality obligation of
Section 10.1 and this Section 11.3.

12.  Miscellaneous.

     12.1. Survival. Except for Sections 2.1 through 2.3 and this Article 12, the representations, warranties, covenants and agreements of the parties to this Agreement shall not survive after the Offer becomes unconditional and shall thereafter be of no further force and effect for any purpose.

     12.2. Expenses. Except as otherwise provided herein, the parties shall each pay their own expenses and costs in connection with this Agreement and the transactions contemplated hereby.

     12.3. Press Releases. Subject to the requirements of law, regulatory bodies, the City Code and the rules of the London Stock Exchange, no party shall make any public announcement or press release with respect to this transaction without first consulting with the other parties and giving such parties the opportunity to review and comment thereon.

     12.4. Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the others. Nothing contained herein, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     12.5. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     12.6. Notices. Any notice, request, instructions or other document to be given hereunder to any party shall be in writing, sent by facsimile transmission or delivered personally or by courier or sent by certified mail, postage prepaid, as follows:

     If to AROC (prior to the completion of the Offer):

            American Rivers Oil Company
            700 East 9/th/ Avenue
            Denver, Colorado 80203
            Attn:     Karlton Terry, President
            FAX:   (303)832-2404

     If to Alliance (prior to completion of the Offer):

            Alliance Resources PLC
            4200 East Skelly Drive
            Suite 1000
            Tulsa, Oklahoma 74135
            Attn: John A. Keenan, Managing Director
            FAX: (918) 494-4918

Any party may change its address for purposes of this Section by giving written notice of such change of address to the other parties in the manner herein provided for giving notice. Any notice or communication hereunder shall be deemed to have been given when (i) deposited in the United States mail, if by certified mail, and (ii) received, if delivered personally or by courier or facsimile transmission.

     12.7. Entire Agreement. This Agreement (including the instruments between the parties referred to herein and any waivers delivered pursuant hereto) constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. The exhibits and schedules are a part of this Agreement as if fully set forth herein. All references to articles, sections, subsections, paragraphs, clauses, exhibits and schedules shall be deemed references to such part of this Agreement, unless the context shall otherwise require.

     12.8. Amendments; Waivers. No supplement, modification, or amendment of this Agreement or waiver of any provision of this Agreement will be binding unless executed in writing by, or on behalf of, all parties to this Agreement. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision of this Agreement (regardless of whether similar), nor will any such waiver constitute a continuing waiver unless otherwise expressly provided.

     12.9. Headings. Descriptive headings contained herein are for convenience of reference only and shall not affect the meaning or interpretation hereof.

     12.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.

     12.11. Specific Performance. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provision hereof in any court of the United

States or any state having jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

     12.12. GOVERNING LAW. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF OKLAHOMA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

     12.13. Schedules. Any item disclosed by any party in the its Disclosure Schedule for one purpose and in response to a specific section of this Agreement shall not be deemed disclosed for any other purpose and in response to any other section of the Agreement unless specifically so stated.

     12.14. Time of Essence. Time is of the essence of the parties' obligations to consummate the transactions contemplated by this Agreement on the Mailing Date.

     12.15. Best Efforts. No provision of this Agreement calling for a party to use its best efforts or reasonable efforts shall be construed so as to require such party to incur out-of-pocket expenditures other than expenditures normally incurred in transactions similar to the Offer or to take any step that would not be commercially reasonable, in light of all of the circumstances.

EXECUTED as of the day and year first above written.

                                    AROC:

                                    AMERICAN RIVERS OIL COMPANY


                                    By:    /s/ Karlton Terry
                                           -----------------
                                    Name:  Karlton Terry
                                    Title: President

                                    AROC Delaware:

                                    AMERICAN RIVERS OIL COMPANY


                                    By:    /s/ Karlton Terry
                                           -----------------
                                    Name:  Karlton Terry
                                    Title: President


                                    Alliance:

                                    ALLIANCE RESOURCES PLC


                                    By:    /s/ John A. Keenan
                                           ------------------
                                    Name:  John A. Keenan
                                    Title: Managing Director

                                  APPENDIX B
                       WYOMING BUSINESS CORPORATION ACT

                        ARTICLE 13.  DISSENTERS' RIGHTS

         SUBARTICLE A. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

     (S)17-16-1301  DEFINITIONS  -- (a)  As used in this article:

     (i) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder;

     (ii) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving, new, or acquiring corporation, by merger, consolidation, or share exchange of that issuer;

     (iii) "Dissenter" means a shareholder who is entitled to dissent from corporate action under W.S. 17-16-1302 and who exercises that right when and in the manner required by W.S. 17-16-1320 through 17-16-1328;

     (iv) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

     (v) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances;

     (vi) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation;

     (vii) "Shareholder" means the record shareholder or the beneficial shareholder.


     (S)17-16-1302 RIGHT TO DISSENT -- (a) A shareholder is entitled to dissent from, and to obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

     (i) Consummation of a plan of merger or consolidation to which the corporation is a party if:

     (A) Shareholder approval is required for the merger or the consolidation by W.S. 17-16-1103 or 17-16-1111 or the articles of incorporation and the shareholder is entitled to vote on the merger or consolidation; or

     (B) The corporation is a subsidiary that is merged with its parent under W.S. 17-16-1104.

     (ii) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     (iii) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one
(1) year after the date of sale;

     (iv) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

     (A)    Alters or abolishes a preferential right of the shares;

     (B) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

     (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

     (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

     (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under W.S. 17-16-604.

     (v) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (S)17-16-1303 DISSENT BY NOMINEES AND BENEFICIAL OWNERS. -- (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to the shares held on his behalf only if:

     (i) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     (ii) He does so with respect to all shares of which he is the beneficial shareholder or over which he has the power to direct the vote.

          SUBARTICLE B.  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

     (S)17-16-1320 NOTICE OF DISSENTERS' RIGHTS. -- (a) If a proposed corporate action creating dissenters' rights under W.S. 17-16-1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under W.S. 17-16-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in W.S. 17-16-1322.

     (S)17-16-1321 NOTICE OF INTENT TO DEMAND PAYMENT. -- (a) If a proposed corporate action creating dissenters' rights under W.S. 17-16-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and shall not vote his shares in favor of the proposed action.

     (b)    A shareholder who does not satisfy the requirements of subsection
(a) of this section is not entitled to payment for his shares under this article.

     (S)17-16-1322 DISSENTERS' NOTICE. -- (a) If proposed corporate action creating dissenters' rights under W.S. 17-16-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of W.S. 17-16-1321.

     (b) The dissenters' notice shall be sent no later than ten (10) days after the corporate action was taken, and shall:

     (i) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

     (ii) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (iii) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

     (iv) Set a date by which the corporation shall receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the notice required by subsection (a) of this section is delivered; and

     (v)    Be accompanied by a copy of this article.


     (S)17-16-1323 DUTY TO DEMAND PAYMENT. -- (a) A shareholder sent a dissenters' notice described in W.S. 17-16-1322 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to W.S. 17-16-1322(b)(iii), and deposit his certificates in accordance with the terms of the notice.

     (b) A shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.


     (S)17-16-1324 SHARE RESTRICTIONS. -- (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under W.S. 17-16-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (S)17-16-1325 PAYMENT. -- (a) Except as provided in W.S. 17-16-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with W.S. 17-16-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     (b)    The payment shall be accompanied by:

     (i) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

     (ii) A statement of the corporation's estimate of the fair value of the shares;

     (iii)  An explanation of how the interest was calculated;

     (iv) A statement of the dissenter's right to demand payment under W.S. 17-16-1328; and

     (v)    A copy of this article.


     (S)17-16-1326 FAILURE TO TAKE ACTION. -- (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under W.S. 17-16-1322 and repeat the payment demand procedures.


     (S)17-16-1327 AFTER-ACQUIRED SHARES. -- (a) A corporation may elect to withhold payment required by W.S. 17-16-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under W.S. 17-16-1328.

     (S)17-16-1328 PROCEDURE IF DISSENTER IS DISSATISFIED WITH PAYMENT OR OFFER. -- (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under W.S. 17-16-1325, or reject the corporation's offer under W.S. 17-16-1327 and demand payment of the fair value of the shares and interest due, if:

     (i) The dissenter believes that the amount paid under W.S. 17-16-1325 or offered under W.S. 17-16-1327 is less than the fair value of his shares or that the interest due is incorrectly calculated;

     (ii) The corporation fails to make payment under W.S. 17-16-1325 within sixty (60) days after the date set for demanding payment; or

     (iii) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) of this section within thirty (30) days after the corporation made or offered payment for his shares.

                  SUBARTICLE C.  JUDICIAL APPRAISAL OF SHARES

     (S)17-16-1330 COURT ACTION. -- (a) If a demand for payment under W.S. 17-16-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay to each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the district court of the county where a corporation's principal office, or if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in the amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for:

     (i) The amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

     (ii) The fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under W.S. 17-16-1327.


     (S)17-16-1331 COURT COSTS AND COUNSEL FEES. -- (a) The court in an appraisal proceeding commenced under W.S. 17-16-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith demanding payment under W.S. 17-16-1328.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (i) Against the corporation and in favor of any and all dissenters if the court finds the corporation did not substantially comply with the requirements of W.S. 17-16-1320 through 17-16-1328; or

     (ii) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of amounts awarded the dissenters who were benefited.

                                   APPENDIX C

                               TERMS OF THE OFFER

The following terms apply to the offer. [Any references to time refer to London time.]

1.   Acceptance period

(a)  The offer will initially be open for acceptance until 3.00 p.m. [(London
     time)] on           .           1999.


2.   Announcements

(a)  By 8.30 am on      .         1999 new Alliance will make an appropriate
     announcement and simultaneously inform the London Stock Exchange of the position. Such announcement will also state the total number of Alliance shares and rights over Alliance shares (as nearly as practicable) for which acceptances of the offer have been received and will specify the percentage of the Alliance shares represented by such figure. In calculating the number of Alliance shares represented by acceptances and purchases, there may be included or excluded for announcement purposes, acceptances and purchases which are not complete in all respects or which are subject to verification.

3.   Rights of withdrawal

     Up until      .      1999 acceptances shall be irrevocable and an accepting
Alliance shareholder will have no right of withdrawal, except that Alliance shares tendered pursuant to an acceptance of the offer may be withdrawn at any time prior to the expiration date of the offer and, unless previously accepted for settlement by new Alliance, may also be withdrawn at any time after [60 days after initiation of offer].

     For a withdrawal to be effective, a written, telegraphic, or facsimile
transmission notice of withdrawal must be timely received by [            ].
Any notice of withdrawal must specify the name of the person whose shares are to be withdrawn, the number of shares to be withdrawn and the name of the registered holder, if different from that of the person who accepted the offer. If certificates for shares to be withdrawn have been delivered or otherwise
identified to the [            ], then prior to the physical release of the
certificates, the name of the registered holder and the serial numbers shown on
the certificates must also be submitted to the [            ]. Withdrawals of
acceptances of the offer may not be rescinded and the holder of any shares properly withdrawn will thereafter be deemed not to have accepted the offer with respect to those shares. However, the holder of the withdrawn may again accept the offer following the procedures described in Appendix D at any time on or prior to the expiration date of the offer.

4.   Revised offer

     New Alliance will not be entitled to make any revision to the offer.

5.   General

(a) The offer will lapse unless all its conditions have been satisfied or (if capable of waiver) waived or, where appropriate, have been determined by new Alliance in its reasonable opinion to be or remain satisfied by
                  .            on the         .         1999.  If the offer
     lapses, the offer will cease to be capable of further acceptance and Alliance Shareholders and new Alliance will cease to be bound by prior acceptances.

(b) Settlement of the consideration to which any Alliance Shareholder is entitled under the offer will be implemented in full in accordance with the terms of the offer and as otherwise set out in this document without regard to any lien, right of set-off, counterclaim or other analogous rights to which new Alliance may otherwise be, or claim to be, entitled as against him and will be posted or settled not later than 14 days after receipt of a valid and complete Form of Acceptance, whichever is the later.

(c)  The offer is made on         .         1999 and is capable of acceptance
     thereafter.  Copies of the Form of Acceptance, this proxy
     statement/prospectus and any related documents are available from [     .
               ] at [                 .                   ].

(d) The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Form of Acceptance constitute part of the terms of the offer. Words and expressions defined in this document have the same meanings when used in the Form of Acceptance, unless the context otherwise requires.

(e) The offer and all acceptances thereof or pursuant thereto and the relevant Form of Acceptance and all contracts made pursuant thereto and action taken or made or deemed to be taken or made under any of the foregoing shall be governed by and construed in accordance with [United States] law.
     Execution by or on behalf of an Alliance Shareholder of a Form of Acceptance will constitute his submission, in relation to all matters arising out of or in connection with the offer and the Form of Acceptance, to the jurisdiction of the courts of the United States and his agreement that nothing shall limit the right of new Alliance to bring any action, suit or proceeding arising out of or in connection with the offer and the Form of acceptance in any other manner permitted by law or in any court of competent jurisdiction.

(f) Any omission to despatch the Form of Acceptance, this proxy statement/prospectus or any notice required to be despatched under the terms of the offer to, or any failure to receive the same by, any person to whom the offer is made, or should be made, shall not invalidate the offer in any way. Subject to paragraph 6 below, the offer extends to any such person and to all Alliance Shareholders to whom the Form of Acceptance, this proxy statement/prospectus and any related documents may not be despatched, and such persons may collect copies of those documents from
     [            ] at [                  ].

(g) If the offer does not become unconditional in all respects: (i) the Form of Acceptance and any share certificate(s) and/or other document(s) of title will be returned by new Alliance by post within 14 days of the offer lapsing, at the risk of the Alliance Shareholder concerned, to the person or agent whose name and address is set out in the relevant Box of the Form
     of Acceptance; and (ii) [         .         ] will, immediately after the
     lapsing of the offer, give instructions to CRESTCo to transfer all Alliance shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the offer to the original available balances of the Alliance Shareholders concerned.

(h) No acknowledgement of receipt of any Form of Acceptance, transfer by means of CREST, share certificate(s) and/or other document(s) of title will be given by or on behalf of new Alliance .

(i) New Alliance reserves the right to treat acceptances of the offer as valid if received by or on behalf of new Alliance at any place or places or in any manner determined by new Alliance otherwise than as set out herein or in the Form of Acceptance.

(j) A purchase of Alliance shares by new Alliance, its wholly owned subsidiaries or its nominees (or by a person acting in concert with new Alliance (or its nominee)) shall be counted towards fulfilling the acceptance condition.

(k) All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from any Alliance Shareholders will be delivered by or sent to or from them (or their designated agents) at their risk.

(l) If sufficient acceptances are received and/or sufficient Alliance shares are otherwise acquired, new Alliance intends to apply the provisions of section 428 to 430F of the Companies Act 1985 of the United Kingdom to acquire compulsorily any outstanding Alliance shares and to apply for the cancellation of Alliance's listing on the Official List.

(m) Due completion of a Form of Acceptance will constitute an instruction to new Alliance, on the offer becoming unconditional in all respects, that all mandates and other instructions or notices recorded in Alliance's records immediately prior to the offer becoming so unconditional will, unless and until revoked or varied, continue in full force in relation to new Alliance Common Stock issued to the relevant Shareholders pursuant to the offer.

(n) In relation to any acceptance of the offer in respect of a holding of Alliance shares which are in CREST, new Alliance reserves the right to make such alterations, additions or modifications to the terms of the offer as may be necessary or desirable to give effect to any purported acceptance of the offer, whether in order to comply with the facilities or requirements of CREST or otherwise.

6.   Overseas Shareholders

(a) The making of the offer in, or to persons resident in or citizens of, jurisdictions outside the UK, USA and Canada ("overseas shareholders") may be affected by the laws of the relevant jurisdictions. Such overseas shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any overseas shareholder wishing to accept the offer to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any government, exchange control or other consents which may be required, or the compliance with other necessary formalities needing to be observed and the payment on any issue, transfer or other taxes or duties due in such jurisdiction. Any Alliance Shareholder will be responsible for payment of any issue, transfer or other taxes or other requisite payments due in such jurisdiction by whomsoever payable and new Alliance and any person acting on its behalf shall be entitled to be fully indemnified and held harmless by such shareholder for any issue, transfer or other taxes as such person may be required to pay.

(b) The availability of new Alliance common stock to overseas shareholders may be affected by the laws of the relevant jurisdictions. Such overseas shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any overseas shareholder acquiring new Alliance common stock to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental or other consents which may be required, compliance with other formalities needing to be observed and payment of any issue, transfer or other taxes or duties due in such jurisdiction.

(c) These provisions and any other terms of the offer relating to overseas shareholders may be waived, varied or modified as regards specific Alliance Shareholders or on a general basis by new Alliance in its sole discretion. The provisions of this paragraph 6 supersede any terms of the offer inconsistent therewith. References in this paragraph 6 to an Alliance Shareholder include references to the person or persons executing a Form of Acceptance and, in the event of more than one person executing the Form of Acceptance, the provisions of this paragraph 6 shall apply to them jointly and severally.

                                  APPENDIX D

        PROCEDURE FOR ACCEPTANCE OF THE OFFER BY ALLIANCE SHAREHOLDERS

Completion of Form of Acceptance

      If you hold Alliance shares in both certificated and uncertificated or CREST form, you should complete a separate Form of Acceptance for each holding. In addition, you should complete separate Forms of Acceptance for Alliance shares held in uncertificated form but under different member account IDs and for Alliance shares held in certificated form but under different designations. Additional Forms of Acceptance are available from [_________________________]. To accept the offer in respect of all your Alliance shares, you must complete Boxes 1 and 3 and, where appropriate, Box 5 and, if your Alliance shares are in CREST, Box 4 on the Form of Acceptance. In all cases you must sign Box 2 on the Form of Acceptance in the presence of a witness, who should also sign in accordance with the instructions printed thereon. To accept the offer in respect of less than all you Alliance shares you must insert in Box . on the enclosed Form of Acceptance such lesser number of Alliance shares in respect of which you wish to accept the offer in accordance with the instructions printed thereon. You should then follow the appropriate procedure set out above in respect of such lesser number of Alliance shares.

Return of Form of Acceptance

      To accept the offer, the completed Form of Acceptance should be returned (whether or not your Alliance shares are in CREST) signed and witnessed by post or by hand to [_________________________] together with the relevant share certificate(s) and/or other document(s) of title as soon as possible, but in any event so as to arrive no later than 3:00 p.m. on [__________] 1999. No acknowledgment of receipt of documents will be given by or on behalf of new Alliance. The instructions printed on the Form of Acceptance are deemed to form part of the terms of the offer.

Additional Procedures For Alliance Shares in Uncertificated Form

      If your Alliance shares are in uncertificated form, you should insert in Box 4 of the Form of Acceptance the participant ID and member account ID under which such Alliance shares are held by you in CREST and otherwise complete and return the Form of Acceptance as described above. In addition, you should take (or procure to be taken) the action set out below to transfer the Alliance shares in respect of which you wish to accept the offer to an escrow balance (a TTE instruction) specifying [__________] (in its capacity as a CREST participant under its participant ID referred to below) as the escrow agent, as soon as possible and in any event so that the transfer to escrow settles no later than 3:00 p.m. on [__________] 1999.

      If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your Alliance shares are held. In addition, only your CREST sponsor will be able to send the required TTE instruction to CRESTCo in relation to your Alliance shares.

      You should send or, if you are a CREST sponsored member, instruct your CREST sponsor to send, a TTE instruction to CRESTCo which must be properly authenticated in accordance with CRESTCo's specifications and which must contain, in addition to the other information that is required for a TTE instruction to settle in CREST, the following details:

      . the number of Alliance shares to be transferred to an escrow balance;

      . your member account ID. This must be the same member account ID as that inserted in Box 4 of the Form of Acceptance;

      . your participant ID. This must be the same participant ID as that inserted in Box 4 of the Form of Acceptance;

      .     the member account ID of the escrow agent. This is [       ];

      . the participant ID of the escrow agent, [__________], in its capacity as CREST receiving agent. This is [_______];

      . the Form of Acceptance reference number. This is the reference number that appears next to Box 4 on page 3 of the Form of Acceptance. This reference number should be inserted in the first eight characters of the shared note field on the TTE instruction. Such insertion will enable [__________] to match the TTE to your Form of Acceptance. You should keep a separate record of this reference number for future reference;

      . the intended settlement date. This should be as soon as possible and in any event not later than 3:00 p.m. on [__________] 1999; and

      . Corporate Action Number. This is allocated by CRESTCo and can be found by viewing the relevant corporation action details in CREST.

      After completion of the TTE instruction, you will not be able to access the Alliance shares concerned in CREST for any transaction or charging purposes. If the offer becomes or is declared unconditional in all respects, the escrow agent will transfer the Alliance shares concerned to itself.

      You are recommended to refer to the CREST manual published by CRESTCo for further information on the CREST procedures outlined above. For ease of processing, you are requested, wherever possible, to ensure that a Form of Acceptance relates to only one TTE instruction.

      If no Form of Acceptance reference number, or an incorrect Form of Acceptance reference number, is included in the TTE instruction, new Alliance may treat any amount of Alliance shares transferred to an escrow balance in favor of the escrow agent specified above from the participant ID and member account ID identified in the TTE instruction as relating to any Form(s) of Acceptance which relate(s) to the same member account ID and participant ID, up to the amount of Alliance shares inserted or deemed to be inserted on the Form(s) of Acceptance concerned.

      You should note that CRESTCo does not make available special procedures in CREST for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST sponsor) to enable a TTE instruction relating to your Alliance shares to settle prior to 3:00 p.m. on [__________] 1999. In this regard, you are referred in particular to those sections of the CREST manual concerning practical limitations of the CREST system and timings.

      New Alliance will make an appropriate announcement if any of the details contained in this section alter for any reason in any respect that is material to Alliance shareholders.

Alliance share certificates not readily available or lost

      If your Alliance shares are in certificated form but your share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the Form of Acceptance should nevertheless be completed, signed and
returned so as to arrive no later than 3.00 pm on  .      ,   .    1999,
together with any share certificate(s) and/or other document(s) of title that you have available, accompanied by a letter stating that the balance will follow or that you have lost one or more of your share certificate(s) and/or other document(s) of title. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible thereafter. No acknowledgment of receipt of documents will be given.
In the case of loss, you should write as soon as possible to [                 ]
for a letter of indemnity for lost
share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to [ ] as set out above.

Deposits of Alliance Shares Into and Withdrawals of Alliance Shares From CREST

      Normal CREST procedures (including timings) apply in relation to any Alliance shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the offer (whether any such conversion arises as a result of a transfer of Alliance shares or otherwise). Holders of Alliance shares who are proposing so to convert any such Alliance shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the Alliance shares as a result of the conversion to take all necessary steps in connection with an acceptance of the offer (in particular, as regards delivery of share certificate(s) and/or other document(s) of title or transfers to an escrow balance as described above) prior to 3:00 p.m. on [__________] 1999.

Validity of Acceptance

      New Alliance reserves the right (subject to the terms of the offer) to treat as valid in whole or in part any acceptance of the offer which is not entirely in order or which is not accompanied by the relevant TTE instruction or (as applicable) the relevant share certificate(s) and/or other document(s) of title. In that event, no shares of new Alliance common stock will be issued under the offer until after the relevant TTE instruction has settled or (as applicable) the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to new Alliance have been received.

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM 10-K

[X]             ANNUAL REPORT PURSUANT TO SECTION 13 OR 15 (d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                   FOR THE FISCAL YEAR ENDED APRIL 30, 1999
                                      OR
[ ]            TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                 FOR THE TRANSITION PERIOD FROM _____TO______

                        COMMISSION FILE NUMBER 333-19013

                            ALLIANCE RESOURCES PLC
            (Exact name of registrant as specified in its charter)


            ENGLAND AND WALES                                73-1405081
     (State or other jurisdiction of                      (I.R.S. Employer
      incorporation or organization)                     Identification No.)


         4200 EAST SKELLY DRIVE
               SUITE 1000
            TULSA, OKLAHOMA                                    74135
(Address of principal executive offices)                     (Zip code)

      Registrant's telephone number, including area code: (918) 491-1100


          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

    Title of Each Class             Name of Each Exchange on Which Registered
    -------------------             -----------------------------------------
          (NONE)                                     (NONE)

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                            Ordinary Shares 1p each
                               (Title of Class)

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days. Yes   X    No
                                               ---       ---

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of the Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any
amendment to this Form 10-K.   [ X ]

     The aggregate market value of the Registrant's voting stock held by non-affiliates as of August 9, 1999 was approximately $3,858,330.

     On August 9, 1999, there were 47,487,142 shares of the Registrant's ordinary shares outstanding and 10,000,000 shares outstanding of the Registrant's convertible restricted voting stock.

                    Documents Incorporated by the Reference
                                     NONE

                            ALLIANCE RESOURCES PLC

                                   FORM 10-K
                       FISCAL YEAR ENDED APRIL 30, 1999
                       --------------------------------
                               TABLE OF CONTENTS

                                    PART I

Item 1.    Business...........................................................................................     1
Item 2.    Properties.........................................................................................     3
Item 3.    Legal Proceedings..................................................................................     9
Item 4.    Submission of Matters to a Vote of Security Holders................................................    10

PART II

Item 5.    Market for Registrant's Common Equity and Related Stockholder Matters..............................    11
Item 6.    Selected Financial Data............................................................................    12
Item 7.    Management's Discussion and Analysis of Financial Condition and
           Results of Operations..............................................................................    14
Item 8.    Financial Statements and Supplementary Data........................................................    23
Item 9.    Changes in and Disagreements with Accountants on Accounting and
           Financial Disclosure...............................................................................    23

PART III

Item 10.   Directors and Executive Officers of the Registrant.................................................    23
Item 11.   Executive Compensation.............................................................................    24
Item 12.   Security Ownership of Certain Beneficial Owners and Management.....................................    27
Item 13.   Certain Relationship and Related Transactions......................................................    29

PART IV

Item 14.   Exhibits, Financial Statement Schedules, and Reports on Form 8-K...................................    29

Signatures....................................................................................................    31

Cautionary Statement Regarding Forward Looking Statements

In the interest of providing the Company's stockholders and potential investors with certain information regarding the Company's future plans and operations, certain statements set forth in this Form 10-K relate to management's future plans and objectives. Such statements are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Although any forward-looking statements contained in this Form 10-K or otherwise expressed by or on behalf of the Company are, to the knowledge and in the judgement of the officers and directors of the Company, expected to prove true and to come to pass, management is not able to predict the future with absolute certainty. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. These risks and uncertainties include, among other things, volatility of oil and gas prices, competition, risks inherent in the Company's oil and gas operations, the inexact nature of interpretation of seismic and other geological and geophysical data, imprecision of reserve estimates, the Company's ability to replace and expand oil and gas reserves, and such other risks and uncertainties described from time to time in the Company's periodic reports and filing with the Securities and Exchange Commission. Accordingly, stockholders and potential investors are cautioned that certain events or circumstances could cause actual results to differ materially from those projected, estimated, or predicted.

                                    PART I

ITEM 1.  BUSINESS

     Alliance Resources PLC (the "Company" or "Alliance") is organized as a public limited company under the laws of England and Wales. Alliance is a London-based holding company of a group ("the Group") whose principal activities are the acquisition, exploration, development and production of oil and gas properties.

     All financial data (and, consequently, all oil and gas reserve information, descriptions of properties and business and all information associated with financial or reserve information ) prior to the Company's merger with LaTex Resources, Inc. ("LaTex") on May 1, 1997, described below, has been restated to reflect LaTex as the predecessor company to the Company. For financial, reserve and associated information concerning Alliance prior to its May 1, 1997 merger with LaTex, reference should be made to the Company's Registration Statement on Form F-4 (which was filed in its final form with the Securities Exchange Commission on April 9, 1997 and which contains information regarding Alliance through January 31, 1997) and to the Company's filing on Form 20-F (which was filed in its final form with the Securities and Exchange Commission on June 18, 1998).

     Because for corporate law purposes (but not financial accounting purposes) Alliance is the surviving corporation of the May 1, 1997 merger, all references to the "Company" both prior and subsequent to May 1, 1997 refer to Alliance Resources PLC and its subsidiaries unless otherwise indicated. Unless the context requires otherwise, all references to "LaTex" include LaTex Resources, Inc., and its consolidated subsidiaries.

     Alliance was incorporated and registered under the laws of England and Wales on August 20, 1990. Alliance's corporate headquarters are at 4200 East Skelly Drive, Suite 1000, Tulsa, Oklahoma 74135.

RECENT DEVELOPMENTS

     On October 30, 1998, Alliance completed its acquisition (the
"Acquisition") of Difco Limited ("Difco"). Alliance acquired all of the capital stock of Difco and, indirectly a contract to acquire 10% of Burlington Resources (Irish Sea) Limited's ("Burlington") interest in the East Irish Sea Properties ("U.K. Interests"). The Difco shareholders received approximately 8.7% of the outstanding shares of the Company and could receive up to 29.6% of the outstanding shares of the Company based upon the production from, or reserves attributable to, the U.K. Interests.

     The Company acquired, through Difco, 10% of Burlington's interest in the East Irish Sea Properties for cash consideration of approximately $17,800,000. In addition, the Company issued to one of its lenders 15,000,000 ordinary shares and loan notes with a face value of $9,750,000 for a total consideration of $10,000,000 and 545,454 ordinary shares in payment of a fee of $292,000. The Company paid another lender a cash fee of $700,000 and granted the lender warrants to purchase 3,275,000 ordinary shares at a price of 1p per share and an overriding royalty interest in the U.K. Interests of 0.3% beginning January 1, 2001. The overriding royalty interest will entitle the lender to receive a payment equal to the specified percentage of the net revenues generated by the U.K. Interests. The overriding royalty interest would have the effect of reducing the Company's revenues from the U.K. Interests. The Company also issued to its financial advisors 615,385 ordinary shares in payment of a fee of $330,000.

     On April 23, 1999, the Company announced the successful drilling and testing of the 110/2b - R1 well. The well was the first to be drilled on the Company's recently acquired East Irish Sea assets and is located in the Dalton Field. The well was spudded on February 26, 1999, drilled to 4,222 feet, and suspended on April 12, 1999. Log analysis estimates 605 feet of gross gas column to be present in the well. Production testing from gross perforations between 3,395 - 3,700 feet achieved flow rates up to 78 MMCFG/D at 730 psig flowing tubing pressure.

     Also, on April 23, 1999 the Company announced that it had recommended its recompletion program on its U.S. properties, yielding early success. Notably, the Ernest Roberts No. 1 Gas Unit in Hinds County, Mississippi was recompleted in March 1999. The well is currently producing at a rate of 1,626 MCFG/D with 35 BOPD. In addition, the Millie 2-20 well located in Dewey County, Oklahoma, was recompleted in February, 1999 and is currently producing 560 MCFG/D and 2 BOPD.

     On July 23, 1999 the Company announced that the Dalton R2 well has been successfully reentered and recompleted. The R2 well tested at a maximum flow rate of approximately 54 MMSCF/D on a 120/64 inch choke at 772 psig flowing tubing pressure. In the East Millom Field, the Millom Q1 well has been successfully reentered and recompleted. The Q1 well tested at a maximum flow rate of 18 MMSCF/D on a 68/64 inch choke at 725 psig flowing tubing pressure. The Dalton R1, R2 and Millom Q1 wells are in the process of being tied back to the North Morecambe Bay Platform. First production is anticipated in August, 1999.

     Effective July 30, 1999, the Company and its principal lender agreed to amend the terms of its credit agreement to allow for additional immediate borrowings of $5,000,000, to defer the date of the borrowing base redetermination from July 31, 1999 to December 31, 1999, and to defer the repayment date of a portion of the indebtedness from January 31, 2001 to July 31, 2001.

     American Rivers Oil Company ("AROC") and Alliance announced that on July 22, 1999, they entered into a preliminary agreement, under which subject to the satisfaction of certain of various pre-conditions a new subsidiary of AROC would make a share for share offer for Alliance. The principal conditions to the making of the offer are the filing of a registration statement with the Securities and Exchange Commission and due diligence conducted by both parties. If the share offer is completed, it is expected that the shares of the new company will be quoted on the U.S. OTC Bulletin Board and will not be listed on the London Stock Exchange. If the transaction is completed and all the Alliance shareholders accept the offer, the shareholders of Alliance would hold 98% and the shareholders of AROC would hold 2% of the enlarged group.

COMPETITION

     The oil and natural gas industry is highly competitive in all its phases. Alliance encounters strong competition from many other energy companies in acquiring economically desirable producing properties and drilling prospects and in obtaining equipment and labor to operate and maintain its properties. In addition, many energy companies possess greater resources than Alliance.

GOVERNMENTAL AND ENVIRONMENTAL REGULATION

     Oil and gas production is subject to regulation under many international and U.S. Federal and State statutes, rules, orders and regulation. Permits for drilling, reworking and recompletion operations, drilling bonds and reports concerning operations are required. Most jurisdictions have regulations governing conservation matters, establishing maximum rates of production and the regulation of the spacing, plugging and abandonment of wells.

     Environmental laws and regulations may affect the Company's operations and costs. In particular, production and saltwater disposal operations and use of facilities from treating, processing or otherwise handling hydrocarbons and wastes therefrom are subject to stringent environmental regulations. Environmental regulations are subject to frequent change and the Company cannot predict ongoing costs of compliance or the future impact of such regulations on operations.

OPERATIONS HAZARDS AND INSURANCE

     The operations of the Company are subject to all risks inherent in the exploration for and production of oil and gas, including such natural hazards as blowouts, cratering and fires, which could result in damage or injury to, or destruction of, drilling rigs and equipment, formation, producing facilities or other property, or could result in personal injury, loss of life or pollution of the environment. Any such event could result in substantial expense to the Company which could have a material adverse effect upon the financial condition of the Company to the extent it is not fully insured against such risks but, in accordance with standard industry practice, the Company is not fully insured for all risks, either because such insurance is unavailable or because the Company elects not to obtain insurance coverage because of cost. Although such operational risks and hazards may to some extent be minimized, no combination of experience, knowledge and scientific evaluation can eliminate the risk of investment or assure a profit to any company engaged in oil and gas operations.

EMPLOYEES

     At April 30, 1999, Alliance had 15 management and administrative employees and 9 technical and operating employees, none of whom belonged to a union. The employees include 15 people located in its Tulsa, Oklahoma office, 8 people in the Tensaw, Alabama office who conduct lease operations in the Company's South Carlton Field, and 1 field person in Louisiana. The Company's other field activities are accomplished through independent contractors. The Company believes its relations with its employees and contractors are excellent.

MARKETING

     Alliance's production is primarily from developed fields close to major pipelines or refineries and established infrastructure. As a result, Alliance has not experienced any difficulty in finding a market for its product as it becomes available or in transporting its product to those markets.

Oil Marketing

     Alliance markets its oil to a variety of purchasers, most of which are large, established companies. The oil is generally sold under short-term contracts with the sales price based on an applicable posted price, plus a negotiated premium. This price is determined on a well-by-well basis and the purchaser generally takes delivery at the wellhead.

Gas Marketing

     Virtually all of Alliance's gas production is close to existing pipelines and, consequently, Alliance generally has a variety of options to market its gas. Alliance sells the majority of its gas on the spot market, with prices fluctuating month-to-month based on published pipeline indices with slight premiums or discounts to the applicable index.

ITEM 2.  PROPERTIES

PRODUCTION

     Alliance owns producing properties located in 10 states in the U.S., with proved reserves located primarily in the states of Alabama, Louisiana, Mississippi, Oklahoma, and Texas. Alliance continuously evaluates the profitability of its oil, gas and related activities and has a policy of divesting itself of unprofitable oil and gas properties or areas of operation that are not consistent with its operating philosophy.

     Alliance operates 144 producing wells (119.6 net) in these areas and also owns non-operated interests in a further 122 active producing wells and units (21.9 net). These properties produced at a gross average rate of 4,300.9 Bbls of oil per day and 59,749.8 Mcf of gas per day (802.6 BBls of oil per day and 4,353.2 Mcf of gas per day net to the Company's interest) for the year ended April 30, 1999. Oil and gas sales from Alliance's producing oil and gas properties accounted for substantially all of Alliance's revenues for the year ended April 30, 1999.

     The following summarizes Alliance's principal areas of oil and gas production activity as of April 30, 1999.

     South Carlton Field, Alabama.  The South Carlton Field is located in
Clarke and Baldwin Counties in southwest Alabama, approximately 50 miles north of Mobile, Alabama. The field is situated on the Alabama River, and all crude oil produced is exported from the field by barge. Alliance operates 56 active producing oil wells and three saltwater disposal wells. Production is from the Massive and Pilot Sands of the Tuscaloosa Formation at a depth of approximately 6,000 ft. The field produced at a gross average daily rate of 301.8 Bbls of oil per day (249.6 Bbls of oil per day net to the Company's interest) for the duration of the year ended April 30, 1999. Production from the field was allowed to fall during the course of 1998 in order to minimize the impact of low oil prices on the overall profitability of operations and reached a gross average daily low of 206 Bbls of oil per day in the month of December 1998. Workover activities which were kept to a minimum in 1998 were stepped up in early 1999, and many temporarily shut-in wells were returned to production. The field is now producing consistently at gross daily rates in excess of 400 Bbls of oil per day and in July 1999 again reached gross production levels of over 500 Bbls of oil per day.

     Additional infill drilling has been identified in the field, and the Company believes that the application of horizontal drilling techniques has the potential to significantly improve recovery per well in view of the heavy gravity of the oil (12-14/0/ API). Alliance's working interest in this field is 100%. Net proved reserves to Alliance as of April 30, 1999 were 5,864.6 MBbls of oil.

     Bolton Field, Mississippi.  The Bolton Field is located in Hinds
County, Mississippi and approximately 18 miles west of Jackson, Mississippi. Alliance operates 1 active producing well in this field, the Ernest Roberts #1 Gas Unit. Production is from the Cotton Valley Sands at a depth of over 15,500 ft. This property produced at a gross average daily rate of 527 Mcf of gas per day and 14.2 Bbls of oil per day (372.1 Mcf of gas per day and 10.1 Bbls of oil per day net to the Company's interest) for the duration of the year ended April 30, 1999.

     The well was recompleted in March 1999 in several Cotton Valley Sands at depths of between 15,590 and 15,916 ft. The well is currently producing at a stabilized gross rate of approximately 1,620 Mcf of gas per day and 40 Bbls of oil per day. Alliance's working interest in this field is currently 91%. Additional proved behind pipe potential has been identified in the well and net proved reserves to Alliance as of April 30, 1999 were 3,619 MMcf of gas and
132.3 MBbls of oil.

     Black Warrior Basin, Mississippi and Alabama. Alliance owns operated and non-operated working interests in 51 wells (38 operated and 13 non-operated) in Lamar, Fayette and Pickens Counties, Alabama and Lee and Chickasaw Counties, Mississippi. Production from these wells and units is from multiple sandstones of Mississippian (Carter, Lewis and Millerella) and Pennsylvanian (Benton and Coats) age at depths of 1,900 to 4,600 ft. These properties produced at a gross average daily rate of 4,046.8 Mcf of gas per day and 318.4 Bbls of oil per day (1,450.5 Mcf of gas per day and 11.8 Bbls of oil per day net to the Company's interest) for the duration of the year ended April 30, 1999. Alliance's working interest in these properties varies from between 1.8% to 100%. Significant proved behind pipe reserves have been identified in the properties and the majority are scheduled for recompletion over the next few years with the potential to add significantly to net cash flow. Net proved reserves to Alliance as of April 30, 1999 were 14.2 MBbls of oil and 9,698.4 MMcf of gas.

     War-Wink South/East Quito Fields, Texas. Alliance owns non-operated working interests in 41 active wells operated by Texaco and Chevron in the War-Wink South and East Quito Fields in Ward County, Texas. These fields currently produce from multiple reservoirs in the Fusselman dolomite (Middle Silurian), Atoka limestone (Middle Pennsylvanian), and the Wolfcamp and Cherry Canyon (Lower and Middle Permian) Sands at depths of 6,200 feet to 17,500 feet. These properties produced at a gross average daily rate of 9,253.7 Mcf of gas per day and 548.6 Bbls of oil per day (753.8 Mcf of gas per day and 46.1 Bbls of oil per day net to the Company's interest) for the duration of the year ended April 30, 1999. The University 10-18-1U well which was completed in the Fusselman dolomite produced at a gross average daily rate of 6,175 Mcf of gas per day throughout the year. This amounts to approximately 67% of the gross gas produced from the properties in which Alliance has an interest in these fields. A number of proved undeveloped drilling locations have been identified on these properties. Net proved reserves to Alliance as of April 30, 1999 were 94.7 MBbls of oil and 1,697.2 MMcf of gas.

     Jefferson Island Field, Louisiana. The Jefferson Island field is located approximately 12 miles southwest of the town of New Iberia in Iberia Parish, Louisiana. Alliance has a working interest in a 525-acre lease on the south side of Lake Peigner, which is currently being maintained by production from the Will Drill Resources (Texaco) JISMC #4 well. This well is now owned by Continental Resources Limited ("Continental"). Production intervals are known to exist in the Siphoni Davisi and Discorbis B sandstone reservoirs at depths of approximately 8,000 to 9,000 ft. The reservoir traps are combination structural-stratigraphic traps in a piercement salt dome setting. However, Alliance has not yet established production from the property. A number of proved undeveloped drilling locations have been identified on the property and the Company's working interest in this property is currently 100%. Net proved reserves to Alliance as of April 30, 1999 were 431.7 MBbls of oil and 1,230.2 Mcf of gas.

     The Company entered into a farm-out agreement with Continental on this property, whereby Continental, at its sole risk and expense, has conducted a 3D seismic survey and is to drill and complete two wells on the lease to earn a two-thirds working interest. Continental completed the 3-D seismic survey in late 1998 and spudded the first well under the farm-out agreement in June 1999. This well was drilled to a total depth of approximately 10,000 ft. and several potentially productive pay zones were identified on electric logs in Siphoni Davisi Sands at depths of 8,500 to 9,000 ft. Continental is currently attempting to complete the well in the lowermost potentially productive sand at a depth of approximately 9,000 ft.

     Tinsley Field, Mississippi.  The Tinsley Field is located in Yazoo
County, Mississippi, and approximately 34 miles northwest of the town of Jackson, Mississippi. Alliance operates 5 active producing wells and 2 saltwater disposal wells. Production is from upper Cretaceous age Eutaw Sands at depths of around 4,500 ft. This property produced at a gross average daily rate of 55.4 Bbls of oil per day (45.4 Bbls of oil per day net to the Company's interest) for the duration of the year ended April 30, 1999. The Company has a working interest in the property of 100%. One proved undeveloped drilling location has been identified on the property. Net proved reserves to Alliance as of April 30, 1999 were 360.3 MBbls of oil.

     South Elton Field, Louisiana. The South Elton Field is located approximately 19 miles north of the town of Jennings in Jefferson Davis Parish, Louisiana. Alliance operates 4 active producing oil and gas wells and 2 saltwater disposal wells. Production is primarily from the Oligocene age sands of the Homeseekers D Formation at a depth of approximately 9,000 ft. This property produced at a gross average daily rate of 140 Bbls of oil per day and
76.7 Mcf of gas per day (99.0 Bbls of oil per day and 45.6 Mcf of gas per day net to the Company's interest) for the duration of the year ended April 30, 1999. The Company has a working interest in the property of between 65.3% and 99.6%. Another operator is currently acquiring a 3-D seismic survey over the area and Alliance will receive copies of the data acquired over its property within two months of completion of processing of the data. One proved undeveloped drilling location has been identified on the property. Net proved reserves to Alliance as of April 30, 1999 were 259.8 MBbls of oil and 86.4 Mcf of gas.

     Perkins Field, Louisiana.  The Perkins Field is located approximately
4 miles south of the town of De Quincy in Calcasieu Parish, Louisiana. Alliance operates 7 active producing wells and 1 saltwater disposal well. Production is from various Miocene age sands at depths of 5,000 to 7,500 ft. The property produced at a gross average daily rate of 75.1 Bbls of oil per day (58.6 Bbls of oil per day net to the Company's interest) for the duration of the year ended April 30, 1999. The Company has a working interest in the property of 100%.
Net proved reserves to Alliance as of April 30, 1999 were 221.7 MBbls of oil.

     In addition to these properties, the Company has other producing oil and gas properties located in Alabama, Arkansas, Colorado, Kansas, Louisiana, Michigan, Mississippi, Montana, Oklahoma and Texas. These properties produced at a gross daily rate of 2,847.4 Bbls of oil per day and 45,845.7 Mcf of gas per day (281.9 Bbls of oil per day and 1,731.1 Mcf of gas per day net to the Company's interest) for the duration of the year ended April 30, 1999. Net proved reserves to Alliance, as of April 30, 1999, from these other properties were 1,328.0 MBbls of oil and 6,520.2 Mcf of gas.

RESERVES

     Lee Keeling and Associates, Inc. ("LKA"), Alliance's independent petroleum engineering consulting firm, has made estimates of Alliance's oil and gas reserves at April 30, 1999. LKA's report covers the estimated present value of future net cash flows before income taxes (discounted at 10%) attributable to Alliance's estimated future net cash flows therefrom.

     The quantities of Alliance's proved reserves of oil and natural gas presented below include only those amounts which Alliance reasonably expects to recover in the future from known oil and gas reservoirs under existing economic and operating conditions. Proved developed reserves are limited to those quantities which are recoverable commercially at current prices and costs, under existing regulatory practices and with existing technology. Accordingly, any changes in prices, operating and development costs, regulations, technology or other factors could significantly increase or decrease estimates of Alliance's proved developed reserves. Alliance's proved undeveloped reserves include only those quantities which Alliance reasonably expects to recover from the drilling of new wells based on geological evidence from offsetting wells. The risks of recovering these reserves are higher from both geological and mechanical perspective than the risks of recovering proved developed reserves.

     As required by the Securities and Exchange Commission, the estimates of net proved reserves and proved developed reserves and the estimated future net revenues from such reserves set forth below, have been made in accordance with the provisions of Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities." Estimated future net cash flows from proved reserves are determined by using estimated quantities of proved reserves and the periods in which they are expected to be developed and produced based on economic conditions at the date of the report. The estimated future production is priced at current prices at the date of the report. The resulting estimated future cash inflows are then reduced by estimated future costs to develop and produce reserves based on cost levels at the date of the report. No deduction has been made for depletion, depreciation or for indirect costs, such as general corporate overhead. The discounted value was computed by discounting future net revenues at 10% per annum, without deduction for income taxes.

     The following table sets forth estimates of the proved oil and natural gas reserves of Alliance at April 30, 1999, as evaluated by LKA.

                                           Oil (MBbls)                                         Gas (Mmcf)
                           -------------------------------------------       ----------------------------------------------
                            Developed      Undeveloped        Total            Developed       Undeveloped         Total
                           ------------  ----------------  -----------       -------------  ------------------  -----------
     U.S. Reserves
     -------------
     Alabama                    3,855             2,030        5,885               6,429                   -        6,429
     Louisiana                    753               520        1,273                 766               2,458        3,224
     Mississippi                  487               144          631               7,228                   -        7,228
     Oklahoma                      61                 -           61               2,373                 548        2,921
     Texas                        406                13          419               2,463                  83        2,546
     Other                        439                 -          439                 260                 243          503
                                -----             -----        -----              ------               -----       ------
     Total                      6,001             2,707        8,708              19,519               3,332       22,851
                                =====             =====        =====              ======               =====       ======



                                           Oil (MBbls)                                         Gas (Mmcf)
                         ---------------------------------------------     ------------------------------------------------
                            Developed      Undeveloped        Total            Developed       Undeveloped         Total
                           ------------  ----------------  -----------       -------------  ------------------  -----------
     U.K. Reserves
     -------------
     Dalton Sweet
        Field                       -                -            -                    -             9,733         9,733
                           ============  ================  ===========       =============    ===============   ==========

The following table sets forth amounts as of April 30, 1999 determined in accordance with the requirements of the applicable accounting standards pertaining to the estimated future net cash flows from production and sale of the proved reserves attributable to Alliance's oil and gas properties before income taxes and the present value thereof. Nymex benchmark prices used in determining the future U.S. net cash flow estimates at April 30, 1999 were $18.66 per barrel for oil and $2.35 per MMBtu for gas. A delivery price of 9.05 pence per therm, equivalent to $1.54 per MMBtu for gas was used in determining the future U.K. net cash flow estimates at April 30, 1999.

                                                                   Proved            Proved            Total
                                                                  Developed        Undeveloped         Proved
                                                                   Reserves          Reserves         Reserves
                                                                -------------     -------------     -------------
                                                                                  (in thousands)
     U.S. Reserves
     -------------
     Estimated future net cash flows from proved
        reserves before income taxes                             $   68,142         $   25,042        $   93,184
                                                                 ==========         ==========        ==========
     Present value of estimated future net cash flows
        from proved reserves before income taxes
        (discounted at 10%)                                      $   32,224         $   11,615        $   43,838
                                                                 ==========         ==========        ==========
     Standardized Measure                                        $   25,781         $    9,088        $   34,869
                                                                 ==========         ==========        ==========


     U.K. Reserves
     -------------
     Estimated future net cash flows from proved
        reserves before income taxes                             $        -         $    3,926        $    3,926
                                                                 ==========         ==========        ==========
     Present value of estimated future net cash flows
        from proved reserves before income taxes
        (discounted at 10%)                                      $        -         $    2,794        $    2,794
                                                                 ==========         ==========        ==========
     Standardized Measure                                        $        -         $    2,794        $    2,794
                                                                 ==========         ==========        ==========

     The estimation of oil and gas reserves is a complex and subjective process which is subject to continued revisions as additional information becomes available. Reserve estimates prepared by different engineers from the same data can vary widely. Assumptions have to be made regarding the timing of future production and the timing and amount of future development and production costs. The calculations assume that economic conditions existing at the end of the reporting period will continue. Other, but equally valid, assumptions might lead to a significantly different final result. Therefore, the reserve data presented herein should not be construed as being exact. Any reserve estimate presented herein should not be construed as being exact. Any reserve estimate depends in part on the quality of available data, engineering and geologic interpretation, and thus represents only an informed professional judgment. Subsequent reservoir performance may justify upward or downward revision of such estimate. The information provided, therefore, does not represent management's estimate of Alliance's expected future cash flows or value of proved reserves.

     Alliance has filed estimates of proved reserves with the London Stock Exchange. These estimates do not differ materially from those contained in this document.

     For further information on reserves, costs relating to oil and gas activities, and results of operations from producing activities, see Note 17 to the Consolidated Financial Statements--Supplementary Financial Information for Oil and Gas Producing Activities incorporated by reference herein.

     The following table sets forth Alliance's producing wells at April 30, 1999.

                                                             Productive Wells
                                 Oil                              Gas                              Total
                        ---------------------            ----------------------           -----------------------
                        Gross            Net             Gross             Net            Gross              Net
                        -----           -----            -----            -----           -----             -----

     U.S.                 148           100.1              118             41.3             266             141.4
                          ---           -----              ---             ----             ---             -----
     U.K.                   -               -                2              0.2               2               0.2
                          ---           -----              ---             ----             ---             -----
     Total                148           100.1              120             41.5             268             141.6
                          ===           =====              ===             ====             ===             =====


     Productive wells consist of producing wells and wells capable of production, including gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities. Wells that are completed in more than one producing horizon are counted as one well. Of the gross wells reported above, 12 had multiple completions.

Developed and Undeveloped Acreage

     The following table sets forth the developed and undeveloped leasehold acreage held by Alliance at April 30, 1999. Developed acres are acres that are spaced or assignable to productive wells. Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves. Gross acres are the total number of acres in which Alliance has a working interest. Net acres are the sum of Alliance's fractional interests owned in the gross acres.

     States in which Alliance held developed and undeveloped acreage at April 30, 1999 include Alabama, Arkansas, Colorado, Kansas, Louisiana, Mississippi, Montana, New Mexico, North Dakota, Oklahoma, Texas and Wyoming.

                                                                            Gross          Net
                                                                          ---------      --------
     U.S.
     ----
     Developed acreage.........................................            27,011.9      20,102.7
     Undeveloped acreage.......................................            10,956.6       8,428.5
                                                                          ---------      --------
     Total.....................................................            37,968.5      28,531.2
                                                                          =========      ========

                                                                             Gross          Net
                                                                          ---------      --------
     U.K.
     ----
     Developed acreage.........................................             1,462.0         146.2
     Undeveloped acreage.......................................           206,658.0      20,665.8
                                                                          ---------      --------
     Total.....................................................           208,120.0      20,812.0
                                                                          =========      ========


PRODUCTION, UNIT PRICES AND COSTS

     The following table sets forth information with respect to sales of production and average unit prices and costs for the periods indicated.

                                                                                           Nine months
                                                            Year ended April 30          ended  April 30,
                                                         -------------------------       ---------------
                                                           1999 (2)        1998               1997
                                                         ----------     ----------       ---------------

     Production:
         Gas (Mmcf)                                           1,402          1,689                 1,640
         Oil (MBbls)                                            278            396                   190

     Average sales prices (1)
         Gas (per Mcf)                                     $   1.79       $   2.36              $   1.70
         Oil (per Bbl)                                     $  13.20       $  15.75              $  15.34

     Average production costs per BOE (3)                  $   6.05       $   8.13              $   6.77


(1) After giving effect to the impact of Alliance's price hedging arrangements with Alliance's principal bank. Without such hedging arrangements, the average sales prices for the years ended April 30, 1999 and 1998 would have been $10.11 and $15.14 for oil and $1.92 and $2.34 for gas, respectively, and $19.15 for oil and $2.40 for gas for the nine months ended April 30, 1997.

(2) No figures are included for U.K. production activities since first production is not anticipated until mid-August 1999.

(3) The components of production costs may vary substantially among wells depending on the methods of recovery employed and other factors, but generally include production taxes, lease overhead, maintenance and repair, labor and utilities.

(4)  DRILLING ACTIVITY

     During the periods indicated, Alliance drilled or participated in the drilling of the following exploratory and development wells. The information excludes wells in which Alliance has only an overriding interest.

                                         Year ended April 30                  Nine months ended April 30
                          -------------------------------------------------  ----------------------------
                                     1999                     1998                      1997
                          --------------------------  ---------------------  ----------------------------
                             Gross          Net         Gross       Net          Gross          Net
                          -----------  -------------  ---------  ----------  -------------   ------------
U.S.
------
   Exploratory:
        Productive                  -              -          -           -              -            -
        Non-Productive              -              -          1        0.10              -            -
                          -----------  -------------  ---------  ----------  -------------  -----------
           Total                    -              -          1        0.10              -            -
                          ===========  =============  =========  ==========  =============  ===========

   Development:
        Productive                  -              -          7        0.53              2          .20
        Non-Productive              -              -          -           -              -            -
                          -----------  -------------  ---------  ----------  -------------  -----------
           Total                    -              -          7        0.53              2          .20
                          ===========  =============  =========  ==========  =============  ===========

   Total:
        Productive                  -              -          8        0.53              2          .20
        Non-Productive              -              -          1        0.10              -            -
                          -----------  -------------  ---------  ----------  -------------  -----------
           Total                    -              -          9        0.63              2          .20
                          ===========  =============  =========  ==========  =============  ===========
U.K.
------
    Development:
        Productive                  1            0.1          -           -              -            -
        Non-Productive              -            0.0          -           -              -            -
                          -----------  -------------  ---------  ----------  -------------  -----------
           Total                    1            0.1          -           -              -            -
                          ===========  =============  =========  ==========  =============  ===========

At April 30, 1999, Alliance was not participating in the drilling of any oil and gas wells.

All of Alliance's drilling activities are conducted with independent contractors. Alliance owns no drilling equipment.

TITLE TO PROPERTIES

     As is customary in the oil and gas industry, Alliance conducts only a perfunctory title examination at the time properties believed to be suitable for drilling operations are first acquired. Prior to commencement of drilling operations, a thorough drill site title examination is normally conducted and curative work is performed with respect to significant defects. During acquisitions, title reviews are performed on all material properties being acquired.


ITEM 3.  LEGAL PROCEEDINGS

     The Group is a named defendant in lawsuits, and is subject to claims of third parties from time to time arising in the ordinary course of business. While the outcome of lawsuits or other proceedings and claims against the Group cannot be predicted with certainty, management does not expect these additional matters to have material adverse effect on the financial position or results of operations or liquidity of the Group.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     On October 30, 1998, Alliance held an Extraordinary General Meeting in which it adopted resolutions approving the following items:

     (a) the acquisition by Alliance of all of the issued share capital of Difco Limited ("Difco") in exchange for 10 million newly created convertible restricted voting shares of 1p each (the "Convertible Restricted Voting Shares") and a contingent right to receive additional shares, subject to the sales of production actually achieved from the U.K. Interests (as defined below);

     (b) the acquisition through Difco of an undivided ten percent (10%) of the interest of Burlington Resources (Irish Sea) Limited in and to 13 blocks in the East Irish Sea and Liverpool Bay areas off the West Coast of the United Kingdom (the "U.K. Interests") for a cash consideration of approximately $17.8 million;

     (c) the creation of the Convertible Restricted Voting Shares and the allotment of the Convertible Restricted Voting Shares and the additional shares issuable under the terms of the acquisition agreement between Alliance and the Difco shareholders;

     (d) the allotment of certain ordinary shares and warrants to the lenders of Alliance and the allotment of equity securities in other specified instances;

     (e)   the increase of the borrowing powers of the Directors;

     (f)   a reduction in the par value of the ordinary shares of the Company;

     (g) the adoption of certain amendments to the Articles of Association of the Company; and

     (h)   other matters relating to the foregoing.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MARKET INFORMATION AND DIVIDENDS

     The Company's Ordinary Shares are traded on the London Stock Exchange under the symbol "ARS."

     The following table sets forth in pounds, for the calendar quarter indicated, the high and low sales prices for the Alliance Shares on the London Stock Exchange (in pence) for the periods indicated derived from the official list of the London Stock Exchange. Bid quotations represent quotations between dealers without adjustment for retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

                                                                    Prices
                                                            Alliance Ordinary Shares
                                                          ----------------------------
                                                               High          Low

        Fiscal year ended April 30, 1998
           First Quarter                                         60          23.5
           Second Quarter                                      35.5            25
           Third Quarter                                       29.5            23
           Fourth Quarter                                      32.5            21

        Fiscal year ended April 30, 1999
           First Quarter                                       32.5          32.5
           Second Quarter                                      32.5          32.5
           Third Quarter                                         19             8
           Fourth Quarter                                         8           4.5


     As of April 30, 1999, the approximate number of record holders of the Alliance Ordinary Shares was 2,300.

     Quotations for shares listed on the London Stock Exchange are not generally readily available in newspapers or other publication in the United States, but are available in the daily U.S. edition of the Financial Times. However, investors may place orders for the purchase or sale of shares traded on the London Stock Exchange through most licensed broker dealers in the United States. Under current U.K. law, the transfer of Alliance Shares will generally give rise to a liability to U.K. stamp duty, normally at the rate of 50p for every (Pounds)100 (or part thereof) of the actual consideration paid.

     Alliance has not paid any cash dividends on the Alliance Shares for at lease the last two complete fiscal years. In addition, Alliance is now restricted from paying dividends under the Company's credit agreement with the Bank of America.

EXCHANGE RATES

     The table below sets forth, for the periods and dates indicated, certain information regarding the US dollar/pound sterling exchange rate, based on the Noon Buying Rate, expressed in US dollars per (Pounds)1.00.

        Calendar Year              Period End             Average Rate              High                Low
        -------------             ------------            ------------           ----------          ---------
           1996                              1.71                      1.56               1.72               1.49
           1997                              1.64                      1.64               1.70               1.58
           1998                              1.66                      1.66               1.71               1.61
           1999 (1)                          1.61                      1.63               1.66               1.59

     (1) 1999 exchange rates are for the period from January 1, 1999 to April 30, 1999 only.

ITEM 6.  SELECTED FINANCIAL DATA

     On May 1, 1997, Alliance completed its acquisition of LaTex. The acquisition resulted in the issuance of 21,448,747 shares to the former shareholders of LaTex compared to the 8,103,816 shares then outstanding. As a result, the former LaTex shareholders had a controlling interest in the combined group and so for accounting and financial reporting purposes, LaTex is treated as having acquired Alliance ("Reverse Acquisition"). The historical financial information for all financial periods to April 30, 1997 reflect the results of operations and assets and liabilities of LaTex. LaTex's fiscal year end was July 31, whereas that of Alliance is April 30.

     On October 30, 1998, Alliance completed its acquisition of Difco and indirectly a contract to acquire an interest in the U.K. Interests. The results of operations and assets and liabilities of Difco have been included since the date of acquisition.

The selected financial information presented below should be read in conjunction with the Company's audited financial statements and the notes thereto included under Item 8 and Management's Discussion and Analysis of financial Condition and Results of Operations at item 7.

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
        (in thousands, except per share amounts and average sales data)

                                                                                  Nine months ended
                                                           Year ended April 30        April 30        Years ended July 31
Income Statement Data:                                      1999         1998            1997           1996       1995
                                                          --------     --------        --------       --------    --------
      Revenues:
         Oil and gas sales                                $  6,234     $ 10,210        $  5,699       $ 11,980    $  8,586
         Crude oil and gas marketing                            --           --             146            540       1,223
                                                          --------     --------        --------       --------    --------
            Total revenues                                   6,234       10,210           5,845         12,520       9,809
                                                          --------     --------        --------       --------    --------

      Operating expenses:
         Lease operating expense                             3,096        5,506           3,117          5,472       4,643
         Cost of crude oil and gas marketing                    --           --              16            133         744
         Cessation of overseas exploration (1)                  --           --              --          3,447          --
         General and administrative                          3,486        3,364           3,481          2,893       2,736
         Depreciation, depletion and amortization            1,671        2,598           1,542          3,511       3,364
         Impairment of oil and gas properties               28,260           --              --             --          --
         Loss on termination of derivative contract (2)         --        1,128              --             --          --
                                                          --------     --------        --------       --------    --------
            Total operating expenses                        36,513       12,596           8,156         15,456      11,487
                                                          --------     --------        --------       --------    --------
           Loss from operations                            (30,279)      (2,386)         (2,311)        (2,936)     (1,678)
                                                          --------     --------        --------       --------    --------

      Other income(expense):
         Equity in losses and write-offs of investments
            in affiliates                                       --           --             (20)        (4,034)       (235)
         Write-off deferred loan costs                        (870)          --              --             --          --
         Gain(loss) on sale of assets                           (9)          35              --             --          --
         Interest income                                        26           62              52            280          58
         Interest expense                                   (3,355)      (2,573)         (2,102)        (2,830)     (1,416)
         Miscellaneous income(expense) (3)                      23          133              (8)        (1,810)         --
                                                          --------     --------        --------       --------    --------
          Net loss before income taxes                     (34,464)      (4,729)         (4,389)       (11,330)     (3,271)
      Income tax expense                                        --           --              --             --         (35)
                                                          --------     --------        --------       --------    --------
          Net loss                                         (34,464)      (4,729)         (4,389)       (11,330)     (3,306)
      Preferred stock dividends                                 --           --             518            571         133
                                                          --------     --------        --------       --------    --------
            Net loss for ordinary shareholders            $(34,464)    $ (4,729)       $ (4,907)      $(11,901)   $ (3,439)
                                                          ========     ========        ========       ========    ========

      Income(loss) per share                              $  (0.82)    $  (0.15)       $  (0.30)      $  (0.77)   $  (0.22)
                                                          ========     ========        ========       ========    ========

      Weighted average shares outstanding (4)               41,936       31,126          16,585         15,508      15,317
                                                          ========     ========        ========       ========    ========

Balance Sheet Data (end of period):
      Total assets                                        $ 36,162     $ 34,760        $ 30,858       $ 36,493    $ 46,549
      Net property, plant and equipment                     30,355       29,808          26,708         29,473      36,336
      Working capital(deficit)                              (5,621)      (9,480)         (9,620)       (27,970)     (7,264)
      Long term debt                                        43,177       18,792          18,095             --      20,635
      Stockholders' equity (deficit)                       (16,637)       2,183              85          3,846      14,628

Reserve and Production Data:
      Production:
         Oil (MBbls)                                           278          396             190            405         359
         Gas (MMcf)                                          1,402        1,689           1,640          3,481       2,612
      Average sales prices:
         Oil (per Bbl)                                    $  13.20     $  15.75        $  15.34       $  15.24    $  12.86
         Gas (per Mcf)                                        1.79         2.36            1.70           1.67        1.48
      Proved reserves (end of period):
         Oil (MBbls)                                         8,708        6,494           6,581          6,353       5,432
         Gas (MMcf)                                         32,584       26,321          25,955         28,172      28,113
Present value of estimated future oil and gas net
      revenues before income taxes (discounted 10%)       $ 46,642     $ 48,600        $ 39,631       $ 53,499    $ 32,912
Standardized Measure                                      $ 37,663     $ 45,106        $ 35,368       $ 43,889    $ 28,802

1) During the year ended July 31, 1996, the Company ceased its overseas exploration activities in both Tunisia and Kazakhstan and wrote off its costs relating to these activities of $3,447.

2) On May 15, 1997, the existing commodity price hedging agreements were terminated through a buyout. On October 23, 1997, new commodity price hedging agreements were initiated. The loss relating to the buy-out, $1,128 has been recognized in its entirety in the year ended April 30, 1998.

3) The miscellaneous expenses in the year ended July 31, 1996 arose from litigation in connection with the sale in July 1993 of a subsidiary of the Company.

4) For periods ending on or before April 30, 1997, the weighted average number of shares outstanding has been based on the number of Alliance shares issued on May 1, 1997, which represent the number of LaTex shares outstanding in each of the relevant periods based on the exchange ratio in the acquisition of LaTex. The loss for each period is stated after deducting dividends on the LaTex preferred stock.


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Company's acquisition of LaTex on May 1, 1997 has been accounted for as a "reverse acquisition" of the Company by LaTex. As such, the historical financial statements and financial information as of and for each of the years in the two-year period ended July 31, 1996 and for the nine-month period ended April 30, 1997 are for the business of LaTex alone and include no information for the Company.

     The information in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" refers to the Consolidated Financial Statements of Alliance included in this Form 10-K which are presented in accordance with U.S. GAAP.

     Unless otherwise indicated, the financial information in this Form 10-K has been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). U.S. GAAP differs in certain respects from generally accepted accounting principles in the U.K. ("U.K. GAAP"). As a result of the Company's listing on the London Stock Exchange, the Company is required to file reports with the London Stock Exchange prepared in accordance with U.K. GAAP.

RESULTS OF OPERATIONS

     The factors which most significantly affect results of operations are (i) the sale prices of crude oil and gas, (ii) the level of total sales volumes,
(iii) the level of lease operating expenses and (iv) the level of and interest rates on borrowings. Total sales volumes and the level of borrowings are significantly impacted by the degree of success in efforts to acquire oil and gas properties and in the ability to maintain or increase production from existing oil and gas properties through development activities.

     The following table reflects certain historical operating data for the periods presented.

                                                                                        Nine Months
                                                             Year ended April 30       ended April 30
                                                            ----------------------    ----------------
                                                               1999        1998             1997
                                                            ----------------------    ----------------
     Net sales volumes
           Oil (Mbbls)                                           278           396              190
           Natural gas (Mmcf)                                  1,402         1,689            1,640
           Oil equivalent (MBOE)                                 512           678              463

     Average sales prices
           Oil (per Bbl)                                      $13.20        $15.75           $15.34
           Natural gas (per Mcf)                              $ 1.79        $ 2.36           $ 1.70

     Operating expenses per BOE of net sales
           Lease operating                                    $ 5.41        $ 7.16           $ 5.55
           Severance tax                                      $ 0.64        $ 0.97           $ 1.22
           Depreciation, depletion and amortization           $ 3.27        $ 3.84           $ 3.33
           General and administrative                         $ 6.81        $ 4.97           $ 7.52
           Loss on termination of commodity
             derivative contract                              $    -        $ 1.67           $    -

YEAR ENDED APRIL 30, 1999 COMPARED TO THE YEAR ENDED APRIL 30, 1998

     Total revenues for the year ended April 30, 1999 were $6,234,477 compared to $10,209,881 for the year ended April 30, 1998. This 39% decrease in total revenue can be attributed to a 30% decrease in oil sales volumes (primarily at the South Carlton Alabama field), and a 17% decrease in natural gas sales volumes. A portion of the decreased sales volumes is due to the sale of non-operated, non-strategic properties. Additionally there was a 16% decrease in the average sales price received for oil, and a 24% decrease in the average sales price received for natural gas. Crude oil contributed 56% and natural gas contributed 44% of oil and gas production revenues during the year ended April 30, 1999. For the year ended April 30, 1998, crude oil contributed 61% and natural gas contributed 39% of oil and gas production revenues, respectively.

     Lease operating expenses decreased 44% to $3,096,468 for the year ended April 30, 1999, compared to $5,505,826 for the year ended April 30, 1998. The reduction in operating expenses is a result of a reduced property base, lower expenses in the Alabama operations, and the shutting-in of marginal operated wells. On an equivalent barrel basis, lease operating expenses decreased by $1.75 to $5.41 for the year ended April 30, 1999, compared to $7.16 for the year ended April 30, 1998.

     Depreciation, depletion and amortization expense decreased 36% from $2,598,066 for the year ended April 30, 1998 to $1,670,711 for the year ended April 30, 1999. This was due primarily to lower production volumes and reserve revisions resulting from price declines. On an equivalent barrel basis depreciation, depletion, and amortization decreased $0.57 to $3.27 for the year ended April 30, 1999, compared to $3.84 for the year ended April 30, 1998.

     Alliance limits, on a country-by-country basis, the net capitalized cost of proved oil and gas properties, to estimated future net cash flows from proved oil and gas reserves discounted at 10 percent, net of related tax effects, plus the lower of cost or fair value of unproved properties included in the costs being amortized. Since the acquisition of the U.K. Interests on October 30, 1998, developments plans have become firmer, drilling and well re-entry and recompletion result on 3 wells have been reviewed and significant progress has been made on the development of the Dalton and Millom Fields. This additional information indicates that, while the aggregate reserves estimates at the time of acquisition are confirmed, the reserves are likely to be produced at a slower rate than originally anticipated and that development costs are likely to be in excess of those originally anticipated. These factors have led to an impairment in value of the U.K. Interests. The Company intends to sell a significant portion of its production from the U.K. Interests under a term contract which will achieve prices significantly greater than the spot price of gas at April 30, 1999 (9.05 pence per therm). The Directors are confident of achieving a price of between 13 and 15 pence per therm. (This is a forward-looking statement; refer to the Cautionary Statement Regarding Forward Looking Statements). However, as no contract is yet in place, the Group has utilized the spot price at April 30, 1999 in calculating the carrying cost limit resulting in an impairment charge of some $28 million. The charge has no impact on cash flows from operating activities.

     Interest costs for 1999 increased $780,981, or 25%, from 1998 primarily due to the revised credit facility put in place to fund the East Irish Sea acquisition and development. In 1999, Alliance wrote off $869,906 in deferred loan costs related to the Company's previous credit facility.

     General and administrative expenses for the year ended April 30, 1999 were $3,486,007 which represents an increase of 3.6% over the $3,363,885 incurred in the prior fiscal year. On an equivalent barrel basis general and administrative expenses rose by $1.84 to $6.81 for the year ended April 30, 1999 compared to $4.97 for the year ended April 30, 1998.

     The net loss for the year ended April 30, 1999 was $34,463,502 ($0.82 per ordinary share) compared to a net loss of $4,728,923 ($0.15 per ordinary share) for the year ended April 30, 1998.

YEAR ENDED APRIL 30, 1998 COMPARED TO NINE MONTHS ENDED APRIL 30, 1997

     Total revenues from the Company's operations for the year ended April 30, 1998 were $10,209,881 compared to $5,844,871 for the nine months ended April 30, 1997. Revenues increased proportionately over the comparable period a year earlier due principally to the beneficial effect of higher realized gas and higher oil volumes, offset partially by the absence of marketing margins in the revenue category. The higher oil volumes were partially attributable to the inclusion of Alliance's sales volumes and additional volumes attributable to the acquisition of the BoA ORRI in the 1998 period following the LaTex Merger. Although sales volumes for the year ended April 30, 1998, were adversely affected by a continuing decline in volumes from the LaTex properties during the initial three months of the period, the remedial work program had a beneficial impact on volumes from the LaTex properties (discussed below). In addition, the inclusion of Alliance's sales volumes from the start of the current reporting period more than compensated for the initial decline in the LaTex properties.

     The Company concentrated its efforts immediately after the LaTex Merger on increasing production from eleven existing producing fields operated by LaTex in the states of Alabama, Mississippi, Oklahoma, Texas and Louisiana. Workover operations on these fields commenced in early May 1997 and comprised mainly returning shut-in wells to production. Gross production from these eleven fields was increased from an average of 244 BOE per day in April 1997 to an average of 980 BOE per day by October 1997. Most of the production increase came from remedial workover operations in the South Carlton field in Alabama. Gross production from this field alone increased from an average of 89 BOE per day in April 1997 to an average of 575 BOE per day in September 1997.

     Total operating expenses increased proportionately to $12,595,777 for the year ended April 30, 1998 compared to $8,155,557 for the nine months ended April 30, 1997. On May 15, 1997, the existing commodity price hedging arrangements were bought out with a loss of $1,128,000 recognized in its entirety in the year ended April 30, 1998 as a result of new agreements being initiated on October 23, 1997. Lease operating expenses increased to $5,505,826 for the year ended April 30, 1998 compared to $3,117,341 for the nine months ended April 30, 1997. The year ended April 30, 1998 was impacted by the remedial work program mentioned above and the inclusion of the Alliance properties partially offset by lower operating costs due to the sale of non-operated, non-strategic wells. Depreciation, depletion and amortization increased to $2,598,066 for the 1998 period compared to $1,541,415 due to higher volumes resulting from the inclusion of Alliance. General and administrative expenses decreased marginally from $3,481,003 during the nine months ended April 30, 1997 to $3,363,885 for the year ended April 30, 1998 primarily due to an employee stock award of $528,125 in the 1997 period.

     In addition to the marginal increase in the net operating loss to $2,385,896 for the year ended April 30, 1998 from $2,310,686 for the nine months ended April 30, 1997, there was also a proportionate decrease in other income/expense. This was the result of higher interest expense taking into account the additional quarterly payment.

     In summary, due to the above factors, the net loss for the ordinary shareholders for the year ended April 30, 1998 decreased to $4,728,923 ($0.15 per ordinary share) compared to a net loss of $4,906,946 ($0.30 per ordinary share) for the nine months ended April 30, 1997.

CAPITAL RESOURCES AND LIQUIDITY

     The Company's capital requirements relate primarily to the acquisition of developed oil and gas properties and undeveloped leasehold acreage and exploration and development activities, and the servicing of the Company's debt. In general, because the Company's oil and gas reserves are depleted by production, the success of its business strategy is dependent upon a continuous acquisition and exploration and development program and the acquisition of additional reserves.

CASH FLOWS AND LIQUIDITY

     At April 30, 1999, Alliance reported current assets of $2,451,077 and current liabilities of $8,072,252, which resulted in a net current deficit of $5,621,175.

     For the year ended April 30, 1999 and April 30, 1998, Alliance's operating activities resulted in negative cash flow of $3,991,251 and $5,184,000, respectively. The Company had a positive cash flow of $2,098,566 for the nine months ended April 30, 1997.

     Investing activities of Alliance used $24,174,756 as compared to providing $3,084,970 in net cash flow for the years ended April 30, 1999 and April 30, 1998, respectively. The 1999 increase was a result of the acquisition of Difco and the U.K. Interests as well as the capital expenditures for oil and gas development activities.

     Financing activities provided $28,043,726 for the year ended April 30, 1999, compared to $2,434,660 for the year ended April 30, 1998. The increase was due primarily to the issuance of long-term debt of $45,464,123, the issuance of common stock for $6,360,000, the refinancing of long-term debt of $22,566,762 and the payment of loan acquisition costs of $1,213,635, all in connection with the Difco and U.K. Interests acquisitions.

     The domestic spot prices of oil and gas have traded, in a volatile manner over various periods in recent years. To the extent that oil and gas prices are volatile, material fluctuations in revenues from quarter to quarter can be expected which, in turn, could adversely affect the Company's ability to service its debt with its principal bank in a timely manner and to fund its ongoing operations and could, under certain circumstances, require a write-down of the book value of the Company's oil and gas reserves.

     The Company continues to experience net losses and working capital deficits. These factors may indicate the Company will be unable to continue as a going concern for a reasonable period of time. Despite its negative cash flow, the Company has been able to secure financing to support its operations to date. The Company was not in compliance with certain covenants of its loan agreements at April 30, 1999, however, a waiver has been obtained for such violations. Agreement has been reached with the Company's principal lender to amend the terms of its credit agreement to allow for additional immediate borrowings of $5,000,000, to defer the date of the repayment of a portion of its indebtedness from January 31, 2001 to July 31, 2001 and to defer the date of the borrowing base redetermination from July 31, 1999 to December 31, 1999. The amendment does not change the scheduled repayment dates of other portions of its debt, the first payment of which is due July 31, 2000.

  The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to continue to comply with the terms of its borrowing agreements, to obtain additional financing or refinancing as will be required and ultimately to attain profitability. Management believes it has a business plan that, if successfully executed, will achieve these objectives.

CAPITAL EXPENDITURES

  The timing of most of the Company's U.S. capital expenditures is discretionary. Currently, there are no material long-term commitments associated with the Company's U.S. capital expenditure plans. Consequently, the Company has a significant degree of flexibility to adjust the level of such expenditures as circumstances warrant. The Company primarily uses funds available under its credit facility and proceeds from the sale of oil and gas properties to fund capital expenditures, other than significant acquisitions, and to fund its working capital deficit. If the Company's internally generated cash flows should be insufficient to meet its banking or other obligations, the Company may reduce the level of discretionary U.S. capital expenditures or increase the sale of non-strategic oil and gas properties in order to meet such obligations.

  The timing of the Company's U.K. capital expenditures is determined annually by a budget prepared by Burlington and approved by Alliance. Currently, there are material commitments for the 2000 fiscal year. These commitments will be met by funds available under the Company's credit facility and internally generated cash flow.

  The level of the Company's capital expenditures will vary in future periods depending on energy market conditions and other related economic factors. As a result, the Company will continue its current policy of funding capital expenditures with funds available under its credit facility and internally generated cash flow. (This is a forward-looking statement; refer to the Cautionary Statement Regarding Forward Looking Statements).

FINANCING ARRANGEMENTS

  Alliance entered into a Credit Agreement (the "Alliance Credit Agreement") with the Bank of America effective May 1, 1997, amending and restating the Group's previous credit agreement. A portion of the borrowings under the Alliance Credit Agreement bore interest, payable monthly, at a rate equal to the higher of the Bank of America Reference Rate plus 1% and the Federal Funds Rate plus 1-1/4%. Another portion of the borrowings bore interest, payable monthly, at a rate equal to the London Interbank Offered Rate plus 2%. The rate at April 30, 1998 was 7.875%. Principal payments were scheduled to commence on October 31, 1998. The note was scheduled to mature on March 31, 2000. Amounts outstanding were secured by mortgages which cover the majority of the Group's oil and gas properties.

  In connection with the Difco Acquisition, the Company entered into agreements with Bank of America National Trust & Savings Association ("BoA"), Alliance's principal lender and EnCap Equity 1996 Limited Partnership and EnCap Capital Investment Company PLC (collectively "EnCap") providing up to $64,750,000 in debt, as follows:

                   BoA:
                      Tranche A                    $30,000,000
                      Tranche B                     20,000,000
                      Tranche C                      5,000,000
                                                   -----------
                                                    55,000,000
                   EnCap                             9,750,000
                                                   -----------
                                                   $64,750,000
                                                   ===========

  Tranche A consists of a revolving credit facility secured by a first priority lien and security interest in all of the oil and gas properties of the Company. The Company's initial borrowing base is $18,500,000 and is redetermined semiannually on January 31 and July 31. Interest is at a rate determined by the Company from time to time, of either

(i) the greater of BoA's refernce rate and the federal funds effective rate plus 0.5%, or (ii) 2.0% above the current Interbank rate (7.5% at April 30, 1999). While any Tranche B loan is outstanding, the preceding margins will be increased by an additional 0.5% semi-annually on April 26 and on October 26 of each year. Interest is payable quarterly and principal is due in equal quarterly payments beginning October 30, 2000 and ending on October 30, 2003.

  Tranche B consists of a credit facility secured by a first priority lien and security interest in all of the oil and gas properties of the Company. Interest is at a rate determined by the Company from time to time, of either (i) BoA's Tranche B reference rate plus 2.0%, or (ii) 4.0% above the current Interbank rate (9.0% at April 30, 1999). The margins for all Tranche B loans will be increased by an additional 0.5% semi-annually on April 26 and on October 26 of each year. Interest is payable quarterly and principal is due in full on January 31, 2001.

  Tranche C consists of a credit facility secured by a first priority lien and security interest in all of the oil and gas properties of the Company. Interest is at a rate determined by the Company from time to time, of either (i) BoA's reference rate plus 5.0%, or (ii) 7.0% above the current Interbank rate (12.0% at April 30, 1999). Interest is payable quarterly and principal is due in equal quarterly payments beginning January 31, 2001 and ending on October 30, 2004. The BoA debt facility contains various covenants, including, but not limited to, maintenance of minimum current and interest coverage ratios, as defined in the agreement.

  EnCap debt is unsecured and bears interest at 10%. Interest is payable quarterly and principal is due in full on October 30, 2005. Until October 30, 2001, the Company has the option, in lieu of paying cash, of increasing the principal amount of the debt by the interest due.

  The Company paid BoA a cash fee of $700,000 and granted BoA warrants to purchase 3,275,000 ordinary shares at a price of 1p per share. The fair value of the warrants $1,335,000 attaching to the debt was treated as a discount. In addition, the Company will grant BoA an overriding royalty interest, valued at the value of the underlying oil and gas reserves, in the U.K. Interests of 0.3% beginning January 1, 2001. The overriding royalty interest will entitle BoA to receive payment equal to the specified percentage of the net revenues generated by the U.K. Interests and has the effect of reducing the Company's revenues from the U.K. Interests. In connection with obtaining the debt financing from BoA, the Company was required to enter into commodity price risk management contract on terms that are mutually agreeable to BoA and the Company for a period not less than two years with respect to at least 50% of the Company's estimated producing reserves as of October 31, 1998. BoA also required the Company to enter into interest rate risk management contracts providing for a maximum interest rate of 9.0% on the notional amount projected to be outstanding on the revolving credit facility.

  The Company was not in compliance with certain covenants of the loan agreements, which included but were not limited to the maintenance of minimum levels of working capital and interest coverage. Prior to these violations causing an event of default, which would have resulted in an acceleration of the repayment of the loans, the Company obtained waivers from the lenders for all covenant violations. Effective July 30, 1999 the loan agreement was amended to revise the borrowing limit of Tranche B to $25,000,000 and reduce the limit of Tranche A to a similar amount. This enabled the Company to borrow an additional $5,000,000 as of July 30, 1999. The due date of Tranche B was extended from January 31, 2001 to July 31, 2001. In addition, the date of the borrowing base and collateral value redetermination scheduled to occur on July 31, 1999 was deferred until December 31, 1999.

SEASONALITY

  The results of operations of the Company are somewhat seasonal due to fluctuations in the price for crude oil and natural gas. Recently, crude oil prices have been generally higher in the third calendar quarter, and natural gas prices have been generally higher in the first calendar quarter. Due to these seasonal fluctuations, results of operations for individual quarterly periods may not be indicative of results, which may be realized on an annual basis.

INFLATION AND PRICES

     In recent years, inflation has not had a significant impact on the operations or financial condition of the Company. The generally downward pressure on oil and gas prices during most of such periods has been accompanied by a corresponding downward pressure on costs incurred to acquire, develop, and operate oil and gas properties as well as the costs of drilling and completing wells on properties.

     Prices obtained for oil and gas production depend upon numerous factors that are beyond the control of the Company including the extent of domestic and foreign production, imports of foreign oil, market demand, domestic and world-wide economic and political conditions, and government regulations and tax laws. Prices for oil and gas have fluctuated significantly in recent years.

     The following table sets forth the average price received by the Company.

                                                     Oil          Gas
                                                  ---------    ----------
     Year ended April 30, 1999                      $13.20        $1.79
     Year ended April 30, 1998                      $15.75        $2.36
     Nine months ended April 30, 1997               $15.34        $1.70

     On October 31, 1998, the Company's commodity price hedge agreements expired. During February 1999 the Company completed a transaction to hedge approximately 65% of its existing monthly gas production by installing a floor of $1.60/MMBTU and a cap of $2.07/MMBTU. This will protect the Company from any severe declines in natural gas prices over the next six months and conversely limit the benefit of prices in excess of the cap. During April 1999 the Company completed a transaction to hedge approximately 40% of its existing monthly oil production by installing a floor of $12.00/barrel. This will protect the Company from any severe declines in oil prices over the next six months.

ISSUES RELATED TO THE YEAR 2000

GENERAL

     The following Year 2000 statements constitute a Year 2000 Readiness Disclosure within the meaning of the Year 2000 Information and Readiness Disclosure Act of 1998. The Year 2000 problem has arisen because many existing computer programs use only the last two digits to refer to a year. Therefore, these computer programs do not properly recognize and process date-sensitive information beyond 1999. In general, there are two areas where Year 2000 problems may exist for the Company: information technology such as computers, programs and related systems ("IT") and non-information technology systems such as embedded technology on a silicon chip ("Non IT").

THE PLAN

     Alliance's Year 2000 Plan (the "Plan") has four phases: (i) assessment,
(ii) inventory, (iii) remediation, testing and implementation and (iv) contingency plans. Approximately twelve months ago, the Company began its phase one assessment of its particular exposure to problems that might arise as a result of the new millennium. The assessment and inventory phases have been substantially completed and have identified Alliance's IT systems that must be updated or replaced in order to be Year 2000 compliant. Remediation, testing and implementation are scheduled to be completed by September 30, 1999, and the contingency plan phase of the Plan is scheduled to be completed by October 31, 1999. Alliance's assessment of the readiness of third parties whose IT systems might have an impact on Alliance's business has thus far not indicated any material problems.

     With regard to Alliance's Non IT systems, the Company believes that most of these systems can be brought into compliance on schedule. Alliance's assessment of third party readiness is not yet completed. Because the potential problem with Non IT systems involves embedded chips, it is difficult to determine with complete accuracy where all such systems are located. As part of its Plan, the Company is making formal and informal inquiries of its vendors, customers and transporters in an effort to determine the third party systems that might have embedded technology requiring remediation.

ESTIMATED COSTS

     Although it is difficult to estimate the total costs of implementing the Plan through January 1, 2000 and beyond, Alliance's preliminary estimate is that such costs will not be material. To date, the Company has determined that its IT systems are either compliant or can be made compliant for less than $50,000. However, although management believes that its estimates are reasonable, there can be no assurance, for the reasons stated in the next paragraph, that the actual cost of implementing the Plan would not differ materially from the estimated costs.

POTENTIAL RISKS

     The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. This risk exists both as to Alliance's IT and Non IT systems, as well as to the systems of third parties. Such failures could materially and adversely affect Alliance's results of operations, cash flow and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third party suppliers, vendors and transporters, the Company is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on Alliance's results of operations, cash flow or financial condition. Although the Company is not currently able to determine the consequences of Year 2000 failures, its current assessment is that its area of greatest potential risk in its third party relationships is in connection with the transporting and marketing of the oil and gas produced by the Company. The Company is contacting the various purchasers and pipelines with which it regularly does business to determine their state of readiness for the Year 2000. Although the purchasers and pipelines will not guaranty their state of readiness, the responses received to date have indicated no material problems. The Company believes that in a worst case scenario, the failure of its purchasers and transporters to conduct business in a normal fashion could have a material adverse effect on cash flow for a period of six to nine months. Alliance's Year 2000 Plan is expected to significantly reduce Alliance's level of uncertainty about the compliance and readiness of these material third parties. The evaluation of third party readiness will be followed by Alliance's development of contingency plans.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     In addition, the dates for completion of the phases of the Year 2000 Plan are based on Alliance's best estimates, which were derived using numerous assumptions of future events. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-parties and the interconnection of computer systems, the Company cannot ensure its ability to timely and cost-effectively resolve problems associated with the Year 2000 issue that may affect its operations and business. Accordingly, shareholders and potential investors are cautioned that certain events or circumstances could cause actual results to differ materially from those projected, estimated or predicted.

QUANTITATIVE AND QUALITATIVE ANALYSIS ON MARKET RISK

     The Company's primary market risks relate to changes in interest rates and in the prices received from sales of oil and natural gas. The Company's primary risk management strategy is to partially mitigate the risk of adverse changes in its cash flows caused by increases in interest rates on its variable rate debt, and decreases in oil and natural gas prices, by entering into derivative financial and commodity instruments, including swaps, collars and participating commodity hedges. By hedging only a portion of its market risk exposures, the Company is able to participate in the increased earnings and cash flows associated with decreases in interest rates and increases in oil and natural gas prices; however, it is exposed to risk on the unhedged portion of its variable rate debt and oil and natural gas production.

  Historically, the Company has attempted to hedge the exposure related to its variable rate debt and its forecasted oil and natural gas production in amounts which it believes are prudent based on the prices of available derivatives and, in the case of production hedges, the Company's deliverable volumes. The Company attempts to manage the exposure to adverse changes in the fair value of its fixed rate debt agreements by issuing fixed rate debt only when business conditions and market conditions are favorable.

  The Company does not use or hold derivative instruments for trading purposes nor does it use derivative instruments with leveraged features. The Company's derivative instruments are designated and effective as hedges against its identified risks, and do not of themselves expose the Company to market risk because any adverse change in the cash flows associated with the derivative instrument is accompanied by an offsetting change in the cash flows of the hedged transaction.

  Personnel who have appropriate skills, experience and supervision carry out all derivative activity. The personnel involved in derivative activity must follow prescribed trading limits and parameters that are regularly reviewed by senior management. The Company uses only well-known, conventional derivative instruments and attempts to manage its credit risk by entering into financial contracts with reputable financial institutions.

  Following are disclosures regarding the Company's market risk sensitive instruments by major category. Investors and other users are cautioned to avoid simplistic use of these disclosures. Users should realize that the actual impact of future interest rate and commodity price movements will likely differ from the amounts disclosed below due to ongoing changes in risk exposure levels and concurrent adjustments to hedging positions. It is not possible to accurately predict future movements in interest rates and oil and natural gas prices.

  Interest Rate Risks (non-trading) - the Company uses both fixed and variable rate debts to partially finance operations and capital expenditures. As of April 30, 1999, the Company's debt consists of $39,830,348 in borrowings under its Credit Agreement which bear interest at a variable rate, and $10,243,775 in borrowings under its 10% Senior Subordinated Notes which bear interest at a fixed rate. The Company hedges a portion of the risk associated with its variable rate debt through derivative instruments which consist of interest rate swaps and collars. Under the swap contracts, the Company makes interest payments on its Credit Agreement as scheduled and receives or makes payments based on the differential between the fixed rate of the swap and a floating rate plus a defined differential. These instruments reduce the Company's exposure to increases in interest rates on the hedged portion of its debt by enabling it to effectively pay a fixed rate of interest or a rate, which only fluctuates within a predetermined ceiling and floor. A hypothetical increase in interest rates of two percentage points would cause a loss in income and cash flows of $800,000 during 1999, assuming that outstanding borrowings under the Credit Agreement remain at current levels. This loss in income and cash flows would be offset by a $0 increase in income and cash flows associated with the interest rate swap and collar agreements that are in effect for 1999. A hypothetical decrease in interest rates of two percentage points would cause an increase in the fair value of $0 in the Company's Senior Subordinated Notes from their fair value at April 30, 1999.

  Commodity Price Risk (non trading) - The Company hedges a portion of the price risk associated with the sale of its oil and natural gas production through the use of derivative commodity instruments, which consist of collars and participating hedges. These instruments reduce the Company's exposure to decreases in oil and natural gas prices on the hedged portion of its production by enabling it to effectively receive a fixed price on its oil and natural gas sales or a price that only fluctuates between a predetermined floor and ceiling. As of July 1, 1999, the Company had entered into derivative commodity hedges covering an aggregate of 40,000 barrels of oil and 320,000 MMbtu's of gas that extend through October 1999. Under these contracts, the Company sells its oil and natural gas production at spot market prices and receives or makes payments based on the differential between the contract price and a floating price which is based on spot market indices. The amount received or paid upon settlement of these contracts is recognized as oil or natural gas revenues at the time the hedged volumes are sold. A hypothetical decrease in oil and natural gas prices of 10% from the price in effect as of April 30, 1999, would cause a loss in income and cash flows of $383,250 during 1999, assuming that oil and gas production remain at current levels. This loss in income and cash flows would be offset by a $0 increase in income and cash flows associated with the oil and natural gas derivative contracts that are in effect.

Item 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                                                                            Page
                                                                            ----

Independent Auditors' Report..............................................   F-2

Consolidated Balance Sheets...............................................   F-3

Consolidated Statements of Operations.....................................   F-5

Consolidated Statements of Changes in Stockholders' Equity................   F-6

Consolidated Statements of Cash Flows.....................................   F-7

Notes to the Consolidated Financial Statements............................   F-8

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

                                Not Applicable

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

         John A. "Jak" Keenan, aged 45, is the Chairman and Managing Director of Alliance. He has worked in the oil industry since 1976 and was successively first vice president of corporate development, chief operating officer and director and president of the oil and gas division of Great Western Resources, Inc. He resigned his position at Great Western Resources, Inc. in August 1995 and accepted a position at the law firm of Jenkens & Gilchrist in Houston, Texas, where he specialized in oil and gas transactions. He joined the Board of Alliance in April 1996.

         Michael E. Humphries, aged 42, is the Interim Finance Director of Alliance. Having begun his career at Britoil Plc, he has spent 16 years working in the international oil and gas arena and is currently Senior Vice President of Rothschild Natural Resources, LLC, based in Washington DC, where he has responsibility for Rothschild's oil and gas activities in North America. He joined the Board of Alliance in December 1997.

         Paul R. Fenemore, aged 43, is the Operations and Business Development Director of Alliance. He has a B.Sc. degree in combined science obtained in 1975 and a M.Sc. degree in marine geotechnics. He has extensive experience in detailed technical and economic evaluations of exploration and oil field appraisal and development projects and project management and has held several technical and senior management positions with Gulf Oil Corporation, Amoco Europe and West Africa Limited, Amerada-Hess UK Limited, Hamilton Brothers (UK) Limited, CSX Oil and Gas Corporation, Cairn Energy PLC and Hunting Surveys Limited. From 1991 until 1995, he was managing director of Petroleum Ventures International and Spectron Petroleum Limited and became a fellow of the Geological Society in 1992. He joined the Board of Alliance in May 1996.

     Phillip Douglas, aged 60, is a non-executive Director of Alliance. He was a director and head of international investment at Morgan Grenfell for 16 years and was a director of G T Management. He also has a number of other non-executive directorships in public and private companies. He joined the Board of Alliance in November 1993.

     William J. A. Kennedy, aged 60, is a non-executive Director of Alliance. After 25 years experience in the investment industry, he became vice president of a major conglomerate, Crownx, Inc. For the past nine years, he has operated a management consulting service and sits on the board of two public Canadian companies. He joined the Board of Alliance in January 1994.

     John R. Martinson, aged 63, is a non-executive Director of Alliance. He has a B.Sc. degree in engineering and a masters degree in business administration. He became a director of LaTex in May 1995, having served as a consultant to that company since 1994. He is Managing Director of Wood Roberts, LLC, where he has been engaged in financial consulting since January 1989. From 1973 to 1988, Mr. Martinson was an independent oil and gas entrepreneur. Previously, he was with Kidder Peabody & Co., Oppenheimer & Co. and Mobil Corporation. He joined the Board of Alliance in May 1997.

Other Key Employees and their Business Histories

     In addition to the Executive Directors, the Company employs two senior executives. The names, current ages and positions of these other key employees are as follows:


        Name                    Age                Position
        ----                    ---                --------

Francis M. Munchinski            45                General Counsel

Robert E. Schulte                41                Controller


     Francis M. Munchinski is the General Counsel of Alliance. He is a U.S. citizen and a doctor of law. Prior to joining the Company in June 1998, he was a shareholder at the law firm of Jenkens & Gilchrist in Dallas, Texas where he specialized in oil and gas law for over 13 years. Mr. Munchinski has been involved in the oil and gas business for over 18 years.

     Robert E. Schulte is the Controller of Alliance. He is a U.S. citizen and has a B.S. degree in accounting. He has worked in the oil and gas industry since 1981 in both domestic and international arenas. He has held management positions with Bow Valley Petroleum, Kelt Energy, Great Western Resources and Apache Corporation before joining Alliance in September 1997.

ITEM 11.  EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid or accrued during each of the Company's last three fiscal years to the Company's Managing Director, John A. Keenan and each of the other most highly compensated executive officers who earned at least $100,000 in salary and bonus in fiscal 1999 (the "Named Executives"):

                          Summary Compensation Table

                                                                                        Long Term
                                                        Annual Compensation            Compensation
                                                   -----------------------------  ----------------------
                                                                                        Securities
                                                                                        Underlying              All Other
Name and Principal Position         Fiscal Year      Salary ($)      Bonus ($)       Options/SARs (#)        Compensation ($)
--------------------------------  ---------------  --------------  -------------  ----------------------  ----------------------
John A. Keenan..................        1999              162,000         75,000                 890,000                  22,500
    Managing Director(1)                1998              174,500         30,000                 400,000                 107,103
                                        1997              150,333             --                 150,000                   5,061
Paul R. Fenemore................        1999              172,000         45,000                 670,000                  10,000
    Operations and Business             1998              164,990         20,000                 200,000                   8,361
    Development Director(2)             1997              142,789             --                  25,000                      --
Francis M. Munchinski...........        1999               75,833         42,000                 520,000                   8,526
    General Counsel(3)                  1998                   --             --                      --                      --
                                        1997                   --             --                      --                      --
Robert E. Schulte...............        1999               82,083         42,000                 285,000                  10,321
    Controller(4)                       1998               45,569          4,000                  25,000                   4,208
                                        1997                   --             --                      --                      --

(1) Mr. Keenan assumed his position with Alliance on May 22, 1996. Amounts shown under All Other Compensation in 1999 represent pension and benefits. Amounts shown under All Other Compensation in 1998 represent relocation expenses.

(2) Mr. Fenemore assumed his position with Alliance on May 21, 1996. Amounts shown under All Other Compensation in 1999 represent pension.

(3) Mr. Munchinski assumed his position with Alliance on June 16, 1998. Amounts shown under All Other Compensation in 1999 represent relocation expenses and benefits.

(4) Mr. Schulte assumed his position with Alliance on September 17, 1997. Amounts shown under All Other Compensation in 1999 represent relocation expenses and benefits.

                      Options Grants in Last Fiscal Year

     The following table sets forth all individual grants of options to the Named Executives of the Company during the fiscal year ended April 30, 1999.


Individual Grants                                                                              Potential Realizable
-----------------                                                                                Value at Assumed
                                                                                               Annual Rates of Stock
                                                                                                Price Appreciation
                                                                                                  For Option Term
                                                                                              -----------------------
                                                  % Of Total
                                  Securities       Options
                                  Underlying      Granted to     Exercise or
                                  Options        Employees in       Base       Expiration
                  Name            Granted(#)      Fiscal Year    Price(1)($)      Date           5% ($)      10% ($)
                  ----            ----------   ----------------  -----------   ----------     ----------   ----------
John A. Keenan..................     890,000               37.6     13.5p        11/29/08     195,844.50   311,188.50
    Managing Director
Paul R. Fenemore................     670,000               28.3     13.5p        11/29/08     147,433.50   234,265.50
    Operations and Business
    Development Director
Francis M. Munchinski...........     520,000               22.0     13.5p        11/29/08     114,426.00   181,818.00
    General Counsel
Robert E. Schulte...............     285,000               12.1     13.5p        11/29/08      62,714.25    99,650.25
    Controller

(1) Represents the closing mid-market price of the ordinary shares on the London Stock Exchange on November 27, 1998.

                         Fiscal Year End Option Values

    Shown below is information with respect to the Named Executives of the Company regarding option exercises during the fiscal year ended April 30, 1999, and the value of unexercised options held as of April 30, 1999.

                                               Number of Securities Underlying             Value of Unexercised
                                                     Unexercised Options                       In-the-Money
                                                      at April 30, 1999                  Options at April 30, 1999
                                          --------------------------------------  -------------------------------------
                 Name                       Unexercisable        Exercisable        Unexercisable       Exercisable
                 ----                     ------------------  ------------------  -----------------  ------------------
John A. Keenan..........................           1,290,000          --                  --                 --
     Managing Director
Paul R. Fenemore........................             870,000          --                  --                 --
     Operations and Business
     Development Director
Francis M. Munchinski...................             520,000          --                  --                 --
     General Counsel
Robert E. Schulte.......................             310,000          --                  --                 --
     Controller

Employment Agreements

  Each of Messrs. Keenan, Fenemore, Munchinski, and Schulte have entered into Executive Service Agreements with Alliance providing for his employment in his current capacity for an initial fixed term of two years beginning October 15, 1996, September 20, 1996, January 1, 1999 and January 1, 1999, respectively, and having automatic extensions of the initial term for additional two-year periods unless written notice of either party's intention not to extend has been given to the other party at least three months prior to the expiration of the then effective two-year period of employment, provided that the executive may at any time terminate his employment by giving a minimum of three months notice. If the executive's employment terminates for any reason other than the executive's breach of the agreement, disability or malfeasance, Alliance must pay the executive an amount equal to twice the annual salary, bonuses and benefits paid to the executive. Upon the involuntary termination of the executive's employment without cause or voluntary termination by the executive after a change in his office location, his responsibilities or reduction in compensation following a change in control of Alliance, the executive is entitled to the payment of one lump sum of cash in an amount equal to two and a half times the annual salary, bonus and benefits paid to the executive.

  The annual salary under each agreement is $180,000 for Mr. Keenan, (pounds)100,000 for Mr. Fenemore, $140,000 for Mr. Munchinski and $100,000 for Mr. Schulte, plus any bonuses or other compensation determined by Alliance's Board of Directors in its discretion.

Compensation of Directors

  The compensation of the non-executive directors is reviewed by the Board of Directors from time to time to ensure that this compensation is in line with current market practice. Under Alliance's Articles of Association, shareholders determine the maximum aggregate amount payable by way of fees to directors and this maximum amount is currently fixed at (Pounds)100,000 per year. During the twelve months ended April 30, 1999, the following directors were paid the indicated fees for their services as directors: Mr. Douglas $16,000, Mr. Kennedy $16,000, Mr. Samuelson $12,000, Mr. Martinson $12,000 and Mr. Humphries $12,525.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information, as of April 30, 1999, with respect to the beneficial ownership of Shares (i) by any person or "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known to the Company to own beneficially more than 5% of the outstanding Shares,
(ii) by each director, including executive directors, and each other key employee of the Company named in the Summary Compensation Table, and (iii) by all directors, including executive directors, and all key employees of the Company as a group. Except as otherwise indicated, each of the persons named below is believed by the Company to possess sole voting and investment power with respect to the Shares beneficially owned by such person.


Name and Address of                                             Shares Owned          Percent Owned
Beneficial Owner(1)                                             Beneficially          Beneficially
-------------------                                             ------------          -----------
John A. Keenan...........................................       1,390,000(2)                 2.6%

Paul R. Fenemore.........................................         870,000(3)                 1.7%

Francis M. Munchinski....................................         520,000(4)                 1.0%

Robert E. Schulte........................................         310,000(5)                   *

Michael E. Humphries.....................................               -                      -


William J.A. Kennedy.....................................           4,125                      *

Philip Douglas...........................................          99,583                      *

John R. Martinson........................................         778,987(6)                 1.5%

Enron Reserve Acquisition Corp. (7)......................       3,239,708                    6.2%

LaSalle Street Natural Resources Corporation(8)..........       7,179,519                   12.3%

EnCap Equity 1996 Limited Partnership(9).................      11,250,000                   21.4%

Energy Capital Investment Company PLC(10)................       3,750,000                    7.1%

EnCap Investments L.C.(11)...............................      15,545,454                   29.6%

All Directors, including executive directors, and all
 key employees of Alliance as a group
   (8 persons) (2), (3), (4), (5), (6)...................       3,972,695                    5.7%

--------------------------------
*    Less than 1%

(1) All of the Company's directors may be contacted at 12 St. James's Square, London SW1Y 4RB.

(2) Includes options to purchase 1,290,000 Shares granted pursuant to the Company's executive share option plans.

(3) Consists of options to purchase 870,000 Shares granted pursuant to the Company's executive share option plans.

(4) Consists of options to purchase 520,000 Shares granted pursuant to the Company's executive share option plans.

(5) Consists of options to purchase 310,000 Shares granted pursuant to the Company's executive share option plans.

(6) Includes presently exercisable warrants to purchase 374,877 Shares held by Wood Roberts, Inc., a corporation under the control of Mr. Martinson and presently exercisable warrants to purchase 218,334 Shares held by Wood Roberts, LLC, a Texas limited liability company 50% owned by Mr. Martinson.

(7) The address of Enron Reserve Acquisition Corp. is 1400 Smith Street, Houston, Texas 77002. After April 30, 1999, Enron Reserve Acquisition Corp. advised the Company that it sold all of its shares.

(8) Consists of 1,500,000 Shares, convertible loan notes and immediately exercisable warrants convertible into or exercisable for 2,404,519 Shares issued to an affiliate of Bank of America and warrants to purchase 3,275,000 Shares at a price of 1p per share. The address of LaSalle Street Natural Resources is 231 S. LaSalle Street, Chicago, Illinois 60697.

(9) The address of EnCap Equity 1996 Limited Partnership is 1100 Louisiana, Suite 3150, Houston, Texas 77002. EnCap Equity 1996 Limited Partnership shares voting and dispositive power with EnCap Investments L.C., its general partner.

(10) The address of Energy Capital Investment Company PLC is c/o Aberdeen Asset Management, 1 Bow Churchyard, Cheapside, London EC4M 9HH, England. Energy Capital Investment Company PLC shares dispositive and voting power over these shares with EnCap Investments L.C.

(11) The address of EnCap Investments L.C. is 1100 Louisiana, Suite 3150, Houston, Texas 77002. EnCap Investments L.C. shares dispositive and voting power over 15,000,000 of these shares with EnCap Equity 1996 Limited Partnership and Energy Capital Investment Company PLC.

(12) In addition to the interests set out above, John A. Keenan is interested in 45,000 Shares held in the name of Diamond Securities Limited and 102,500 Shares held in the name of Havensworth Limited by virtue of having proxy over the voting rights attached to these Shares pending their sale, as required by a settlement of legal proceedings with the former Managing Director of the Company in August 1996.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a) Financial Statements (included at Item 8. Financial Statements and Supplementary Data)

(b)  Reports on Form 8-K

     No reports on Form 8-K were filed by the Company with the Securities and Exchange Commission during the fourth quarter of the Company's fiscal year ended April 30, 1999.

(c)  Exhibits.


Exhibit     Description
-------     -----------

3.1(3)      Memorandum of Association of Alliance Resources Plc (3.1)
3.2(3)      Articles of Association of Alliance Resources Plc (3.7)
3.3(2)      Form of Warrant Agreement relating to Warrants issued to Society
            National Bank as Warrant Agent for holders of certain LaTex Warrants
            (3.3)
3.4(2)      Warrant Agreement and form of Warrant issued to all other holders of
            LaTex Warrants (3.4)
3.5(2)      Form of Convertible Loan Note Instrument entered into between
            Alliance Resources Plc and Bank of America NT & SA (3.5)
3.6(2)      Registration Rights Agreement between Alliance Resources Plc and affiliate of Bank of America NT & SA (3.6)
10.1(1)(2)  Executive Service Agreement between Alliance Resources Plc and John
            A. Keenan dated October 15, 1996 as amended by Supplemental
            Agreement dated April 7, 1998 and Second Supplemental Agreement dated as of December 1, 1998 (10.1)
10.2(1)(2)  Executive Service Agreement between Alliance Resources Plc and Paul
            R. Fenemore dated September 20, 1996 as amended by Supplemental
            Agreement dated April 16, 1998 and Second Supplemental Agreement dated as of December 1, 1998 (10.2)
10.3(1)     Executive Service Agreement between Alliance Resources Plc and
            Francis M. Munchinski dated as of December 1, 1998.

10.4(1) Executive Service Agreement between Alliance Resources Plc and Robert E. Schulte dated as of December 1, 1998.
10.5(3) Purchase Agreement dated October 27, 1998, by and between Alliance Resources PLC and EnCap Equity 1996 Limited Partnership and Energy Capital Investment Company Plc.
10.6 First Amendment to the Purchase Agreement, dated effective as of July 30, 1999.
10.7(3) Registration Rights Agreement dated as of October 30, 1998 by and between Alliance Resources PLC, EnCap Equity 1996 Limited Partnership, Energy Capital Investment Company Plc and EnCap Investments, L.C.
10.8(3) Third Amended and Restated Credit Agreement dated as of October 27, 1998, among Alliance Resources PLC and certain of its subsidiaries and Bank of America National Trust and Savings Association.
10.9 First Amendment to the Third Amended and Restated Credit Agreement, dated effective as of July 30, 1999.
10.10(3) Registration Rights Agreement dated as of October 30, 1998 between the Company and LaSalle Street Natural Resources Corporation.
10.11(3) Registration Rights Agreement dated as of October 30, 1998, among Alliance Resources PLC and F. Fox Benton and certain members of his family.
10.12 Exchange and Merger Agreement by and among American Rivers Oil Company, a Wyoming corporation, American Rivers Oil Company, a Delaware corporation, and Alliance Resources Plc, dated July 22, 1999.
22.1        Subsidiaries

-------------

(1)  Constitutes compensation plan or arrangement
(2) Incorporated by reference from the indicated exhibit filed with Alliance's Registration Statement on Form F-4 (No. 333-19013).
(3) Incorporated by reference from the indicated exhibit filed with Alliance's Form 8-K filed November 16, 1998.


                              SIGNATURES


  Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             Alliance Resources PLC

Date:  August 12, 1999                       /s/ John A. Keenan
                                             ---------------------
                                             John A. Keenan, Chairman
                                             and Managing Director

Pursuant to the requirements of the Securities Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

       Signature                          Title                      Date
       ---------                          -----                      ----

/s/ John A. Keenan         Chairman and Managing Director       August 12, 1999
-------------------------
John A. Keenan


/s/ Paul R Fenemore        Operations and Business Development  August 12, 1999
-------------------------  Director
Paul R Fenemore

/s/ Phillip Douglas        Director                             August 12, 1999
-------------------------
Phillip Douglas


/s/ William J A Kennedy    Director                             August 12, 1999
-------------------------
William J A Kennedy


/s/ Michael E Humphries    Director                             August 12, 1999
-------------------------
Michael E Humphries


/s/ John R Martinson       Director                             August 12, 1999
-------------------------
John R Martinson

                         INDEX TO FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----

Independent Auditors' Report..............................................   F-2

Consolidated Balance Sheets...............................................   F-3

Consolidated Statements of Operations.....................................   F-5

Consolidated Statements of Changes in Stockholders' Equity................   F-6

Consolidated Statements of Cash Flows.....................................   F-7

Notes to the Consolidated Financial Statements............................   F-8

                         Independent Auditors' Report



Board of Directors
Alliance Resources PLC and Subsidiaries


We have audited the consolidated balance sheets of Alliance Resources PLC and subsidiaries as of April 30, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for the nine months ended April 30, 1997 and the years ended April 30, 1998 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alliance Resources PLC and subsidiaries as of April 30, 1998 and 1999, and the results of their operations and their cash flows for the nine months ended April 30, 1997 and the years ended April 30, 1998 and 1999, in conformity with generally accepted accounting principles in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency and is obliged to commence repayments on its borrowings on October 30, 2000. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                        KPMG Audit Plc
London, United Kingdom
August 12, 1999

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES
                          Consolidated Balance Sheets
                            April 30, 1998 and 1999


                         Assets                                           1998                    1999
                         ------                                       ------------            ------------
Current assets:
  Cash                                                                $    408,439            $    286,158
  Accounts receivable                                                    2,132,654               2,105,082
  Other current assets                                                      73,977                  59,837
                                                                      ------------            ------------

     Total current assets                                                2,615,070               2,451,077
                                                                      ------------            ------------

Property and equipment, at cost
  Oil and gas properties, full cost method:
           United States                                                43,200,388              42,901,608
           United Kingdom                                                        -              31,054,083
  Other depreciable assets                                               1,029,118               1,095,147
                                                                      ------------            ------------
                                                                        44,229,506              75,050,838
  Less accumulated depreciation, depletion, and                        (14,421,400)            (44,695,726)
   impairments                                                        ------------            ------------

     Net property, plant and equipment                                  29,808,106              30,355,112
                                                                      ------------            ------------

Other assets:
  Deposits and other assets                                                144,989                 141,422
  Deferred acquisition costs                                               970,305                       -
  Deferred loan costs, less accumulated amortization                     1,221,650               3,215,384
                                                                      ------------            ------------
                                                                      $ 34,760,120            $ 36,162,995
                                                                      ============            ============


         See accompanying notes to consolidated financial statements.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES
                          Consolidated Balance Sheets
                            April 30, 1998 and 1999
                                  (continued)

                    Liabilities and Stockholders' Equity                                         1998                    1999
                    ------------------------------------                                     ------------            ------------
Current liabilities:
    Accounts payable - trade                                                                 $  8,972,704            $  7,238,502
    Accrued expenses payable                                                                      847,190                 833,750
    Current portion of long-term debt                                                           2,275,000                       -
                                                                                             ------------            ------------

          Total current liabilities                                                            12,094,894               8,072,252

Long-term liabilities:
        Long-term debt, less current portion                                                   18,791,762              43,176,621
        Other liabilities                                                                         139,626                       -
        Convertible subordinated unsecured loan notes                                           1,550,700               1,550,700
                                                                                             ------------            ------------

            Total liabilities                                                                  32,576,982              52,799,573
                                                                                             ------------            ------------
Stockholders' equity:
        Ordinary Shares-par value 40 pence;
            46,000,000 shares authorized; 31,209,408 issued and outstanding
            at April 30, 1998                                                                  20,114,634                       -
        Ordinary Shares - par value 1 pence;
            415,001,376 authorized; 47,487,142 issued and outstanding
            at April 30, 1999                                                                           -                 768,823
        Deferred Shares - par value 1 pence;
            1,414,998,624 authorized; 1,217,155,912 issued and
            outstanding at April 30, 1999                                                               -              19,611,767
        Convertible Shares - par value 1 pence;
             10,000,000 authorized; 10,000,000 issued and outstanding
             at April 30, 1999                                                                          -                 278,000

        Additional paid-in capital                                                              5,911,050              21,042,094
        Accumulated other comprehensive income(loss)                                               13,823                 (17,391)
        Accumulated deficit                                                                   (23,856,369)            (58,319,871)
                                                                                             ------------            ------------

             Total stockholders' equity(deficit)                                                2,183,138             (16,636,578)
                                                                                             ------------            ------------

Commitments (Note 13)

                                                                                             $ 34,760,120            $ 36,162,995
                                                                                             ============            ============

         See accompanying notes to consolidated financial statements.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES
                     Consolidated Statements of Operations
                       Nine Months Ended April 30, 1997
                    and Years Ended April 30, 1998 and 1999


                                                          Nine months
                                                             ended               Year ended                 Year ended
                                                         April 30, 1997         April 30, 1998             April 30, 1999
                                                         --------------         --------------             --------------
Revenues
  Oil and gas revenue                                       $ 5,698,490            $10,209,881               $  6,234,477
  Crude oil and gas marketing                                   146,381                      -                          -
                                                            -----------            -----------               ------------

     Total revenues                                           5,844,871             10,209,881                  6,234,477
                                                            -----------            -----------               ------------

Operating expenses
  Lease operating expenses                                    3,117,341              5,505,826                  3,096,468
  Cost of crude oil and gas marketing                            15,798                      -                          -
  General and administrative expenses                         3,481,003              3,363,885                  3,486,007
  Depreciation, depletion, and amortization                   1,541,415              2,598,066                  1,670,711
  Impairment of oil and gas properties                                -                      -                 28,260,037
  Loss on termination of derivative contracts                         -              1,128,000                          -
                                                            -----------            -----------               ------------

     Total operating expenses                                 8,155,557             12,595,777                 36,513,223
                                                            -----------            -----------               ------------

                        Loss from operations                 (2,310,686)            (2,385,896)               (30,278,746)
                                                            -----------            -----------               ------------

Other income (expense):
  Write-off of deferred loan costs                                    -                      -                   (869,906)
  Interest expense                                           (2,102,933)            (2,573,646)                (3,354,627)
  Interest income                                                52,038                 62,226                     26,299
  Miscellaneous income (expense)                               ( 27,752)               132,951                     22,662
  Gain (loss) on sale of assets                                       -                 35,442                     (9,184)
                                                            -----------            -----------               ------------

     Total other income (expense)                            (2,078,647)            (2,343,027)                (4,184,756)
                                                            -----------            -----------               ------------

                        Net loss                             (4,389,333)            (4,728,923)               (34,463,502)

Preferred stock dividends                                      (517,613)                     -                          -
                                                            -----------            -----------               ------------

                        Net loss for ordinary
                         shareholders                       $(4,906,946)           $(4,728,923)              $(34,463,502)
                                                            ===========            ===========               ============

Basic loss per ordinary share                               $     (0.30)           $     (0.15)              $      (0.82)
                                                            ===========            ===========               ============

Weighted average number of shares outstanding                16,585,113             31,125,689                 41,935,718
                                                            ===========            ===========               ============


         See accompanying notes to consolidated financial statements.

                     Alliance Resources PLC and Subsidiaries
                    Consolidated Statements of Stockholders'
                   Equity (Deficit) and Comprehensive Income
                        Nine Months Ended April 30, 1997
                    and Years Ended April 30, 1998 and 1999

                                                                                                                       Additional
                                                          Preferred       Ordinary         Deferred     Convertible      Paid-in
                                                            Stock          Shares           Shares        Shares         Capital
                                                        ------------    ------------    ------------   ------------   -------------
Balance at July 31, 1996                                $  2,680,411    $ 10,681,373    $         --   $         --   $  5,193,888
      Issuance of 85,986 shares for services                      --          55,857              --             --         44,143
      Issuance of 1,453,079 shares for
          employee bonuses                                        --         943,920              --             --       (415,795)
      Issuance of 51,735 shares for dividends                190,703              --              --             --        326,910
      Net loss                                                    --              --              --             --             --
                                                        ------------    ------------    ------------   ------------   ------------

Balance at April 30, 1997                                  2,871,114      11,681,150              --             --      5,149,146
      Issuance of 4,419,818 shares for
          preferred shares                                (2,871,114)      2,871,114              --             --             --
      Issuance of 8,103,816 shares to Alliance
          shareholders                                            --       5,105,550              --             --     (1,066,211)
      Issuance of 1,343,750 shares for acquisition
          of overriding royalty interest                          --         872,900              --             --      1,498,400
      Issuance of 256,250 shares for settlement
          of various advisory and banking fees                    --         165,904              --             --        187,096
      Issuance of 56,805 shares for warrants                      --          37,148              --             --         12,852
      Cancellation of 953,099 treasury shares                     --        (619,132)             --             --        129,767
      Comprehensive income:
          Foreign exchange adjustment                             --              --              --             --             --
          Net loss                                                --              --              --             --             --

             Total comprehensive loss
                                                        ------------    ------------    ------------   ------------   ------------

Balance at April 30, 1998                                         --      20,114,634              --             --      5,911,050
      Capital reorganization                                      --     (19,611,767)     19,611,767             --             --
      Issuance of 10,000,000 shares for Difco Limited             --              --              --        278,000      6,930,000
      Issuance of 15,545,454 shares to lender                     --         254,000              --             --      6,398,000
      Warrants issued to principal lender                         --              --              --             --      1,335,000
      Issuance of 732,280 shares for services                     --          11,956              --             --        468,044
      Comprehensive income:
          Foreign exchange adjustment                             --              --              --             --             --
          Net loss                                                --              --              --             --             --
             Total comprehensive loss
                                                        ------------    ------------    ------------   ------------   ------------

Balance at April 30, 1999                               $         --    $    768,823    $ 19,611,767   $    278,000   $ 21,042,094
                                                        ------------    ------------    ------------   ------------   ------------

                                                         Accumulated
                                                           Other
                                                        Comprehensive    Accumulated      Treasury
                                                        Income (Loss)      Deficit          Stock           Total
                                                        -------------   -------------   ------------    ------------
Balance at July 31, 1996                                $         --    $(14,220,500)   $   (489,365)   $  3,845,807
      Issuance of 85,986 shares for services                      --              --              --         100,000
      Issuance of 1,453,079 shares for
          employee bonuses                                        --              --              --         528,125
      Issuance of 51,735 shares for dividends                     --        (517,613)             --              --
      Net loss                                                    --      (4,389,333)             --      (4,389,333)
                                                        ------------    ------------    ------------    ------------

Balance at April 30, 1997                                         --     (19,127,446)       (489,365)         84,599
      Issuance of 4,419,818 shares for
          preferred shares                                        --              --              --              --
      Issuance of 8,103,816 shares to Alliance
          shareholders                                            --              --              --       4,039,339
      Issuance of 1,343,750 shares for acquisition
          of overriding royalty interest                          --              --              --       2,371,300
      Issuance of 256,250 shares for settlement
          of various advisory and banking fees                    --              --              --         353,000
      Issuance of 56,805 shares for warrants                      --              --              --          50,000
      Cancellation of 953,099 treasury shares                     --              --         489,365              --
      Comprehensive income:
          Foreign exchange adjustment                         13,823              --              --          13,823
          Net loss                                                --      (4,728,923)             --      (4,728,923)
                                                                                                        ------------
             Total comprehensive loss                                                                     (4,715,100)
                                                        ------------    ------------    ------------    ------------

Balance at April 30, 1998                                     13,823     (23,856,369)             --       2,183,138
      Capital reorganization                                      --              --              --              --
      Issuance of 10,000,000 shares for Difco Limited             --              --              --       7,208,000
      Issuance of 15,545,454 shares to lender                     --              --              --       6,652,000
      Warrants issued to principal lender                         --              --              --       1,335,000
      Issuance of 732,280 shares for services                     --              --              --         480,000
      Comprehensive income:
          Foreign exchange adjustment                        (31,214)             --              --         (31,214)
          Net loss                                                --     (34,463,502)             --     (34,463,502)
                                                                                                        ------------
             Total comprehensive loss                                                                    (34,494,716)
                                                        ------------    ------------    ------------    ------------

Balance at April 30, 1999                               $    (17,391)   $(58,319,871)   $         --    $(16,636,578)
                                                        ------------    ------------    ------------    ------------

          See accompanying notes to consolidated financial statements.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
                       Nine Months Ended April 30, 1997
                    and Years Ended April 30, 1998 and 1999

                                                                         Nine months
                                                                            ended               Year ended           Year ended
                                                                          April 30,              April 30,            April 30,
                                                                            1997                   1998                 1999
                                                                         -----------           -----------          ------------
Cash flows from operating activities:
 Net loss                                                                $(4,389,333)          $(4,728,923)         $(34,463,502)
 Adjustments to reconcile net loss to net
   cash provided by (used in) operating activities:
     Depreciation, depletion and amortization                              1,541,415             2,598,066             1,670,711
     Write-off of deferred loan costs                                              -                     -               869,906
     Impairment of oil and gas properties                                          -                     -            28,260,037
     Other amortization                                                      394,000               813,096             1,289,493
     Employee bonus                                                          528,125                     -                     -
     (Gain)loss on sale of assets                                                  -               (35,442)                9,184
     Changes in assets and liabilities, net of
       effects from acquisition:
       Accounts receivable                                                 1,204,903               487,427                27,572
       Due from related parties                                              392,297                     -                     -
       Other assets                                                          161,530                97,500                17,707
       Accounts payable                                                    2,239,165            (4,032,763)           (1,519,293)
       Accrued expenses payable                                             (169,319)              409,454               (13,440)
       Other liabilities                                                     195,783              (792,554)             (139,626)
                                                                         -----------           -----------          ------------
          Net cash provided by (used in) operating                         2,098,566            (5,184,139)           (3,991,251)
           activities                                                    -----------           -----------          ------------

Cash flows from investing activities:
 Proceeds from sale of property and equipment                              1,573,625             5,729,300             1,742,336
 Purchases of property and equipment, including                             (350,322)           (2,407,162)           (3,829,425)
  interest capitalized
 Acquisition of Difco                                                              -              (221,987)          (22,087,667)
 Decrease in accounts and notes receivable-other                           1,273,320                     -                     -
 Effect of LaTex acquisition                                                       -               (15,181)                    -
                                                                         -----------           -----------          ------------
   Net cash provided by (used in) investing activities                   $ 2,496,623           $ 3,084,970          $(24,174,756)
                                                                         -----------           -----------          ------------
Cash flows from financing activities:
 Deferred loan and reorganization costs                                  $  (401,208)          $  (385,680)         $ (1,213,635)
 Proceeds from issuance of long-term debt                                          -             2,770,340            45,464,123
 Exercise of warrants                                                              -                50,000                     -
 Payments of long-term debt                                               (4,140,370)                    -           (22,566,762)
 Proceeds from issuance of stock                                                   -                     -             6,360,000
                                                                         -----------           -----------          ------------
       Net cash provided by (used in) financing activities                (4,541,578)            2,434,660            28,043,726
                                                                         -----------           -----------          ------------
          Net increase (decrease) in cash                                     53,611               335,491              (122,281)
Cash at beginning of period                                                   19,337                72,948               408,439
                                                                         -----------           -----------          ------------
Cash at end of period                                                    $    72,948           $   408,439          $    286,158
                                                                         ===========           ===========          ============

Supplemental disclosures of cash flow information-
 Cash paid during the period for interest                                $ 1,623,985           $ 1,634,360          $  2,910,000
                                                                         ===========           ===========          ============
Supplemental disclosure of noncash investing and
 financing activities:
     Common stock issued for services and bonus                          $   100,000           $   353,000          $    772,000
     Shares issued for employee bonus                                        462,500                     -                     -
     Issuance of convertible loan notes                                            -               150,000                     -
     Common stock issued on acquisition of LaTex                                   -             4,039,339                     -
     Common stock issued for overriding royalty                                    -             2,371,300                     -
     Convertible loan notes issued for overriding royalty                          -             1,400,700                     -
     Convertible shares issued to Difco shareholders                               -                     -             7,208,000
     Overriding royalty interest conveyed to bank                                  -                     -            (2,100,000)

         See accompanying notes to consolidated financial statements.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

(1)  Organization and Summary of Significant Accounting Policies

     Organization and basis of presentation

     Alliance Resources PLC ("Alliance" or "the Company") and its subsidiaries are engaged in the exploration, development and production of oil and gas and, until April 30, 1997, oil and gas marketing. Oil and gas production operations are currently conducted principally in Oklahoma, Texas, Louisiana, Mississippi and Alabama. The Company acquired proved undeveloped oil and gas interests in the East Irish Sea effective October 30, 1998 (See Note 2). Included in oil and gas revenue are sales from 10 significant producing properties which aggregated approximately $2,700,000, $2,210,000, and $2,155,000 for the nine months ended April 30, 1997, and years ended April 30, 1998 and 1999, respectively.

     Alliance is a London-based public limited company organized under the laws of England and Wales and its shares are listed on the London Stock Exchange. The Company prepares its statutory financial statements in accordance with U.K. law and U.K. generally accepted accounting principles. These financial statements are prepared in accordance with generally accepted accounting principles in the United States.

     On May 1, 1997, Alliance completed its acquisition of LaTex Resources, Inc. ("LaTex"), a US independent oil and gas exploration and production company. As the LaTex shareholders had a controlling interest in the combined group, LaTex was treated as having acquired Alliance ("Reverse Acquisition"). Accordingly, in the consolidated financial statements for the period beginning May 1, 1997, the assets and liabilities of Alliance are recorded at fair values while the assets and liabilities of LaTex and its subsidiaries are recorded at their historical costs. The consolidated financial statements of the Company for the nine months ended April 30, 1997, reflect the results of operations and assets and liabilities of LaTex
     and its subsidiaries.   Adjustments have been made to reflect, in that
     period, the changes in the capital structure resulting from the acquisition. Earnings per share have been restated on the basis of the number of Alliance shares which, based on the exchange ratio used in the acquisition, represents the weighted average number of LaTex common shares outstanding in the relevant period.

     In these financial statements the "Group" refers to Alliance and its subsidiaries for periods ending on or after May 1, 1997 and to LaTex Resources, Inc. and its subsidiaries for periods ending on or before April 30, 1997.

     Financial Condition

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As shown in the financial statements during the nine months ended April 30, 1997 and the years ended April 30, 1998 and 1999, the Company incurred losses of $4,389,333; $4,728,923; and $34,463,502, respectively, continues to experience working capital deficits and is obliged to commence repayments on the borrowings on October 30, 2000. These factors among others may indicate the Company will be unable to continue as a going concern for a reasonable period of time.

     The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Despite its negative cash flow, the Company has been able to secure financing to support its operations to date. As described in note 7, the Company was not in compliance with certain covenants of its loan agreements at April 30, 1999, but a waiver was obtained for such violations. The Company has also reached agreement with its principal bank to amend certain provisions of the loan agreement to allow for additional borrowing capacity under Tranche B, to defer the borrowing base redetermination date from July 31, 1999 to December 31, 1999 and extend the repayment due date to July 31, 2001. The amendment does not, however, change the scheduled repayment dates of Tranche A which commence on October 30, 2000.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

     The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet is obligations on a timely basis, to continue to comply with the terms of its borrowing agreements, to obtain additional financing or refinancing as will be required and ultimately to attain profitability. Management believes it has a business plan that, if successfully executed, will achieve these objectives.

     Reporting Currency

     The current operations are in the oil and gas industry in the United States and the United Kingdom and are conducted through subsidiaries, LaTex Petroleum Corporation, Alliance Resources (USA) Inc., Germany Oil Company, Difco Limited, and Source Petroleum Inc. Transactions are conducted primarily in U.K. Sterling and US dollars. The directors consider that the US dollar is the functional currency of the Group and the Group's consolidated financial statements have been prepared in US dollars.

     Consolidation

     The consolidated financial statements comprise the financial statements of the Company and all other companies in which the Group's holding exceeds 50 percent. Transactions and balances between group companies are eliminated on consolidation.

     Earnings Per Share

     Basic loss per share has been computed by dividing the net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period.

     The effect of potential common shares (warrants, options and convertible subordinated unsecured loan notes) is anti-dilutive. Accordingly, diluted loss per share is not presented.

     Foreign Currency Translation

     The financial statements of companies of the Group whose functional currency is not US dollars are translated for consolidation purposes at the rate of exchange ruling at the balance sheet date. Exchange differences arising on the retranslation of net assets are reported as a component of stockholders' equity(deficit) in accumulated other comprehensive loss. In the underlying financial statements, transactions with third parties are translated into the functional currency at the exchange rate prevailing at the date of each transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into US dollars at the exchange rate prevailing at the balance sheet date. Any exchange gain or loss is dealt with through the consolidated statement of operations.

     The Group's share capital is denominated in sterling and for the purposes of the consolidated financial statements, is translated into US dollars at the rate of exchange at the time of its issue.

     Revenues

     Revenues represents income from production and delivery of oil and gas, recorded net of royalties in kind. The Group follows the sales method of accounting for gas imbalances. A liability is recorded only if the Group's excess takes of gas volumes exceed its estimated recoverable reserves from the relevant well and no receivable is recorded where the Group has taken less than its entitlement to gas production.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

     Oil and Gas Interests

     The Group follows the full cost method of accounting for oil and gas operations whereby all costs of exploring for and developing oil and gas reserves are capitalized as tangible fixed assets. Such costs include lease acquisition costs, geological costs, the costs of drilling both productive and non-productive wells, capitalized interest, production equipment and related overhead costs. Capitalized costs, plus estimated future development costs, are accumulated in pools on a country-by-country basis and depleted using the unit-of-production method based upon estimated net proved reserve volumes. Reserve volumes are combined into equivalent units using approximate relative energy content.

     Costs of acquiring and evaluating unproved properties and major development projects are excluded from the depletion calculation until it is determined whether or not proved reserves are attributable to the properties, the major development projects are completed, or impairment occurs, at which point such costs are transferred into the pool.

     Proceeds from the sale or disposal of properties are deducted from the relevant cost pool except for sales involving significant reserves where a gain or loss is recognized.

     The Group performs a "ceiling test" calculation in line with industry practice. Costs permitted to be accumulated in respect of each cost pool are limited to the future estimated net recoverable amount from estimated production of proved reserves. Future estimated net recoverable amounts are determined after income taxes, discounting and using prices and cost levels at the balance sheet date.

     Provision is made for abandonment costs net of estimated salvage values, on a unit-of-production basis, where appropriate.

     Depreciation of Other Fixed Assets

     Other tangible fixed assets are stated at cost less accumulated depreciation. Depreciation is provided on a straight line basis to write off the cost of assets, net of estimated residual values, over their estimated useful lives as follows:

                   Fixtures and equipment   -  3 to 7 years
                   Buildings                -  30 years

     Deferred Taxation

     Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statement of operations in the period that includes the enactment date.

     Joint Ventures

     The Group's exploration, development and production activities are generally conducted in joint ventures with other companies. The consolidated financial statements reflect the relevant proportions of turnover, production, capital expenditure and operating costs applicable to the Group's interests.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

     The effects of redeterminations of equity interests in joint ventures are accounted for when the outcome of the redetermination is known.

     Leases

     Rentals under operating leases are charged to the consolidated statement of operations on a straight line basis over the lease term.

     Debt Issuance Costs

     Debt issuance costs are initially capitalized as intangible assets and are amortized over the term of the debt to which they relate.

     Derivatives

     Changes in value of financial instruments, utilized to hedge commodity price and interest rate risk are recognized in the consolidated statement of operations when the underlying transactions are recognized. Changes in value of financial instruments which do not meet the criteria to be treated as a hedge of an underlying risk are recognized in the consolidated statement of operations as they occur.

     The Group's criteria for a derivative instrument to qualify for hedge accounting treatment are as follows:
       --the timing or duration, quantum and characteristics of the underlying exposure must have been identified with reasonable certainty;
       --changes in the value of the derivative must correlate to a high degree with changes in the present value of the exposure under a wide range of possible circumstances;
       --the derivative has been designated as a hedge or is a synthetic alteration of a specific asset, liability or anticipated transaction; and
       --the derivative instrument either: (a) reduces exposure of net income or cash flow to fluctuations caused by movements in commodity prices, currency exchange rates or interest rates, including fixing the cost of anticipated debt issuance; or (b) alters the profile of the group's interest rate or currency exposures, or changes the maturity profile of the investment portfolio, to achieve a resulting overall exposure in line with policy guidelines.

     For any termination of derivatives receiving hedge accounting treatment, gains and losses are deferred when the relating underlying exposures remain outstanding and are included in the measurement of the related transaction or balance. In addition, upon any termination of the underlying exposures, the derivative is marked-to-market and the resulting gain or loss is included with the gain or loss on the terminated transaction. The Group may re-designate the remaining derivative instruments to other underlying exposures provided the normal criteria are all met.

     Cash Flow Statement

     For the purposes of the consolidated statement of cash flows, the Group treats all investments with an original maturity of three months or less to be cash equivalents.

     Stock Option Plan

     The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of Accounting Principles Board
     (APB) Opinion No. 25, Accounting for Stock-Based

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

     Compensation, and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in future years if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

     Accounting Estimates

     In the course of preparing financial statements, management makes various assumptions and estimates to determine the reported amounts of assets, liabilities, revenue and expenses and in relation to the disclosure of commitments and contingencies. Changes in these assumptions and estimates will occur as a result of the passage of time and the occurrence of future events and, accordingly, the actual results could differ from the amounts estimated.

     Business Segments

     The Group adopted Financial Accounting Standard (FAS) 131 "Segment Disclosures and Related Information" during the year ended April 30, 1998. Prior to April 30, 1997, the Group sold a portion of its oil and gas production volumes through its oil and gas marketing subsidiary although the operations and net assets of that subsidiary were not separately managed. The Group considers itself to be involved in one business activity and does not meet the criteria established by FAS 131. Accordingly, information regarding marketing activities has not been included for any periods presented.

     Comprehensive Income (Loss)

     The Company has adopted Financial Accounting Standards Board issued Statement of Financial Standards No. 130, "Reporting Comprehensive Income" (Statement No. 130). Statement No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company has reported accumulated other comprehensive loss as a separate line item in consolidated balance sheets. The components of total comprehensive income (loss) for the periods consist of net losses and foreign currency translation.

     Significant Differences between U.S. and U.K. Accounting Principles

     The accounting policies used in the preparation of these financial statements conform with U.S. generally accepted accounting principles ("U.S. GAAP") which differ in certain respects from U.K. generally accepted accounting principles ("U.K. GAAP"). Differences which may have a significant effect on net loss and shareholders' deficit are set out below.


                                           Nine months ended      Year ended         Year ended
                                             April 30, 1997     April 30, 1998     April 30, 1999
                                             (in thousands)     (in thousands)     (in thousands)
                                           -----------------  -----------------  -----------------
       Effect on net loss--
          Net loss under U.S. GAAP              $(4,389)           $(4,729)           $(34,464)
          Ceiling test adjustment (a)                 -                  -              23,481
                                                -------            -------            --------
          Approximate net loss under U.K.
            GAAP                                $(4,389)           $(4,729)           $(10,983)
                                                =======            =======            ========

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

                                                                      April 30
                                                           ------------------------------
                                                                1998            1999
                                                           (in thousands)  (in thousands)
                                                           --------------  --------------
     Effect on shareholders deficit--
      Stockholders' equity under U.S. GAAP                     $2,183         $(16,637)
      Adjustments:
       Ceiling test (a)                                             -           23,481
       Convertible subordinated unsecured loan notes (b)        1,551            1,551
       Acquisition of Difco (c)                                     -            1,272
                                                               ------         --------
                                                               $3,734         $  9,667
                                                               ======         ========

     (a) Under U.S. GAAP, ceiling tests are calculated using prices prevailing at the year end. Under U.K. GAAP, a reasonable assessment of future prices is used. At April 30, 1999, the spot price for gas in the U.K. was significantly below management's reasonable expectation of future prices resulting in a significantly greater charge under U.S. GAAP than under U.K. GAAP.

     (b) Under U.S. GAAP, the convertible subordinated unsecured loan notes are treated as a liability. Under U.K. GAAP, the convertible subordinated unsecured loan notes are included as part of shareholders' equity as in substance their terms are economically equivalent to warrants with a zero strike price and Alliance has no obligation to transfer future economic benefit to the holder of the loan notes.

     (c) Under U.S. GAAP, the shares issued to the vendors of Difco are recorded at the more readily determinable value. Under U.K. GAAP, the shares are recorded at the value of the underlying interest in the East Irish Sea Interests.

     In addition there are a number of other classification and disclosure differences which do not impact net loss or shareholders' deficit.

(2)  Acquisition of Difco Limited and U.K. Interests

     On October 30, 1998, Alliance completed its acquisition of Difco Limited ("Difco"). Alliance acquired all of the capital stock of Difco and, indirectly, a contract to acquire 10% of Burlington Resources (Irish Sea) Limited's ("Burlington") interest in the East Irish Sea Properties ("U.K. Interests"). The Difco shareholders received 10,000,000 convertible shares valued at $7,208,000. Such value was derived based on the value of the underlying market value of the shares issued. The shares issued represented approximately 8.7% of the outstanding shares of the Company. The former Difco shareholders could receive up to 29.6% of the outstanding shares of the Company based upon the production from, or reserves attributable to, the U.K. Interests. The Company acquired, through Difco, 10% of Burlington's interest in the East Irish Sea Properties for cash consideration of approximately $17,800,000. The Company issued to its financial advisor 615,385 ordinary shares in payment of a fee of $330,000 incurred in connection with the transactions. The total acquisition cost, including transaction costs, was allocated to oil and gas properties.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

     The following unaudited pro forma financial information presents the combined results of operations of the Company and Difco as if the acquisition had occurred as of the beginning of fiscal years 1998 and 1999, after giving effect to certain adjustments, including increased interest expense on debt related to the acquisition and amortization of deferred loan costs and debt discount. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and Difco constituted a single entity during such periods.

                                                 (Unaudited)
                                        --------------------------------
                                             Year ended April 30
                                        --------------------------------
                                           1998                1999
                                        -----------         ------------
            Revenues                    $10,209,881         $  6,234,477
                                        ===========         ============
            Net loss                    $(7,760,657)        $(36,497,108)
                                        ===========         ============
            Loss per share              $     (0.15)        $      (0.77)
                                        ===========         ============

(3)  Acquisition of LaTex

     On May 1, 1997, Alliance, completed its acquisition of LaTex, whereby a newly formed wholly-owned subsidiary of Alliance merged with and into LaTex with LaTex being the surviving corporation for accounting purposes. In consideration the shareholders and warrant holders of LaTex received an aggregate of 21,448,787 shares of Alliance (the "New Alliance Shares") and warrants to purchase an additional 1,927,908 New Alliance Shares.

     As a result, after giving effect to a 40-to-1 reverse stock split of the Alliance ordinary shares, each shareholder of LaTex on May 1, 1997, received 0.85981 ordinary shares for each share of LaTex common stock,
     2.58201 ordinary shares for each share of the LaTex Series A preferred stock then held, 6.17632 ordinary shares for each share of LaTex Series B preferred stock then held, and a warrant to purchase 0.85981 share for each share of LaTex Common Stock subject to warrants.

     The purchase price was arrived at as follows:

       Value of 8,103,816 Alliance shares outstanding                $4,039,339
       Acquisition costs                                                871,000
                                                                     ----------
                                                                     $4,910,339
                                                                     ==========

     The value of the Alliance shares outstanding was arrived at by using the share price of LaTex at the time of announcement of the acquisition adjusted by the exchange ratio.

     Transaction costs incurred by Alliance reduced the fair value of Alliance's monetary assets and liabilities at the date of the acquisition.

     The fair value of the assets and liabilities of the acquired business at the effective date of acquisition is as follows:

       Cash                                                         $ 1,460,555
       Other current assets                                             480,045
       Other assets                                                     202,253
       Oil and gas assets                                             5,268,929
       Other fixed assets                                               253,386
       Debt                                                             (85,420)
       Other liabilities and provisions                              (2,669,409)
                                                                    -----------
                                                                    $ 4,910,339
                                                                    ===========

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

     In connection with the acquisition, Alliance issued to Bank of America, the Company's principal lender, 156,250 ordinary shares and convertible subordinated unsecured loan notes convertible into 115,456 ordinary shares to settle fees of $200,000 and $150,000 payable upon restructuring of LaTex's bank debt. In addition the Company agreed to issue 116,895 ordinary shares to Rothschild Natural Resources, LLC in settlement of outstanding fees of $150,000.

     Alliance has also issued 1,343,750 ordinary shares, convertible subordinated unsecured loan notes convertible into 1,078,125 ordinary shares and 1,210,938 warrants to Bank of America in exchange for an overriding royalty interest in most of LaTex's properties held by Bank of America.

     The purchase price was allocated to oil and gas properties and has been arrived at as follows:


      Value of 1,343,750 ordinary shares and warrants issued $2,371,300 Value of convertible subordinated unsecured loan
      note issued                                                  1,400,700
                                                                  ----------
                                                                  $3,772,000
                                                                  ==========

(4)  Impairment of U.K. Interests

     As discussed in Note 1, the Company utilizes the full cost method of accounting for its oil and gas operations and performs a "ceiling test." The ceiling test limits the costs accumulated in respect of each cost pool to net amounts that can be recovered from the estimated production of proved reserves. The net amounts recovered are determined utilizing a 10% discount factor and pricing and cost levels at the balance sheet date.

     The U.K. Interests consist of proven reserves and the current development program is being conducted to produce these reserves. Although the Company intends to enter into term gas delivery contracts which would be expected to be at prices above the spot price at April 30, 1999, the Group does not have contracts in place at April 30, 1999 with purchasers and, accordingly, has utilized the spot market price to value such interests. The utilization of these factors has resulted in a ceiling test write-down of approximately $28,000,000 for U.S. GAAP purposes.

(5)  Financial Instruments

     The carrying value of cash and cash equivalents, accounts receivables and accounts payable approximate the estimated fair value of those financial instruments due to their short maturities. The estimated fair value of the interest rate swap agreement, based on current market rates, approximated a net payable of $445,767 and $248,884 at April 30, 1998 and 1999, respectively. The estimated fair value of the commodity derivative instruments approximates a net receivable of $409,395 at April 30, 1998 and a net payable of $128,479 at April 30, 1999. The carrying value of long-term debt approximates to the fair value, as advised by the Group's bankers. See note 15.

     Fair value is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

(6)  Income Taxes

     Income taxes different from the amounts computed by applying the U.S. federal tax rate of 34% as a result of the following (in thousands):

                                                             Nine months
                                                                ended          Year ended         Year ended
                                                              April 30,         April 30,          April 30,
                                                                1997              1998               1999
                                                           ---------------  -----------------  -----------------

     Computed expected tax benefit                          $     (1,492)    $       (1,608)    $      (11,718)
     Increase in valuation allowance for                           1,301              6,792             11,296
       deferred tax, assets
     Net operating losses acquired                                     -             (5,513)                 -
     Other                                                           191                329                422
                                                                  -------            -------           --------
     Actual income tax benefit                              $           -    $             -    $             -
                                                                  =======            =======           ========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below in thousands:

                                                                               1998                1999
                                                                         -----------------  ------------------
     Total deferred tax liabilities -
        Property and equipment                                                   $  1,754            $      -
                                                                                 --------            --------
     Deferred tax assets:
        Net operating and other loss carryovers                                    15,473              15,238
        Property and equipment                                                          -              10,034
        Investment write-downs                                                        917                 917
        Percentage depletion carryforward                                             390                 267
        Accrued expenses not deductible until paid                                    219                  85
                                                                                 --------            --------
     Total deferred tax assets                                                     16,999              26,541
        Valuation allowance                                                       (15,245)            (26,541)
                                                                                 --------            --------
     Net deferred tax assets                                                        1,754                   -
                                                                                 --------            --------
     Net deferred tax asset (liability)                                          $      -            $      -
                                                                                 ========            ========


     A valuation allowance is required when it is more likely than not that all or a portion of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon future profitability. Accordingly, a valuation allowance has been established to reduce the deferred tax assets to a level which, more likely than not, will be realized.

     The Group has net operating loss carryovers to offset future taxable earnings of approximately $44,000,000, including approximately $36,000,000 of losses limited under Section 382 of the Internal Revenue Code. If not previously utilized or limited, the net operating losses will expire in varying amounts from 2004 to 2019.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

(7)    Long-Term Debt

       Long-term debt at April 30, 1998 and 1999 consists of the following:

                                                           1998               1999
                                                       ------------        -----------

           BoA:
               Tranche A                                $         -        $18,500,000
               Tranche B                                          -         16,330,348
               Tranche C                                          -          5,000,000

           EnCap                                                  -         10,243,775

           Alliance Credit Agreement                     21,066,762                  -
                                                        -----------        -----------
                                                         21,066,762         50,074,123
               Less unamortized discount                          -          6,897,502
                                                        -----------        -----------
           Long-term debt                                21,066,762         43,176,621
               Less current portion                       2,275,000                  -
                                                        -----------        -----------
           Long-term debt less current portion          $18,791,762        $43,176,621
                                                        ===========        ===========

     Alliance entered into a Credit Agreement (the "Alliance Credit Agreement") with the Bank of America effective May 1, 1997, amending and restating the Group's previous credit agreement. A portion of the borrowings under the Alliance Credit Agreement bore interest, payable monthly, at a rate equal to the higher of the Bank of America Reference Rate plus 1% and the Federal Funds Rate plus 1-1/4%. Another portion of the borrowings bore interest, payable monthly, at a rate equal to the London Interbank Offered Rate plus 2%. The rate at April 30, 1998 was 7.875%. Principal payments were scheduled to commence on October 31, 1998. The note was scheduled to mature on March 31, 2000. Amounts outstanding were secured by mortgages which cover the majority of the Group's oil and gas properties.

     In connection with the Difco Acquisition (See Note 2), the Company entered into agreements with Bank of America National Trust & Savings Association ("BoA"), Alliance's principal lender and EnCap Equity 1996 Limited Partnership and EnCap Capital Investment Company PLC (collectively "EnCap") providing up to $64,750,000 in debt, as follows:

                BoA:
                  Tranche A                      $30,000,000
                  Tranche B                       20,000,000
                  Tranche C                        5,000,000
                                                 -----------
                                                  55,000,000
                EnCap                              9,750,000
                                                 -----------
                                                 $64,750,000
                                                 ===========


     Tranche A consists of a revolving credit facility secured by a first priority lien and security interest in all of the oil and gas properties of the Company. The Company's initial borrowing base is $18,500,000 and is redetermined semiannually on January 31 and July 31. Interest is at a rate determined by the Company from time to time, of either (i) the greater of BoA's reference rate and the federal funds effective rate plus 0.5%, or
     (ii) 2.0% above the current Interbank rate (7.5% at April 30, 1999).
     While any Tranche B loan is outstanding, the preceding margins will be increased by an additional 0.5% semi-annually on April 26 and on October 26 of each year. Interest is payable quarterly and principal is due in equal quarterly payments beginning October 30, 2000 and ending on October 30, 2003.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

     Tranche B consists of a credit facility secured by a first priority lien and security interest in all of the oil and gas properties of the Company. Interest is at a rate determined by the Company from time to time, of either (i) BoA's Tranche B reference rate plus 2.0%, or (ii) 4.0% above the current Interbank rate (9.0% at April 30, 1999). The margins for all Tranche B loans will be increased by an additional 0.5% semi-annually on April 26 and on October 26 of each year. Interest is payable quarterly and principal is due in full on January 31, 2001.

     Tranche C consists of a credit facility secured by a first priority lien and security interest in all of the oil and gas properties of the Company. Interest is at a rate determined by the Company from time to time, of either (i) BoA's reference rate plus 5.0%, or (ii) 7.0% above the current Interbank rate (12.0% at April 30, 1999). Interest is payable quarterly and principal is due in equal quarterly payments beginning January 31, 2001 and ending on October 30, 2004. The BoA debt facility contains various covenants, including, but not limited to, maintenance of minimum current and interest coverage ratios, as defined in the agreement.

     EnCap debt is unsecured and bears interest at 10%. Interest is payable quarterly and principal is due in full on October 30, 2005. Until October 30, 2001, the Company has the option, in lieu of paying cash, of increasing the principal amount of the debt by the interest due.

     The Company paid BoA a cash fee of $700,000 and granted BoA warrants to purchase 3,275,000 ordinary shares at a price of 1p per share. The fair value of the warrants, $1,335,000, attaching to the debt was treated as a discount. In addition, the Company granted BoA an overriding royalty interest, valued at the value of the underlying oil and gas reserves, in the U.K. Interests of 0.3% beginning January 1, 2001. The overriding royalty interest will entitle BoA to receive payment equal to the specified percentage of the net revenues generated by the U.K. Interests. In connection with obtaining the debt financing from BoA, the Company was required to enter into commodity price risk management contract on terms that are mutually agreeable to BoA and the Company for a period not less than two years with respect to at least 50% of the Company's estimated producing reserves as of October 31, 1998. BoA also required the Company to enter into interest rate risk management contracts providing for a maximum interest rate of 9.0% on the notional amount projected to be outstanding on the revolving credit facility (See Note 2).

     In connection with the issuance of the EnCap debt, the Company sold EnCap 15,000,000 ordinary shares with a fair value of $6,360,000 for cash consideration. The difference was treated as a discount on the debt. The Company also issued EnCap Investments L.C. 545,454 shares in consideration of a fee of $292,000.

     The Company was not in compliance with certain covenants of the loan agreements, which included but were not limited to the maintenance of minimum levels of working capital and interest coverage. Prior to these violations causing an event of default, which would have resulted in an acceleration of the repayment of the loans, the Company obtained waivers from the lenders for all covenant violations. Effective July 30, 1999, the loan agreement was amended to revise the borrowing limit of Tranche B to $25,000,000 and reduce the limit of Tranche A to a similar amount. The due date of Tranche B was extended from January 31, 2001 to July 31, 2001. In addition, the date of the borrowing base and collateral value redetermination, scheduled to occur on July 31, 1999, was deferred until December 31, 1999.

     The revised schedule of contractual maturities of long-term debt at April 30, 1999 are as follows and do not include $5,000,000 borrowed under Tranche B subsequent to year end which is repayable during the year ending April 30, 2002:

                Year ending April 30, 2000     $            -
                                      2001          5,245,775
                                      2002         23,740,348
                                      2003          7,410,000
                                      2004          2,810,000
                                Thereafter         10,868,000

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

     The Group capitalizes interest cost as a component of the North Sea U.K. Interests development program. The following is a summary of interest cost incurred:

                                                Nine Months ended                Year ended April 30
                                                    April 30
                                               -------------------    ---------------------------------------
                                                      1997                     1998                 1999
                                               -------------------      ------------------      -------------

              Interest cost capitalized                 $        -              $        -         $1,170,235
              Interest cost charged to income            2,102,933               2,573,646          3,354,627
                                                        ----------              ----------         ----------

                 Total interest cost incurred           $2,102,933              $2,573,646         $4,524,862
                                                        ==========              ==========         ==========

(8)  Savings and Profit Sharing Plan

     The Group maintains an employee savings and profit sharing plan (the Plan) which covers substantially all of its employees. The Plan is comprised of a 401(k) saving portion and a noncontributory defined contribution portion. Employees are qualified to participate after approximately one year of service. Participating in the 401(k) plan is voluntary, and the Group matches contributions up to six percent of the employees' salary at a rate of 50 percent of the employee's contribution. The Group contributed $8,481, $9,243, and $17,523 to the plan during the nine months ended April 30, 1997, and the years ended April 30, 1998 and 1999, respectively.

     The noncontributory portion of the Plan allows the Group to share annual profits with employees. Annual payments to the Plan are elective. Management elected to make no contributions to the Plan for the nine months ended April 30, 1997 and the years ended April 30, 1998 and 1999. The Group is under no obligation to make contributions to the Plan in the future.

(9)  Capital Stock

     On May 1, 1997, the Company's share capital was consolidated such that every 40 ordinary shares of 1 pence each were consolidated into 1 ordinary share of 40 pence. All prior capital stock amounts have been restated to reflect this reverse stock split. At the same date, the Company issued 21,448,747 ordinary shares of 40 pence each to the holders of the issued ordinary shares and preference shares of LaTex outstanding at that date.

     On October 30, 1998, the Company entered into a capital reorganization plan that subdivided each ordinary share into one new ordinary share with a par value of 1 pence and 39 deferred shares with a par value of 1 pence each. The resulting ordinary shares have the same rights as the ordinary shares at 40 pence each. The deferred shares have no substantive rights, are not represented by certificates issued to shareholders, and may be redeemed by the Company by the payment of a total of 1 pence for all of the deferred shares.

(10) Stock Option Plans

     Effective October 21, 1996, each holder of options granted under the Group's 1993 Incentive Stock Plan agreed to terminate all options held and receive grants of 1,690,000 Restricted shares of LaTex Common Stock which, on May 1, 1997, was exchanged for Alliance shares. The Group recognized an employee bonus of $528,125 related to this transaction based on the market value of LaTex's stock on the date of grant. No tax gross up rights were granted in connection with the issue of the Restricted Stock.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

     Since May 1, 1997, the Group operates two employee share option schemes. Both schemes have similar terms, the principal terms being:
     --  any director or employee may be granted options over Shares;
     -- the subscription price will be no less than market price at the date of grant;
     -- options granted to an individual are limited such that the aggregate market value of shares subject to option taken together with the aggregate market value of shares which have been acquired under rights granted under the schemes in the previous ten years does not exceed four times cash salary;
     -- the exercise of options may be subject to performance tests. Long term options (exercisable after 5 years) may be subject to growth in earnings per share over the immediately preceding five years matching, exceeding growth in earnings per share of the companies ranked in the top 25 of the FTSE-100 share index, or growth in the Company's share price during the five year exercise period.

     A summary of the status of the share option schemes is as follows:

                                        Shares       Weighted average
                                                      service price
                                       ---------  ----------------------
          As at May 1, 1997                    -                 -
             Granted                     675,000        24.5 pence
             On acquisition of LaTex     237,500          80 pence
                                       ---------
          As at April 30, 1998           912,500        38.9 pence
             Granted                   2,365,000        13.5 pence
             Cancelled                  (175,000)         80 pence
                                       ---------
          As at April 30, 1999         3,102,500        17.2 pence
                                       =========

     Included in the options granted during the year ended April 30, 1999 were 1,700,000 long-term options which were subject to the Company's share price increasing three-fold during the five year exercise period of the options.

     The Group's accounting policy for compensation cost is in line with Accounting Principles Board Opinion 25. Accordingly, compensation cost has not been recognized for share option plans except to deal with any discounts on option exercise prices, compared with market prices at the measurement date. For the year ended April 30, 1998, had compensation costs been charged against income based on the fair value at the grant-dates for awards under the share option plans, consistent with Statement of Financial Accounting Standards No. 123, the net loss and net loss per share would not have been materially different. This was determined using the Black Scholes option pricing model utilizing the following assumptions:

             Risk free interest rate           5.3%
             Expected life                     10 years
             Volatility                        5.93%

     At April 30, 1999, the Company also had outstanding 50,000 options to purchase shares at 300 pence per share which have been issued other than pursuant to the employee share options schemes.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

(11) Warrants

     On May 1, 1997 the Company issued warrants to subscribe for 1,927,908 ordinary shares of 40 pence each in exchange for the then outstanding warrants to subscribe for ordinary shares in LaTex. For periods ended on or before April 30, 1997, the warrants outstanding reflect the Alliance warrants issued on May 1, 1997, as though issued at the date of issue of the LaTex warrants for which the Alliance warrants were exchanged.

     Warrants to subscribe for 1,210,938 ordinary shares were issued to Bank of America as part consideration for the acquisition of the overriding royalty interest (see note 3). At April 30, 1998, the Company had outstanding 2,916,527 warrants.

     Warrants to subscribe to 3,275,000 common shares at a price of 1 pence per share were issued to Bank of America in connection with the Difco acquisition (see Note 7).

     In November, 1998, warrants to purchase 1,112,378 Ordinary Shares at a price equal to the sterling equivalent of $4.94 expired.

         Warrant series           Strike price           Last date for exercise        No. of shares

     Series "D"                      $0.87                  March 31, 2001                 287,119
     Series "E"                      $0.87                 October 31, 2001                 30,953
     Series "F"                      $1.40                 December 16, 2002               275,139
     Series "G" (BOA)        (Pounds) 1.00                  April 30, 2007               1,210,938
     Series "H"                       1 p.                 October 31, 2009              3,275,000
                                                                                         ---------
                                                                                         5,079,149
                                                                                         ---------

(12) Convertible Subordinated Unsecured Loan Notes

     At April 30, 1998 and 1999 the Group had outstanding loan notes convertible into 1,193,581 ordinary shares of which loan notes convertible into 1,078,125 ordinary shares were issued in part consideration for the acquisition of the overriding royalty interest amounting to $1,400,700 (see note 3) and loan notes convertible into 115,456 ordinary shares were issued to settle restructuring and arrangement fees of $150,000 in connection with the LaTex acquisition. The loan notes, which are non-interest bearing, are convertible by the holders (on the payment of a nominal cash consideration) any time up to ten years following their date of issue. They are convertible in the following six months on like terms at the option of the Company. Any loan notes not converted prior to the date ten years and six months from issue will be repaid on that date at an amount equal to twice the amount paid up on the notes.

(13) Contingencies and Commitments

     The Group is a named defendant in lawsuits, and is subject to claims of third parties from time to time arising in the ordinary course of business. While the outcome of lawsuits or other proceedings and claims against the Group cannot be predicted with certainty, management does not expect these additional matters to have material adverse effect on the financial position or results of operations or liquidity of the Group.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

     The Group leases office space and certain property and equipment under various lease agreements. As of April 30, 1999, future minimum lease commitments were approximately as follows:

                 Year Ending April 30
                 --------------------
                       2000                  $  193,701
                       2001                     196,905
                       2002                     200,098
                       2003                     203,301
                       2004                      16,964

     Rent expense under all operating leases was $160,780, $252,627, and $251,447 during the nine months ended April 30, 1997, and the years ended April 30, 1998 and 1999, respectively.

(14) Related Party Transactions

     The Group, prior to May 1, 1997, has made loans to certain officers, directors and stockholders. During the nine months ended April 30, 1997, the board of directors forgave $391,218, of notes and accrued interest, due from directors and former officers of the Group. This amount is included in general and administrative expenses.

     During the year ended April 30, 1998, the Company received $123,000 of proceeds from the sale of 10,351,966 shares in the Company which had previously been owned by the former Chief Executive of the Company. The right to receive the proceeds from the sale of the shares arose from a settlement agreed between the Company and Mr. O'Brien following the discovery that the Company had suffered a financial loss as a result of a number of transactions involving Mr. O'Brien or parties connected with him.

(15) Derivatives

     Oil and Gas

     Effective May 15, 1997, the Group terminated a previously existing oil and gas pricing derivative at a cost of $1,128,000 settled by an increase in the Bank of America loan. The loss relating to the buy-out was recognized in its entirety during the year ended April 30, 1998, consequent upon the Group entering into a new price protection agreement.

     On October 23, 1997, the Group entered into commodity price hedge agreements to protect against price declines which may be associated with the volatility in oil and gas spot prices. The commodity price hedges were achieved through the purchase of put options (floors) by the Group, and the associated premium cost was funded by additional drawdowns under the current credit agreement. The commodity price hedges covered 32,000 bbls and 100,000 MMBTUs per month for the year to October 31, 1998, and covered in excess of 90% of the Group's current monthly sales volumes. The floors equated to approximately $18.50/bbl Nymex WTI contract and $2.20/MMBTU Nymex Natural Gas contract. On October 31, 1998, the Group's commodity price hedge agreements expired.

     During February 1999, the Company completed a transaction to hedge approximately 65% of its existing monthly gas production by installing a floor of $1.60/MMBTU and a cap of $2.07/MMBTU (NYMEX Natural Gas). During April 1999, the Company completed a transaction to hedge approximately 40% of its existing monthly oil production by installing a floor of $12.00/barrel (NYMEX WTI). This commodity price hedge agreement will protect the Company from any severe declines in oil and gas prices until expiration on October 31, 1999.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

     Interest

     The Group is required, by agreement with its primary lender (see Note 7) to participate in an interest rate protection program, for interest on the debt payable to the primary lender until March 31, 2000. Interest is hedged to achieve a fixed rate of 7.49% calculated on a monthly basis based on a fixed amortization schedule determined on loan origination. The notional principal is reduced each month by $365,000. The notional principal outstanding at April 30, 1999 was $13,784,000 and this will have reduced at termination to $9,769,000. The hedging gains/losses are included in interest expense.

(16) Disposition of Oil and Gas Properties

     During the nine months ended April 30, 1997 and the years ended April 30, 1998 and 1999, the Group sold oil and gas properties for approximately $1,500,000, $5,600,000 and $1,742,000, respectively. Proceeds of such sales were credited to the full cost pool.

(17) Supplemental Financial Information for Oil and Gas Producing Activities (Unaudited)

     Results of Operations from Oil and Gas Producing Activities

     The following sets forth certain information with respect to the Group's results of operations from oil and gas producing activities for the nine months ended April 30, 1997 and the years ended April 30, 1998 and 1999. All of the Group's oil and gas producing activities are located within the United States.


                                                                   1997             1998                1999
                                                              (in thousands)    (in thousands)      (in thousands)
                                                              --------------    --------------      --------------
Revenues                                                       $    5,698        $   10,210           $   6,234

Production costs                                                   (2,550)           (4,849)             (2,770)
Gross production taxes                                               (567)             (657)               (326)
Depreciation, depletion and impairments                            (1,457)           (2,571)            (29,931)
Loss on termination of derivative contract                              -            (1,128)                  -
                                                              -----------       -----------          ----------
   Income (loss) from operations before income taxes                1,124             1,005             (26,793)
Income tax expense                                                      -                 -                   -
                                                              -----------       -----------          ----------
   Results of operations (excluding corporate                  $    1,124        $    1,005           $ (26,793)
     overhead and interest costs)                             ===========       ===========          ==========


                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

     Capitalized Costs and Cost Incurred Relating to Oil and Gas Activities

                                                   1997                1998                1999
                                              (in thousands)      (in thousands)      (in thousands)
                                          -------------------  ------------------  -------------------
     United States                            $      36,107         $    43,200         $    42,902
     United Kingdom                                       -                   -              31,054
                                                  ---------           ---------           ---------
      Total capitalized costs                        36,107              43,200              73,956
     Less accumulated depreciation,                   9,432              13,571              43,842
       depletion and impairments                  ---------           ---------           ---------
     Net capitalized costs                    $      26,675         $    29,629         $    30,114
                                                  =========           =========           =========

     Costs incurred during the year:
      Exploration costs:
         United States                        $           -         $         -         $         -
         United Kingdom                                   -                   -                   -
                                                  ---------           ---------           ---------
                                              $           -         $         -         $         -
                                                  =========           =========           =========

     Development costs:
       United States                          $         348         $     1,821         $       974
                                                          -                 276               3,535
                                                  ---------           ---------           ---------
       United Kingdom                         $         348         $     2,097         $     4,509
                                                  =========           =========           =========

     Purchase of minerals in place:
       United States                          $           -         $     9,041         $       125
       United Kingdom                                     -                   -              29,625
                                                  ---------           ---------           ---------
                                              $           -         $     9,041         $    29,750
                                                  =========           =========           =========

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

     Estimated Quantities of Proved Oil and Gas Reserves

     The estimates of proved oil and gas reserves were prepared by independent petroleum engineers. The Group emphasizes that reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. In addition, a portion of the Group's proved reserves are undeveloped, which increases the imprecision inherent in estimating reserves which may ultimately be produced.

     Proved reserves are estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods.

     The following is an analysis of the Group's proved oil and gas reserves.

                                                              United States                  United Kingdom
                                                 ---------------------------------------  --------------------
                                                     Oil (Mbbls)          Gas (MMcf)           Gas (MMcf)
                                                 -------------------  ------------------  --------------------

     Proved reserves at July 31, 1996                    6,353.0              28,172                     -
     Revisions of previous estimates                       417.7                (577)                    -
     Production                                           (190.0)             (1,640)                    -
                                                       ---------            --------            ----------
     Proved reserves at April 30, 1997                   6,580.7              25,955                     -

     Revisions of previous estimates                      (735.5)              2,149                     -
     Production                                           (396.2)             (1,689)                    -
     Purchases of reserves-in-place                      1,335.7               4,173                     -
     Sales of reserves-in-place                           (290.4)             (4,266)                    -
                                                       ---------            --------            ----------
     Proved reserves at April 30, 1998                   6,494.3              26,322                     -

     Purchase of reserves-in-place                             -                   -                73,870
     Revisions of previous estimates                     2,624.7              (1,125)              (64,137)
     Production                                           (278.1)             (1,402)                    -
     Sales of reserves-in-place                           (133.6)               (943)                    -
                                                       ---------            --------            ----------
     Proved reserves at April 30, 1999                   8,707.3              22,852                 9,733
                                                       =========            ========            ==========

     Proved developed reserves at:
      April 30, 1997                                     5,166.9              25,461                     -
                                                       =========            ========            ==========
      April 30, 1998                                     3,773.7              22,632                     -
                                                       =========            ========            ==========
      April 30, 1999                                     6,000.7              19,519                     -
                                                       =========            ========            ==========

     During the nine months ended April 30, 1997, the Group sold oil and gas properties for approximately $1,500,000. The Group chose not to include those properties in its reserve appraisal at July 31, 1996.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

     Discounted Future Net Cash Flows

     In accordance with Statement of Financial Accounting Standards No. 69, estimates of the standardized measure of discounted future cash flows were determined by applying period-end prices, adjusted for fixed and determinable escalations, to the estimated future production of year-end proved reserves. Future cash inflows were reduced by the estimated future production and development costs based on period-end costs to determine pre-tax cash inflows over the Group's tax basis in the associated proved oil and gas properties. Net operating losses, credits and permanent differences were also considered in the future income tax calculation. Future net cash inflows after income taxes were discounted using a 10% annual discount rate to arrive at the Standardized Measure.

     Future income tax expenses are estimated using the statutory tax rate of 34% and 30% in the United States and United Kingdom, respectively. Estimates for future general and administrative and interest expense have not been considered.

     The estimated standardized measure of discounted future cash flows (in thousands) follows:

                                                                    U.S.                               U.K.
                                                 --------------------------------------------     -------------
                                                     1997            1998             1999             1999
                                                 ------------    ------------    ------------     -------------
         Future cash inflows                      $   139,587     $   131,858     $   167,154      $     13,981
         Future production and                        (64,086)        (48,683)        (73,970)          (10,055)
          development costs                      ------------    ------------    ------------     -------------

         Future net cash inflows before                75,501          83,175          93,184             3,926
          income tax expense
         Future income tax expense                    (11,477)        (10,444)        (18,416)                -
                                                 ------------    ------------     ------------    -------------
         Future net cash flows                         64,024          72,731          74,768             3,926
         10% annual discount for estimated            (28,656)        (27,625)        (39,899)           (1,132)
          timing of cash flows                   ------------    ------------     ------------    -------------

         Standardized measure of discounted       $    35,368     $    45,106      $    34,869     $      2,794
          future net cash flows                  ============    ============    ============     =============


The changes in standardized measure of discounted future net cash flows (in thousands) follows:



                                                                           U.S.                                 U.K.
                                                      ------------------------------------------------     --------------
                                                       Nine months
                                                          ended          Year ended       Year ended        Year ended
                                                      April 30, 1997   April 30, 1998   April 30, 1999     April 30, 1999
                                                      --------------   --------------   --------------     --------------
         Beginning of period                           $      43,889    $      35,368    $      45,106      $           -
         Increases (decreases)
           Sales, net of production costs                     (4,074)          (4,338)          (2,765)                 -
           Net change in sales prices, net of
                 production costs                            (12,690)           7,671           (1,903)           (10,205)
           Changes in estimated future
                 development costs                              (280)          (1,161)            (924)              (134)
           Revisions of previous quantity estimates            1,282           (1,778)          12,115             (4,254)
           Accretion of discount                               5,350            3,963            4,856                827
           Net change income taxes                             5,345              813           (2,700)                 -
           Purchases of reserves-in-place                          -           12,720                -             16,560
           Sales of reserves-in-place                              -           (4,975)          (1,875)                 -
           Changes of production rates
               (timing) and other                             (3,454)          (3,177)         (17,041)                 -
                                                      --------------   --------------   --------------    ---------------

         End of period                                 $      35,368    $      45,106    $      34,869      $       2,794
                                                      ==============   ==============   ==============    ===============

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   Form 10-KSB

(Mark One)
[X] Annual report under section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended March 31, 1999

[ ] Transition report under section 13 or 15(d) of the Securities Exchange Act of 1934 for the transition period from _____________ to _____________

Commission file number: 0-10006

                           AMERICAN RIVERS OIL COMPANY
                           ---------------------------
                 (Name of small business issuer in its charter)

            Wyoming                                              84-0839926
            -------                                              ----------
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

700 East 9th Avenue, Suite 106, Denver, CO                         80203
------------------------------------------                         -----
 (Address of principal executive offices)                        (Zip Code)

Issuer's telephone number: (303) 832-1117

Securities registered under Section 12(b) of the Act: None

Securities registered under Section 12 (g) of the Act:
            Common Stock, $.01 Par Value

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act during the past 12 months, and (2) has been subject to such filing requirements for the past 90 days. Yes X No

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X]

Issuer's revenues for fiscal year ended March 31, 1999 were $17,968

The aggregate market value of the voting Common Stock held by non-affiliates based on the last sale price in the over the counter market as quoted on the OTC Bulletin Board as of June 11, 1999 was $ 359,203. The number of shares outstanding of the issuer's Common Stock as of March 31, 1999 was 3,565,770. The number of shares outstanding of the issuer's Class B Common Stock as of March 31, 1999 was 7,267,820.

Documents incorporated by reference: None

           Transitional Small Business Disclosure Format (Check one):
                                Yes     No X

                                     PART I
                                     ------

This report contains certain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, all statements regarding the Company's expected future financial position, results of operations, business strategy, plans or objectives of management and the potential for future transactions to be completed. Such forward looking statements include statements containing words such as "believes," "anticipates," "estimates," "expects," "may" and words of similar import, or statements of management's opinion. Although the Company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, no assurance can by given that such expectations will prove to have been correct, and actual results may differ materially from those described or implied in such forward looking statements. Factors that could cause the Company's actual results to differ from the expectations reflected in forward-looking statements include the risks of operating in a competitive environment, the market for the Company's products, the market for the Company's properties, and changes in interest and inflation rates. Moreover, whether any anticipated future transaction occurs is subject to numerous risks and uncertainties, many of which are outside our control. For example, the successful completion of a transaction will be subject to negotiations with third parties who may not accept terms that are acceptable to the Company. Similarly, whether or not we can complete any such transactions may be affected by changes in market conditions or the financial and business conditions of third parties and other events outside the Company's exclusive control.

Item 1. Business
----------------

The Company
-----------

American Rivers Oil Company (the "Company") was originally incorporated under the laws of the State of Colorado on February 2, 1981 as Metro Cable Corporation. On March 31, 1992, the Company reincorporated in the State of Wyoming and changed its name to Metro Capital Corporation ("Metro"). In December 1995, Metro, upon approval of its shareholders, completed a transaction with Karlton Terry Oil Company and its affiliates ("KTOC") whereby KTOC exchanged certain oil and gas properties for 7,717,820 shares of newly created Class B Common Stock which represented 80% of the then issued and outstanding voting securities of Metro (the "Transaction" or the "Metro/KTOC Transaction"). The only class of securities of Metro issued and outstanding prior to the Transaction was Common Stock. Metro and KTOC previously were not affiliated. Upon completion of the Transaction, the Company's name was changed to American Rivers Oil Company. Management of KTOC succeeded to the board of directors and serve as officers operating the oil and gas properties previously owned by KTOC. Prior to the Transaction, Metro had been principally engaged in petroleum operations, real estate development and seeking business opportunities.

Prior to and in connection with the Transaction described above, Metro transferred to Bishop Capital Corporation ("Bishop") (formerly Bishop Cable Communications Corporation), a wholly-owned subsidiary, all of the Company's assets except for $700,000 cash and its working interest in an insignificant oil property. The assets transferred to Bishop, together with Bishop's previously owned assets, were operated autonomously by the prior management of Metro who became officers and directors of Bishop pursuant to the terms of separate five-year Operating and Voting Agreements. Since the Company did not exercise control over Bishop's operations, the investment is accounted for by the equity method prior to the distribution of the outstanding stock of Bishop to the Company's shareholders in June 1997. The terms of the Metro/KTOC Transaction also provided that the shares of Bishop owned by the Company would be distributed to the Company's common shareholders within 36 months of the Transaction date and that the holders of the Company's Class B Common stock would not participate in the distribution. On November 8, 1996, the Company's Board of Directors authorized a spin-off distribution of Bishop's Common Stock as a partial liquidating dividend to the Company's common shareholders of record on November 18, 1996 on the basis of one share of Bishop Common Stock for four shares of the Company's Common Stock. The distribution occurred on June 20, 1997.

At March 31, 1999, the Company had two part-time employees.


Operating Strategy
------------------

The Company has sold a significant portion of its producing properties to meet its current obligations including maturing indebtedness. The Company's operating objective is to pursue merger or acquisition opportunities with a substantial, stable company. The Company is currently negotiating with a candidate; however, no definitive agreement with respect to any acquisition has been reached. Accordingly, the Company cannot predict whether any agreement may be reached, the timing of the contemplated transaction or the results of the transaction if any agreement is reached. Even if an agreement is reached, such a transaction may not be completed as a result of factors outside of either party's control, such as regulatory requirements, the failure to secure any necessary security holder vote or changes in market conditions.

Markets
-------

The three principal products produced and marketed by the Company during the last fiscal year were crude oil, natural gas and natural gas liquids. The Company does not currently use commodity futures contracts or price swaps in the marketing of its natural gas and crude oil. During the fiscal year the Company sold all of its producing properties except one well that is shut in awaiting sale either for salvage value or as a water disposal well to producers in the area.

Crude oil produced from the Company's properties has generally been sold by truck or pipeline to unaffiliated third-party purchasers at the prevailing field price (the "posted price"). As the Company has sold all of its oil producing properties effective March, 1999, there are no primary purchasers of the Company's crude oil.

The Company sold its natural gas production at the wellhead to various pipeline purchasers or natural gas marketing companies. The wellhead contracts have various terms and conditions, including contract duration. Under each wellhead contract the purchaser is generally responsible for gathering, transporting, processing and selling the natural gas and natural gas liquids and the Company receives a net price at the wellhead. As the Company sold all of its natural gas producing properties in fiscal 1999, there are no primary purchasers of the Company's natural gas and natural gas liquids.

Competition
-----------

The Company has sold its producing properties to meet its current obligations including eliminating its maturing bank debt. Consequently, the Company is no longer competing with other oil and gas producers.


Operations of Bishop
--------------------

As previously discussed, Bishop was operated autonomously by the previous management of the Company pursuant to the terms of separate five-year Operating and Voting Agreements which terminated upon the distribution of Bishop's Common Stock on June 20, 1997.


Item 2. Properties
------------------

The Company's has one property in Kentucky that produced for one month on a test basis in fiscal 1999 to determine its economic viability. It is currently classified as property held for sale either as salvage or to a producer in the area who needs additional water disposal capabilities.

Reserves
--------

Information regarding the Company's proved and proved developed oil and gas reserves and the standardized measure of discounted future net cash flows and changes therein is not applicable as the Company does not have producing properties as of year end.

Since April 1, 1996, the Company has not filed any oil or natural gas reserve estimates or included any such estimates in reports to any Federal authority or agency, other than the Securities and Exchange Commission.

Production
----------

The following table sets forth information with respect to the Company's oil and gas production, average sales prices and average production costs for the two years ended March 31, 1999:

                                                 1999         1998
                                               --------     --------
          Quantities Produced and Sold
               Oil (barrels (Bbls))                 269       17,039
               Natural Gas (Mcf)                 13,000      197,864

          Average Sales Prices
               Oil  (per Bbl)                  $   9.08     $  17.05
               Natural Gas (per Mcf)           $   2.10     $   1.84

          Average Production Cost per BOE(1)   $  15.48     $   8.17

-----------

     (1) Production units were converted to common units of measure using a conversion ratio of six Mcf of natural gas equals one barrel of oil equivalent (BOE). Production costs exclude depreciation and depletion associated with oil and gas properties.

Productive Wells
----------------

Company owns no productive wells at March 31, 1999

Developed and Undeveloped Acreage
---------------------------------

At March 31, 1999, the Company does have a negligible amount of developed and undeveloped acreage which is held for sale as discussed in item 2, properties.


Drilling Activity
-----------------

The Company only participated in the drilling of one gross (.75 net) well in the past two years. This well was a development well that was drilled in fiscal 1998 and resulted in a dry hole.

Present Activities
------------------

The Company has sold substantially all of its properties to retire its bank debt. Oil and gas prices have been extremely depressed, and the Company is considering merger possibilities with other business entities having sustained cash flow with less price volatility relating to its product. The Company's auditors have qualified their opinion as to the continuation of the Company as a going concern. The financial statements are prepared on a going concern basis which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. The Company is currently negotiating a merger which is integral to the Company's ability to continue operations. The success of this merger cannot be assured. See Item I, Business, Operating Strategy, above.

Item 3. Legal Proceedings
-------------------------

The Company is a party to legal proceedings. The suit, Consult and Assist v. American Rivers Oil Company and Karlton Terry, (United States District Court for the District of Colorado, Case No. 99-K-299) filed February 4, 1999. Plaintiff, Consult and Assist, a Luxemborg Co, purchased 275,000 shares of common stock of American Rivers Oil Company on November 11, 1996 for $1.00 per share. The plaintiff alleges that defendants made untrue statements of material fact and omitted to state certain other facts in connection with plaintiff's purchase of common stock. The plaintiff seeks to recover $275,000 plus interest, punitive damages, attorneys' fees and costs.

Defendants deny the allegations of the Complaint and intend to vigorously defend against the lawsuit. Defendants have filed an Answer to the Complaint and the case is currently in the discovery stage.

Item 4. Submission of Matters to a Vote of Security Holders
-----------------------------------------------------------

No matters were submitted to a vote of the Company's security holders during the fourth quarter of the fiscal year ended March 31, 1999.

                                     PART II
                                     -------

Item 5. Market for the Company's Common Stock and Related Stockholder Matters
-----------------------------------------------------------------------------

Common Stock
------------

Until December 1997 the Company's common stock was traded on the Nasdaq Stock Market, SmallCap. Since December 1997 the Company's common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol "AROC." The following table shows the high and low bids for the common stock of the Company for the periods indicated. Such information was furnished by Nasdaq for periods prior to and ending on September 30, 1997 and by IDD Information Services Tradelines for subsequent periods. The quotations represent prices between dealers and do not include retail mark-up, markdown, or commission and may not reflect actual transactions.


           QUARTER ENDED                HIGH BID                LOW BID
           -------------                --------                -------

             06/30/97                    $1.50                   $.56
             09/30/97                      .81                    .44
             12/31/97                      .69                    .11
             03/31/98                      .25                    .05

             06/30/98                      .13                    .06
             09/30/98                      .11                    .03
             12/31/98                      .06                    .02
             03/31/99                      .05                    .02


As of March 31, 1999 there were approximately 2,010 holders of record of the Company's Common Stock.

Class B Common Stock
--------------------

The Class B Common Stock, which is not traded in any public trading market, was issued in connection with the Transaction described in Item 1 and has all of the rights of currently issued and outstanding shares of the Company's Common Stock except that the Class B Common Stock was not entitled to participate in the June 20, 1997 distribution of shares of Bishop Capital Corporation. The Class B Common Stock is convertible on a one-for-one share basis into the Company's Common Stock. The Company plans to encourage the holders the Class B Common shares to convert to Common Stock so that there will only be one class of stock

As of March 31, 1999, there were 20 holders of record of the Company's Class B Common Stock.

Dividends
---------

The Company has paid no cash dividends on its Common Stock or Class B Common Stock and does not intend to pay cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be determined by the Company's Board of Directors in light of the Company's earnings, financial condition and other relevant considerations.

Options
-------

In connection with the Asset Purchase Agreement with Bishop referred to in item 1, the Company agreed to grant a 120 day option to the common stockholders to acquire common shares at $0.10 per share if certain events did not occur. As the market price of the common during the exercise period was less than the exercise price, management elected to forego the administrative cost of distributing the options to the common shareholders. The option expired in April, 1999.

Item 6. Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

The audited consolidated statements of operations and cash flows for the year ended March 31, 1998 include the unconsolidated operations of Bishop Capital Corporation using the equity method of accounting until it was distributed on June 20, 1997. The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto.

Results of Operations
---------------------

The Company's revenues were $18,000, a decrease of $640,000 for the fiscal year ended March 31, 1999 from $658,000 in fiscal 1998. The Company had a net loss in fiscal 1999 of $114,000 as compared to a net loss of $2,950,000 for fiscal 1998. The 1999 decrease in the loss arose from the sale of the Company's producing properties combined with the curtailment of operations. As further described below, of the Company's $2,950,000 loss in 1998, $2,567,000 is represented by a charge for impairment to the Company's proved reserves, and $95,000 represents the Company's equity in the loss incurred by Bishop Capital Corporation, the Company's subsidiary that was spun-off on June 20, 1997. All losses incurred by Bishop during 1998 were funded from Bishop's operations and not from the Company. In fiscal 1999 the Company sold its interests in its producing properties in the DJ Basin and the Ohio River property realizing a gain of $293,000. In fiscal 1998, the Company sold its interest in a producing property in Louisiana, the Lake Hatch prospect, and realized a gain of $92,000 Investors are urged to be cautious in considering the forward-looking statements contained in this paragraph and elsewhere herein.

Fiscal 1999 Compared to Fiscal 1998

The Company's oil and gas sales decreased by $637,000 in fiscal 1999 due to the sale of the bulk of the producing properties in the first quarter and the remaining producing properties in the second quarter.

The production costs decreased $371,000 in fiscal 1999 compared to 1998 because of the decreased oil and gas production.

General and administrative expenses increased approximately $89,000 in fiscal 1999 compared to 1998. The components of the change consist of reductions of $97,000 in officer compensation, $112,000 in legal, accounting and consulting fees, $18,000 in other compensation and payroll taxes, and $10,000 in other miscellaneous expenses combined with an increase in the allowance for doubtful accounts of $150,000.

In fiscal 1998, the Company conducted a comprehensive review of its reserves as a result of the unsuccessful drilling results of the Kentucky well and in connection with the fiscal year end. The results of the reevaluation of the Company's reserves, on a BOE equivalent basis, resulted in a 94% reduction of proved developed and undeveloped reserves, of which 16% was attributable to the Lake Hatch property sale. Upon completion of the reevaluation, the Company recorded an impairment loss of $2,567,440 to reflect the fair value of the oil and gas properties at March 31, 1998. There were no additional impairment losses as the Company's producing properties were sold in fiscal 1999.

Depletion decreased by approximately $288,000 in fiscal 1999 compared to 1998. The decrease principally arises because production was lower due to the sale of the properties early in the fiscal year.

The Company did not incur a loss from its equity method of accounting for the investment in Bishop Capital Corporation in 1999 because the Company completed the spin off of Bishop on June 20, 1997.

The gain on the sale of oil and gas properties increased by $229,000 as one property, the Lake Hatch property in Louisiana, was sold in 1998 and all of the DJ Basin properties along with the Ohio River property were sold in fiscal 1999.

Deferred tax benefits decreased by $232,000 because the Company exhausted its deferred tax benefits totaling $232,000 in 1998. The Company has recorded a full valuation allowance for its deferred tax assets due to substantial uncertainty of realization.

The production volumes and average sales prices for the years ended March 31, 1999 and 1998 were as follows:

                                              1999          1998
                                              ----          ----

            Oil production (Bbls)                269        17,039
            Average sales price (per Bbl)   $   9.08      $  17.05

            Natural gas production (mcf)      13,000       197,864
            Average sales price (per mcf)   $   2.10      $   1.84

Production volumes decreased, 95% for gas and 98% for oil. Average prices of gas increased and oil declined. The average sales price of crude oil decreased 47% per barrel and gas increased 14% per MCF.


Financial Condition
-------------------

At March 31, 1999, the Company's working capital deficit amounted to $16,000. The Company is engaged in negotiations relative to a possible merger or similar transaction. With no significant operations or producing assets, completion of a business combination or similar transaction is essential to the Company's ability to continue operations. These negotiations however, are preliminary in nature and we can provide no assurance that they will be successful.

The following summary table reflects comparative cash flows for the Company for the two years ended March 31, 1999:

                                                     1999         1998
                                                     ----         ----

      Net cash used in operating activities       $(330,000)   $(229,000)
      Net cash provided by investing activities     334,000      335,000
      Net cash used in financing activities          (1,000)    (243,000)

Net cash used in operating activities increased in fiscal 1999 compared to fiscal 1998 due to decreased costs and expenses associated with operating the Company as it became inactive operationally. However, cash was utilized to reduce payables incurred in 1998 for operating activities which resulted in an increase in cash utilized in operating activities

Net cash provided by investing activities of $330,000 in fiscal 1999 principally resulted from the sale of the DJ Basin and Ohio River properties, net of proceeds used to retire existing debt.

Impact of Inflation

The Company cannot determine the precise effects of inflation. However, the impact of general price inflation has not had a material adverse effect on the results of the Company's operations.

Year 2000 Issues

"Year 2000 problems" result primarily from the inability of some computer software to properly store, recall or use data after December 31, 1999. These problems may affect many computers and other devices that contain imbedded computer chips. The Company's operations, however, do not rely extensively on information technology ("IT") systems. The IT software and hardware systems the Company operates are all publicly available, pre-packaged systems that are readily replaceable with other functionally similar systems. Accordingly, the Company does not believe that it will be materially affected by Year 2000 problems in its IT software and hardware systems.

The Company relies on non-IT systems that may suffer from Year 2000 problems including telephone systems and facsimile and other office machines. Moreover, the Company relies on third-parties that may suffer from Year 2000 problems that could affect the Company's operations, including banks, and utilities. In light of the Company's substantially reduced operations, the Company does not believe that such non-IT systems or third-party Year 2000 problems will affect the Company in a manner that is different or more substantial than such problems affect other similarly situated companies generally. Consequently, the Company does not currently intend to conduct a readiness assessment of Year 2000 problems or to develop a detailed contingency plan with respect to Year 2000 problems that may affect the Company's IT and non-IT systems or third-parties.

The foregoing is a "Year 2000 Readiness Disclosure" within the meaning of the Year 2000 Information and Readiness Disclosure Act of 1998.

Item 7. Financial Statements
----------------------------

Information with respect to this item appears on page F-1 of this report. Such information is incorporated herein by reference.

Item 8. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
--------------------------------------------------------------------------------

     None.

                                    Part III
                                    --------

Item 9. Directors and Executive Officers of the Registrant
----------------------------------------------------------

     a. Identification of Directors and Executive Officers

     The following are the directors and executive officers of the Company at March 31, 1999:

         Name                  Age                 Office
         ----                  ---                 ------

     Karlton Terry             45           Chairman of the Board, President and
                                            Chief Executive Officer

     Denis Bell                64           Director


     Karlton Terry. Mr. Terry is a graduate of the University of Colorado with postgraduate work at Brown University and has 17 years experience in the oil and gas business. He began his career as a landman for Samuel Gary Oil Producer, and formed and was president of Leed Petroleum Corporation, which was subsequently sold to Burma Oil of England. After the sale of Leed, he was president of Karlton Terry Oil Company for twelve years.

     Denis Bell. Mr. Bell is executive chairman and a founding shareholder of Rackwood Mineral Holdings PLC, a coal producing company in the United Kingdom. He was appointed a director of Rackwood Mineral Holding PLC in 1993. His experience in mining, particularly open cast mining, commenced in 1968 when he established his own company to operate a number of open cast sites and two small underground mines. This company was sold to Mining Investment Corporation Limited, where he remained a director until 1979. Since then he has been involved as an Executive Director of a number of private and public mineral companies, including NSM PLC (from which he resigned in 1989), Anglo United PLC (from which he resigned in 1991) and Denis Bell Inc. and its subsidiaries. Mr. Bell, through Haddon, Inc., of which he owns 100%, has owned oil and gas properties in the United States since 1983.

The directors of the Company are elected to hold office until the next annual meeting of shareholders or until a successor has been elected and qualified. Officers of the Company are elected annually by the Board of Directors and hold office until their successors are duly elected and qualified.

No arrangement or understanding exists between any of the above officers and directors pursuant to which any one of those persons were selected to such office or position. None of the directors hold directorships in other companies except as noted above.

     b. Identification of Certain Significant Employees

     Not applicable

     c. Family Relationships

     Not applicable

     d. Involvement in Certain Legal Proceedings

     Not applicable

     e. Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of the outstanding Common Stock of the Company to file reports of ownership and changes in ownership with the SEC and Nasdaq. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal 1999, its executive officers, directors and greater than ten percent stockholders complied with all applicable filing requirements.

Item 10. Executive Compensation
-------------------------------

     a.   Summary Compensation Table

     The following table sets forth the compensation received by the Chief Executive Officer for the years ended March 31, 1999, 1998 and 1997. No other executive officer had total annual salary and bonus exceeding $100,000 for the year ended March 31, 1999.


                                                                        Long Term
                               Annual Compensation                 Compensation Awards
                     ---------------------------------------   --------------------------
Name and Principal                              Other Annual     Restricted      Options
Position             Year    Salary     Bonus   Compensation   Stock Award ($)   SARS (#)
------------------   ----   ---------   -----   ------------   ---------------   --------
Karlton Terry        1999   $  86,452   $  --     $    --          $    --          --
President, Chief     1998   $ 118,749      --          --               --          --
Executive Officer    1997   $ 125,000      --          --               --          --
and Director  (1)

     (1) Karlton Terry became Chief Executive Officer on December 8, 1995

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     (a) The Certificate of Incorporation of the Registrant provides that each person who was or is made a party or is threatened to be made a party or is involved in any threatened, pending or completed action, suit or proceeding, whether formal or informal, whether of a civil, criminal, administrative or investigative nature (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Registrant, whether the basis of such proceeding is an alleged action or inaction in an official capacity or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Registrant to the fullest extent permissible under Delaware law, as the same exists or may hereafter exist in the future (but, in the case of any future change, only to the extent that such change permits the Registrant to provide broader indemnification rights than the law permitted prior to such change), against all costs, charges, expenses, liabilities and losses (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

     (b) The Registrant shall pay expenses actually incurred by a director or officer in connection with any proceeding in advance of its final disposition; provided, however, that if Delaware law then requires, the payment of such expenses incurred in advance of the final disposition of a proceeding shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified.

     (c) The Registrant has also adopted provisions in its Articles of Incorporation that limit the liability of its directors and officers. Under the Articles of Incorporation, and as permitted by the laws of the State of Delaware, a director is not liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty, except for liability for (i) any breach of the director's duty of loyalty to the Registrant or its stockholders;
(ii) acts or omissions which involve intentional misconduct or a knowing violation of the law; (iii) the payment of any unlawful dividend, stock purchase or redemption; or (iv) any transaction from which the director derived any improper personal benefit.

ITEM 21.  Exhibits and Financial Statements Schedules

     (a)  Exhibits

     2.1* Exchange and Merger Agreement dated July 22, 1999 among American Rivers Oil Company, a Wyoming corporation, American Rivers Oil Company, a Delaware corporation and Alliance Resources PLC (Included as Appendix A to the proxy statement/prospectus)

     3.1*      Certificate of Incorporation of American Rivers Oil Company
               (Delaware)

     3.2*      Bylaws of American Rivers Oil Company (Delaware)

     5.1** Opinion of Jenkens & Gilchrist, A Professional Corporation, regarding the validity of the shares of American Rivers Oil Company (Delaware)

     8.1** Opinion of Jenkens & Gilchrist, A Professional Corporation, regarding tax matters

     23.1** Consent of Jenkens & Gilchrist, A Professional Corporation (Included in Exhibits 5.1 and 8.1)

     23.2**    Consent of Hein + Associates LLP

     23.3**    Consent of KPMG Audit Plc

     23.4**    Consent of John A. Keenan

     23.5**    Consent of Paul R. Fenemore

     23.6**    Consent of Michael E. Humphries

     23.7**    Consent of William J.A. Kennedy

     23.8**    Consent of Philip Douglas

     23.9**    Consent of John R. Martinson

     24.1*     Power of Attorney, included on signature page

     99.1**    Form of Acceptance

*    Filed herewith.
**   To be filed by amendment.

(b)  Financial Statement Schedules

     None

(c)  Report on Appraisal

     None

Item 22.  Undertakings

     (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulations S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (3) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (4) The registrant undertakes that every prospectus (a) that is filed pursuant to paragraph 3 immediately preceding, or (b) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (5) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, State of Colorado, on the 12th day of August, 1999.

                                    AMERICAN RIVERS OIL COMPANY

                                    By:  /s/ KARLTON TERRY
                                         -----------------
                                    Karlton Terry, President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Each person whose signature appears below in so signing also makes, constitutes and appoints Karlton Terry his true and lawful attorney-in-fact, with full power of substitution, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any or all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or their substitute may do or cause to be done by virtue hereof.


/s/ KARLTON TERRY      President (Principal Executive      August 12, 1999
-----------------      and Financial Officer)
Karlton Terry

                                 EXHIBIT INDEX

     Exhibit No.    Exhibit
     -----------    -------

     2.1* Exchange and Merger Agreement dated July 22, 1999 among American Rivers Oil Company, a Wyoming corporation, American Rivers Oil Company, a Delaware corporation and Alliance Resources PLC (Included as Appendix A to the proxy statement/prospectus)

     3.1*           Certificate of Incorporation of American Rivers Oil Company
                    (Delaware)

     3.2*           Bylaws of American Rivers Oil Company (Delaware)

     5.1** Opinion of Jenkens & Gilchrist, A Professional Corporation, regarding the validity of the shares of American Rivers Oil Company (Delaware)

     8.1** Opinion of Jenkens & Gilchrist, A Professional Corporation, regarding tax matters

     23.1** Consent of Jenkens & Gilchrist, A Professional Corporation (Included in Exhibits 5.1 and 8.1)

     23.2**         Consent of Hein + Associates LLP

     23.3**         Consent of KPMG Audit Plc

     23.4**         Consent of John A. Keenan

     23.5**         Consent of Paul R. Fenemore

     23.6**         Consent of Michael E. Humphries

     23.7**         Consent of William J.A. Kennedy

     23.8**         Consent of Philip Douglas

     23.9**         Consent of John R. Martinson

     24.1*          Power of Attorney, included on signature page

     99.1**         Form of Acceptance